Filed Pursuant to Rule 424(b)(4)
Registration No. 333-142427

PROSPECTUS

7,000,000 Shares

Common Stock

We are selling 2,985,000 shares of common stock and the selling stockholders are selling 4,015,000 shares of common stock. We will not receive any proceeds from the shares of common stock sold by the selling stockholders.

Our common stock is listed on The Nasdaq Global Market under the symbol “ORBC”. On May 24, 2007, the closing sale price of our common stock was $11.62 per share.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should read carefully the discussion of material risks of investing in our common stock in “Risk factors” beginning on page 10 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$11.50	$80,500,000

Underwriting discounts and commissions	$0.6325	$4,427,500

Proceeds, before expenses, to us	$10.8675	$32,439,487

Proceeds, before expenses, to selling stockholders	$10.8675	$43,633,013

The underwriters may also purchase from the selling stockholders up to an additional 1,050,000 shares of our common stock at the public offering price, less the underwriting discounts and commissions payable by the selling stockholders, to cover over-allotments, if any, within 30 days from the date of this prospectus. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $5,091,625, and the selling stockholders’ total proceeds, before expenses, will be $55,043,888.

The underwriters are offering our common stock as set forth under “Underwriting”. Delivery of the shares will be made on or about May 31, 2007.

UBS Investment Bank	Cowen and Company

Piper Jaffray	CIBC World Markets	Raymond James

The date of this prospectus is May 24, 2007.

ORBCOMM Satellite Communication for Machines Around the World Lowest cost M2M solution for global two-way connectivity Our core Machine to Machine (M2M) Markets; Marine / Homeland Security Equipment Designed and built for M2M communications 29 mobile Low Earth orbit satellites offering contiguous global coverage Authorized to operate in more than 80 countries and territories Single global technology standard 14 gateways globally Licensed for up to 48 satellites

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus. We and the selling stockholders are not, and the underwriters are not, making an offer to sell or seeking offers to buy, shares of our common stock in any jurisdiction where such offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock.

We use market data and industry forecasts and projections throughout this prospectus, which we have obtained from market research, publicly available information and industry publications and surveys conducted by third parties, including regularly published research prepared by Harbor Research, Inc., or Harbor. We also engaged Harbor to prepare a report for our use internally and in this prospectus that reorganizes machine-to-machine and telematics industry information and data regularly gathered by Harbor into categories that correspond to our view of our potential addressable markets. Our sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers’ experience in the industry and there is no assurance that any of the projected amounts will be achieved. Similarly, we believe that the surveys and market research others have performed are reliable, but we have not independently verified this information. No person may use the market and industry information contained in this prospectus attributed to Harbor or any other third party without their consent.

ORBCOMM is a registered trademark of ORBCOMM Inc. This prospectus refers to brand names, trademarks, service marks and trade names of other companies and organizations, and these brand names, trademarks, service marks and trade names are the property of their respective holders.

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Prospectus summary

This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. We urge you to read this entire prospectus carefully, including the more detailed information about us and about the shares of our common stock being sold in this offering and our consolidated financial statements and related notes appearing elsewhere in this prospectus, and the section entitled “Risk factors” before making an investment decision. Unless the context requires otherwise, the words “ORBCOMM”, “we”, “company”, “us”, and “our” refer to ORBCOMM Inc. and its subsidiaries.

OUR COMPANY

We operate the only global commercial wireless messaging system optimized for narrowband communications. Our system consists of a global network of 29 low-Earth orbit, or LEO, satellites and accompanying ground infrastructure. Our two-way communications system enables our customers and end-users, which include large and established multinational businesses and government agencies, to track, monitor, control and communicate cost-effectively with fixed and mobile assets located anywhere in the world. Our products and services enable our customers and end-users to enhance productivity, reduce costs and improve security through a variety of commercial, government and emerging homeland security applications. We enable our customers and end-users to achieve these benefits using a single global technology standard for machine-to-machine and telematic, or M2M, data communications. Our customers have made significant investments in developing ORBCOMM-based applications. Examples of assets that are connected through our M2M data communications system include trucks, trailers, railcars, containers, heavy equipment, fluid tanks, utility meters, pipeline monitoring equipment, marine vessels and oil wells. Our customers include original equipment manufacturers, or OEMs, such as Caterpillar Inc., Komatsu Ltd., Hitachi Construction Machinery Co., Ltd. and the Volvo Group, service providers, such as the Equipment Services business of General Electric Company, or GE Equipment Services, value-added resellers, or VARs, such as Fleet Management Solutions, XATA Corporation and American Innovations, Ltd., and government agencies, such as the U.S. Coast Guard.

Through our M2M data communications system, our customers and end-users can send and receive information to and from any place in the world using low cost subscriber communicators and paying airtime costs that we believe are the lowest in the industry for global connectivity. We believe that there is no other satellite or terrestrial network currently in operation that can offer global two-way wireless narrowband data service coverage at comparable cost using a single technology standard worldwide. We are currently authorized, either directly or indirectly, to provide our communications services in over 80 countries and territories in North America, Europe, South America, Asia, Africa and Australia. As of March 31, 2007, we had approximately 250,000 billable subscriber communicators (subscriber communicators activated and currently billing or expected to be billing within 30 to 90 days) on our system, an increase of approximately 81.6% over the approximately 138,000 billable subscriber communicators as of March 31, 2006. During the three months ended March 31, 2007, our billable subscriber communicator net additions totaled over 25,000 units. For a further discussion of billable subscriber communicators, see “Management’s discussion and analysis of financial condition and results of operations—Overview”.

We believe that our target markets are significant and growing. Harbor Research, Inc., an independent strategic research firm that we engaged to reorganize their existing data for our use internally and in this prospectus, estimates that the number of vehicles, devices and units worldwide in the commercial transportation, heavy equipment, fixed asset monitoring, marine vessel, consumer transportation, and government and homeland security markets which are connected to M2M data communications systems using satellite or cellular networks will grow from approximately 17.4 million in 2006 to approximately 131.0 million by 2012, representing a compound annual growth rate of 40.0%. During this time, they expect penetration of M2M data communications devices for these target markets to increase from approximately 1.4% of a total of 1.3 billion vehicles, devices and units in 2006 to approximately 8.9% of a total of 1.5 billion vehicles, devices and units in 2012.

Our unique M2M data communications system is comprised of three elements: (i) a constellation of 29 LEO satellites in multiple orbital planes between 435 and 550 miles above the Earth operating in the Very High Frequency, or VHF, radio frequency spectrum, (ii) related ground infrastructure, including 14 gateway earth stations, four regional gateway control centers and a network control center in Dulles, Virginia, through which data sent to and from subscriber communicators are routed and (iii) subscriber communicators attached to a variety of fixed and mobile assets worldwide.

In April 2001, we acquired substantially all of the non-cash assets of ORBCOMM Global L.P. and its subsidiaries, which had originally designed, developed, constructed and put into service almost all of our current communications system. The transaction also involved the acquisition of the Federal Communications Commission, or FCC, licenses necessary to operate the system.

Following the acquisition, we implemented a turn-around plan to stabilize our operations and to preserve and substantially enhance the value of the acquired business, while substantially reducing costs and redefining our strategy, including:

➢	Lowering the prices, improving features and performance, and introducing new models of our subscriber communicators;

➢	Implementing a revised, low cost, multi-channel marketing and distribution model;

➢	Implementing changes intended to extend the operational lives of existing satellites; and

➢	Enhancing network capabilities.

As a result of our turn-around strategy, our revenues increased from $3.3 million in 2002 to $24.5 million in 2006, representing a compounded annual growth rate of 65.1% and the number of billable subscriber communicators on our system increased from approximately 31,000 at the end of 2002 to approximately 250,000 as of March 31, 2007. As of March 31, 2007, our cash, cash equivalents and marketable securities were $98.1 million. We believe that our existing cash and cash equivalents, expected proceeds from the liquidation of our marketable securities, along with anticipated cash flows from operations, are sufficient to fully fund our base business plan. In addition, our net proceeds from this offering will allow us to take advantage of current opportunities to procure advanced communication systems for our next-generation satellites that significantly increase capacity beyond that provided in our base capital expenditure plan. We have had annual net losses since our inception, including net losses of $11.2 million for fiscal year 2006 and $2.9 million for the three months ended March 31, 2007, and an accumulated deficit of $62.8 million as of March 31, 2007. For more information about our net losses, see “Risk factors—Risks Relating to Our Business—We are incurring substantial operating losses and net losses. We anticipate additional future losses. We must significantly increase our revenues to become profitable.”

Our principal products and services are satellite communications services and subscriber communicators. We provide global M2M data communications services through our satellite-based system. We focus our communications services on narrowband data applications. These data messages are typically sent by a remote subscriber communicator through our satellite system to our ground facilities for forwarding through an appropriate terrestrial communications network to the ultimate destination. Our wholly owned subsidiary, Stellar Satellite Communications Ltd., or Stellar, markets and sells subscriber communicators manufactured by Delphi Automotive Systems LLC, a subsidiary of Delphi Corporation, directly to customers. We also earn a one-time royalty from third parties for the use of our proprietary communications protocol, which enables subscriber communicators to connect to our M2M data communications system.

Increasingly, businesses and governments face the need to track, control, monitor and communicate with fixed and mobile assets that are located throughout the world. At the same time, these assets increasingly incorporate microprocessors, sensors and other devices that can provide a variety of information about the asset’s location, condition, operation or measurements and respond to external commands. As these intelligent devices proliferate, we believe that the need to establish two-way communications with these devices is greater than ever. Increasingly, owners and users of these intelligent devices are seeking low cost and efficient communications systems that will enable them to communicate with these devices.

Our products and services are typically combined with industry- or customer-specific applications developed by our resellers which are sold to their end-user customers. We do not generally market to end-users directly; instead, we utilize a cost-effective sales and marketing strategy of partnering with approximately 150 resellers (i.e., VARs, international value-added resellers, or IVARs, international licensees and country representatives). These resellers, which are our direct customers, market to end-users in the following markets:

➢	Commercial transportation—Commercial transportation companies, including trucking and trailer leasing companies, rail transport service providers and companies that handle hazardous materials, require applications that report location, engine diagnostic data, driver performance, fuel consumption, compliance, rapid decelerations, fuel taxes, driver logs and zone adherence in order to manage their transport fleets more safely and efficiently. Commercial transportation fleet owners and operators, as well as OEMs, are increasingly integrating M2M data communications systems into their commercial vehicles in order to achieve these objectives;

➢	Heavy equipment—Heavy equipment fleet owners and leasing companies seeking to improve fleet productivity and profitability require applications that report diagnostic information, location (including for purposes of geo-fencing), time-of-use information, emergency notification, driver usage and maintenance alerts for their heavy equipment, which may be geographically dispersed, often in remote, difficult to reach locations. Using M2M data communications systems, heavy equipment fleet operators can remotely manage the productivity and mechanical condition of their equipment fleets, potentially lowering operating costs through preventive maintenance;

➢	Fixed asset monitoring—Companies with widely dispersed fixed assets require a means of collecting data from remote assets to monitor productivity, minimize downtime and realize other operational benefits, as well as managing and controlling the functions of such assets, including for example, the remote operation of valves, electrical switches and other devices. M2M data communications systems can provide industrial companies with applications for automated meter reading, oil and gas storage tank monitoring, pipeline monitoring and environmental monitoring, which can reduce operating costs for these companies, including labor costs, fuel costs, and the expense of on-site monitoring and maintenance;

➢	Marine vessels—Maritime vessels have a need for satellite-based communications due to the absence of reliable terrestrial-based coverage more than a few miles offshore. Luxury recreational marine vessels and commercial marine vessels may use M2M data communications systems that offer features and functions such as onboard diagnostics and other marine telematics, alarms, requests for assistance, security, location reporting/tracking, e-mail and two-way messaging, catch data and weather reports;

➢	Government and homeland security—Governments worldwide are seeking to address the global terror threat by monitoring land borders and hazardous materials, as well as marine vessels and containers. In addition, modern military and public safety forces use a variety of applications, such as the tracking and monitoring of military vehicles and in supply chain management, logistics and support, which could incorporate our products and services. M2M data communications systems could be used in applications to monitor marine vessels or containers, detect infiltration across land borders or monitor the status of container door seals to address these homeland security needs. In addition, we may also be able to leverage our work with the Automatic Identification System, or AIS, to resell, subject in certain circumstances to U.S. Coast Guard approval, AIS data collected on our network to other coast guard services and governmental agencies; and

➢	Consumer transportation—Automotive companies are seeking a means to address the growing need for safety systems in passenger vehicles and to broadcast a single message to multiple vehicles at one time. An example of such a safety system is the detection and reporting of airbag deployment. While our system currently has latency limitations which make it impractical for us to address this market fully, we believe that our existing network may be used with dual-mode devices, combining our subscriber communicators with communications devices for cellular networks, allowing our communications services to function as an effective back-up system by filling the coverage gaps in current cellular or wireless networks used in consumer transportation applications. In addition, we may undertake additional capital expenditures beyond our currently contemplated expanded capital plan in order to expand our satellite constellation and further lower our latencies to the level that addresses the requirements of resellers and OEMs developing applications for this market if we believe the economic returns justify such an investment. We believe we can supplement our satellite constellation within the lead time required to integrate applications using our communications system into the automotive OEM product development cycle.

OUR BUSINESS STRENGTHS AND COMPETITIVE ADVANTAGE

We believe our business strengths and competitive advantages include:

➢	Established global network and proven technology—We believe our global network and technology enable us to offer superior products and services to the end-users of our communications system in terms of comprehensive coverage, reliability and compatibility. Our global network provides worldwide coverage, including in international waters, allowing end-users to access our communications system in areas outside the coverage of terrestrial networks, such as cellular, paging and other wireless networks. Our proven technology offers full two-way M2M data communication (with acknowledgement of message receipt) with minimal line-of-sight limitations and no performance issues during adverse weather conditions, which distinguishes us from other satellite communications systems;

➢	Low cost structure—We have a significant cost advantage over any potential new LEO satellite system competitor with respect to our current satellite constellation, because we acquired the majority of our current communications system assets from ORBCOMM Global L.P. and its subsidiaries out of bankruptcy for a fraction of their original cost. In addition, because our LEO satellites are relatively small and deployed into low-Earth orbit, our current constellation is, and our quick-launch and next-generation satellites will be, less expensive and easier to launch and maintain than larger LEO satellites and large geostationary satellites. We believe that we have less complex and less costly ground infrastructure and subscriber communication equipment than other satellite communications providers;

➢	Key distribution and OEM customer relationships—Our strategic relationships with key distributors and OEMs have enabled us to streamline our sales and distribution channels and shift much of the risk and cost of developing and marketing applications to others. We have established strategic relationships with key service providers, such as GE Equipment Services, the world’s largest lessor of trailers, containers and railcars, and XATA Corporation, a leading provider of tracking solutions for the trucking industry, including to Penske Corporation, the leading truck leasing company in the United States, and major OEMs, such as Caterpillar Inc., Komatsu Ltd., Hitachi Construction Machinery Co., Ltd. and the Volvo Group;

➢	Significant market lead over satellite-based competitors—We believe that we have a significant market lead in providing M2M data communications services that meet the coverage and cost requirements in the rapidly developing asset management and supply chain markets. The process required to establish a competing satellite-based system with the advantages of a VHF system includes obtaining regulatory permits to launch and operate satellites and to provide communications services, and the design, development and construction of a communications system. We believe that a minimum of five years and significant investments in time and resources would be required for another satellite-based M2M data communications service provider to develop the capability to offer comparable services;

➢	Sole commercial satellite operator licensed in the VHF spectrum—We are the sole commercial satellite operator licensed to operate in the VHF spectrum by the FCC or, to our knowledge, any other national spectrum or radio-telecommunications regulatory agency in the world. The VHF spectrum that we use was allocated globally by the International Telecommunication Union, or the

ITU, for use by satellite fleets such as ours to provide mobile data communications service. We are currently authorized, either directly or indirectly, to provide our data communications services in over 80 countries and territories in North America, Europe, South America, Asia, Africa and Australia. The VHF signals used to communicate between our satellites and subscriber communicators are not affected by weather and are less dependent on line-of-sight access to our satellites than other satellite communications systems. In addition, our longer wavelength signals enable our satellites to communicate reliably over longer distances at lower power levels. Higher power requirements of commercial satellite systems in other spectrum bands are a significant factor in their higher cost and technical complexity; and

➢	Reliable, low cost subscriber communicators—We have manufacturing arrangements that provide us with industrial-scale manufacturing capability for the supply of low cost, reliable, ISO-9001 certified, automotive grade subscriber communicators and the ability to scale up such manufacturing rapidly to meet additional demand, as well as arrangements with independent third party manufacturers who supply our customers and end-users directly with low cost subscriber communicators. As a result of these manufacturing relationships, we have significantly reduced the selling price of our subscriber communicators from approximately $280 per unit in 2003 to as little as $100 per unit in volume in 2006.

As part of your evaluation of an investment in our common stock, you should take into account the risks to which we are subject. Among other things, our business plan assumes that potential customers and end-users will accept certain limitations inherent in our system. For example, our system is optimized for small packet, or narrowband, data transmissions, is subject to certain delays in the relay of messages, referred to as latencies, and may be subject to certain line-of-sight limitations. For more information about these and other risks, see “Risk factors—Risks Related to Our Technology”. You should consider carefully these risks before making an investment in our common stock.

OUR STRATEGY

Our strategy is to leverage our business strengths and key competitive advantages to increase the number of subscriber communicators activated on our M2M data communications system, both in existing and new markets. We are focused on increasing our market share of customers with the potential for a high number of connections with lower usage applications. We believe that the service revenue associated with each additional subscriber communicator activated on our communications system will more than offset the negligible incremental cost of adding such subscriber communicator to our system and, as a result, positively impact our results of operations. We plan to continue to target multinational companies and government agencies to increase substantially our penetration of what we believe is a significant and growing addressable market. We are pursuing the following business strategies:

➢	Expand our low cost, multi-channel marketing and distribution network of resellers;

➢	Expand our international markets;

➢	Further reduce subscriber communicator costs;

➢	Reduce network latency;

➢	Introduce new features and services; and

➢	Provide comprehensive technical support, customer service and quality control.

RECENT DEVELOPMENTS

➢	In May 2007, we entered into a reseller agreement with T-Mobile USA, Inc., or T-Mobile, a leading international provider of wireless telecommunications, pursuant to which we will resell T-Mobile’s terrestrial wireless data services in combination with our satellite-based data communications services in the United States to target end-users who have higher bandwidth requirements using dual-mode subscriber communicators, which combine our subscriber communicators with GSM communications devices. We anticipate offering these combined services to our end-users beginning in the third quarter of 2007.

➢	During the three months ended March 31, 2007, our billable subscriber communicator net additions were over 25,000 and as of March 31, 2007, there were approximately 250,000 billable subscriber communicators activated on our communications system, an increase of approximately 81.6% over the approximately 138,000 billable subscriber communicators as of March 31, 2006.

➢	In February 2007, we completed the construction of a new gateway earth station in Rutherglen Vic, Australia, allowing 2,500 existing subscriber communicators in Australia to utilize our communications system in near-real-time mode, and enabling us to provide improved service throughout Australia, New Zealand and other parts of Asia, which are currently under-served by terrestrial networks.

➢	In January 2007, our Mexican country representative, MITE Global Communications Systems S.A. de C.V., or MITE GCS, obtained regulatory authorization to provide ORBCOMM satellite services in Mexico. MITE GCS has already contracted with five Mexican VARs, including both private and government-owned partners, which have developed innovative applications for trailer tracking and fixed-site monitoring. The regulatory authorization also opens the Mexican market to ORBCOMM’s existing IVARs, such as General Electric, Komatsu, Caterpillar, American Innovations, and Fleet Management Solutions.

➢	For 2006, we achieved a nearly 100% increase in the total number of billable subscriber communicators, or approximately 112,000 net units added, to approximately 225,000 billable subscriber communicators as of December 31, 2006 from approximately 113,000 billable subscriber communicators as of December 31, 2005.

➢	In October 2006, the Trailer Fleet Services division of General Electric and the U.S. Postal Service announced a six-year contract under which Trailer Fleet Services will supply GE’s VeriWisetm Asset Intelligence trailer tracking technology to the U.S. Postal Service for its approximately 4,800 over-the-road semi-trailers, using our M2M data communications system.

OUR CORPORATE INFORMATION

Our principal executive office is located at 2115 Linwood Avenue, Suite 100, Fort Lee, New Jersey 07024. Our telephone number at that office is (201) 363-4900. Our website is located at www.orbcomm.com. Information contained on our website is not part of, and is not incorporated into, this prospectus.

The offering

Issuer	ORBCOMM Inc.

Common stock offered by us	2,985,000 shares

Common stock offered by the selling stockholders	4,015,000 shares

Underwriters’ option to purchase additional shares from the selling stockholders	1,050,000 shares

Common stock outstanding immediately after this offering	40,172,134 shares

Use of proceeds	We estimate that the net proceeds to us from this offering will be approximately $31.2 million. We intend to use the net proceeds to us from this offering as follows:

➢ Approximately $30.0 million to expand our capital expenditure plan to increase significantly the capacity and efficiency of our next-generation satellites; and

➢ The remainder to provide additional working capital and for other general corporate purposes.

We will not receive any of the proceeds from the sales of common stock by selling stockholders in the offering.

Nasdaq Global Market symbol	ORBC

Dividend Policy	We have never declared or paid cash dividends on shares of our common stock. We intend to retain all available funds and any future earnings after this offering for use in the operation of our business and do not anticipate paying any further cash dividends in the foreseeable future. Our board of directors may, from time to time, examine our dividend policy and may, in their absolute discretion, change such policy.

Throughout this prospectus, the number of shares of our common stock outstanding immediately after the closing of this offering is based on shares of common stock outstanding on March 31, 2007 and:

➢	excludes 1,464,420 shares of common stock subject to outstanding stock options with a weighted average exercise price of $3.09 per share;

➢	excludes 1,443,985 shares of common stock subject to outstanding warrants with a weighted average exercise price of $2.93 per share;

➢	excludes 899,296 and 413,334 shares of common stock deliverable upon vesting of outstanding restricted stock units, or RSUs, and exercise of outstanding stock appreciation rights, or SARs, with a weighted average issuance price per share of $11.00, respectively; and

➢	excludes 3,600,539 shares of common stock available for future issuance under our 2006 long-term incentives plan, or 2006 LTIP.

Summary consolidated financial data

The following table presents summary consolidated financial data as of and for the years ended December 31, 2002, 2003, 2004, 2005 and 2006 from our audited consolidated financial statements and as of and for the three months ended March 31, 2006 and 2007 from our unaudited condensed consolidated financial statements. You should read this information in conjunction with the information set forth in “Capitalization”, “Selected consolidated financial data”, “Management’s discussion and analysis of financial condition and results of operations” and our consolidated financial statements for the years ended December 31, 2004, 2005 and 2006 and our condensed consolidated financial statements for the three months ended March 31, 2006 and 2007 which are included elsewhere in this prospectus.

						Three months ended
	Years ended December 31,					March 31,
Consolidated statement of operations data:	2002	2003	2004	2005	2006(1)	2006	2007

	(in thousands, except per share data)
Service revenues	$3,083	$5,143	$6,479	$7,804	$11,561	$2,321	$3,950
Product sales	185	1,938	4,387	7,723	12,959	4,059	2,011

Total revenues	3,268	7,081	10,866	15,527	24,520	6,380	5,961

Costs and expenses:
Costs of services	6,812	6,102	5,884	6,223	8,714	2,057	2,353
Costs of product sales	96	1,833	4,921	6,459	12,092	4,076	2,106
Selling, general and administrative	5,792	6,577	8,646	9,344	15,731	3,328	5,311
Product development	439	546	778	1,341	1,814	498	360

Total costs and expenses	13,139	15,058	20,229	23,367	38,351	9,959	10,130

Loss from operations	(9,871)	(7,977)	(9,363)	(7,840)	(13,831)	(3,579)	(4,169)
Other income (expense), net	(913)	(5,340)	(3,026)	(1,258)	2,616	438	1,230

Loss before extraordinary gain	(10,784)	(13,317)	(12,389)	(9,098)	(11,215)	(3,141)	(2,939)
Extraordinary gain on extinguishment of debt	5,927	—	—	—	—	—	—

Net loss	$(4,857)	$(13,317)	$(12,389)	$(9,098)	$(11,215)	$(3,141)	$(2,939)

Net loss applicable to common shares(2)			$(14,535)	$(14,248)	$(29,646)	$(5,448)	$(2,939)

Net loss per common share:
Basic and diluted			$(2.57)	$(2.51)	$(2.80)	$(0.96)	$(0.08)
Weighted average common shares outstanding:
Basic and diluted			5,658	5,683	10,601	5,690	37,036

	As of December 31,					As of March 31,
Consolidated balance sheet data:	2002	2003	2004	2005	2006(1)	2007

	(in thousands)

Cash and cash equivalents	$166	$78	$3,316	$68,663	$62,139	$47,012
Marketable securities	—	—	—	—	38,850	51,100
Working capital (deficit)	(5,461)	(19,389)	8,416	65,285	100,887	91,584
Satellite network and other equipment, net	4,354	3,263	5,243	7,787	29,131	37,598
Intangible assets, net	—	—	317	4,375	7,058	6,686
Total assets	6,701	7,198	20,888	89,316	148,093	152,258
Notes payable	3,699	12,107	—	—	—	—
Note payable—related party	—	—	—	594	879	930
Convertible redeemable preferred stock	—	—	38,588	112,221	—	—
Stockholders’ (members’) equity (deficit)	(4,730)	(15,547)	(28,833)	(42,654)	128,712	127,677

	Years ended December 31,					Three months ended March 31,
Consolidated statements of cash flows data:	2002	2003	2004	2005	2006	2006	2007

	(in thousands)
Net cash (used in) provided by operating activities	$(5,246)	$(4,968)	$(16,051)	$3,641	$(8,866)	$(6,669)	$735
Net cash used in investing activities	(14)	(1,747)	(2,489)	(4,033)	(64,838)	(754)	(15,257)
Net cash provided by (used in) financing activities	5,060	6,627	21,778	65,674	67,510	(6,562)	(599)

	Years ended December 31,					Three months ended March 31,
Other data:	2002	2003	2004	2005	2006	2006	2007

EBITDA(3) (in thousands)	$(2,796)	$(6,666)	$(9,640)	$(6,874)	$(11,187)	$(2,923)	$(3,624)
Billable subscriber communicators (at end of period) (number of units)	30,788	47,937	75,186	112,984	224,935	137,968	250,295

(footnotes on following page)

(1)	On November 8, 2006, we completed our initial public offering of 9,230,800 shares of common stock at a price of $11.00 per share. After deducting underwriting discounts and commissions and offering expenses, we received proceeds of approximately $89.5 million. From these net proceeds we paid accumulated and unpaid dividends totaling $7.5 million to the holders of Series B preferred stock, a $3.6 million contingent purchase price payment relating to the acquisition of our interest in Satcom International Group plc. and $10.1 million to the holders of Series B preferred stock in connection with obtaining consents required for the conversion of the Series B preferred stock into common stock. All outstanding shares of Series A and B preferred stock automatically converted into 21,383,318 shares of common stock in connection with our initial public offering.

(2)	The net loss applicable to common shares for the year ended December 31, 2004 is based on our net loss for the period from February 17, 2004, the date on which the members of ORBCOMM LLC contributed all of their outstanding membership interests in exchange for shares of our common stock, through December 31, 2004. Net loss attributable to the period from January 1, 2004 to February 16, 2004 (prior to our becoming a corporation and issuing our common shares), has been excluded from the net loss applicable to common shares. As a result, net loss per common share for 2004 is not comparable to net loss per common share for 2005 and 2006.

(3)	EBITDA is defined as earnings before interest income (expense), provision for income taxes and depreciation and amortization. We believe EBITDA is useful to our management and investors in evaluating our operating performance because it is one of the primary measures used by us to evaluate the economic productivity of our operations, including our ability to obtain and maintain our customers, our ability to operate our business effectively, the efficiency of our employees and the profitability associated with their performance; it also helps our management and investors to meaningfully evaluate and compare the results of our operations from period to period on a consistent basis by removing the impact of our financing transactions and the depreciation and amortization impact of capital investments from our operating results. In addition, our management uses EBITDA in presentations to our board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of our annual operating budget.

EBITDA is not a performance measure calculated in accordance with accounting principles generally accepted in the United States, or GAAP. While we consider EBITDA to be an important measure of operating performance, it should be considered in addition to, and not as a substitute for, or superior to, net loss or other measures of financial performance prepared in accordance with GAAP and may be different than EBITDA measures presented by other companies.

The following table reconciles our net loss to EBITDA for the periods shown:

						Three months
	Years ended December 31,					ended March 31,
	2002	2003	2004	2005	2006	2006	2007

	(in thousands)

Net loss	$(4,857)	$(13,317)	$(12,389)	$(9,098)	$(11,215)	$(3,141)	$(2,939)
Interest income	(3)	—	(49)	(66)	(2,582)	(455)	(1,279)
Interest expense(a)	916	5,340	1,318	308	237	17	52
Depreciation and amortization	1,148	1,311	1,480	1,982	2,373	656	542

EBITDA	$(2,796)	$(6,666)	$(9,640)	$(6,874)	$(11,187)	$(2,923)	$(3,624)

(a)	Includes amortization of deferred debt issuance costs and debt discount of approximately $170, $3,527, $722, $31 and $0 for the years 2002, 2003, 2004, 2005 and 2006, respectively, and $0 for each of the first three months of 2006 and 2007.

Risk factors

An investment in our common stock involves a high degree of risk. You should carefully consider the following risks and other information in this prospectus before you decide whether to invest in shares of our common stock. Our business, prospects, financial condition, operating results or cash flows may be materially and adversely affected by the following risks, or other risks and uncertainties that we have not yet identified or currently consider to be immaterial. In that event, the trading price of our common stock could decline, and you could lose all or part of your investment.

RISKS RELATING TO OUR BUSINESS

We are incurring substantial operating losses and net losses. We anticipate additional future losses. We must significantly increase our revenues to become profitable.

We have had annual net losses since our inception, including net losses of $11.2 million for fiscal year 2006 and $2.9 million for the three months ended March 31, 2007, and at March 31, 2007, we had an accumulated deficit of $62.8 million. Our future results will continue to reflect significant operating expenses, including expenses associated with expanding our sales and marketing efforts, maintaining the infrastructure to operate as a public company and product development for our subscriber communicator products for use with our system. As a result, we anticipate additional operating losses and net losses for the remainder of 2007 and may incur additional losses in the future. The continued development of our business also will require additional capital expenditures for, among other things, the development, construction and launch of additional satellites, including more capable next-generation satellites, the development of more advanced subscriber communicators for use with our system and the installation of additional gateway earth stations and gateway control centers around the world. Accordingly, as we make these capital investments, our future results will include greater depreciation and amortization expense which reflect the full cost of acquiring these new assets.

In order to become profitable, we must achieve substantial revenue growth. Revenue growth will depend on acceptance of our products and services by end-users in current markets, as well as in new geographic and industry markets. Although we have implemented a number of expense reduction initiatives to reduce our operating expenses, expense reductions alone, without revenue growth, will not enable us to achieve profitability. We may not become profitable and we may not be able to sustain such profitability, if achieved.

We may need additional capital, which may not be available to us when we need it on favorable terms, or at all.

If our future cash flows from operations are less than expected or if our capital expenditures exceed our spending plans, our existing sources of liquidity, including cash and cash equivalents on hand, the expected proceeds from the liquidation of our marketable securities, the proceeds of this offering and cash generated from sales of our products and services may not be sufficient to fund our anticipated operations, capital expenditures (including the deployment of additional satellites), working capital and other financing requirements. If we continue to incur operating losses in the future, we may need to reduce further our operating costs or obtain alternate sources of financing, or both, to remain viable and, in particular, to fund the design, production and launch of additional satellites, including the next-generation satellites, as well as additional expenditures related to the Coast Guard demonstration and quick-launch satellites. We cannot assure you that we will have access to additional sources of capital on favorable terms or at all.

Risk factors

We incur significant costs as a result of operating as a public company, and our management devotes substantial time to new compliance initiatives.

We incur significant legal, accounting and other expenses as a public company, including costs resulting from regulations regarding corporate governance practices. For example, the listing requirements of The Nasdaq Global Market require that we satisfy certain corporate governance requirements relating to independent directors, board committees, distribution of annual and interim reports, stockholder meetings, stockholder approvals, solicitation of proxies, conflicts of interest, stockholder voting rights and codes of conduct. Our management and other personnel devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations have increased our legal and financial compliance costs and will make some activities more time-consuming and costly.

For example, these rules and regulations could make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, for the year ending December 31, 2007, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 will require that we incur substantial expense and expend significant management time on compliance-related issues.

If end-users do not accept our services and the applications developed by VARs or we cannot obtain the necessary regulatory approvals or licenses for particular countries or territories, we will fail to attract new customers and our business will be harmed.

Our success depends on end-users accepting our services, the applications developed by VARs, and a number of other factors, including the technical capabilities of our system, the availability of low cost subscriber communicators, the receipt and maintenance of regulatory and other approvals in the United States and other countries and territories in which we operate, the price of our services and the extent and availability of competitive or alternative services. We may not succeed in increasing revenue from the sale of our products and services to new and existing customers. Our failure to significantly increase the number of end-users will harm our business.

Our business plan assumes that potential customers and end-users will accept certain limitations inherent in our system. For example, our system is optimized for small packet, or narrowband, data transmissions, is subject to certain delays in the relay of messages, referred to as latencies, and may be subject to certain line-of-sight limitations between our satellites and the end-user’s subscriber communicator. In addition, our system is not capable of handling voice traffic, and FCC regulations prohibit voice traffic in our VHF spectrum. Certain potential end-users, particularly those requiring full time, real-time communications and those requiring the transmission of large amounts of data (greater than eight kilobytes per message) or voice traffic, may find such limitations unacceptable.

In addition to the limitations imposed by the architecture of our system, our failure to obtain the necessary regulatory and other approvals or licenses in a given country or territory will preclude the availability of our services in such country or territory until such time, if at all, that such approvals or licenses can be obtained. Certain potential end-users requiring messaging services in those countries and territories may find such limitations unacceptable.

Risk factors

We face competition from existing and potential competitors in the telecommunications industry, including numerous terrestrial and satellite-based network systems with greater resources, which could reduce our market share and revenues.

Competition in the telecommunications industry is intense, fueled by rapid, continuous technological advances and alliances between industry participants seeking to capture significant market share. We face competition from numerous existing and potential alternative telecommunications products and services provided by various large and small companies, including sophisticated two-way satellite-based data and voice communication services and next-generation digital cellular services, such as GSM and 3G. In addition, a continuing trend toward consolidation and strategic alliances in the telecommunications industry could give rise to significant new competitors, and any foreign competitor may benefit from subsidies from, or other protective measures by, its home country. Some of these competitors may provide more efficient or less expensive services than we are able to provide, which could reduce our market share and adversely affect our revenues and business.

Many of our existing and potential competitors have substantially greater financial, technical, marketing and distribution resources than we do. Additionally, many of these companies have greater name recognition and more established relationships with our target customers. Furthermore, these competitors may be able to adopt more aggressive pricing policies and offer customers more attractive terms than we can.

We have a limited operating history, which makes it difficult to evaluate your investment in us.

We have conducted commercial operations only since April 2001, when we acquired substantially all of our current communications system from ORBCOMM Global L.P. and its subsidiaries. Our prospects and ability to implement our base business plan, including our ability to provide commercial two-way data communications service in key markets on a global basis and to generate revenues and positive operating cash flows, will depend on our ability to, among other things:

➢	successfully construct, launch, place in commercial service, operate and maintain our quick-launch and next-generation satellites in a timely and cost-effective manner;

➢	develop licensing and distribution arrangements in key markets within and outside the United States sufficient to capture and retain an adequate customer base;

➢	install the necessary ground infrastructure and obtain and maintain the necessary regulatory and other approvals in key markets outside the United States through our existing or future international licensees to expand our business internationally; and

➢	provide for the timely design, manufacture and distribution of subscriber communicators in sufficient quantities, with appropriate functional characteristics and at competitive prices, for various applications.

Given our limited operating history, there can be no assurance that we will be able to achieve these objectives or develop a sufficiently large revenue-generating customer base to achieve profitability. In particular, because we acquired a fully operational satellite constellation and communications system from ORBCOMM Global L.P. and its subsidiaries, our current management team has limited experience with managing the design, procurement, construction and launch of a satellite system.

Risk factors

We rely on third parties to market and distribute our services to end-users. If these parties are unwilling or unable to provide applications and services to end-users, our business will be harmed.

We rely on VARs to market and distribute our services to end-users in the United States and on international licensees, country representatives, VARs and IVARs, outside the United States. The willingness of companies to become international licensees, country representatives, VARs and IVARs (which we refer to collectively as resellers) will depend on a number of factors, including whether they perceive our services to be compatible with their existing businesses, whether they believe we will successfully deploy next-generation satellites, whether the prices they can charge end-users will provide an adequate return, and regulatory restrictions, if any. We believe that successful marketing of our services will depend on the design, development and commercial availability of applications that support the specific needs of the targeted end-users. The design, development and implementation of applications require the commitment of substantial financial and technological resources on the part of these resellers. Certain resellers are, and many potential resellers will be, newly formed or small ventures with limited financial resources, and such entities might not be successful in their efforts to design applications or effectively market our services. The inability of these resellers to provide applications to end-users could have a harmful effect on our business, financial condition and results of operations. We also believe that our success depends upon the pricing of applications by our resellers to end-users, over which we have no control.

Defects or errors in applications could result in end-users not being able to use our services, which would damage our reputation and harm our financial condition.

VARs, IVARs, international licensees and country representatives must develop applications quickly to keep pace with rapidly changing markets. These applications have long development cycles and are likely to contain undetected errors or defects, especially when first introduced or when subsequent versions are introduced, which could result in the disruption of our services to the end-users. While we sometimes assist our resellers in developing applications, we have limited ability to accelerate development cycles to avoid errors and defects in their applications. Such disruption could damage our reputation as well as the reputation of the respective resellers, and result in lost customers, lost revenue, diverted development resources, and increased service and warranty costs.

Because we depend on a significant customer for a substantial portion of our revenues, the loss of this customer could seriously harm our business.

GE Equipment Services, a significant customer who also owns approximately 5.5% of our common stock, represented 49.5% of our revenues for fiscal 2006 and 39.7% of our revenues for the three months ended March 31, 2007, primarily from sales to GE Asset Intelligence LLC, or AI, a subsidiary of GE Equipment Services, of subscriber communicators by our Stellar subsidiary. We expect GE Equipment Services to continue to represent a substantial part of our revenues in the near future. As a result, the loss of this customer, which could occur at any time, could have a material adverse effect on our business, financial condition and results of operations.

If our international licensees and country representatives are not successful in establishing their businesses outside of the United States, the prospects for our business will be limited.

Outside of the United States, we rely largely on international licensees and country representatives to establish businesses in their respective territories, including obtaining and maintaining necessary regulatory and other approvals as well as managing local VARs. International licensees and country representatives may not be successful in obtaining and maintaining the necessary regulatory and other

Risk factors

approvals to provide our services in their assigned territories and, even if those approvals are obtained, international licensees and/or country representatives may not be successful in developing a market and/or distribution network within their territories. Certain of the international licensees and/or country representatives are, or are likely to be, newly formed or small ventures with limited or no operational history and limited financial resources, and any such entities may not be successful in their efforts to secure adequate financing and to continue operating. In addition, in certain countries and territories outside the United States, we rely on international licensees and country representatives to operate and maintain various components of our system, such as gateway earth stations. These international licensees and country representatives may not be successful in operating and maintaining such components of our communications system and may not have the same financial incentives as we do to maintain those components in good repair.

Some of our international licensees and country representatives are experiencing significant operational and financial difficulties and have in the past defaulted on their obligations to us.

Many of our international licensees and country representatives were also international licensees and country representatives of ORBCOMM Global L.P. and, as a consequence of the bankruptcy of ORBCOMM Global L.P., they were left in many cases with significant financial problems, including significant debt and insufficient working capital. Certain of our international licensees and country representatives (including in Japan, Korea, Malaysia, parts of South America and to a lesser extent, Europe) have not been able to successfully or adequately reorganize or recapitalize themselves and as a result have continued to experience significant material financial difficulties, including the failure to pay us for our services. To date, several of our licensees and country representatives have had difficulty in paying their usage fees and have not paid us or have paid us at reduced rates, and in cases where collectibility is not reasonably assured, we have not reflected invoices issued to such licensees and country representatives in our revenues or accounts receivable. The ability of these international licensees and country representatives to pay their obligations to us may be dependent, in many cases, upon their ability to successfully restructure their business and operations or raise additional capital. In addition, we have from time to time had disagreements with certain of our international licensees related to these operational and financial difficulties. To the extent these international licensees and country representatives are unable to reorganize and/or raise additional capital to execute their business plans on favorable terms (or are delayed in doing so), our ability to offer services internationally and recognize revenue will be impaired and our business, financial condition and results of operations may be adversely affected.

We rely on a limited number of manufacturers for our subscriber communicators. If we are unable to, or cannot find third parties to, manufacture a sufficient quantity of subscriber communicators at a reasonable price, the prospects for our business will be negatively impacted.

The development and availability on a timely basis of relatively inexpensive subscriber communicators are critical to the successful commercial operation of our system. Our Stellar subsidiary relies on a contract manufacturer, Delphi Automotive Systems LLC, or Delphi, a subsidiary of Delphi Corporation, to produce subscriber communicators. Our customers may not be able to obtain a sufficient supply of subscriber communicators at price points or with functional characteristics and reliability that meet their needs. An inability to successfully develop and manufacture subscriber communicators that meet the needs of customers and are available in sufficient numbers and at prices that render our services cost-effective to customers could limit the acceptance of our system and potentially affect the quality of our services, which could have a material adverse effect on our business, financial condition and results of operations.

Risk factors

Delphi Corporation filed for bankruptcy protection in October 2005. Our business may be materially and adversely affected if Stellar’s agreement with Delphi Corporation is terminated or modified as part of Delphi Corporation’s reorganization in bankruptcy or otherwise. If our agreements with third party manufacturers are, or Stellar’s agreement with Delphi Corporation is, terminated or expire, our search for additional or alternate manufacturers could result in significant delays, added expense and an inability to maintain or expand our customer base. Any of these events could require us to take unforeseen actions or devote additional resources to provide our services and could harm our ability to compete effectively.

There are currently three manufacturers of subscriber communicators, including Quake Global, Inc., or Quake, Mobile Applitech, Inc. and our Stellar subsidiary. If our agreements with third party manufacturers, including our new subscriber communicator manufacturing agreement with Quake entered into as part of our global settlement with Quake, are terminated or expire, our search for additional or alternate manufacturers could result in significant delays in customers activating subscriber communicators on our communications system, added expense for our customers and our inability to maintain or expand our customer base.

We depend on recruiting and retaining qualified personnel and our inability to do so would seriously harm our business.

Because of the technical nature of our services and the market in which we compete, our success depends on the continued services of our current executive officers and certain of our engineering personnel, and our ability to attract and retain qualified personnel. The loss of the services of one or more of our key employees or our inability to attract, retain and motivate qualified personnel could have a material adverse effect on our ability to operate our business and our financial condition and results of operations. We do not have key-man life insurance policies covering any of our executive officers or key technical personnel. Competitors and others have in the past, and may in the future, attempt to recruit our employees. The available pool of individuals with relevant experience in the satellite industry is limited, and the process of identifying and recruiting personnel with the skills necessary to operate our system can be lengthy and expensive. In addition, new employees generally require substantial training, which requires significant resources and management attention. Even if we invest significant resources to recruit, train and retain qualified personnel, we may not be successful in our efforts.

Our management team is subject to a variety of demands for its attention and rapid growth and litigation could further strain our management and other resources and have a material adverse effect on our business, financial condition and results of operations.

We currently face a variety of challenges, including maintaining the infrastructure and systems necessary for us to operate as a public company, addressing our pending litigation matters and managing the recent rapid expansion of our business. Our recent growth and expansion has increased our number of employees and the responsibilities of our management team. Any litigation, regardless of the merit or resolution, could be costly and divert the efforts and attention of our management. As we continue to expand, we may further strain our management and other resources. Our failure to meet these challenges as a result of insufficient management or other resources could have a material adverse effect on our business, financial condition and results of operations.

Risk factors

We may be subject to litigation proceedings that could adversely affect our business.

We may be subject to legal claims or regulatory matters involving stockholder, consumer, antitrust and other issues. As described in “Business—Legal Proceedings”, we are currently engaged in a number of litigation matters. Litigation is subject to inherent uncertainties, and unfavorable rulings could occur. An unfavorable ruling could include money damages or, in cases for which injunctive relief is sought, an injunction prohibiting us from manufacturing or selling one or more products. If an unfavorable ruling were to occur, it could have a material adverse effect on our business and results of operations for the period in which the ruling occurred or future periods.

Our business is characterized by rapid technological change and we may not be able to compete with new and emerging technologies.

We operate in the telecommunications industry, which is characterized by extensive research and development efforts and rapid technological change. New and advanced technology which can perform essentially the same functions as our service (though without global coverage), such as next-generation digital cellular networks (GSM and 3G), higher power geostationary satellites, and other forms of wireless transmission, are in various stages of development by others in the industry. These technologies are being developed, supported and rolled out by entities that may have significantly greater resources than we do. These technologies could adversely impact the demand for our services. Research and development by others may lead to technologies that render some or all of our services non-competitive or obsolete in the future.

Because we operate in a highly regulated industry, we may be subjected to increased regulatory restrictions which could disrupt our service or increase our operating costs.

System operators and service providers are subject to extensive regulation under the laws of various countries and the rules and policies they adopt. These rules and policies, among other things, establish technical parameters for the operation of facilities and subscriber communicators, determine the permissible uses of facilities and subscriber communicators, and establish the terms and conditions pursuant to which our international licensees and country representatives operate their facilities, including certain of the gateway earth stations and gateway control centers in our system. These rules and policies may also require our international licensees and country representatives to cut-off the data passing through the gateway earth stations or gateway control centers without notifying us or our end-users, significantly disrupting the operation of our communications system. These rules and policies may also regulate the use of subscriber communicators within certain countries or territories. International and domestic licensing and certification requirements may cause a delay in the marketing of our services and products, may impose costly procedures on our international licensees and country representatives, and may give a competitive advantage to larger companies that compete with our international licensees and country representatives. Possible future changes to regulations and policies in the countries in which we operate may result in additional regulatory requirements or restrictions on the services and equipment we provide, which may have a material adverse effect on our business and operations. Although we believe that we or our international licensees and country representatives have obtained all the licenses required to conduct our business as it is operated today, we may not be able to obtain, modify or maintain such licenses in the future. Moreover, changes in international or domestic licensing and certification requirements may result in disruptions of our communications services or alternatively result in added operational costs, which could harm our business. Our use of certain orbital planes and VHF assignments, as licensed by the FCC, is subject to the frequency coordination and registration process of the ITU. In the event disputes arise during coordination, the ITU’s radio regulations do not

Risk factors

contain mandatory dispute resolution or enforcement mechanisms and neither the ITU specifically, nor does international law generally, provide clear remedies in this situation.

Our business would be negatively impacted if the FCC revokes or fails to renew or amend our licenses.

Our FCC licenses—a license for the satellite constellation, separate licenses for the four U.S. gateway earth stations and a blanket license for the subscriber communicators—are subject to revocation if we fail to satisfy certain conditions or to meet certain prescribed milestones. While the FCC satellite constellation license is valid until April 10, 2010, we were required, slightly more than three years prior to the expiration of the FCC satellite constellation license, to apply for a license renewal with the FCC. The renewal application was timely filed with the FCC on March 2, 2007, and appeared on public notice on March 16, 2007. The U.S. gateway earth station and subscriber communicator licenses will expire in 2020. Renewal applications for the gateway earth station and subscriber communicator licenses must be filed between 30 and 90 days prior to expiration. Although the FCC has indicated that it is positively disposed towards granting license renewals to a below 1 GHz band, or little LEO, licensee that complies with the applicable FCC licensing policies, there can be no assurance that the FCC will in fact renew our FCC licenses. If the FCC revokes or fails to renew our FCC licenses, or if we fail to satisfy any of the conditions of our FCC licenses, such action could have a material adverse impact on our business. In addition, because our new satellites are not likely to be considered “technically identical” replacement satellites, we will be required to apply to the FCC for a modification of our satellite constellation license for the Coast Guard demonstration satellite, the quick-launch satellites and the next-generation satellites. In addition, because the FCC may not act on our application prior to the scheduled launch of the Coast Guard demonstration satellite, we may also have to seek special temporary authority, or STA, to operate that satellite until the FCC acts on the underlying modification application. There can be no assurance that any such modification(s) will be granted on a timely basis, or at all. Finally, our business could be adversely affected by the adoption of new laws, policies or regulations, or changes in the interpretation or application of existing laws, policies and regulations that modify the present regulatory environment.

Our business would be harmed if our international licensees and country representatives fail to acquire and retain all necessary regulatory approvals.

Our business is affected by the regulatory authorities of the countries in which we operate. Due to foreign ownership restrictions in various jurisdictions around the world, obtaining local regulatory approval for operation of our system is the responsibility of our international licensees and/or country representatives in each of these licensed territories. In addition, in certain countries regulatory frameworks may be rudimentary or in an early stage of development, which can make it difficult or impossible to license and operate our system in such jurisdictions. There can be no assurance that our international licensees and/or country representatives will be successful in obtaining any additional approvals that may be desirable and, if they are not successful, we will be unable to provide service in such countries. Our inability to offer service in one or more important new markets, particularly in China or India, would have a negative impact on our ability to generate more revenue and would diminish our business prospects.

There are numerous risks inherent to our international operations that are beyond our control.

International telecommunications services are subject to country and region risks. Most of our coverage area and some of our subsidiaries are outside the Unites States. As a result, we are subject to certain risks on a country-by-country (or region-by-region) basis, including changes in domestic and foreign

Risk factors

government regulations and telecommunications standards, licensing requirements, tariffs or taxes and other trade barriers, exchange controls, expropriation, and political and economic instability, including fluctuations in the value of foreign currencies which may make payment in U.S. dollars more expensive for foreign customers or payment in foreign currencies less valuable for us. Certain of these risks may be greater in developing countries or regions, where economic, political or diplomatic conditions may be significantly more volatile than those commonly experienced in the United States and other industrialized countries.

We do not currently maintain in-orbit insurance for our satellites.

We do not currently maintain in-orbit insurance coverage for our satellites to address the risk of potential systemic anomalies, failures or catastrophic events affecting the existing satellite constellation. We may obtain launch insurance for future launches of our Coast Guard demonstration, quick-launch and next-generation satellites. However, any determination as to whether we procure insurance, including in-orbit and launch insurance, will depend on a number of factors, including the availability of insurance in the market and the cost of available insurance. We may not be able to obtain insurance at reasonable costs. Even if we obtain insurance, it may not be sufficient to compensate us for the losses we may suffer due to applicable deductions and exclusions. If we experience significant uninsured losses, such events could have a material adverse impact on our business, financial condition and results of operations.

RISKS RELATED TO OUR TECHNOLOGY

We do not currently have back-up facilities for our network control center. In the event of a general failure at our network control center, our system will be disrupted and our operations will be harmed.

The core control segment of our system is housed at our network control center in Dulles, Virginia. We currently do not have back-up facilities for certain essential command and control functions that are performed by our network control center, and as a result, our system and business operations remain vulnerable to the possibility of a failure at our network control center. There would be a severe disruption to the functionality of our system in the event of a failure at our network control center. Although we plan to install a back-up network control center within the next year, there can be no assurance that we will be able to complete the installation on a timely basis or that such a back-up network would eliminate disruption to our system in the event of a failure.

New satellites are subject to launch failures, delays and cost overruns, the occurrence of which can materially and adversely affect our operations.

Satellites are subject to certain risks related to failed or delayed launches. Launch failures result in significant delays in the deployment of satellites because of the need both to construct replacement satellites, and to obtain other launch opportunities. Launch delays can be caused by a number of factors, including delays in manufacturing satellites, preparing satellites for launch, securing appropriate launch vehicles or obtaining regulatory approvals. We intend to conduct satellite launches in the future both to replace existing satellites and to augment the existing constellation in order to expand the messaging capacity of our network and improve the service level of our network. Our intended launch of our Coast Guard demonstration satellite is important to us to test and ultimately to leverage our work with AIS to resell, subject in certain circumstances to U.S. Coast Guard approval, AIS data collected by our satellites as well as to augment our satellite constellation. Our intended launch of six “quick-launch” satellites in a single mission to supplement and ultimately replace our existing Plane A satellites is important to maintain adequate service levels and to provide additional capacity for future

Risk factors

subscriber growth. A failure or delay or cost overrun of either our Coast Guard demonstration satellite or our quick-launch mission could materially adversely affect our business, financial condition and results of operations, including our obligations under our contract with the U.S. Coast Guard. Any launch failures of our next-generation satellites could result in delays of at least six to nine months until additional satellites under construction are completed and their launches are achieved. Such delays would have a negative impact on our future growth and would materially and adversely affect our business, financial condition and results of operations.

Our satellites have a limited operating life. If we are unable to deploy replacement satellites, our services will be harmed.

The majority of our first-generation satellites was placed into orbit beginning in 1997. The last of our first-generation satellites was launched in late 1999. Our first-generation satellites have an average operating life of approximately nine to twelve years after giving effect to certain operational changes and software updates. We plan to launch six quick-launch satellites by the end of 2007 to supplement and ultimately replace our existing Plane A satellites and to finance further development and an initial launch of our next-generation satellites in 2009. In addition to supplementing and replacing our first-generation satellites, these next-generation satellites would also expand the capacity of our communications system to meet forecasted demand as we grow our business. We anticipate using cash and cash equivalents on hand, the liquidation of our marketable securities, the proceeds of this offering and funds generated from operations to expand our capital expenditure plan to increase significantly the capacity and efficiency of our next-generation satellites.

We are dependent on a limited number of suppliers to provide the payload, bus and launch vehicle for our quick-launch and next-generation satellites and any delay or disruption in the supply of these components and related services will adversely affect our ability to replenish our satellite constellation and adversely impact our business, financial condition and results of operations.

We entered into agreements with Orbital Sciences Corporation to supply us with the payloads of our six quick-launch satellites, and with OHB-System AG to supply the buses and related integration and launch services for these quick-launch satellites with options for two additional buses and related integration services. In addition, we will need to enter into arrangements with outside suppliers to provide us with the three different components for our next-generation satellites: the payload, bus and launch vehicle. Our reliance on these suppliers for their services involves significant risks and uncertainties, including whether our suppliers will provide an adequate supply of required components of sufficient quality, will charge the agreed upon prices for the components or will perform their obligations on a timely basis. If any of our suppliers becomes financially unstable, we may have to find a new supplier. There are a limited number of suppliers for communication satellite components and related services and the lead-time required to qualify a new supplier may take several months. There is no assurance that a new supplier will be found on a timely basis, or at all, if any one of our suppliers ceases to supply their services for our satellites.

If we do not find a replacement supplier on a timely basis, we may experience significant delays in the launch schedule of our quick-launch and next-generation satellites and incur additional costs to establish an alternative supplier. Any delay in our launch schedule could adversely affect our ability to provide communications services, particularly as the health of our current satellite constellation declines and we could lose current or prospective customers as a result of service interruptions. The loss of any of our satellite suppliers or delay in our launch schedule could have a material adverse effect on our business, financial condition and results of operations.

Risk factors

Once launched and properly deployed, our satellites are subject to significant operating risks due to various types of potential anomalies.

Satellites utilize highly complex technology and operate in the harsh environment of space and, accordingly, are subject to significant operational risks while in orbit. These risks include malfunctions, or “anomalies”, that may occur in our satellites. Some of the principal satellite anomalies include:

➢	Mechanical failures due to manufacturing error or defect, including:

-	Mechanical failures that degrade the functionality of a satellite, such as the failure of solar array panel deployment mechanisms;

-	Antenna failures that degrade the communications capability of the satellite;

-	Circuit failures that reduce the power output of the solar array panels on the satellites;

-	Failure of the battery cells that power the payload and spacecraft operations during daily solar eclipse periods; and

-	Communications system failures that affect overall system capacity.

➢	Equipment degradation during the satellite’s lifetime, including:

-	Degradation of the batteries’ ability to accept a full charge;

-	Degradation of solar array panels due to radiation; and

-	General degradation resulting from operating in the harsh space environment.

➢	Deficiencies of control or communications software, including:

-	Failure of the charging algorithm that may damage the satellite’s batteries;

-	Problems with the communications and messaging servicing functions of the satellite; and

-	Limitations on the satellite’s digital signal processing capability that limit satellite communications capacity.

We have experienced, and may in the future experience, anomalies in some of the categories described above. The effects of these anomalies include, but are not limited to, degraded communications performance, reduced power available to the satellite in sunlight and/or eclipse, battery overcharging or undercharging and limitations on satellite communications capacity. Some of these effects may be increased during periods of greater message traffic and could result in our system requiring more than one attempt to send messages before they get through to our satellites. Although these effects do not result in lost messages, they could lead to increased messaging latencies for the end-user and reduced throughput for our system. See “The ORBCOMM communications system—System Status—Network capacity”. While we have already implemented a number of system adjustments and have commenced enhancement projects to mitigate these effects and address these latency issues, and have plans to launch additional satellites which we expect will improve system performance and throughput, and increase overall system capacity, we cannot assure you that these actions will succeed or adequately address the effects of any anomalies in a timely manner or at all.

A total of 35 satellites were launched by ORBCOMM Global L.P. and of these, a total of 29 remain operational. Our Plane F polar satellite, one of the original prototype first generation satellites launched in 1995, was retired in April 2007 due to intermittent service. The other five satellites that are not operational experienced failures early in their lifetime and the previous mission ending satellite failure affecting our system occurred in October 2000, prior to our acquisition of the satellite constellation. The absence of these six satellites slightly increases system latency and slightly decreases overall

Risk factors

capacity, although these system performance decreases have not materially affected our business, as our business model already reflects the fact that we acquired only 30 operational satellites in 2001. Other operating risks, such as collisions with space debris, could materially affect system performance and our business. While certain software deficiencies may be corrected remotely, most, if not all, of the satellite anomalies or debris collision damage cannot be corrected once the satellites are placed in orbit. See “The ORBCOMM communications system—Space Segment” for a description of the operational status and anomalies that affect our satellites. We may experience anomalies in the future, whether of the types described above or arising from the failure of other systems or components, and operational redundancy may not be available upon the occurrence of such an anomaly.

Technical or other difficulties with our gateway earth stations could harm our business.

Our system relies in part on the functionality of our gateway earth stations, some of which are owned and maintained by third parties. While we believe that the overall health of our gateway earth stations remains stable, we may experience technical difficulties or parts obsolescence with our gateway earth stations which may negatively impact service in the region covered by that gateway earth station. Certain problems with these gateway earth stations can reduce their availability and negatively impact the performance of our system in that region. We are also experiencing commercial disputes with the entities that own the gateway earth stations in Japan and Korea. In addition, due to regulatory and licensing constraints in certain countries in which we operate, we are unable to wholly-own or majority-own some of the gateway earth stations in our system located outside the United States. As a result of these ownership restrictions, we rely on third parties to own and operate some of these gateway earth stations. If our relationship with these third parties deteriorates or if these third parties are unable or unwilling to bear the cost of operating or maintaining the gateway earth stations, or if there are changes in the applicable domestic regulations that require us to give up any or all of our ownership interests in any of the gateway earth stations, our control over our system could be diminished and our business could be harmed.

Our system could fail to perform or perform at reduced levels of service because of technological malfunctions or deficiencies or events outside of our control which would seriously harm our business and reputation.

Our system is exposed to the risks inherent in a large-scale, complex telecommunications system employing advanced technology. Any disruption to our services, information systems or communication networks or those of third parties into which our network connects could result in the inability of our customers to receive our services for an indeterminate period of time. Satellite anomalies and other technical and operational deficiencies of our communications system described in this prospectus could result in system failures or reduced levels of service. In addition, certain components of our system are located in foreign countries, and as a result, are potentially subject to governmental, regulatory or other actions in such countries which could force us to limit the operations of, or completely shut down, components of our system, including gateway earth stations or subscriber communicators. Any disruption to our services or extended periods of reduced levels of service could cause us to lose customers or revenue, result in delays or cancellations of future implementations of our products and services, result in failure to attract customers or result in litigation, customer service or repair work that would involve substantial costs and distract management from operating our business. The failure of any of the diverse and dispersed elements of our system, including our satellites, our network control center, our gateway earth stations, our gateway control centers or our subscriber communicators, to function and coordinate as required could render our system unable to perform at the quality and capacity levels required for success. Any system failures or extended reduced levels of service could reduce our sales, increase costs or result in liability claims and seriously harm our business.

Risk factors

RISKS RELATING TO THIS OFFERING

The price of our common stock has been, and may continue to be, volatile and your investment may decline in value.

The trading price of our common stock has been and may continue to be volatile and purchasers of our common stock could incur substantial losses. Further, our common stock has a limited trading history. Factors that could affect the trading price of our common stock include:

➢	liquidity of the market in, and demand for, our common stock;

➢	changes in expectations as to our future financial performance or changes in financial estimates, if any, of market analysts;

➢	actual or anticipated fluctuations in our results of operations, including quarterly results;

➢	our financial performance failing to meet the expectations of market analysts or investors;

➢	our ability to raise additional funds to meet our capital needs;

➢	the outcome of any litigation by or against us, including any judgments favorable or adverse to us;

➢	conditions and trends in the end markets we serve and changes in the estimation of the size and growth rate of these markets;

➢	announcements relating to our business or the business of our competitors;

➢	investor perception of our prospects, our industry and the markets in which we operate;

➢	changes in our pricing policies or the pricing policies of our competitors;

➢	loss of one or more of our significant customers;

➢	changes in governmental regulation;

➢	changes in market valuation or earnings of our competitors; and

➢	general economic conditions.

In addition, the stock market in general, and The Nasdaq Global Market and the market for communications companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies affected. These broad market and industry factors may materially harm the market price of our common stock, regardless of our operating performance.

In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted against that company. Such litigation, if instituted against us, could result in substantial costs and a diversion of management’s attention and resources, which could materially harm our business, financial condition, future results and cash flow.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will continue to depend in part on the research and reports that securities or industry analysts publish about us or our business, including securities analysts employed by our underwriters who are currently prohibited under rules of the NASD from publishing research about us or our business for a limited period of time. If these analysts do not continue to provide adequate research coverage or if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on

Risk factors

us regularly, demand for our stock could decrease, which could cause our stock price and trading volume to decline.

A significant portion of our outstanding common stock will soon be released from restrictions on resales and may be sold in the market in the near future. Future sales of shares by existing stockholders could cause our stock price to decline.

As of March 31, 2007 we had 37,187,134 shares of common stock outstanding. The 9,230,800 shares sold in our initial public offering are, and the 7,000,000 shares sold by the selling stockholders and us in this offering will be, freely tradable without restriction or further registration under federal securities laws unless purchased by our affiliates. Approximately 31,000,000 outstanding shares of common stock held by our directors and executive officers and certain of our stockholders (and any shares purchased or acquired by them, whether pursuant to options or warrants to purchase common stock, restricted stock units or stock appreciation rights or otherwise, after our initial public offering) are subject to lock-up agreements with UBS Securities LLC and us that expire on June 1, 2007, subject to extension under certain circumstances. We and UBS Securities LLC have jointly waived the lock-up provisions to permit us and the selling stockholders in this offering to participate in this offering. In connection with this offering, the stockholders party to the Second Amended and Restated Registration Rights Agreement, dated as of December 30, 2005, including the majority of the selling stockholders, have agreed to be bound by lock-up arrangements with UBS Securities LLC and us. The shares of common stock subject to the lock-up arrangement will be available for sale in the public market beginning 90 days after the date of this prospectus, subject to extension under certain circumstances, assuming the holders of such shares have satisfied the one-year holding period under Rule 144 of the Securities Act of 1933, as amended, and will be subject to certain volume limitations under Rule 144. UBS Securities LLC and we may jointly waive the lock-up provisions. All other outstanding shares of common stock not sold in this offering or subject to the lock-up agreements may be sold under Rule 144, subject to certain volume limitations, assuming they have satisfied the one-year holding period.

Additionally, certain stockholders currently holding our common stock may require us to file a shelf registration statement to register the resale of all the shares of our common stock, from time to time and at any time beginning 90 days after this offering. We are also obligated to file a shelf registration statement beginning in November 2007. See “Certain relationships and transactions with related persons—Registration Rights Agreement”.

Sales of substantial amounts of our common stock in the public market following this offering, or the perception that these sales may occur, could cause the market price of our common stock to decline.

You will experience immediate and substantial dilution in the as adjusted net tangible book value of the shares you purchase in this offering and will experience further dilution from the exercise of stock options and warrants.

If you purchase shares of our common stock in this offering, you will pay more for your shares than the net tangible book value per share of our common stock. As a result, based on a public offering price of $11.50 per share, the as adjusted net tangible book value dilution to investors purchasing common stock in this offering will be $7.71 per share. This dilution is due in large part to earlier investors in our company having paid substantially less than the public offering price when they purchased their shares. The exercise of outstanding options and warrants for common stock may result in further dilution to you. See “Dilution” for a more complete description of how the value of your investment in our common stock will be diluted upon completion of this offering.

Risk factors

We are subject to anti-takeover provisions which could affect the price of our common stock.

Our amended and restated certificate of incorporation and our bylaws contain provisions that could make it difficult for a third party to acquire us without the consent of our board of directors. These provisions do not permit actions by our stockholders by written consent and require the approval of the holders of at least 66 2/3% of our outstanding common stock entitled to vote to amend certain provisions of our amended and restated certificate of incorporation and bylaws. In addition, these provisions include procedural requirements relating to stockholder meetings and stockholder proposals that could make stockholder actions more difficult. Our board of directors is classified into three classes of directors serving staggered, three-year terms and may be removed only for cause. Any vacancy on the board of directors may be filled only by the vote of the majority of directors then in office. Our board of directors have the right to issue preferred stock with rights senior to those of the common stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by our board of directors. Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more for our outstanding common stock. Although we believe these provisions provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our board of directors, these provisions apply even if the offer may be considered beneficial by some stockholders and may delay or prevent an acquisition of our company.

We will not receive the majority of the proceeds of this offering and of the proceeds we will receive, our management may invest or spend the proceeds in ways with which you may not agree or in ways that may not yield a positive return.

We will not receive any proceeds from the shares of common stock sold by the selling stockholders, which will represent the majority of the proceeds of this offering. We currently anticipate using the net proceeds to us from this offering to expand our capital expenditure plan to increase significantly the capacity and efficiency of our next-generation satellites. We cannot specify with certainty how we will use the net proceeds of this offering. Accordingly, our management will have considerable discretion in the application of these proceeds and you will not have the opportunity to assess whether these proceeds are being used appropriately. These proceeds may be used for corporate purposes that do not increase our operating results or market value. Until the net proceeds are used, they may be placed in investments that do not produce income or that lose value.

Special note regarding forward-looking statements

This prospectus contains forward-looking statements. These statements related to our growth strategy and our future financial performance, including our operations, economic performance, financial condition and prospects, and other future events. We generally identify forward-looking statements by using such words as “anticipate”, “believe”, “can”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “seek”, “should” and similar expressions, and the negative of such words and expressions, although not all forward-looking statements contain such words or expressions. The forward-looking statements in this prospectus are primarily located in the material set forth under the headings “Prospectus summary”, “Risk factors”, “Capitalization”, “Management’s discussion and analysis of financial condition and results of operations” and “Business”, but are found in other locations as well.

These forward-looking statements generally relate to our plans, objectives and expectations for future operations and are based upon management’s current estimates and projections of future results or trends. Although we believe that our plans and objectives reflected in or suggested by these forward-looking statements are reasonable, we may not achieve these plans or objectives. Our actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to:

➢	the substantial losses we have incurred and expect to continue to incur;

➢	demand for and market acceptance of our products and services and the applications developed by our resellers;

➢	technological changes, pricing pressures and other competitive factors;

➢	the inability of our international resellers to develop markets outside the United States;

➢	satellite launch failures, satellite launch and construction delays and in-orbit satellite failures or reduced performance;

➢	the failure of our system or reductions in levels of service due to technological malfunctions or deficiencies or other events;

➢	our inability to renew or expand our satellite constellation;

➢	financial market conditions and the results of financing efforts;

➢	political, legal, regulatory, governmental, administrative and economic conditions and developments in the United States and other countries and territories in which we operate;

➢	changes in our business strategy; and

➢	the other risks described in this prospectus under “Risk factors”.

This prospectus also contains forward-looking statements attributed to third parties relating to their estimates of the growth of our markets. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Forward-looking statements contained in this prospectus speak only as of the date of this prospectus. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should, however, review the risks and uncertainties we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See “Where you can find more information”.

Use of proceeds

We will not receive any of the proceeds from the sale of the 4,015,000 shares of common stock offered by the selling stockholders. With the exception of any underwriting discounts and commissions related to the sale of shares of common stock by the selling stockholders, we are responsible for the fees, costs and expenses of this offering which are estimated to be $1.2 million, inclusive of our legal and accounting fees, printing costs and filing and other miscellaneous fees and expenses.

We estimate that the net proceeds to us from the sale of the 2,985,000 shares of common stock we are offering will be approximately $31.2 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds to us from this offering as follows:

➢	Approximately $30.0 million to expand our capital expenditure plan to take advantage of current opportunities to procure advanced communication systems for our next-generation satellites that significantly increase capacity beyond that provided in our base capital expenditure plan; and

➢	The remainder to provide additional working capital and for other general corporate purposes.

The allocation of the net proceeds of this offering described above represents our best current estimate of our projected capital expenditure plan. The amount and timing of how we actually spend the net proceeds to us from this offering may vary significantly and will depend on a number of factors, including our future revenues and cash generated by operations and other factors we describe in “Risk factors”. Accordingly, we will have broad discretion in the way we use the net proceeds to us from this offering and we reserve the right to change the use of these proceeds in response to certain contingencies such as more attractive business opportunities, changes in technology, competitive developments and other factors. Pending their ultimate use, we intend to invest the net proceeds to us from this offering in short- to medium-term, interest-bearing, investment-grade securities.

Price range of our common stock

Our common stock has traded on The Nasdaq Global Market under the symbol “ORBC” since November 3, 2006. Prior to that time, there was no public market for our common stock.

The following sets forth the high and low trading prices of our common stock, as reported on The Nasdaq Global Market for the periods shown:

	High	Low

2006:
Fourth Quarter (beginning on November 3, 2006)	$11.10	$7.03
2007:
First Quarter	$14.23	$8.76
Second Quarter (through May 24, 2007)	$13.97	$11.45

On May 24, 2007 the last reported sale price for our common stock on The Nasdaq Global Market was $11.62 per share. As of March 31, 2007 there were 122 holders of record of our common stock.

Dividend policy

We have never declared or paid cash dividends on shares of our common stock.

Our board of directors currently intends to retain all available funds and future earnings to support operations and to finance the growth and development of our business and does not intend to pay cash dividends on our common stock for the foreseeable future. Our board of directors may, from time to time, examine our dividend policy and may, in its absolute discretion, change such policy.

Capitalization

Capitalization

The following table summarizes our cash, cash equivalents and marketable securities and our capitalization as of March 31, 2007:

➢	on a historical basis; and

➢	on an as adjusted basis to reflect the capitalization as adjusted to give effect to the sale by us of shares of common stock offered hereby at the public offering price of $11.50 per share, after deducting estimated underwriting discounts and commissions and the estimated offering expenses payable by us and the application of the net proceeds from the offering.

The following table excludes:

➢	an aggregate of 1,464,420 shares of common stock subject to outstanding options at a weighted average exercise price of $3.09 per share as of March 31, 2007;

➢	an aggregate of 1,443,985 shares of common stock subject to outstanding warrants at a weighted average exercise price of $2.93 per share as of March 31, 2007;

➢	899,296 and 413,334 shares of common stock deliverable upon vesting of outstanding RSUs and exercise of outstanding SARs with a weighted average issuance price per share of $11.00, respectively; and

➢	3,600,539 shares of common stock available for future issuance at March 31, 2007 under our 2006 LTIP. See “Management—Stock Option and Other Compensation Plans” and Note 4 of Notes to condensed consolidated financial statements.

You should read the following table in conjunction with “Management’s discussion and analysis of financial condition and results of operations”, “Description of capital stock” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of March 31, 2007
	Actual	As adjusted

	(in thousands, except par values)

Cash and cash equivalents	$47,012	$78,251

Marketable securities	$51,100	$51,100

Preferred stock, $.001 par value; 50,000 shares authorized, no shares issued and outstanding, actual and as adjusted	$—	$—
Stockholders’ equity:
Common stock, $.001 par value; 250,000 shares authorized, 37,187 shares issued and outstanding, actual, and 40,172 shares issued and outstanding as adjusted	37	40
Additional paid-in capital	190,845	222,081
Accumulated other comprehensive loss	(419)	(419)
Accumulated deficit	(62,786)	(62,786)

Total stockholders’ equity	127,677	158,916

Total capitalization	$127,677	$158,916

Dilution

If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock after this offering. As of March 31, 2007, our net tangible book value was approximately $121.0 million, or approximately $3.25 per share of our common stock. Net tangible book value per share is equal to our total net tangible assets, or total net assets less intangible assets, divided by the number of shares of our outstanding common stock. After giving effect to our sale of 2,985,000 shares of our common stock in this offering at the public offering price of $11.50 per share, and the application of the proceeds therefrom, and after deducting estimated underwriting discounts and commissions paid by us and the estimated offering expenses of this offering, our as adjusted net tangible book value as of March 31, 2007 attributable to common stockholders would have been approximately $152.2 million, or approximately $3.79 per share of our common stock. This represents an immediate increase in net tangible book value of $0.54 per share to our existing stockholders, and an immediate dilution of $7.71 per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution:

Public offering price per share		$11.50
Net tangible book value per share before the offering	$3.25
Increase in net tangible book value per share attributable to new investors	0.54

As adjusted net tangible book value per share after the offering		3.79

Dilution per share to new investors		$7.71

The table below summarizes on an as adjusted basis, as of March 31, 2007, after giving effect to this offering, the total number of shares of our common stock purchased from us and the total consideration and the average price per share paid by existing stockholders and by new investors.

	Total shares		Total consideration		Average price
	Number	%	Amount	%	per share

Existing stockholders	37,187,134	92.6	$190,882,000	84.8	$5.13
New investors	2,985,000	7.4	34,327,500	15.2	11.50

Total	40,172,134	100.0%	$225,209,500	$100.0%

If the underwriters exercise their over-allotment option in full, the following will occur:

➢	the as adjusted percentage of shares of our common stock held by existing stockholders will decrease to approximately 80.0% of the total number of as adjusted shares of our common stock outstanding after this offering; and

➢	the number of shares of our common stock held by new investors will increase to 8,050,000, or approximately 20.0% of the total number of shares of our common stock outstanding after this offering.

The discussion and tables above exclude the following:

➢	an aggregate of 1,464,420 shares of common stock subject to outstanding options at a weighted average exercise price of $3.09 per share as of March 31, 2007;

➢	an aggregate of 1,443,985 shares of common stock subject to outstanding warrants at a weighted average exercise price of $2.93 per share as of March 31, 2007;

➢	899,296 and 413,334 shares of common stock deliverable upon vesting of outstanding RSUs and exercise of outstanding SARs with a weighted average issuance price per share of $11.00, respectively; and

Dilution

➢	3,600,539 shares of common stock available for future issuance at March 31, 2007 under our 2006 LTIP. See “Management—Stock Option and Other Compensation Plans” and Note 4 of Notes to condensed consolidated financial statements.

If all outstanding options and warrants are exercised immediately after this offering, the following will occur:

➢	the as adjusted percentage of shares of our common stock held by existing shareholders will increase to approximately 93.1% of the total number of as adjusted shares of our common stock outstanding after this offering;

➢	the number of shares of our common stock held by new investors will decrease to approximately 6.9% of the total number of shares of our common stock outstanding after this offering; and

➢	the dilution per share to new investors will be $7.76.

Selected consolidated financial data

The following selected consolidated financial data should be read together with the information under “Management’s discussion and analysis of financial condition and results of operations” and our consolidated financial statements and the related notes which are included elsewhere in this prospectus. We have derived the consolidated statement of operations data for the years ended December 31, 2004, 2005 and 2006 and the consolidated balance sheet data as of December 31, 2005 and 2006 from our audited consolidated financial statements and for the three months ended March 31, 2006 and 2007 from our unaudited condensed consolidated financial statements, which are included elsewhere in this prospectus. We have derived the consolidated statement of operations data for the years ended December 31, 2002 and 2003 and the consolidated balance sheet data as of December 31, 2002, 2003 and 2004 from our audited consolidated financial statements, which are not included in this prospectus. Our historical results are not necessarily indicative of future results of operations.

						Three Months
	Years ended December 31,					ended March 31,
Consolidated statement of operations data:	2002	2003	2004	2005	2006(1)	2006	2007

	(in thousands, except per share data)

Service revenues	$3,083	$5,143	$6,479	$7,804	$11,561	$2,321	$3,950
Product sales	185	1,938	4,387	7,723	12,959	4,059	2,011

Total revenues	3,268	7,081	10,866	15,527	24,520	6,380	5,961

Costs and expenses:
Costs of services	6,812	6,102	5,884	6,223	8,714	2,057	2,353
Costs of product sales	96	1,833	4,921	6,459	12,092	4,076	2,106
Selling, general and administrative	5,792	6,577	8,646	9,344	15,731	3,328	5,311
Product development	439	546	778	1,341	1,814	498	360

Total costs and expenses	13,139	15,058	20,229	23,367	38,351	9,959	10,130

Loss from operations	(9,871)	(7,977)	(9,363)	(7,840)	(13,831)	(3,579)	(4,169)
Other income (expense), net	(913)	(5,340)	(3,026)	(1,258)	2,616	438	1,230

Loss before extraordinary gain	(10,784)	(13,317)	(12,389)	(9,098)	(11,215)	(3,141)	(2,939)
Extraordinary gain on extinguishment of debt	5,927	—	—	—	—	—	—

Net loss	$(4,857)	$(13,317)	$(12,389)	$(9,098)	$(11,215)	$(3,141)	$(2,939)

Net loss applicable to common shares(2)			$(14,535)	$(14,248)	$(29,646)	$(5,448)	$(2,939)

Net loss per common share:
Basic and diluted			$(2.57)	$(2.51)	$(2.80)	$(0.96)	$(0.08)
Weighted average common shares outstanding:
Basic and diluted			5,658	5,683	10,601	5,690	37,036

						As of
	As of December 31,					March 31,
Consolidated balance sheet data:	2002	2003	2004	2005	2006(1)	2007

	(in thousands)

Cash and cash equivalents	$166	$78	$3,316	$68,663	$62,139	$47,012
Marketable securities	—	—	—	—	38,850	51,100
Working capital (deficit)	(5,461)	(19,389)	8,416	65,285	100,887	91,584
Satellite network and other equipment, net	4,354	3,263	5,243	7,787	29,131	37,598
Intangible assets, net	—	—	317	4,375	7,058	6,686
Total assets	6,701	7,198	20,888	89,316	148,093	152,258
Notes payable	3,699	12,107	—	—	—	—
Note payable—related party	—	—	—	594	879	930
Convertible redeemable preferred stock	—	—	38,588	112,221	—	—
Stockholders’ (members’) equity (deficit)	(4,730)	(15,547)	(28,833)	(42,654)	128,712	127,677

(footnotes on following page)

Selected consolidated financial data

						Three months
	Years ended December 31,					ended March 31,
Consolidated statements of cash flows data:	2002	2003	2004	2005	2006	2006	2007

	(in thousands)

Net cash (used in) provided by operating activities	$(5,246)	$(4,968)	$(16,051)	$3,641	$(8,866)	$(6,669)	$735
Net cash used in investing activities	(14)	(1,747)	(2,489)	(4,033)	(64,838)	(754)	(15,257)
Net cash provided by (used in) financing activities	5,060	6,627	21,778	65,674	67,510	(6,562)	(599)

						Three months
	Years ended December 31,					ended March 31,
Other data:	2002	2003	2004	2005	2006	2006	2007

EBITDA(3) (in thousands)	$(2,796)	$(6,666)	$(9,640)	$(6,874)	$(11,187)	$(2,923)	$(3,624)
Billable subscriber communicators (at end of period) (number of units)	30,788	47,937	75,186	112,984	224,935	137,968	250,295

(1)	On November 8, 2006, we completed our initial public offering of 9,230,800 shares of common stock at a price of $11.00 per share. After deducting underwriting discounts and commissions and offering expenses, we received proceeds of approximately $89.5 million. From these net proceeds we paid accumulated and unpaid dividends totaling $7.5 million to the holders of Series B preferred stock, a $3.6 million contingent purchase price payment relating to the acquisition of our interest in Satcom International Group plc. and $10.1 million to the holders of Series B preferred stock in connection with obtaining consents required for the conversion of the Series B preferred stock into common stock. All outstanding shares of Series A and B preferred stock automatically converted into 21,383,318 shares of common stock in connection with our initial public offering.

(2)	The net loss applicable to common shares for the year ended December 31, 2004 is based on our net loss for the period from February 17, 2004, the date on which the members of ORBCOMM LLC contributed all of their outstanding membership interests in exchange for shares of our common stock, through December 31, 2004. Net loss attributable to the period from January 1, 2004 to February 16, 2004 (prior to our becoming a corporation and issuing our common shares), has been excluded from the net loss applicable to common shares. As a result, net loss per common share for 2004 is not comparable to net loss per common share for 2005 and 2006.

(3)	EBITDA is defined as earnings before interest income (expense), provision for income taxes and depreciation and amortization. We believe EBITDA is useful to our management and investors in evaluating our operating performance because it is one of the primary measures used by us to evaluate the economic productivity of our operations, including our ability to obtain and maintain our customers, our ability to operate our business effectively, the efficiency of our employees and the profitability associated with their performance; it also helps our management and investors to meaningfully evaluate and compare the results of our operations from period to period on a consistent basis by removing the impact of our financing transactions and the depreciation and amortization impact of capital investments from our operating results. In addition, our management uses EBITDA in presentations to our board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of our annual operating budget.

EBITDA is not a performance measure calculated in accordance with accounting principles generally accepted in the United States, or GAAP. While we consider EBITDA to be an important measure of operating performance, it should be considered in addition to, and not as a substitute

Selected consolidated financial data

for, or superior to, net loss or other measures of financial performance prepared in accordance with GAAP and may be different than EBITDA measures presented by other companies.

The following table reconciles our net loss to EBITDA for the periods shown:

						Three months
	Years ended December 31,					ended March 31,
	2002	2003	2004	2005	2006	2006	2007

	(in thousands)

Net loss	$(4,857)	$(13,317)	$(12,389)	$(9,098)	$(11,215)	$(3,141)	$(2,939)
Interest income	(3)	—	(49)	(66)	(2,582)	(455)	(1,279)
Interest expense(a)	916	5,340	1,318	308	237	17	52
Depreciation and amortization	1,148	1,311	1,480	1,982	2,373	656	542

EBITDA	$(2,796)	$(6,666)	$(9,640)	$(6,874)	$(11,187)	$(2,923)	$(3,624)

(a)	Includes amortization of deferred debt issuance costs and debt discount of approximately $170, $3,527, $722, $31 and $0 for the years 2002, 2003, 2004, 2005 and 2006, respectively, and $0 for each of the first three months of 2006 and 2007.

Management’s discussion and analysis of financial condition and results of operations

The following discussion and analysis of our results of operations, financial condition and liquidity should be read in conjunction with our consolidated financial statements and the related notes which appear elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategies for our business, includes forward-looking statements. You should review the “Risk factors” section of this prospectus for a discussion of important factors that could cause our actual results to differ materially from the results described in or implied by these forward-looking statements. Please refer to “Special note regarding forward-looking statements” included elsewhere in this prospectus for more information.

OVERVIEW

We operate the only global commercial wireless messaging system optimized for narrowband communications. Our system consists of a global network of 29 low-Earth orbit, or LEO, satellites and accompanying ground infrastructure. In April 2007, our Plane F polar satellite, one of the original prototype first generation satellites launched in 1995, was voluntarily retired due to intermittent service, without material impact on our service, reducing our constellation from 30 to 29 satellites. Our two-way communications system enables our customers and end-users, which include large and established multinational businesses and government agencies, to track, monitor, control and communicate cost-effectively with fixed and mobile assets located anywhere in the world. Our products and services enable our customers and end-users to enhance productivity, reduce costs and improve security through a variety of commercial, government and emerging homeland security applications. We enable our customers and end-users to achieve these benefits using a single global technology standard for machine-to-machine and telematic, or M2M, data communications. Our customers have made significant investments in developing ORBCOMM-based applications. Examples of assets that are connected through our M2M data communications system include trucks, trailers, railcars, containers, heavy equipment, fluid tanks, utility meters, pipeline monitoring equipment, marine vessels and oil wells. Our customers include value-added resellers, or VARs, original equipment manufacturers, or OEMs, such as Caterpillar Inc., Komatsu Ltd., Hitachi Construction Machinery Co., Ltd. and the Volvo Group, service providers, such as GE Equipment Services, and government agencies, such as the U.S. Coast Guard.

We believe that the most important factor for our success is the addition of billable subscriber communicators (subscriber communicators activated and currently billing or expected to be billing within 30 to 90 days) on our system. We are focused on increasing our market share of customers with the potential for a high number of connections with lower usage applications. We believe that the service revenues associated with additional billable subscriber communicators on our communications system will more than offset the negligible incremental cost of adding such subscriber communicators to our system and, as a result, positively impact our results of operations. During the year ended December 31, 2006, we added approximately 112,000 net billable subscriber communicators on our communications system compared to approximately 38,000 net billable subscriber communicators added during the year ended December 31, 2005, an increase of approximately 196.2%. During the three months ended March 31, 2007, our billable subscriber communicator net additions totaled over 25,000 units. As of March 31, 2007, we had approximately 250,000 billable subscriber communicators on our communications system as compared to approximately 138,000 as of March 31, 2006, an increase of approximately 81.6%.

Management’s discussion and analysis of financial condition and results of operations

The following sets forth certain developments in our business during 2006:

➢	On November 8, 2006, we closed our initial public offering in which we sold 9,230,800 shares of common stock at a price of $11.00 per share and all outstanding shares of our Series A and Series B preferred stock automatically converted into an aggregate of 21,383,318 shares of common stock;

➢	On October 10, 2006, our Stellar subsidiary entered into an agreement with GE Asset Intelligence, LLC, or AI, a subsidiary of GE Equipment Services, to supply up to 412,000 units of in-production and future models of Stellar’s subscriber communicators from August 1, 2006 through December 31, 2009 to support AI’s applications utilizing our M2M data communications system. Of the total volume level under the agreement, 270,000 units are non-cancelable except under specified early termination provisions of the agreement. The overall contract value at the full volume level would be approximately $57.0 million, subject to adjustment for additional engineering work, substitution of subscriber communicator models or other modifications pursuant to the terms of the agreement, and excludes any service revenues that we may derive from the activation and use of these subscriber communicators on our M2M data communications system under our separate pre-existing reseller agreement with AI;

➢	On September 20, 2006, Volvo Trucks North America announced that it will make its Volvo Link Sentry monitoring application, which utilizes our M2M data communications system, standard for all Volvo trucks with its US’07 engines, which went on sale beginning in the first quarter of 2007;

➢	On June 5, 2006, we entered into an agreement with OHB-System AG to supply the buses and related integration and launch services for our six quick-launch satellites, with options for two additional satellite buses and related integration services. The price for the six satellite buses and related integration and launch services is $20 million, or up to a total of $24.2 million if the options for the two additional satellite buses and related integration services are exercised on or before June 5, 2007, subject to certain price adjustments for late penalties and on-time or early delivery incentives. In addition, under the agreement, OHB-System AG will provide preliminary services relating to the development, demonstration and launch of our next-generation satellites at a cost of $1.35 million;

➢	On April 21, 2006, we entered into an agreement with Orbital Sciences Corporation to supply us with the payloads for our six quick-launch satellites. The price for the payloads is $17 million, subject to price adjustments for late penalties and on-time or early delivery incentives;

➢	On April 7, 2006, Hitachi Construction Machinery Co., Ltd. entered into an IVAR agreement with us to support Hitachi’s newly launched Global e-Service Business, making it the fourth major heavy equipment OEM to choose us for data communications;

➢	On March 14, 2006, the Trailer Fleet Services and Asset Intelligence divisions of GE Equipment Services announced an agreement under which GE Equipment Services will supply Wal-Mart Stores, Inc. with trailer tracking technology for its fleet of 46,000 over-the-road trailers using our M2M data communications system; and

➢	In November and December 2005 and January 2006, we completed our Series B preferred stock financing totaling $72.5 million led by Pacific Corporate Group, or PCG, which funded $30 million. New investors, in addition to PCG, included investment firms MH Equity Investors and Torch Capital. Several existing investors also participated in these financings, including Ridgewood Capital, OHB Technology A.G., Northwood Ventures LLC and our senior management. In January 2006, in connection with the Series B stock financing we paid all accumulated and unpaid dividends on our Series A preferred stock, totaling $8.0 million, of which $1.3 million was reinvested by holders of our Series A preferred stock in shares of our Series B preferred stock financing. All of our

Management’s discussion and analysis of financial condition and results of operations outstanding preferred stock was converted to common stock upon completion of our initial public offering.

The following are some of the factors that we believe will drive an increase of billable subscriber communicators on our system and cause future revenue growth rates to exceed our historical revenue growth rates:

➢	We believe that our target markets are significant and growing. Harbor Research, Inc., an independent strategic research firm that we engaged to reorganize their existing data for our use internally and in this prospectus, estimates that the number of vehicles, devices and units worldwide in the commercial transportation, heavy equipment, fixed asset monitoring, marine vessel, consumer transportation and homeland security markets which are connected to M2M data communications systems using satellite or cellular networks will grow from approximately 17.4 million in 2006 to approximately 131.0 million by 2012, representing a compound annual growth rate of 40.0%. During this time, Harbor expects penetration of M2M data communications devices in these target markets to increase from approximately 1.4% of a total of 1.3 billion vehicles, devices and units in 2006 to approximately 8.9% of a total of 1.5 billion vehicles, devices and units in 2012.

➢	The growing demand for wireless connectivity for M2M applications arises from the need for businesses and governments to track, control, monitor and communicate with their fixed and mobile assets that are located throughout the world. In recent years, these assets increasingly incorporate microprocessors, sensors and other devices that can provide a variety of information about the asset’s location, condition, operation or environment and respond to external commands. Our M2M data communications system enables these businesses and governments to communicate with these devices in a low cost and efficient manner.

➢	Our Stellar DS 300 and DS 100 subscriber communicators perform better, cost substantially less, and are significantly more reliable than the subscriber communicators Stellar offered prior to the second half of 2005. As a result of being able to supply low cost subscriber communicators, we are positioned to address the needs of large-volume market segments, such as mobile asset tracking, including truck and trailer tracking, and many fixed-asset monitoring applications, including pipeline monitoring, utility meter reading and tank level monitoring, where subscriber communicator costs are a critical competitive factor.

➢	A number of our key customers have begun to roll out applications which had been under development prior to 2005. These include GE Equipment Services, which spent a significant amount of time integrating the DS 300 subscriber communicator into its VeriWisetm trailer tracking solution. This application is now being rolled out to some of its major customers, including Wal-Mart Stores, Inc. Other examples include American Innovations, Ltd., which has developed a pipeline monitoring solution using the DS 100 subscriber communicator and Hitachi Construction Machinery Co., Ltd., which has developed a heavy equipment tracking solution using subscriber communicators from Quake Global, Inc., another manufacturer of our subscriber communicators.

➢	The expected launches of our quick-launch and next-generation satellites, together with the installation of additional gateway earth stations around the world, is expected to reduce the time lags in delivering messages, improving quality and coverage of our system.

➢	We expect to open new markets and to expand our existing international activities. Our international growth strategy is to open new markets outside the United States by obtaining regulatory authorizations and developing markets for our M2M data communications services to be sold in those regions, in particular, where the market opportunity for our OEM customers and resellers is greatest. We are currently authorized, either directly or indirectly, to provide our communications services in over 80 countries and territories through our seven international licensees and 12 country

Management’s discussion and analysis of financial condition and results of operations representatives. We are currently working with approximately 60 IVARs, who, generally, subject to certain regulatory restrictions, have the right to market and sell their applications anywhere our communications services are offered.

The following are some of the factors that we believe will impact our expenses in the future:

➢	Increased network equipment costs, including our planned acquisition of additional gateway earth stations and gateway control centers, will cause our depreciation expense, a component of cost of service, to increase. Other than this increased depreciation, the marginal cost to operate our communications system is relatively low. Consequently, as our service revenues associated with additional subscriber communicators on our system increase, they will offset non-network related expenses and positively impact our results of operations.

➢	From the beginning of 2007 through 2012, we anticipate spending approximately $205 million on our expanded capital plan, which contemplates the launch of at least 25 additional satellites at a cost of approximately $175 million, including a demonstration satellite for the U.S. Coast Guard to prove the capability of an ORBCOMM satellite to receive, process and forward Automatic Identification System, or AIS, data (the “Concept Validation Project”), and the remaining approximately $30 million for non-satellite capital expenditures. If market demands increase or lower latencies are required, we may exercise any options we may have to acquire additional satellites to supplement or expand our constellation, which will require additional capital expenditures. As of March 31, 2007, we had made payments totaling $10.5 million pursuant to our procurement agreement with Orbital Sciences Corporation. Our procurement agreement with OHB-System AG includes options for two additional satellite buses and related integration services, exercisable on or before June 5, 2007, at a price for each optional bus and related integration services of $2.1 million, subject to price adjustments for late penalties and on-time or early delivery incentives. As of March 31, 2007, we had made payments of $8.0 million pursuant to this agreement. We intend to require our satellite manufacturers for our next-generation satellites to include options for additional satellites that can be launched on an accelerated schedule if necessary.

➢	Our largest recurring expenses are costs associated with our employees, and we expect these expenses to increase, as we plan to increase headcount from 95 employees as of March 31, 2007 to approximately 145 employees by 2010.

Consolidated revenues decreased 6.6% to $6.0 million for the three months ended March 31, 2007 from $6.4 million for the three months ended March 31, 2006. Sales to GE represented 39.7% and 62.7% of our revenues for the three months ended March 31, 2007 and 2006, respectively. Consolidated revenues increased 57.9% from $15.5 million in 2005 to $24.5 million in 2006. Sales to GE Equipment Services, which represented 49.5% of our revenues for 2006, accounted for 80.5% of this growth. Consolidated revenues increased 43.0% from $10.9 million in 2004 to $15.5 million in 2005. We have reported net losses since inception and, as of March 31, 2007, we had an accumulated deficit of $62.8 million. For the three months ended March 31, 2007 and the years ended December 31, 2004, 2005 and 2006, we reported net losses of $2.9 million, $12.4 million, $9.1 million and $11.2 million, respectively. Our long-term viability is dependent upon our ability to achieve positive cash flows from operations or to raise additional financing.

Organization

ORBCOMM LLC was organized as a Delaware limited liability company on April 4, 2001 and on April 23, 2001, it acquired substantially all of the non-cash assets and assumed certain liabilities of ORBCOMM Global L.P. and its subsidiaries, which had filed for relief under Chapter 11 of the U.S. Bankruptcy Code. The assets acquired from ORBCOMM Global L.P. and its subsidiaries consisted principally of the in-orbit satellites and supporting U.S. ground infrastructure equipment that we own

Management’s discussion and analysis of financial condition and results of operations today. At the same time, ORBCOMM LLC also acquired the FCC licenses required to own and operate the communications system from a subsidiary of Orbital Sciences Corporation, which was not in bankruptcy, in a related transaction. Prior to April 23, 2001, ORBCOMM LLC did not have any operating activities. We were formed as a Delaware corporation in October 2003 and on February 17, 2004, the members of ORBCOMM LLC contributed all of their outstanding membership interests in ORBCOMM LLC to us in exchange for shares of our common stock, representing ownership interests in us equal in proportion to their prior ownership interest in ORBCOMM LLC. As a result of, and immediately following the contribution, ORBCOMM LLC became a wholly owned subsidiary of ours. We continued the historical business, operations and management of ORBCOMM LLC. We refer to this transaction as the “Reorganization”. Prior to February 17, 2004, ORBCOMM Inc. did not have any operating activities.

Revenues

We derive product revenues primarily from sales of subscriber communicators to our resellers (i.e., our VARs, IVARs, international licensees and country representatives) and direct customers, as well as other products, such as subscriber communicator peripherals (antennas, cables and connector kits), and in 2006 and 2005 we recognized revenues upon the installation of a gateway earth station sold pursuant to a contract entered into in 2003. We derive service revenues from our resellers and direct customers from utilization of subscriber communicators on our communications system. These service revenues generally consist of a one-time activation fee for each subscriber communicator activated for use on our communications system and monthly usage fees. Usage fees that we charge our customers are based upon the number, size and frequency of data transmitted by the customer and the overall number of subscriber communicators activated by each customer. Revenues for usage fees from currently billing subscriber communicator units are recognized on an accrual basis, as services are rendered, or on a cash basis, if collection from the customer is not reasonably assured at the time the service is provided. Usage fees charged to our resellers and direct customers are charged primarily at wholesale rates based on the overall number of subscriber communicators activated by them and the total amount of data transmitted by their customers. For one international licensee customer, we charge usage fees as a percentage of the international licensee’s revenues. Service revenues also include royalties paid by subscriber communicator manufacturers and fees from professional and administrative services.

During 2004, we entered into an agreement with the U.S. Coast Guard, to design, develop, launch and operate a single satellite in connection with the Concept Validation Project. Under the terms of the agreement, title to the demonstration satellite remains with us; however the U.S. Coast Guard will be granted a non-exclusive, royalty free license to use the designs, processes and procedures developed under the contract in connection with any of our future satellites that are AIS-enabled. We are permitted under the agreement, and intend, to use the Coast Guard demonstration satellite to provide services to other customers, subject to receipt of a modification of our current license or special temporary authority from the FCC. The agreement also provides for post-launch maintenance and AIS data transmission services to be provided by us to the U.S. Coast Guard for an initial term of 14 months. At its option, the U.S. Coast Guard may elect to receive maintenance and AIS data transmission services for up to an additional 18 months subsequent to the initial term. The deliverables under the agreement do not qualify as separate units of accounting and as a result, revenues from the agreement will be recognized ratably commencing upon the launch of the demonstration satellite (expected in 2007) over the expected life of the customer relationship.

We do not expect our historical revenue mix to be indicative of our future revenue. As the number of billable subscriber communicators activated for use on our communications system increases, we expect service revenues to become our most significant revenue component, followed by revenues from sales of

Management’s discussion and analysis of financial condition and results of operations subscriber communicators and other equipment, and fees from professional services. We define billable subscriber communicators as subscriber communicators activated and currently billing (which excludes pre-bill units and includes units which are accounted for on a cash basis) or expected to be billing within 30 to 90 days. Our pre-bill units consist of subscriber communicators activated at the customer’s request for testing prior to putting the units into actual service. An increase of subscriber communicator sales over our historical growth rate occurred in the latter part of 2005 following the introduction of our new DS 300 and DS 100 subscriber communicators. We expect the growth rate of subscriber communicator sales to continue substantially above our historical growth rate due to the DS 300 and DS 100 subscriber communicators’ improved performance and substantially lower prices and a number of key customers beginning to roll out applications in larger volumes. We expect, however, to maintain our current gross margin (defined as selling price less manufacturing costs) per subscriber communicator on future sales by offsetting the price decreases with reductions in the manufacturing cost of our communicators. We also expect service revenue will grow as more billable subscriber communicators are added to the network. Service revenue depends on the usage patterns of individual customers and end-users. We are expecting the average revenue per subscriber communicator to decrease moderately as we add additional low-usage subscriber communicators in the trailer industry, as well as expand internationally into new markets with lower pricing.

Operating expenses

We own and operate a 29-satellite constellation, six of the 14 gateway earth stations and two of the four gateway control centers. Satellite-based communications systems are typically characterized by high initial capital expenditures and relatively low marginal costs for providing service. Because we acquired substantially all of our existing satellite and network assets from ORBCOMM Global L.P. for a fraction of their original cost in a bankruptcy court-approved sale, we benefit from lower amortization of capital costs than if the assets were acquired at ORBCOMM Global L.P.’s original cost. We plan on the construction and deployment of additional satellites. This increased equipment cost, reflected at full value, along with our planned acquisition of additional gateway earth stations and gateway control centers will cause our depreciation expense, a component of cost of services, to increase relative to the depreciation of our current communications system. Other than this increased depreciation, the marginal cost to operate our communications system is relatively low.

We currently depreciate our satellite system over approximately five years, the estimated remaining life of our current communications system at the time of its acquisition in 2001. Our current satellite system became fully depreciated during the fourth quarter of 2006. However, since 2002, we have implemented several operational changes and software demonstration updates which we believe extended the operational lives of our current satellite fleet by an average of 1.5 to 2.5 years beyond this time. We currently anticipate that when additional satellites are placed into service, they will be depreciated over up to ten years (other than the Coast Guard demonstration satellite which will be depreciated over six years), representing the estimated operational lives of the satellites.

We incur engineering expenses associated with the operation of our communications system and the development and support of new applications, as well as sales, marketing and administrative expenses related to the operation of our business. Our largest recurring expenses are costs associated with our employees. Over the next several years, we expect to increase headcount from 95 employees as of March 31, 2007 to approximately 145 employees by 2010.

Capital expenditures

The majority of our current fleet of satellites was put in service in the late 1990s and has an estimated operating life of approximately nine to twelve years, after giving effect to certain operational changes

Management’s discussion and analysis of financial condition and results of operations and software updates. We plan to launch additional satellites to supplement and ultimately replace our current fleet in order to continue to provide our communications services in the future. For the year ended 2006 we spent $22.4 million on capital expenditures, of which $1.4 million was for the Coast Guard demonstration satellite and $17.4 million was for the quick-launch and next-generation satellites. For the years ended 2005 and 2004 we spent, $4.1 million and $2.5 million, respectively, on capital expenditures, of which, $3.5 million and $1.7 million, respectively, were for the Coast Guard demonstration satellite. For the three months ended March 31, 2007, we spent $3.0 million on capital expenditures, consisting of $2.2 million for the quick-launch and next-generation satellites and $0.8 million for improvements to our internal infrastructure and the ground and control segments, which consists of gateway earth stations, gateway control centers and the network control center (the “Ground Segment”). For the three months ended March 31, 2006, we spent $0.8 million on capital expenditures, consisting of $0.5 million for the Coast Guard Concept Validation Project and $0.3 million for improvements to our internal infrastructure and Ground Segment.

Our current intention is to replenish our constellation in a number of phases. First, we are under contract with the U.S. Coast Guard to conduct a demonstration test to validate the ability of an ORBCOMM satellite to receive AIS signals from marine vessels over 300 tons. The satellite is in the final integration and test phase, with a launch expected to occur during 2007. Second, we intend to launch six “quick-launch” satellites by the end of 2007 to supplement our Plane A satellites with satellites with slightly upgraded communication capability compared to our current first generation satellites. Finally, we intend to launch next-generation satellites with increased communications capabilities in 2009. We have started the procurement activities for the next-generation satellites and are planning to proceed to final negotiations leading to an anticipated contract award in mid-2007.

From the beginning of 2007 through 2012, we anticipate spending approximately $205 million on our expanded capital plan, which contemplates the launch of at least 25 additional satellites at a cost of approximately $175 million, including next-generation satellites with significantly increased capacity and efficiency, and the remaining approximately $30 million for non-satellite capital expenditures.

As a result, through a series of up to five launches, we intend to replenish the existing constellation of satellites. Depending on the capabilities of the replacement satellites, this may require fewer satellites than we currently have. Flexibility in the number of satellites per launch, the number of satellites inserted into each plane and target plane will allow us to modify our plans within just a few months before launch. In addition, we intend to require our satellite manufacturers to include options for additional satellites that can be launched on an accelerated schedule if the market demands such an increase or if lower latencies are required or to mitigate a launch failure.

Since 2002, we have implemented several operational changes and software demonstration updates which we believe extended the operational lives of our current satellite fleet by an average of 1.5 to 2.5 years. The expected replacement launch dates for our current satellite fleet begin 2007 and extend through 2010. As a result, we have flexibility with respect to the future deployment of replacement satellites, providing us with more control over the timing of our capital investments in our next-generation of satellites, including the ability to accelerate or delay the timing of capital expenditures contemplated by our expanded capital plan, as described above.

EBITDA

EBITDA is defined as earnings before interest income (expense), provision for income taxes and depreciation and amortization. We believe EBITDA is useful to our management and investors in evaluating our operating performance because it is one of the primary measures used by us to evaluate the economic productivity of our operations, including our ability to obtain and maintain our

Management’s discussion and analysis of financial condition and results of operations customers, our ability to operate our business effectively, the efficiency of our employees and the profitability associated with their performance; it also helps our management and investors to meaningfully evaluate and compare the results of our operations from period to period on a consistent basis by removing the impact of our financing transactions and the depreciation and amortization impact of capital investments from our operating results. In addition, our management uses EBITDA in presentations to our board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of our annual operating budget.

EBITDA is not a performance measure calculated in accordance with GAAP. While we consider EBITDA to be an important measure of operating performance, it should be considered in addition to, and not as a substitute for, or superior to, net loss or other measures of financial performance prepared in accordance with GAAP and may be different than EBITDA measures presented by other companies.

There are material limitations to using a measure such as EBITDA, including the difficulty associated with comparing results among more than one company and the inability to analyze certain significant items, including depreciation and interest income (expense), that directly affect our net loss. We compensate for these limitations by considering the economic effect of the excluded expense items independently as well as in connection with our analysis of net loss.

The following table reconciles our net loss to EBITDA and for the periods shown:

	Years ended December 31,			Three months ended March 31,
	2004	2005	2006	2006	2007

		(in thousands)

Net loss	$(12,389)	$(9,098)	$(11,215)	$(3,141)	$(2,939)
Interest income	(49)	(66)	(2,582)	(455)	(1,279)
Interest expense(a)	1,318	308	237	17	52
Depreciation and amortization	1,480	1,982	2,373	656	542

EBITDA	$(9,640)	$(6,874)	$(11,187)	$(2,923)	$(3,624)

(a)	Includes amortization of deferred debt issuance costs and debt discount of approximately $722, $31 and $0, for the years 2004, 2005 and 2006, respectively, and $0 for each of the three months of 2006 and 2007.

EBITDA during the three months ended March 31, 2007 decreased by $0.7 million over 2006. This decrease was due to an increase in operating expenses of $2.1 million to support the growth of the business, which was partially offset by higher net service revenues of $1.7 million. Operating expenses increased in the first quarter of 2007 mostly due to increases in stock-based compensation of $1.3 million, staffing costs, litigation and the costs of being a public company. For the remainder of 2007, staffing costs excluding stock-based compensation are expected to moderate as our staffing increased subsequent to the first quarter of 2006. We expect negative EBITDA to continue in 2007.

EBITDA in 2006 decreased by $4.3 million over 2005. This decrease was due to an increase in operating expenses of $9.3 million to support the growth of our business, which was partially offset by higher net service revenues of $3.8 million and a higher gross profit from product sales of $1.4 million. Operating expenses increased due to an increase in staffing as we prepared to become a public company, an increase in stock-based compensation of $3.7 million resulting from the granting of restricted stock units (“RSUs”) and stock appreciation rights (“SARs”) on October 2006, litigation

Management’s discussion and analysis of financial condition and results of operations expenses and consulting fees related to preparing for compliance with Section 404 of the Sarbanes-Oxley Act.

EBITDA in 2005 improved by $2.8 million over 2004. This improvement in 2005 occurred despite significant spending that did not exist in 2004 for litigation ($1.0 million), product development to develop the improved DS 300 and DS 100 subscriber communicators ($0.5 million), and additional costs to expand accounting and other administrative function ($0.3 million) as we prepared for operating as a public company.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our discussion and analysis of our results of operations, liquidity and capital resources are based on our consolidated financial statements which have been prepared in conformity with GAAP. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates and judgments, including those related to revenue recognition, costs of revenues, accounts receivable, satellite network and other equipment, capitalized development costs, intangible assets, debt issuance costs and debt discount, convertible redeemable preferred stock, valuation of deferred tax assets and the value of securities underlying stock-based compensation. We base our estimates on historical and anticipated results and trends and on various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results may differ from our estimates and could have a significant adverse effect on our results of operations and financial position. We believe the following critical accounting policies affect our more significant estimates and judgments in the preparation of our consolidated financial statements.

Revenue recognition

We recognize revenues when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectibility is reasonably assured. Our revenue recognition policy requires us to make significant judgments regarding the probability of collection of the resulting accounts receivable balance based on prior history and the creditworthiness of our customers. In instances where collection is not reasonably assured, revenue is recognized when we receive cash from the customer.

Revenues generated from the sale of subscriber communicators and other products are either recognized when the products are shipped or when customers accept the products, depending on the specific contractual terms. Sales of subscriber communicators and other products are not subject to return and title and risk of loss pass to the customer at the time of shipment. Sales of subscriber communicators are primarily to VARs and IVARs and are not bundled with service arrangements. Revenues from sales of gateway earth stations and related products are recognized only upon customer acceptance following installation. Revenues from the activation of subscriber communicators are initially recorded as deferred revenues and are, thereafter, recognized ratably over the term of the agreement with the customer, generally three years. Revenues generated from monthly usage and administrative fees and engineering services are recognized when the services are rendered. Upfront payments for manufacturing license fees are initially recorded as deferred revenues and are recognized ratably over the term of the agreements, generally ten years. Revenues generated from royalties under our subscriber communicator manufacturing agreements are recognized when we issue to a third party manufacturer upon request a unique serial number to be assigned to each unit manufactured by such third party manufacturer.

Management’s discussion and analysis of financial condition and results of operations

Amounts received prior to the performance of services under customer contracts are recognized as deferred revenues and revenue recognition is deferred until such time that all revenue recognition criteria have been met.

For arrangements with multiple obligations (e.g., deliverable and undeliverable products, and other post-contract support), we allocate revenues to each component of the contract based upon objective evidence of each component’s fair value. We recognize revenues allocated to undelivered products when the criteria for product revenues set forth above are met. If objective and reliable evidence of the fair value of the undelivered obligations is not available, the arrangement consideration allocable to a delivered item is combined with the amount allocable to the undelivered item(s) within the arrangement. Revenues are recognized as the remaining obligations are fulfilled.

Out-of-pocket expenses incurred during the performance of professional service contracts are included in costs of services and any amounts re-billed to clients are included in revenues during the period in which they are incurred. Shipping costs billed to customers are included in product sales revenues and the related costs are included as costs of product sales.

Under our agreement with the U.S. Coast Guard with respect to the Concept Validation Project and related services described under “—Overview—Revenues”, the deliverables do not qualify as separate units of accounting and as a result, revenues from the agreement will be recognized ratably commencing upon the launch of the demonstration satellite (expected in 2007) over the expected life of the customer relationship.

We, on occasion, issue options to purchase our equity securities or the equity securities of our subsidiaries, or issue shares of our common stock as an incentive in soliciting sales commitments from our customers. The grant date fair value of such equity instruments is recorded as a reduction of revenues on a pro-rata basis as products or services are delivered under the sales arrangement.

Costs of revenues

Costs of product sales includes the purchase price of products sold, shipping charges, costs of warranty obligations, payroll and payroll related costs for employees who are directly associated with fulfilling product sales and depreciation and amortization of assets used to deliver products. Costs of services is comprised of payroll and related costs, including stock-based compensation, materials and supplies, depreciation and amortization of assets used to provide services. Our most significant estimates and judgments regarding the costs of revenues are provisions for estimated expenses related to product warranties, which we make at the time products are sold. These estimates and judgments are made using historical information on the nature and frequency of such expenses.

Accounts receivable

Accounts receivable are due in accordance with payment terms included in our negotiated contracts. Amounts due are stated net of an allowance for doubtful accounts. Accounts that are outstanding longer than the contractual payment terms are considered past due. We make ongoing assumptions and judgments relating to the collectibility of our accounts receivable to determine our required allowances based on a number of factors such as the age of the receivable, credit history of the customer, historical experience and current economic conditions that may affect a customer’s ability to pay. Past experience may not be indicative of future collections; as a result, allowances for doubtful accounts may deviate from our estimates as a percentage of accounts receivable and sales.

Management’s discussion and analysis of financial condition and results of operations

Satellite network and other equipment

Satellite network and other equipment are stated at cost, less accumulated depreciation and amortization. We use judgment to determine the useful life of our satellite network based on the estimated operational life of the satellites and periodic reviews of engineering data relating to the operation and performance of our satellite network.

Satellite network includes the costs of our constellation of satellites and the Ground Segment.

Assets under construction primarily consists of costs relating to the design, development and launch of the Coast Guard demonstration satellite, payload, bus and launch procurement agreements for our quick-launch satellites and upgrades to our infrastructure and Ground Segment. Once these assets are place in service they will be transferred to satellite network and other equipment and then depreciation and amortization will be recognized using the straight-line method over the estimated lives of the assets. No depreciation had been charged on these assets as of December 31, 2006 and March 31, 2007.

Long-lived assets

We evaluate long-lived assets, including license rights, under the provisions of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. Management reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. In connection with this review, we reevaluate the periods of depreciation and amortization. We recognize an impairment loss when the sum of the future undiscounted net cash flows expected to be realized from the asset is less than its carrying amount. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value, which is determined using the projected discounted future net cash flows. We measure fair value by discounting estimated future net cash flows using an appropriate discount rate. Considerable judgment by our management is necessary to estimate the fair value of the assets and accordingly, actual results could vary significantly from such estimates. Our most significant estimates and judgments relating to the long-lived asset impairments include the timing and amount of projected future cash flows and the discount rate selected to measure the risks inherent in future cash flows.

Capitalized development costs

Judgments and estimates occur in the calculation of capitalized development costs. We evaluate and estimate when a preliminary project stage is completed and at the point when the project is substantially complete and ready for use. We base our estimates and evaluations on engineering data. We capitalize the costs of acquiring, developing and testing software to meet our internal needs. Capitalization of costs associated with software obtained or developed for internal use commences when both the preliminary project stage is completed and management has authorized further funding for the project, based on a determination that it is probable that the project will be completed and used to perform the function intended. Capitalized costs include only (1) external direct cost of materials and services consumed in developing or obtaining internal-use software, and (2) payroll and payroll-related costs for employees who are directly associated with, and devote time to, the internal-use software project. Capitalization of such costs ceases no later than the point at which the project is substantially complete and ready for its intended use. Internal use software costs are amortized once the software is placed in service using the straight-line method over periods ranging from three to five years.

Management’s discussion and analysis of financial condition and results of operations

Debt issuance costs and debt discount

We account for the intrinsic value of beneficial conversion rights arising from the issuance of convertible debt instruments with conversion rights that are “in-the-money” at the commitment date pursuant to Emerging Issues Task Force (“EITF”) Issue No. 98-5 and EITF Issue No. 00-27. The value is based on the relative fair value of the detachable convertible instrument and the associated debt, is allocated to additional paid-in-capital (or members’ deficiency prior to the Reorganization) and recorded as a reduction in the carrying value of the related debt. The intrinsic value of beneficial conversion rights is amortized to interest expense from the issuance date through the earliest date the underlying debt instrument can be converted using the effective interest method.

Warrants issued in connection with debt financing agreements are valued using the relative fair value method and allocated to additional paid-in capital (or members’ deficiency prior to the Reorganization) and recorded as a reduction in the carrying value of the related debt. This discount is amortized to interest expense using the effective interest method from the issuance date through the term of the related loan.

If debt is repaid, or converted to preferred or common stock, prior to the full amortization of the related issuance costs, beneficial conversion rights or debt discount, the remaining balance of such items is recorded as a loss on extinguishment of debt.

We estimate the fair value of warrants relating to debt issuances using judgments and estimates involving; (1) volatility, based on a peer group analysis, (2) the estimated value of our common stock on the date the warrants are issued, (3) the contractual term of the warrants, (4) the risk free interest rate, based on the contractual term of the warrants, and (5) an expected dividend yield.

Income taxes

Prior to February 17, 2004, our consolidated financial statements did not include a provision for federal and state income taxes because ORBCOMM LLC was treated as a partnership for federal and state income tax purposes. As such, we were not subject to any income taxes, as any income or loss through that date was included in the tax returns of our individual members.

On February 17, 2004, as a result of the Reorganization, we became a “C” corporation for income tax purposes and adopted the provisions of the Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. Under these guidelines, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Judgment is applied in determining whether the recoverability of our deferred tax assets will be realized in full or in part. A valuation allowance is established for the amount of deferred tax assets that are determined not to be realizable. Realization of our deferred tax assets may depend upon our ability to generate future taxable income. Based upon this analysis, we established a 100% valuation allowance for our net deferred tax assets.

Effective January 1, 2007, we began to measure and record uncertain tax positions in accordance with FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), an Interpretation of FASB Statement No. 109.

Management’s discussion and analysis of financial condition and results of operations

FIN 48 prescribes a threshold for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Only tax positions meeting the more-likely-than-not recognition threshold at the effective date may be recognized or continue to be recognized upon adoption of this Interpretation. FIN 48 also provides guidance on accounting for derecognition, interest and penalties, and classification and disclosure of matters related to uncertainty in income taxes. Accounting for uncertainties in income tax positions under FIN 48 involves significant judgments by management.

Loss contingencies

We accrue for costs relating to litigation, claims and other contingent matters when such liabilities become probable and reasonably estimable. Such estimates may be based on advice from third parties or on management’s judgment, as appropriate. Actual amounts paid may differ from amounts estimated, and such differences will be charged to operations in the period in which the final determination of the liability is made. Management considers the assessment of loss contingencies as a critical accounting policy because of the significant uncertainty relating to the outcome of any potential legal actions and other claims and the difficulty of predicting the likelihood and range of the potential liability involved, coupled with the material impact on our results of operations that could result from legal actions or other claims and assessments.

Share-based compensation

Our share-based compensation plans consist of the 2004 Stock Option Plan and the 2006 Long-Term Incentives Plan. The 2004 Stock Option Plan, adopted in 2004, provides for the grants of non-qualified and incentive stock options to officers, directors, employees and consultants. The 2006 Long-Term Incentives Plan, approved by our stockholders in September 2006, provides for the grants of non-qualified stock options, SARs, common stock, restricted stock, RSUs, performance units and performance shares to our employees and non-employee directors.

Prior to January 1, 2006, stock-based compensation arrangements with our employees have been accounted for in accordance with Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, using the intrinsic value method of accounting which requires charges to stock-based compensation expense for the excess, if any, of the fair value of the underlying stock at the date an employee stock option is granted (or at an appropriate subsequent measurement date) over the amount the employee must pay to acquire the stock.

Share-based awards granted prior to January 1, 2006

In 2004, we granted options to employees to purchase a total of 1,528,332 shares of common stock at exercise prices ranging from $2.33 to $4.26 per share, which were approved by our board of directors. We did not engage independent appraisers to determine fair value of our common stock; instead we used the sales prices of our Series A preferred stock issued in arm’s-length transactions with unaffiliated parties in February and August 2004. As such, we determined that the fair value of our common stock underlying stock options issued in 2004 to be $4.26 per share. We did not grant any options in 2005.

For the years ended December 31, 2005 and 2004, we recorded the intrinsic value per share as stock-based compensation expense over the applicable vesting period, using the straight-line method. Stock-based awards to non-employees prior to January 1, 2006 are accounted for under the provisions of SFAS No. 123, Accounting for Stock-based Compensation (“SFAS 123”), and EITF Issue No. 96-18, Accounting for Equity Instruments Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

Management’s discussion and analysis of financial condition and results of operations

We estimated the fair value of these stock options using judgments and estimates involving; (1) volatility, based on a peer group analysis, (2) the estimated value of our common stock on the grant date, (3) the expected life of the option, (4) the risk free interest rate, based on the expected life of the option, and (5) an expected dividend yield.

During the years ended December 31, 2005 and 2004, we recognized $0.2 million and $1.5 million of stock-based compensation for the 2004 stock option grants pursuant to the intrinsic value method under APB Opinion No. 25, respectively. Had we applied fair value recognition to these stock option grants, with the value of each option grant estimated on the date of the grant using an option pricing model, the impact would have been increases to our net loss applicable to common shares of $0.3 million and $0.9 million for the years ended December 31, 2005 and 2004, respectively.

Information on our stock option grants during 2004 is as follows:

	Options	Weighted average	Fair value of	Weighted average
Grant Date	granted	exercise price	common stock	intrinsic value

February 17, 2004	1,361,664	$2.93	$4.26	$1.34
July 6, 2004	83,333	$4.26	$4.26	$—
December 3, 2004	83,333	$4.26	$4.26	$—

On January 1, 2006, we adopted SFAS No. 123 (Revised 2004), Share-Based Payment (“SFAS 123(R)”), which requires the measurement and recognition of stock-based compensation expense for all share-based payment awards made to employees and directors based on estimated fair values. We adopted SFAS 123(R) using the modified prospective transition method using the Black-Scholes option pricing model as the most appropriate model for determining the estimated fair value for all share-based payment awards. Under that transition method, stock-based compensation expense recognized for the year ended December 31, 2006 includes stock-based compensation expense for all share-based payments granted prior to, but not vested as of, January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123, and stock-based compensation expense for all share-based payments granted on or after January 1, 2006, based on the grant-date fair value, estimated in accordance with provisions of SFAS 123(R).

SFAS 123(R) requires us to estimate the fair value of share-based payment awards based on estimated fair values. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service period. For awards with performance conditions, we make an evaluation at the grant date and future periods as to the likelihood of the performance targets being met. Compensation expense is adjusted in future periods for subsequent changes in the expected outcome of the performance conditions until the vesting date. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In accordance with the modified prospective transition method, prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R).

Share-based awards granted on or subsequent to January 1, 2006

In February 2006, we granted an option to an employee to purchase 50,000 shares of our common stock. The fair value of the share-based award was estimated on the date of grant using the Black-Scholes option pricing model using the following assumptions: expected volatility of 44.50% based on the stock volatility for comparable publicly traded companies; estimated fair value of our common stock on the date of grant of $15.00 per share; expected life of the option of four years, giving consideration to the contractual term and vesting schedule; risk-free interest rate of 4.64% based on the U.S. Treasury yield curve at the time of the grant over the expected term of the stock option grant; and

Management’s discussion and analysis of financial condition and results of operations zero dividend yield. The exercise price of these options was $4.88 per share and the estimated fair value of these options was $11.16 per share.

We determined the fair value of our common stock underlying stock options issued in February 2006 to be $15.00 per share. At the time options were issued in February 2006, we concluded that the fair value of our common stock had increased significantly to $15.00 per share, as a result of the completion of the Series B preferred stock financing, recent developments in our business, our projected financial performance and the commencement of the process for our initial public offering, which was completed in 2006. In reaching our conclusion, we took into account a number of factors, including: (i) the $6.045 conversion price of our Series B preferred stock issued in December 2005 and January 2006, after giving effect to the 2-for-3 reverse stock split effected in October 2006; (ii) our improved liquidity due to the receipt of net proceeds from the Series B preferred stock financing, resulting in cash and cash equivalents of over $60 million in the beginning of 2006, which would permit us to continue to fund working capital and a portion of our capital expenditure plan; (iii) recent business developments which we believed improved our operations and prospects, including substantial net increases in billable subscriber communicators activated on our system during the fourth quarter of 2005 and the beginning of the first quarter of 2006 and customer wins with large resellers such as GE Equipment Services; (iv) the then-current and projected increases in our revenues and gross margins; (v) preliminary estimated price ranges related to the commencement of our process for our initial public offering completed in November 2006; and (vi) a discounted cash flow analysis of our projected financial results.

We also considered the following factors in assessing the fair value: the fact that our common stock was an illiquid security of a private company without a trading market; the likelihood of a liquidity event, such as an initial public offering; and potential risks and uncertainties in our business. We made such determination by considering a number of factors including the conversion price of our Series A and B preferred stock issued December 2005 and January 2006, recent business developments, a discounted cash flow analysis of its projected financial results, and preliminary estimated price ranges related to the commencement of our process for a potential public offering.

We did not obtain a contemporaneous valuation from an unrelated valuation specialist. Determining the fair value of our common stock requires making complex and subjective judgments and is subject to assumptions and uncertainties. We believe that we have used reasonable methodologies, approaches and assumptions consistent with the American Institute of Certified Public Accountants Practice Guide, “Valuation of Privately-Held-Company Equity Securities Issued as Compensation” to determine the fair value of our common stock.

As a result of adopting SFAS 123(R), we applied a forfeiture rate of 6% to the stock options expected to vest as of December 31, 2006, which includes all stock options granted prior to, but not vested as of, January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123, and stock-based compensation expense for all stock options granted subsequent to January 1, 2006, based on the grant-date fair value. The forfeiture rate was based on voluntary and involuntary termination behavior as well as analysis of actual option forfeitures.

As of December 31, 2006, $0.4 million of total unrecognized stock-based compensation expense related to stock options issued to employees was expected to be recognized over a weighted average term of 1.83 years. The intrinsic value of our options outstanding as of December 31, 2006 was $8.4 million, of which $8.0 million related to vested options and $0.4 million related to unvested options.

In October 2006, the Compensation Committee of our board of directors approved the issuance of 1,059,280 RSUs to our employees. Upon vesting, subject to payment of withholding taxes, employees are entitled to receive an equivalent number of our common shares. An aggregate of 532,880 RSUs are

Management’s discussion and analysis of financial condition and results of operations time-based awards that vest in three equal installments, subject to continued employment on January 1, 2007, 2008 and 2009. An aggregate of 526,400 RSUs are performance-based awards that will vest upon attainment of various operational and financial performance targets established for each of fiscal 2006, 2007 and 2008 by our Compensation Committee or our board of directors and continued employment by the employee through dates that our Compensation Committee has determined that the performance targets have been achieved.

In October 2006, our Compensation Committee has established performance targets for fiscal 2006 and, for the grants to certain individuals, the performance targets for fiscal 2007 with respect to an aggregate of 258,044 performance-based RSUs. Accordingly, these performance-based RSUs were considered granted for accounting purposes upon issuance.

At December 31, 2006, we have estimated that the performance targets will be achieved at a rate of 71% resulting in 183,834 performance-based RSUs vesting in 2007 and 2008. The remaining 264,123 performance-based RSUs, net of cancellations totaling 4,233, relate to 2007 and 2008 performance targets and were not considered granted for accounting purposes because our Compensation Committee had not established performance targets as of December 31, 2006. The performance targets for fiscal 2007 were established in February 2007.

The grant date fair value of the time- and performance-based RSUs was determined using the price of our common stock sold in our initial public offering.

All of the time-based RSUs that were subject to continued employment on January 1, 2007 vested. At December 31, 2006, $3.9 million of total unrecognized compensation cost related to the time-based RSUs granted to employees which is expected to be recognized ratably through January 1, 2009. At December 31, 2006, we had $1.0 million of total unrecognized compensation costs related to the performance-based RSUs granted to employees, of which $0.9 million is expected to be recognized in the first quarter of 2007 and the remaining balance of $0.1 million is expected to be recognized from March 2007 through January 2008.

In October 2006, our Compensation Committee approved the issuance of 413,334 SARs to certain executive officers. An aggregate of 66,667 are time-based SARs that vest in three equal installments subject to being employed on January 1, 2007, 2008 and 2009. The grant date fair value of these SARS was $5.41 per share. An aggregate of 346,666 are performance-based SARs that will vest in three equal installments upon attainment of certain financial performance targets established for each of fiscal 2006, 2007 and 2008 by our Compensation Committee or our Board of Directors and continued employment by the executive officers through the dates our Compensation Committee has determined that the performance targets have been achieved.

Our Compensation Committee has established performance targets for December 31, 2006 with respect to an aggregate of 115,555 performance-based SARs. Accordingly, these SARs are considered granted for accounting purposes upon issuance. As of December 31, 2006, we estimate that these performance targets will be achieved at a rate of 88%, resulting in 101,731 performance-based SARs vesting in March 2007. The grant date fair value of these SARs was $5.18 per share. At December 31, 2006, the remaining 231,111 performance-based SARs were not considered granted for accounting purposes because our Compensation Committee had not established performance targets for fiscal 2007 and 2008 as of December 31, 2006. The performance targets for fiscal 2007 were established in February 2007.

The fair value of all time- and performance-based SARs granted in 2006 was estimated on the date of grant using the Black-Scholes option pricing model using the following assumptions: expected volatility of 43.85% based on the stock volatility for comparable publicly traded companies; expected life of 5.5

Management’s discussion and analysis of financial condition and results of operations and 6 years utilizing the “simplified” method based on the average of the vesting term and the contractual term of the stock appreciation rights; risk-free interest rate of 4.66% based on the U.S. Treasury yield curve at the time of the grant over the expected term of the SARs; and a zero dividend yield.

The average exercise price of the SARs granted in 2006 was $11.00 which was equal to the price of our common stock sold in our initial public offering. At December 31, 2006, the aggregate intrinsic value for SARs outstanding and expected to vest was $0.

All of the time-based SARs that were subject to continued employment on January 1, 2007 vested. At December 31, 2006, $0.2 million of total unrecognized compensation cost related to the time-based SARs issued to executive officers is expected to be recognized ratably through January 1, 2009. At December 31, 2006, $0.3 million of total unrecognized compensation cost related to the performance-based SARs granted to executive officers is expected to be recognized in the first quarter of 2007.

In December 2006, our board of directors gave employees and executive officers an option to defer vesting for the RSUs and SARs awards. Certain employees accepted the option to defer vesting of their RSUs, subject to continued employment, to May 21, 2007, 2008 and 2009, which created a modification in accordance with SFAS 123(R). A total of 269,926 time-based RSU awards and performance-based RSU awards were modified. However, no additional compensation cost was recognized at the date of the modification, as these awards were expected to vest under the original vesting terms and the price of our common stock on the date of modification was lower than the fair market value at the grant date.

We recognized $3.9 million of stock-based compensation expense for all share-based payment arrangements during the year ended December 31, 2006. We expect that our planned use of share-based payment arrangements will result in significant increases in our stock-based compensation expense in future periods. We have not recognized, and do not expect to recognize in the near future, any tax benefit related to employee stock-based compensation expense as a result of the full valuation allowance on our net deferred tax assets and net operating loss carryforwards.

Share-based award activity for the three months ended March 31, 2007

During the three months ended March 31, 2007, 128,949 performance-based RSUs were granted when our Compensation Committee established performance targets for fiscal 2007. These RSUs will vest through May 2008 and we estimate that 100% of these performance targets will be achieved. We expect that 142,015 performance-based RSUs will vest in the second quarter of 2007.

In February 2007, we granted 11,000 time-based RSUs to certain executive officers. These RSUs will vest on January 1, 2008.

During the three months ended March 31, 2007, 115,556 performance-based SARs were granted when our Compensation Committee established performance targets for fiscal 2007. These SARs will vest through March 2008 and we estimate that 100% of these performance targets will be achieved. We expect that 101,731 performance-based SARs will vest in the second quarter of 2007.

We recognized $1.9 million of stock-based compensation expense for all share-based payment arrangements during the three months ended March 31, 2007.

As of March 31, 2007, we had an aggregate of $6.4 million of unrecognized compensation costs for share-based payment arrangements.

Management’s discussion and analysis of financial condition and results of operations

RESULTS OF OPERATIONS

Three months ended March 31, 2007 compared with three months ended March 31, 2006.

Revenues

The table below presents our revenues (in thousands) for the three months ended March 31, 2007 and 2006, together with the percentage of total revenue represented by each revenue category:

	Three months ended March 31,
	2007		2006
		% of		% of
		Total		Total

Service revenues	$3,950	66.3%	$2,321	36.4%
Product sales	2,011	33.7%	4,059	63.6%

	$5,961	100.0%	$6,380	100.0%

Total revenues for the three months ended March 31, 2007 decreased by $0.4 million, or 6.6%, to $6.0 million from $6.4 million for the three months ended March 31, 2006. This decrease related to a decrease in product sales of $2.1 million offset by an increase in service revenues of $1.7 million.

Service revenues

Service revenues increased by $1.7 million for the three months ended March 31, 2007, or 70.2%, to $4.0 million, or approximately 66.3% of total revenues, from $2.3 million, or approximately 36.4% of total revenues for the three months ended March 31, 2006. This increase was primarily due to an increase in the number of billable subscriber communicators activated on our communications system. At March 31, 2007, there were approximately 250,000 billable subscriber communicators as compared to approximately 138,000 billable subscriber communicators at March 31, 2006, an increase of 81.6%.

The number of billable subscriber communicators grew at a faster pace than our total service revenues due in part to customary lags between subscriber communicator activations and recognition of service revenues from these units. Consistent with our strategy to focus on customers with the potential for a high number of connections with lower usage applications, we experienced an increase in the mix of lower revenue per subscriber communicator applications. The increase in the number of billable subscriber communicators was primarily by customers with trailer tracking, heavy equipment monitoring and “in-cab” truck monitoring applications. For the remainder of 2007, we expect service revenues to increase over the corresponding periods in 2006, as service revenues increase from our growing base of subscriber communicators.

Product sales

Revenue from product sales decreased by $2.1 million for the three months ended March 31, 2007, or 50.5%, to $2.0 million, or approximately 33.7% of total revenues, from $4.1 million, or approximately 63.6% of total revenues for the three months ended March 31, 2006. This decrease was primarily due to lower sales to GE in the first quarter of 2007 resulting from a large order from GE in the prior year quarter, and also a sales return and a decrease in our average selling price of subscriber communicators based on expected volume price reductions we will receive from our contract manufacturer Delphi on 2007 inventory purchases. For the remainder of 2007, based on orders received, as well as ongoing discussions with existing and potential new customers we expect product revenues from sales of subscriber communicators to increase over the corresponding periods in 2006.

Management’s discussion and analysis of financial condition and results of operations

Costs of services

Costs of services include the expenses associated with our engineering groups, the repair and maintenance of our ground infrastructure, the depreciation associated with our communications system and the amortization of licenses acquired.

Costs of services increased by $0.3 million, or 14.4%, to $2.4 million for the three months ended March 31, 2007 from $2.1 million during the three months ended March 31, 2006. The increase was due to an increase of $0.2 million in stock-based compensation, which was not significant in 2006, and higher equipment maintenance costs of $0.2 million as we made improvements to the existing system infrastructure, offset by a decrease of $0.1 million in the depreciation associated with our communications system primarily related to our satellites becoming fully depreciated during the fourth quarter of 2006. As a percentage of service revenues, cost of services were 59.6% of service revenues for the three months ended March 31, 2007 compared to 88.6% for the three months ended March 31, 2006. For the remainder of 2007, we expect costs of services as a percentage of service revenues to decrease over the corresponding periods in 2006.

Costs of product sales

Costs of product sales include the cost of subscriber communicators and related peripheral equipment, as well as the operational costs to fulfill customer orders, including costs for employees related to our Stellar subsidiary.

Costs of product sales decreased for the three months ended March 31, 2007 by $2.0 million, or 48.3%, to $2.1 million from $4.1 million for the three months ended March 31, 2006. Product cost represented 83.3% of the cost of product sales for the three months ended March 31, 2007, which decreased by $2.0 million, or 53.4%, to $1.8 million for the three months ended March 31, 2007 from $3.8 million for the three months ended March 31, 2006. We had a gross loss from product sales (revenues from product sales minus costs of product sales including costs for Stellar) of $0.1 million, for the three months ended March 31, 2007, including stock-based compensation of less than $0.1 million as compared to a gross loss from product sales of less than $0.1 million for the three months ended March 31, 2006. Stock-based compensation was nil for the three months ended March 31, 2006. The gross loss from product sales for the three months ended March 31, 2007 was related to lower revenues from subscriber communicator sales and lower average selling prices per unit as described above under “—Product sales” during the three months ended March 31, 2007, which was not enough to cover costs associated with distribution, fulfillment and customer service costs associated with completing customer orders. The gross loss from product sales for the three months ended March 31, 2006 was attributable primarily to an inventory impairment of $0.3 million due to lower than anticipated demand for our older ST2500 model subscriber communicators because of the rapid acceptance of our newer DS 300 and DS 100 models manufactured by Delphi. For the remainder of 2007, we expect gross profit to increase over 2006.

Selling, general and administrative expenses

Selling, general and administrative expenses relate primarily to compensation and associated expenses for employees in general management, sales and marketing, and finance, litigation expenses and regulatory matters.

Selling, general and administrative expenses increased by $2.0 million, or 60.0%, to $5.3 million for the three months ended March 31, 2007 from $3.3 million for the three months ended March 31, 2006. This increase is primarily due to an increase in stock-based compensation of $1.3 million for the three months ended March 31 2007, resulting from the granting of restricted stock units and stock

Management’s discussion and analysis of financial condition and results of operations appreciation rights in February 2007 and October 2006, a $0.4 million increase in payroll costs related to increased staffing after the first quarter of 2006 and a $0.3 million increase in professional service fees relating to litigation and regulatory filings.

For the remainder of 2007, we expect the growth rate of selling, general and administrative expenses, excluding stock-based compensation, to moderate over the corresponding 2006 periods.

Except for the fourth quarter of 2007, we expect stock-based compensation to increase over the corresponding 2006 periods due to the timing of granting time-based and performance-based restricted stock units and stock appreciation rights.

Product development expenses

Product development expenses consist primarily of the expenses associated with the staff of our engineering development team, along with the cost of third parties that are contracted for specific development projects.

Product development expenses for the three months ended March 31, 2007 and 2006 was $0.4 million and $0.5 million, respectively, decreasing 27.2% in the current year period over the same period in the prior year.

Other income (expense)

Other income is comprised primarily of interest income from our cash and cash equivalents, which consists of interest bearing instruments, including commercial paper, and our investments in floating rate redeemable municipal debt securities classified as available-for-sale marketable securities.

Other income was $1.3 million for the three months ended March 31, 2007 compared to $0.5 million for the three months ended March 31, 2006. This increase was due to increased investment balances resulting from net proceeds received from our initial public offering completed in November 2006. We expect that interest income will increase then gradually decrease as cash is used for our capital expenditures, working capital purposes and to fund operating losses.

Net loss and net loss applicable to common shares

As a result of the items described above, our net loss narrowed to $2.9 million for the three months ended March 31, 2007, compared to a net loss of $3.1 million for the three months ended March 31, 2006, decreasing by $0.2 million, an improvement of 6.4%. For the three months ended March 31, 2006, our net loss applicable to common shares (net loss adjusted for dividends required to be paid on shares of preferred stock and accretion in preferred stock carrying value) was $5.4 million.

Management’s discussion and analysis of financial condition and results of operations

Year ended December 31, 2006 compared with year ended December 31, 2005, and year ended December 31, 2005 compared with year ended December 31, 2004.

Revenues

The table below presents our revenues (in thousands) for the years ending December 31, 2006, 2005 and 2004, together with the percentage of total revenue represented by each revenue category:

	Years ended December 31,
	2006		2005		2004
		% of		% of		% of
		Total		Total		Total

Service revenues	$11,561	47.2%	$7,804	50.3%	$6,479	59.6%
Product sales	12,959	52.8%	7,723	49.7%	4,387	40.4%

	$24,520	100.0%	$15,527	100.0%	$10,866	100.0%

2006 vs. 2005:  Total revenues for 2006 increased $9.0 million or 57.9% to $24.5 million from $15.5 million in 2005. This increase was due to an increase in service revenues of $3.8 million and product sales of $5.2 million. Excluding revenue recognized from the sales of the gateway earth station of $0.2 million and $2.1 million in 2006 and 2005, respectively, 2006 revenues increased $11.0 million or 81.8% over 2005.

2005 vs. 2004:  Total revenues for 2005 increased $4.7 million, or 42.9%, to $15.5 million from $10.9 million in 2004. This increase was due to an increase in service revenues of $1.3 million and product sales of $3.3 million.

Service revenues

2006 vs. 2005:  Service revenues increased $3.8 million in 2006, or 48.1%, to $11.6 million, or approximately 47.2% of total revenues, from $7.8 million, or approximately 50.3% of total revenues in 2005. This increase was primarily due to an increase in the number of billable subscriber communicators activated on our communications system. In 2006, we added approximately 112,000 net billable subscriber communicators to our communications system compared to approximately 38,000 net billable subscriber communicators added in 2005, an increase of 196.2%. At December 31, 2006, we had approximately 225,000 billable subscriber communicators activated on our communications system compared to approximately 113,000 billable subscriber communicators at December 31, 2005, an increase of approximately 99.1%.

2005 vs. 2004:  Service revenues increased $1.3 million in 2005, or 20.5%, to $7.8 million, or approximately 50.3% of total revenues, from $6.5 million, or approximately 59.6% of total revenues in 2004. This increase was primarily due to an increase in the number of billable subscriber communicators activated on our communications system. In 2005, we added approximately 38,000 net billable subscriber communicators to our communications system compared to approximately 27,000 net billable subscriber communicators added in 2004, an increase of approximately 38.7%. At December 31, 2005, we had approximately 113,000 billable subscriber communicators activated on our communications system compared to approximately 75,000 billable subscriber communicators at December 31, 2004, an increase of 50.3%.

For 2006, 2005 and 2004, the number of billable subscriber communicators grew at a faster pace than our total service revenues due in part to customary lags between subscriber communicator activations and recognition of service revenues from these units. Consistent with our strategy to focus on customers with the potential for a high number of connections with lower usage applications, we experienced an

Management’s discussion and analysis of financial condition and results of operations increase in the mix of lower revenue per subscriber communicator applications and negotiated a lower priced plan with a customer in order to accommodate revisions to its applications. The increase in the number of billable subscriber communicators was primarily by customers with trailer tracking, heavy equipment monitoring and “in-cab” truck monitoring applications. We expect the growth rate of service revenues in 2007 to increase over the growth rate in 2006, as service revenues for increased number of subscriber communicators activated in prior years are recognized.

Product sales

2006 vs. 2005:  Revenue from product sales increased $5.2 million in 2006, or 67.8%, to $13.0 million, or approximately 52.8% of total revenues, from $7.7 million, or approximately 49.7% of total revenues in 2005. Included in product sales in 2006 and 2005 is $0.2 million and $2.1 million, respectively, of revenue recognized from the sale of a gateway earth station which occurred in 2003. We recognized the revenue from the sale of the gateway earth station upon installation, customer acceptance and when collectibility was reasonably assured. Sales of subscriber communicators and other equipment, excluding the gateway earth station sale, increased $7.2 million or 128.7% in 2006. This increase was entirely derived from sales of subscriber communicators and related peripheral equipment. Subscriber communicator units sold in 2006 increased to approximately 76,000 units as compared to approximately 27,000 units sold in 2005, an increase of approximately 178.0%. This growth was partially offset by a 19.8% decrease in the average selling price of subscriber communicators which resulted from our release in the second half of 2005 of two lower-priced, higher performance subscriber communicators (DS 300 and DS 100 models). These two subscriber communicator models represented approximately 68,000 or 90.2% and approximately 9,000, or 34.0%, of the total units sold in 2006 and 2005, respectively. Based on orders received, as well as ongoing discussions with existing and potential new customers, we expect product revenues from sales of subscriber communicators to increase in 2007 compared to 2006.

2005 vs. 2004:  Revenue from product sales increased $3.3 million during 2005, or 76.0%, to $7.7 million, or approximately 49.7% of total revenues, from $4.4 million, or approximately 40.4% of total revenues, in 2004. Of this increase, $2.1 million was due to revenue recognized in 2005 from the sale of a gateway earth station which occurred in 2003. Sales of subscriber communicators and other equipment, excluding the gateway earth station, increased $1.2 million, or 27.6%, during 2005. Subscriber communicator units sold in 2005 increased to approximately 27,000 units from approximately 19,000 units sold in 2004, an increase of approximately 41.6%. This growth was partially offset by a 7.3% decrease in the average selling price of subscriber communicators which resulted from our release, in the second half of 2005, of two lower-priced, higher performance subscriber communicators (DS 300 and DS 100 models).

Costs of services

Costs of services include the expenses associated with our engineering groups, the repair and maintenance of our ground infrastructure, the depreciation associated with our communications system and the amortization of licenses acquired through our acquisition of Satcom in October 2005.

2006 vs. 2005:  Cost of services increased by $2.5 million, or 39.9%, to $8.7 million in 2006 from $6.2 million in 2005. This increase was primarily due to increased headcount in our engineering groups, which added $1.1 million of costs including an increase of $0.4 million in stock-based compensation expense resulting from the adoption of SFAS 123(R) on January 1, 2006 using the modified prospective transition method, higher equipment maintenance costs of $0.7 million as we made improvements to our existing system infrastructure and the amortization of licenses acquired in our acquisition of Satcom of $0.7 million. Included in our costs of services in 2005 is the stock-based compensation expense that

Management’s discussion and analysis of financial condition and results of operations was being recognized over the vesting periods for stock options that were granted to employees in 2004 having an exercise price per share less than the fair value of our common stock at the date of grant. These amounts were not significant in 2005. We expect costs of services as a percentage of service revenues to decrease in 2007.

2005 vs. 2004:  Costs of services increased by $0.3 million, or 5.8%, to $6.2 million in 2005 from $5.9 million in 2004. The increase was primarily related to higher equipment maintenance and depreciation as we made improvements to our existing system infrastructure and acquired an additional operational gateway earth station in Curaçao. Included in our costs of services is the stock-based compensation expense that is being recognized over the vesting periods for stock options that were granted to employees in 2004 having an exercise price per share less than the fair value of our common stock at the date of grant. These amounts were not significant in 2004.

Costs of product sales

Costs of product sales include the cost of subscriber communicators and related peripheral equipment, as well as the operational costs to fulfill customer orders, including costs for employees related to our Stellar subsidiary.

2006 vs. 2005:  Costs of product sales increased by $5.6 million, or 85.9%, to $12.1 million in 2006 from $6.5 million in 2005. Product cost represented 90.3% of the cost of product sales in 2006, which increased by $5.5 million, or 102.0% to $10.9 million in 2006 from $5.4 million in 2005. Product cost also includes $0.2 million of installation costs associated with the sale of the gateway earth station recognized in 2005, which did not have a carrying value. Excluding the 2003 gateway earth station sale recognized in 2006 and 2005, which had a gross margin of $0.2 million and $1.9 million, respectively, we had a gross profit from product sales (revenues from product sales minus costs of product sales) of $0.7 million for 2006 as compared to a gross loss from product sales of $0.7 million for 2005. The gross profit from product sales for 2006 was reduced by an inventory impairment charge of $0.3 million due to unanticipated lower demand for our older ST 2500 model subscriber communicators because of the rapid acceptance of our newer DS 300 and DS 100 models. In 2005, our subscriber communicators (other than obsolete units) were sold at prices above their direct acquisition costs but the volume was not enough to cover the costs associated with distribution, fulfillment and customer service costs. Stock-based compensation expense was $0.1 million in 2006 as compared to $0 in 2005. In 2007, we expect gross profit margins to be comparable to 2006.

2005 vs. 2004:  Costs of product sales increased by $1.5 million, or 31.3%, to $6.5 million in 2005 from $4.9 million in 2004. Product cost represented 84.0% of the cost of product sales in 2005 and 85.0% in 2004. Equipment cost increased by $1.2 million to $5.4 million in 2005 from $4.2 million in 2004, primarily as a result of the increase in subscriber communicator sales volume. Costs also include $0.2 million of installation costs associated with the sale of a gateway earth station recognized in 2005, which did not have any carrying value. Excluding the gateway earth station sale recognized in 2005, which had a gross margin of $1.9 million, we had a gross loss from product sales of $0.7 million and $0.5 million in 2005 and 2004, respectively. The gross loss in product sales in 2005 and 2004 was related to increase in staffing to manage the Stellar business acquired in 2003. Our subscriber communicators (other than obsolete units) are sold for prices above their direct acquisition costs but the volume of subscriber communicators sold in 2004 did not offset the distribution, fulfillment and customer service costs associated with completing customer orders.

Selling, general and administrative expenses

Selling, general and administrative expenses relate primarily to compensation and associated expenses for employees in general management, sales and marketing and finance, as well as outside professional

Management’s discussion and analysis of financial condition and results of operations fees related to preparing for compliance with Section 404 of the Sarbanes-Oxley Act, recruiting fees, litigation expenses and regulatory matters.

2006 vs. 2005:  Selling general and administrative expenses increased $6.4 million, or 68.4%, to $15.7 million in 2006 from $9.3 million in 2005. This increase is primarily due to a $0.9 million increase in professional service fees, primarily related to consulting fees related to preparing for compliance with Section 404 of the Sarbanes-Oxley Act and other professional fees, regulatory matters and investor relations and a $5.1 million increase in payroll costs due to increased headcount as we prepared to become a public company including an increase of $3.2 million in stock-based compensation resulting primarily from the granting of RSUs and SARs in October 2006. In 2005, stock-based compensation was $0.2 million.

2005 vs. 2004:  Selling, general and administrative expenses increased $0.7 million, or 8.1%, to $9.3 million in 2005 from $8.6 million in 2004. This increase is primarily due to a $1.7 million increase in professional service fees, mostly related to litigation and a $0.6 million increase in payroll costs related to staff expansion during 2005, offset by a decrease of $1.3 million in stock-based compensation. Included in selling, general and administrative expenses is the stock-based compensation expense that is being recognized over the vesting periods for stock options that were issued to employees in 2004 having an exercise price per share less than the fair value of our common stock at the date of grant. Stock-based compensation was $1.5 million and $0.2 million in 2005 and 2004, respectively.

In 2007, we expect the growth rate of selling, general and administrative expenses to moderate, excluding stock-based compensation, over the prior year growth rates, as significant costs were incurred in 2006 to build the infrastructure to be a public company.

In 2007, we expect stock-based compensation to increase from 2006 primarily due to the timing as to the achievement of certain 2006 performance targets in March 2007 and the achievement of the 2007 performance targets established in February 2007 by our Compensation Committee.

Product development expenses

Product development expenses consist primarily of the expenses associated with the staff of our engineering development team, along with the cost of third parties that are contracted for specific development projects.

2006 vs. 2005:  Product development expenses increased $0.5 million, or 35.3%, to $1.8 million in 2006 from $1.3 million in 2005. This increase is primarily due to $0.3 million paid to third parties performing design work for future satellites and an increase in payroll costs of $0.2 million primarily due to increased headcount including an increase of $0.1 million in stock-based compensation. In 2005 stock-based compensation was not significant. Based on planned projects, product development expenses in 2007 are expected to be comparable to 2006.

2005 vs. 2004:  Product development expenses increased $0.5 million, or 72.4%, to $1.3 million in 2005 from $0.8 million in 2004. This increase is due to $0.5 million paid to Delphi in 2005 for the joint development of new subscriber communicators (DS 300 and DS 100 models) that we began selling in the third quarter of 2005. Included in our product development expenses in 2004 is stock-based compensation that is being recognized over the vesting periods for stock options that were granted to employees in 2004 having an exercise price per share less than the fair value of our common stock at the date of grant. These amounts were not significant in 2004.

Management’s discussion and analysis of financial condition and results of operations

Other income (expense)

Other income (expense) is comprised primarily of interest income from our cash and cash equivalents, which consists of interest bearing instruments, including commercial paper, and our investments in floating rate redeemable municipal debt securities classified as available-for-sale marketable securities, foreign exchange gains, interest expense, the amortization of the fair value of beneficial conversion features of warrants and issuance costs and loss on the extinguishment of our notes payable.

2006 vs. 2005:  Other income was $2.6 million in 2006 compared to other expense of $1.3 million in 2005. In 2006, interest income was $2.6 million compared to less than $0.1 million in 2005. This increase was due to increased investment balances resulting from the proceeds received from the issuance of our Series B preferred stock in December 2005 and January 2006 and net proceeds received from our initial public offering completed in November 2006. We expect that interest income will increase then gradually decrease as cash is used for our capital expenditures, working capital purposes and to fund operating losses. In 2006, foreign exchange gains was $0.3 million compared to nil in 2005. This increase was due to a full year of operations of foreign subsidiaries that we acquired in October 2005. In 2006, interest expense was $0.2 million compared to $0.3 million in 2005. In 2005, we had a loss on extinguishment of notes payable of $1.0 million, which was related to the conversion of the bridge notes issued in November and December 2005 having unamortized costs associated with debt issuance costs that were expensed upon conversion of the notes payable into Series B preferred stock.

2005 vs. 2004:  In 2005 and 2004, other expense consisted of interest expense and loss on extinguishment of debt. Interest expense decreased $1.0 million to $0.3 million in 2005 from $1.3 million in 2004. This decrease is due to having a lower average of notes payable outstanding during 2005 than during 2004. The loss on extinguishment of notes payable decreased $0.8 million to $1.0 million in 2005 from $1.8 million in 2004. The loss on extinguishment in 2004 was related to the conversion of notes having unamortized costs, associated with warrants and beneficial conversion features including issuance costs in the amount of $1.8 million, which were expensed upon conversion of the notes into Series A preferred stock.

Net loss and net loss applicable to common shares

2006 vs. 2005:  As a result of the items described above, we had a net loss of $11.2 million in 2006, compared to a net loss of $9.1 million in 2005, an increase in the net loss of $2.1 million. Our net loss applicable to common shares (net loss adjusted for dividends required on shares of preferred stock and accretion in preferred stock carrying value) was $29.6 million in 2006, as compared to $15.4 million in 2005, an increase, of $14.2 million. This increase was primarily related to the $10.1 million payment to our holders of the Series B preferred stock in connection with obtaining consents required for the automatic conversion of the Series B preferred stock in connection with our initial public offering.

2005 vs. 2004:  As a result of the items described above, we had a net loss of $9.1 million in 2005, compared to a net loss of $12.4 million in 2004, a decrease of $3.3 million. Our net loss applicable to common shares (net loss adjusted for dividends required on shares of preferred stock and accretion in preferred stock carrying value) totaled $14.2 million in 2005 and $14.5 million in 2004. The net loss attributable to the period from January 1, 2004 to February 16, 2004, prior to our becoming a corporation and issuing shares of common stock, has been excluded from our net loss applicable to common shares for 2004 as we were a limited liability company.

Management’s discussion and analysis of financial condition and results of operations

LIQUIDITY AND CAPITAL RESOURCES

Overview

Our liquidity requirements arise from our working capital needs and to fund capital expenditures to support our current operations, and facilitate growth and expansion. Since our inception, we have financed our operations primarily through private placements of debt, convertible redeemable preferred stock, membership interests and common stock. We have incurred losses from operations since inception, including net losses of $11.2 million in 2006 and $2.9 million for the three months ended March 31, 2007, and as of March 31, 2007 we have an accumulated deficit of $62.8 million. As of March 31, 2007, our primary source of liquidity consisted of cash, cash equivalents and marketable securities, consisting of floating rate redeemable municipal debt securities, totaling $98.1 million.

Initial Public Offering

On November 8, 2006, we completed our initial public offering of 9,230,800 shares of common stock at a price of $11.00 per share. After deducting underwriter’s discounts and commissions and offering expenses we received proceeds of approximately $89.5 million. From these net proceeds we paid accumulated and unpaid dividends totaling $7.5 million to the holders of Series B preferred stock, a $3.6 million contingent purchase price payment relating to the acquisition of our interest in Satcom and a $10.1 million payment to the holders of Series B preferred stock in connection with obtaining consents required for the automatic conversion of the Series B preferred stock into common stock upon completion of the initial public offering. As a result, all outstanding shares of Series A and B preferred stock converted into 21,383,318 shares of common stock.

Operating activities

Cash generated in our operating activities for the three months ended March 31, 2007 was $0.7 million resulting from a net loss of $2.9 million offset by adjustments for non-cash items of $2.5 million, and $1.1 million of cash generated from working capital. Adjustments for non-cash items primarily consisted of $0.5 million for depreciation and amortization and $1.9 million for stock-based compensation. Working capital activities primarily consisted of a net source of cash of $1.4 million for a decrease to inventories primarily related to better inventory management, offset by a use of cash of $0.5 million for an increase in prepaid expense and other current assets primarily related to deferred costs incurred in connection with a proposed secondary public offering of our common stock.

Cash used in our operating activities for the three months ended March 31, 2006 was $6.7 million resulting from a net loss of $3.1 million, offset by adjustments for non-cash items of $1.1 million, and $4.7 million used for working capital. Adjustments for non-cash items primarily consisted of $0.7 million for depreciation and amortization, $0.3 million for inventory impairments and $0.3 million for stock-based compensation, offset by a decrease of $0.3 million in the allowance for doubtful accounts. Working capital activities primarily consisted of a net use of cash of $3.0 million for an increase to accounts receivable primarily related to the increase in our revenues, and the timing of collections, a use of cash of $0.5 million to inventories primarily related to the increase in our revenues and a use of cash of $1.9 million for a decrease in accounts payable and accrued liabilities primarily related to payments for issuance costs related to our Series B preferred stock. The uses described above were offset by a source of cash of $0.7 million from an increase in deferred revenue primarily related to billings we rendered in connection with our Coast Guard demonstration satellite scheduled for launch during 2007.

Cash used in our operating activities in 2006 was $8.9 million resulting from a net loss of $11.2 million, offset by adjustments for non-cash items of $6.4 million and $4.1 million used for working capital.

Management’s discussion and analysis of financial condition and results of operations

Adjustments for non-cash items primarily consisted of $2.4 million for depreciation and amortization, $0.3 million for inventory impairments and $3.9 million for stock-based compensation. Working capital activities primarily consisted of a net use of cash of $1.2 million for an increase in accounts receivable primarily related to the increase in our revenues and the timing of collections, a use of cash of $2.0 million for inventories primarily related to the increase in our revenues due to the strong demand of our newer DS 300 and DS 100 model subscriber communicators and a net use of cash of $2.9 million for a decrease in accounts payable and accrued expenses primarily related to payments for professional fees in connection with our Series B stock financing and our initial public offering. The uses of cash described above were offset by sources of cash from an increase of $1.5 million in deferred revenue primarily related to billings we rendered in connection with our Coast Guard demonstration satellite scheduled for launch during 2007 and a decrease of $0.5 million in advances to a contract manufacturer.

Cash provided by our operating activities in 2005 was $3.6 million resulting from a net loss of $9.1 million, offset by adjustments for non-cash items of $3.5 million and $9.3 million generated by working capital. Adjustments for non-cash items primarily consisted of $2.0 million for depreciation and amortization, $1.0 million for loss on extinguishment of debt and $0.2 million for stock-based compensation. Working capital activities primarily consisted of a source of cash from a decrease of $3.0 million in advances to contract manufacturer related to the production of our ST 2500 subscriber communicator model, and an increase of $3.3 million in deferred revenue primarily related to billings we rendered in connection with our Coast Guard demonstration satellite scheduled for launch during 2007 and an increase of $2.9 million to accounts payable and accrued liabilities primarily related to the increase in professional fees in connection with our Series B preferred stock financing and our initial public offering.

Cash used in our operating activities in 2004 was $16.1 million resulting from a net loss of $12.4 million, offset by adjustments for non-cash items of $6.2 million and $9.9 million used in working capital. Adjustments for non-cash items primarily consisted of $1.5 million for depreciation and amortization, $1.5 million for stock-based compensation, $1.8 million for loss on extinguishment of debt and $0.7 million for amortization of deferred debt issuance costs and debt discount. Working capital primarily consisted of a net use of cash resulting from a $4.4 million increase in accounts receivable related to our Coast Guard demonstration satellite and a increase in revenues, $1.5 million increase in inventories, a $3.6 million increase in advances to contract manufacturer, which are both related to the increase in our revenues, and a $2.6 million decrease in accounts payable and accrued liabilities primarily related to payroll tax payments. The uses of cash described above were offset by a source of cash from an increase of $3.2 million in deferred revenue primarily related to billings rendered in connection with our Coast Guard demonstration satellite scheduled for launch during 2007.

Investing activities

Cash used in our investing activities for the three months ended March 31, 2007 was $15.3 million resulting from capital expenditures of $3.0 million and purchases of marketable securities consisting of floating rate redeemable municipal debt securities totaling $19.0 million offset by sales of marketable securities of $6.8 million. Capital expenditures included $2.2 million for the quick-launch and next-generation satellites and $0.8 million of improvements to our internal infrastructure and Ground Segment.

Cash used in our investing activities for the three months ended March 31, 2006 was $0.8 million, resulting from capital expenditures of $0.5 million for the Concept Validation Project and $0.3 million of improvements to our internal infrastructure and Ground Segment.

Management’s discussion and analysis of financial condition and results of operations

Cash used in our investing activities in 2006 was $64.8 million resulting from capital expenditures of $22.4 million and purchases of marketable securities consisting of floating rate redeemable municipal debt securities totaling $43.9 million and a contingent purchase price payment of $3.6 million relating to the acquisition of our interest in Satcom, offset by sales of marketable securities of $5.0 million. Capital expenditures included $1.4 million for the Coast Guard demonstration satellite and $17.4 million for the quick-launch and next-generation satellites and $3.6 million of improvements to our internal infrastructure and Ground Segment.

Cash used in our investing activities in 2005 was $4.0 million resulting primarily from capital expenditures of $3.5 million for the Coast Guard demonstration satellite and $0.5 million of improvements to our internal infrastructure.

Cash used in our investing activities in 2004 was $2.5 million resulting primarily from capital expenditures of $1.7 million for the Coast Guard demonstration satellite, $0.4 million to upgrade our gateway earth stations and $0.4 million of improvements to our internal infrastructure.

All of our costs incurred with the construction of the Coast Guard demonstration satellite and our quick-launch satellites are recorded as assets under construction in our consolidated financial statements. As of March 31, 2007, we have incurred $31.5 million of such costs with $6.7 million of costs related to the construction of the Coast Guard demonstration satellite and $24.3 million related to the quick-launch satellites and $0.5 million for the next-generation satellites.

Financing activities

Cash used in our financing activities for the three months ended March 31, 2007 was $0.6 million, resulting from payments of invoices in 2007 related to offering costs incurred in connection with our initial public offering in November 2006.

Cash used in our financing activities for the three months ended March 31, 2006 was $6.6 million, resulting from dividend payments to our Series A preferred stock holders totaling $8.0 million, offset by net proceeds received of $1.4 million for the issuance of an additional 391,342 shares of Series B preferred stock after deducting issuance costs.

Cash provided by our financing activities in 2006 was $67.5 million resulting primarily from $89.5 million in net proceeds received from our initial public offering of our common stock, after deducting underwriter’s discounts and commissions and offering costs. In connection with our initial public offering, we made payments of accumulated and unpaid dividends totaling $7.5 million to the holders of our Series B preferred stock and a $10.1 million payment to the holders of Series B preferred stock in connection with obtaining consents required for the automatic conversion of the Series B preferred stock into common stock upon completion of the initial public offering. We also received net proceeds of $1.4 million from the issuance of an additional 260,895 shares of Series B preferred stock, after deducting issuance costs, and proceeds of $1.5 million from the issuance of an aggregate of 619,580 shares of common stock upon the exercise of warrants to purchase common stock at per share exercise prices ranging from $2.33 to $4.26. We made dividend payments to our Series A preferred stockholders totaling $8.0 million in January 2006.

Cash provided by our financing activities in 2005 was $65.7 million resulting from $25.0 million in gross proceeds received from the issuance of convertible notes in November and December 2005, offset by deferred financing costs payments of $1.0 million. In December, 2005, we issued 17.6 million shares of Series B preferred stock, which included the conversion of the convertible notes into Series B preferred stock and we received additional net proceeds of $41.7 million, after deducting issuance costs of $4.3 million.

Management’s discussion and analysis of financial condition and results of operations

Cash provided by our financing activities in 2004 was $21.8 million resulting from $1.3 million received in proceeds received from the issuance of bridge notes prior to our Reorganization. Concurrent with our Reorganization on February 17, 2004, we entered into Series A preferred stock private placement and received net proceeds of $24.2 million after deducting issuance costs of $2.6 million. These proceeds were offset by repayments of convertible notes and notes payable totaling $3.5 million that were issued prior to 2004.

Future liquidity and capital resource requirements

We expect cash flows from operating activities, along with our existing cash and marketable securities will be sufficient to provide working capital and fund capital expenditures, which primarily includes the deployment of seven additional satellites through the next 12 months. For the remainder of 2007, we expect to incur approximately $65 million of capital expenditures primarily for our quick-launch and next-generation satellites.

CONTRACTUAL OBLIGATIONS

The following table summarizes our contractual obligations at December 31, 2006 and the effect that those obligations are expected to have on our liquidity and cash flows in future periods:

	Payment due by period
		Less than	1 to	After
	Total	1 year	3 years	3 years

	(in thousands)

Quick-launch procurement agreements	$20,500	$18,400	$2,100	$—
Operating leases	1,853	995	858	—
Gateway earth station purchase obligation	944	944	—	—

Total	$23,297	$20,339	$2,958	$—

There were no significant charges to our contractual obligations during the three months ended March 31, 2007.

Quick-launch procurement agreements

On April 21, 2006, we entered into an agreement with Orbital Sciences Corporation to supply the payloads for our six quick-launch satellites. The price of the six payloads is $17 million, subject to price adjustments for late penalties and on-time or early delivery incentives. As March 31, 2007, we had made payments totaling $10.5 million pursuant to this agreement.

On June 5, 2006, we entered into an agreement with OHB-System AG, an affiliate of OHB Technology A.G., to design, develop and manufacture six satellite buses, integrate such buses with the payloads to be provided by Orbital Sciences Corporation, and launch the six integrated satellites. The price for the six satellite buses and related integration and launch services is $20 million and payments under the agreement are due upon specific milestones achieved by OHB-System AG. If OHB-System AG meets specific on-time delivery milestones, we would be obligated to pay up to an additional $1.0 million. In addition, OHB-System AG will provide preliminary services relating to the development, demonstration and launch of our next-generation satellites at a cost of $1.35 million. We have the option, exercisable on or before June 5, 2007, to require OHB-System AG to design, develop and manufacture up to two additional satellite buses and integrate two satellite payloads at a cost of $2.1 million per satellite. As of March 31, 2007, we had made payments totaling $8.0 million pursuant to this agreement.

Management’s discussion and analysis of financial condition and results of operations

Related parties

For a discussion of related party transactions, see “Certain relationships and transactions with related persons”.

OFF-BALANCE SHEET ARRANGEMENTS

We have not entered into any off-balance sheet arrangements.

RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), to define fair value, establish a framework for measuring fair value in conformity with GAAP, which expands disclosures about fair value measurements. SFAS 157 requires quantitative disclosures using a tabular format in all periods (interim and annual) and qualitative disclosures about the valuation techniques used to measure fair value in all annual periods. SFAS 157 will be effective for us beginning January 1, 2008. We are currently evaluating the impact adopting SFAS 157 will have on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 will be effective for us on January 1, 2008. We are currently evaluating the impact adopting SFAS 159 will have on our consolidated financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest rate risk

Interest rate risk is not material because our notes payable have a fixed interest rate.

Effects of inflation risk

Overall, we believe that the impact of inflation on our business will not be significant.

Foreign currency risk

We expect that an increasing percentage of our revenues will be derived from sources outside of the United States, which will subject us to foreign currency risk. The majority of our existing contracts require our customers to pay us in U.S. dollars. However, our licensees, country representatives and resellers generally derive their revenues from their customers outside of the United States in local currencies. Accordingly, changes in exchange rates between the U.S. dollar and such local currencies could make the cost of our services uneconomic for our customers and we may be required to reduce our rates to make the cost of our services economical in certain markets. In addition, currency controls, trade restrictions and other disruptions in the currency convertibility or foreign currency exchange markets could negatively impact the ability of our customers to obtain U.S. dollars with which to pay our fees.

It is also possible in the future that we may not be able to contractually require that our service fees be paid in U.S. dollars in which case we will be exposed to foreign currency risks directly.

Concentration of credit risk

Our customers are primarily commercial organizations headquartered in the United States. Accounts receivable are generally unsecured. In 2006, 2005 and 2004, one customer, sales to GE, a holder of approximately 5.5% of our common stock, accounted for 49.5%, 31.4% and 37.2% of our

Management’s discussion and analysis of financial condition and results of operations consolidated revenues, respectively. For the three months ended March 31, 2007 and 2006, sales to GE accounted for 39.7% and 62.7% of our consolidated revenues, respectively. We have no bad debt expense from this customer. In 2005, we recognized $2.1 million, or 13% of our consolidated revenues, upon installation of a gateway earth station sold pursuant to a contract entered into with LeoSat LLP in 2003.

Vendor risk

Currently, substantially all of our subscriber communicators are manufactured by a contract manufacturer, Delphi Automotive Systems LLC, a subsidiary of Delphi Corporation, which is under bankruptcy protection. Our communicators are manufactured by a Delphi affiliate in Mexico, which we do not believe will be impacted by the Delphi bankruptcy.

Market rate risk

As of March 31, 2007, we held investments in marketable securities consisting of floating rate redeemable municipal debt securities totaling $51.1 million. We classify our marketable securities as available-for-sale. The primary objectives of our investment activities are to preserve capital, maintain sufficient liquidity to meet operating requirements while at the same time maximizing income we receive from our investments without significantly increasing our risk. However, our marketable securities may be subject to market risk and will fall in value if market interest rates increase. These marketable securities are priced and subsequently traded as short-term investments because of the interest rate reset feature. Interest rates are reset through an auction process at predetermined periods ranging from 28 to 35 days. Due to the short period between the interest rate reset dates, we believe that our exposure to interest rate risk is not significant. A hypothetical 1% movement in market interest rates would not have a significant impact on the fair value of our marketable securities.

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OVERVIEW

We operate the only global commercial wireless messaging system optimized for narrowband communications. Our system consists of a global network of 29 low-Earth orbit, or LEO, satellites and accompanying ground infrastructure. Our two-way communications system enables our customers and end-users, which include large and established multinational businesses and government agencies, to track, monitor, control and communicate cost-effectively with fixed and mobile assets located anywhere in the world. Our products and services enable our customers and end-users to enhance productivity, reduce costs and improve security through a variety of commercial, government and emerging homeland security applications. We enable our customers and end-users to achieve these benefits using a single global technology standard for machine-to-machine and telematic, or M2M, data communications. Our customers have made significant investments in developing ORBCOMM-based applications. Examples of assets that are connected through our M2M data communications system include trucks, trailers, railcars, containers, heavy equipment, fluid tanks, utility meters, pipeline monitoring equipment, marine vessels and oil wells. Our customers include OEMs, such as Caterpillar Inc., Komatsu Ltd., Hitachi Construction Machinery Co., Ltd. and the Volvo Group, service providers, such as GE Equipment Services, VARs, such as Fleet Management Solutions, XATA Corporation and American Innovations, Ltd., and government agencies, such as the U.S. Coast Guard.

Through our M2M data communications system, our customers and end-users can send and receive information to and from any place in the world using low-cost subscriber communicators and paying airtime costs that we believe are the lowest in the industry for global connectivity. We believe that there is no other satellite or terrestrial network currently in operation that can offer global two-way wireless narrowband data service coverage at comparable cost using a single technology standard worldwide. We are currently authorized, either directly or indirectly, to provide our communications services in over 80 countries and territories in North America, Europe, South America, Asia, Africa and Australia. During the year ended December 31, 2006, we added approximately 112,000 net billable subscriber communicators (subscriber communicators currently billing or expected to be billing within 30 to 90 days) on our communications system as compared to approximately 38,000 net billable subscriber communicators added during the year ended December 31, 2005, an increase of approximately 196.2%. As of December 31, 2006, we had approximately 225,000 billable subscriber communicators activated on our communications system as compared to approximately 113,000 as of December 31, 2005, an increase of approximately 99.1%. During the three months ended March 31, 2007, we added over 25,000 net billable subscriber communicators on our communications system for a total of approximately 250,000 billable subscriber communicators as of March 31, 2007, an increase of approximately 81.6% over the approximately 138,000 billable subscriber communicators as of March 31, 2006. We believe that our target markets in commercial transportation, heavy equipment, fixed asset monitoring, marine vessel, consumer transportation, and government and homeland security are significant and growing. Harbor Research, Inc., an independent strategic research firm we engaged to reorganize their existing data for our use internally and in this prospectus, estimates that the number of vehicles, devices and units worldwide in these markets which are connected to M2M data communications systems using satellite or cellular networks will grow to approximately 131.0 million by 2012, representing a compound annual growth rate of 40.0% from 17.4 million in 2006. During this time, market penetration of M2M data communications devices for these target markets is expected to increase from approximately 1.4% of a total 1.3 billion vehicles, devices and units in 2006 to approximately 8.9% of a total of 1.5 billion vehicles, devices and units by 2012.

Our unique M2M data communications system is comprised of three elements: (i) a constellation of 29 LEO satellites in multiple orbital planes between 435 and 550 miles above the Earth operating in the VHF radio frequency spectrum; (ii) related ground infrastructure, including 14 gateway earth stations,

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four regional gateway control centers and a network control center in Dulles, Virginia, through which data sent to and from subscriber communicators are routed; and (iii) subscriber communicators attached to a variety of fixed and mobile assets worldwide. See “The ORBCOMM communications system”.

Acquisition and turn-around

In April 2001, we acquired substantially all of the non-cash assets of ORBCOMM Global L.P. and its subsidiaries, which had originally designed, developed, constructed and put into service almost all of our current communications system, for a fraction of their original cost, in a bankruptcy court-approved sale. The assets acquired included 30 operational satellites, four installed U.S. gateway earth stations, the network control center, intellectual property, other equipment and inventory (including uninstalled gateway earth stations, gateway control centers and subscriber communicators), certain service license agreements and contract rights and other assets. The transaction also involved the acquisition of the FCC licenses necessary to operate the system.

Following the acquisition, we implemented a turn-around plan to stabilize our operations and to preserve and substantially enhance the value of the acquired business, while substantially reducing costs and redefining our strategy, including:

➢	Lowering prices, improving features and performance, and introducing new models of our subscriber communicators. In the past, potential new customers were inhibited by the high prices of our subscriber communicators. To address this challenge, in close collaboration with our subscriber communicator suppliers, including our wholly owned subsidiary, Stellar, we lowered the average price of our subscriber communicators significantly, while also upgrading their features and reliability. As a result of being able to supply low cost subscriber communicators, we are well positioned to address the needs of large-volume market segments, such as mobile asset tracking, including truck and trailer tracking, and many fixed-asset monitoring applications, including pipeline monitoring, utility meter reading and tank level monitoring, where subscriber communicator costs are a critical competitive factor.

➢	Implementing a revised low cost, multi-channel marketing and distribution model. Under our revised marketing and distribution model, we have established relationships with several large-scale VARs, international licensees and country representatives, who develop applications and market our products and services to end-users. This revised structure not only reduces our internal marketing and research and development costs, but also enables us to scale up our distribution network easily and rapidly as our business grows, while avoiding direct competition between us and our resellers. In addition, we introduced the concept of IVARs, which generally allows selected resellers to enter into a single agreement with us and pay a single price on a single invoice in a single currency for worldwide service, regardless of the territories they are selling into, thereby avoiding the need to negotiate prices with each individual international licensee and/or country representative. As of March 31, 2007, we had established relationships with approximately 150 VARs, IVARs, international licensees and country representatives. See also “—Sales, Marketing and Distribution”.

➢	Implementing changes intended to extend the operational lives of existing satellites. We implemented improved power management and other techniques to extend battery life, which we believe extended the operational lives of our existing first-generation satellites by an average of approximately 1.5 to 2.5 years. We expect this will increase our flexibility with respect to future deployments of replacement satellites and provide us with more control over the development and timing of future capital investments in our satellites.

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➢	Enhancing network capabilities. We implemented a plan to centralize worldwide network operations at our network control center in Dulles, Virginia in order to reduce operational costs, monitor usage and control our satellites more effectively, including taking ownership and control of certain international gateway earth stations and gateway control centers. This has contributed to our ability to lower the cost and improve the quality of our data communications service to end-users.

As a result of our turn-around strategy, our revenues increased from $3.3 million in 2002 to $24.5 million in 2006, representing a compounded annual growth rate of 65.1% and the number of billable subscriber communicators on our system increased from approximately 31,000 at the end of 2002 to approximately 250,000 as of March 31, 2007. We have had annual net losses since our inception, including a net loss of $9.1 million for fiscal year 2005, a net loss of $11.2 million for fiscal year 2006 and a net loss of $2.9 million for the three months ended March 31, 2007, and an accumulated deficit of $62.8 million as of March 31, 2007. For more information about our net losses, see “Risk factors—Risks Relating to Our Business—We are incurring substantial operating losses and net losses. We anticipate additional future losses. We must significantly increase our revenues to become profitable.”

OUR BUSINESS STRENGTHS AND COMPETITIVE ADVANTAGE

We believe that our focus on M2M data communications is unique in our industry and will enable us to achieve significant growth. We believe no other satellite or terrestrial network currently in operation offers users global two-way wireless narrowband data communications using a single global technology standard anywhere in the world at costs comparable to ours. This provides us with a number of competitive advantages that we believe will help promote our success, including the following:

➢	Established global network and proven technology. We believe our global network and technology enable us to offer superior products and services to the end-users of our communications system in terms of comprehensive coverage, reliability and compatibility. Our global network provides worldwide coverage, including in international waters, allowing end-users to access our communications system in areas outside the coverage of terrestrial networks, such as cellular, paging and other wireless networks. Our proven technology offers full two-way M2M data communication (with acknowledgement of message receipt) with minimal line-of-sight limitations and no performance issues during adverse weather conditions, which distinguishes us from other satellite communications systems. Our primary satellite orbital planes contain six to eight satellites each, providing built-in system redundancies in the event of a single satellite malfunction. In addition, our system uses a single global technology standard and eliminates the need for multiple network agreements and versions of hardware and software.

➢	Low cost structure. We have a significant cost advantage over any potential new LEO satellite system competitor with respect to our current satellite constellation, because we acquired the majority of our current network assets from ORBCOMM Global L.P. and its subsidiaries out of bankruptcy for a fraction of their original cost. In addition, because our LEO satellites are relatively small and deployed into low-Earth orbit, our current constellation is, and our quick-launch and next-generation satellites will be, less expensive and easier to launch and maintain than larger LEO satellites and large geostationary satellites. We believe that we have less complex and less costly ground infrastructure and subscriber communication equipment than other satellite communications providers. Our low cost satellite system architecture enables us to provide global two-way wireless narrowband data communication services to end-users at prices that we believe are the lowest in the industry for global connectivity.

➢	Key distribution and OEM customer relationships. Our strategic relationships with key distributors and OEMs have enabled us to streamline our sales and distribution channels and shift much of the risk and cost of developing and marketing applications to others. We have established strategic

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relationships with key service providers, such as GE Equipment Services, the world’s largest lessor of trailers, containers and railcars, and XATA Corporation, a leading provider of tracking solutions for the trucking industry, including to Penske Corporation, the leading truck leasing company in the United States, and major OEMs, such as Caterpillar, Komatsu, Hitachi and Volvo. We believe our close relationships with these distributors and OEMs allows us to work closely with them at all stages of application development, from planning and design through implementation of our M2M data communications services, and to benefit from their industry-specific expertise. By fostering these strong relationships with distributors and OEMs, we believe that once we have become so integrated into our customer’s planning, development and implementation process, and their equipment, we anticipate it will be more difficult to displace us or our communication services. In addition, the fixed and mobile assets which are tracked, monitored, controlled and communicated with by these customers generally have long useful lives and the cost of replacing our communications equipment with an alternative service provider’s equipment could be prohibitive for large numbers of assets.

➢	Significant market lead over satellite-based competitors. We believe that we have a significant market lead in providing M2M data communications services that meet the coverage and cost requirements in the rapidly developing asset management and supply chain markets. The process required to establish a competing satellite-based system with the advantages of a VHF system includes obtaining regulatory permits to launch and operate satellites and to provide communications services, and the design, development and construction of a communications system. We believe that a minimum of five years and significant investments in time and resources would be required for another satellite-based M2M data communications service provider to develop the capability to offer comparable services. Our VARs and IVARs have made significant investments in developing ORBCOMM-based applications. These applications often require substantial time and financial investment to develop for commercial use.

➢	Sole commercial satellite operator licensed in the VHF spectrum. We are the sole commercial satellite operator licensed to operate in the 137-150 MHz VHF spectrum by the FCC or, to our knowledge, any other national spectrum or radio-telecommunications regulatory agency in the world. The spectrum that we use was allocated globally by the International Telecommunication Union, or ITU, for use by satellite fleets such as ours to provide mobile data communications service. We are currently authorized, either directly or indirectly, to provide our data communications service in over 80 countries and territories, representing over 60% of the world’s GDP, in North America, Europe, South America, Asia, Africa and Australia. VHF spectrum has inherent advantages for M2M data communications over systems using shorter wavelength signals. The VHF signals used to communicate between our satellites and subscriber communicators are not affected by weather and are less dependent on line-of-sight access to our satellites than other satellite communications systems. In addition, our longer wavelength signals enable our satellites to communicate reliably over longer distances at lower power levels. Higher power requirements of commercial satellite systems in other spectrum bands are a significant factor in their higher cost and technical complexity.

➢	Reliable, low cost subscriber communicators. There are multiple manufacturers that build subscriber communicators for our network. Through our Stellar subsidiary, we have an arrangement with Delphi that provides us with industrial-scale manufacturing capability for the supply of low cost, reliable, ISO-9001 certified, automotive grade subscriber communicators. We believe that Delphi possesses the ability to scale up its manufacturing rapidly to meet additional demand. We also have arrangements with independent third party manufacturers who supply our customers and end-users directly with low cost subscriber communicators. As a result of these manufacturing relationships, technological advances and higher volumes, we have significantly reduced the selling price of our subscriber communicators from approximately $280 per unit in 2003 to as little as $100 per unit in volume in 2006. In addition, the cost of communications components necessary for

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our subscriber communicators to operate in the VHF band is relatively low as they are based on readily available FM radio components.

OUR STRATEGY

Our strategy is to leverage our business strengths and key competitive advantages to increase the number of subscriber communicators activated on our M2M data communications system, both in existing and new markets. We are focused on increasing our market share of customers with the potential for a high number of connections with lower usage applications. We believe that the service revenue associated with each additional subscriber communicator activated on our communications system will more than offset the negligible incremental cost of adding such subscriber communicator to our system and, as a result, positively impact our results of operations. We plan to continue to target multinational companies and government agencies to increase substantially our penetration of what we believe is a significant and growing addressable market. To achieve our objectives, we are pursuing the following business strategies:

➢	Expand our low cost, multi-channel marketing and distribution network of resellers. We intend to increase further the number of resellers that develop, market and implement their applications together with our communications services and subscriber communicators to end-users. We are also focused on increasing the number of OEM and distributor relationships with leading companies that own, manage or operate fixed or mobile assets. We are seeking to recruit resellers with industry knowledge to develop applications that could be used for industries or markets that we do not currently serve. Resellers invest their own capital developing applications compatible with our system, and they typically act as their own agents and systems integrators when marketing these applications to end-users, without the need for significant investment by us. As a result, we have established a low cost marketing and distribution model that is both easily scalable by adding additional resellers or large-scale asset deployers, and allows us to penetrate markets without incurring substantial research and development costs or sales and marketing costs.

➢	Expand our international markets. Our international growth strategy is to open new markets outside the United States by obtaining regulatory authorizations and developing markets for our M2M data communications services to be sold in regions where the market opportunity for our OEM customers and resellers is greatest. We are currently authorized to provide our data communications services in over 80 countries and territories in North America, Europe, South America, Asia, Africa and Australia, directly or indirectly through seven international licensees and 12 country representatives. We are currently working with approximately 60 IVARs who, generally, subject to certain regulatory restrictions, have the right to market and sell their applications anywhere our communications services are offered. We seek to enter into agreements with strong distributors in each region. Our regional distributors, which include country representatives and international licensees, obtain the necessary regulatory authorizations and develop local markets directly or by recruiting local VARs. In some international markets where distribution channels are in the early stages of development, we seek to bring together VARs who have developed well-tested applications with local distributors to create localized solutions and accelerate the adoption of our M2M data communications services. In addition, we have made efforts to strengthen the financial positions of certain of our regional distributors, including several, such as ORBCOMM Europe LLC, who were former licensees of ORBCOMM Global L.P. left weakened by its bankruptcy, through restructuring transactions whereby we obtained greater operating control over such regional distributors. We believe that by strengthening the financial condition of and our operating control over these established regional distributors, they will be better positioned to promote and distribute our products and services and enable us to achieve our market potential in the relevant regions.

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➢	Further reduce subscriber communicator costs. We are working with our subscriber communicator manufacturers to further reduce the cost of our subscriber communicators, as well as to develop technological advances, including further reductions in size, improvements in power management efficiency, increased reliability and enhanced capabilities. For example, our subscriber communicator supplier, Delphi, and independent supplier, Mobile Applitech, Inc., are developing next-generation subscriber communicators which will contain custom integrated circuits combining the functionality of several components, which we believe will lead to reduced costs. Our ability to offer our customers less expensive subscriber communicators that are smaller, more efficient and more reliable is key to our ability to provide a complete low cost solution to our customers and end-users.

➢	Reduce network latency. With the expected launch of our quick-launch and next-generation satellites, we expect to reduce the time lags in delivering messages and data, or network latency, in most regions of the world. We believe this will improve the quality and coverage of our system and enable us to increase our customer base. We intend to use the net proceeds to us from this offering to increase significantly the capacity and efficiency of our next-generation satellites. This technology is expected to increase spectrum efficiency to support higher usage applications, accelerate the reduction in network latency to address potential new markets and enhance our ability to manage increased expected future demands for our communications services.

➢	Introduce new features and services. We will continue to develop and introduce new features and services to expand our customer base and increase our revenues. For example, we have recently developed a broadcast capability that allows large numbers of subscriber communicators to receive a single message simultaneously. This represents an efficient delivery mechanism to address large populations of subscribers with a single message, such as weather data broadcasts, widespread alert notifications and demand response applications for electric utilities. In addition, we have been working closely with the U.S. Coast Guard to incorporate the ability to receive marine vessel identification and position data from the Automatic Identification System, or AIS, an internationally mandated shipboard broadcast system that aids navigation and improves maritime safety. We may be able to leverage this work with AIS to resell, subject in certain circumstances to U.S. Coast Guard approval, AIS data collected by our network to other coast guard services and governmental agencies, as well as companies engaged in security or logistics businesses for tracking shipping activities or for other navigational purposes. We also believe that subscriber communicator technology advances, such as dual-mode devices combining our subscriber communicators with communications devices for cellular networks, will broaden our addressable market by allowing our communications services to serve as an effective backup system for higher bandwidth terrestrial wireless or cellular networks or as a back-channel service for terrestrial or satellite-based broadcast-only networks.

➢	Provide comprehensive technical support, customer service and quality control. We have allocated additional resources to provide customer support for training, integration and testing in order to assist our VARs and other distributors in the roll-out of their applications and to enhance end-user acquisition and retention. We provide our VAR and OEM customers with access to customer support technicians. We also deploy our technicians to our VAR and OEM customers to facilitate the integration of our M2M data communications system with their applications during the planning, development and implementation processes and to certify that these applications are compatible with our system. Our support personnel include professionals with application development, in-house laboratory and hardware design and testing capabilities.

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INDUSTRY OVERVIEW

Increasingly, businesses and governments face the need to track, control, monitor and communicate with fixed and mobile assets that are located throughout the world. At the same time, these assets increasingly incorporate microprocessors, sensors and other devices that can provide a variety of information about the asset’s location, condition, operation and environment and are capable of responding to external commands and queries. As these intelligent devices proliferate, we believe that the need to establish two-way communications with these devices is greater than ever. The owners and operators of these intelligent devices are seeking low cost and efficient communications systems that will enable them to communicate with these devices.

We operate in the M2M industry, which includes various types of communications systems that enable intelligent machines, devices and fixed or mobile assets to communicate information from the machine, device or fixed or mobile asset to and from back-office information systems of the businesses and government agencies that track, monitor, control and communicate with them. These M2M data communications systems integrate a number of technologies and cross several different industries, including computer hardware and software systems, positioning systems, terrestrial and satellite communications networks and information technologies (such as data hosting and report generation).

There are three main components in any M2M data communications system:

➢	Fixed or mobile assets. Intelligent or trackable assets include devices and sensors that collect, measure, record or otherwise gather data about themselves or their environment to be used, analyzed or otherwise disseminated to other machines, applications or human operators and come in many forms, including devices and sensors that:

-	Report the location, speed and fuel economy data from trucks and locomotives;

-	Monitor the location and condition of trailers, railcars and marine shipping containers;

-	Report operating data and usage for heavy equipment;

-	Monitor fishing vessels to enforce government regulations regarding geographic and seasonal restrictions;

-	Report energy consumption from a utility meter;

-	Monitor corrosion in a pipeline;

-	Monitor fluid levels in oil storage tanks;

-	Measure water delivery in agricultural pipelines;

-	Detect movement along international borders; and

-	Monitor environmental conditions in agricultural facilities.

➢	Communications network. The communications network enables a connection to take place between the fixed or mobile asset and the back-office systems and users of that asset’s data. The proliferation of terrestrial and satellite-based wireless networks has enabled the creation of a variety of M2M data communications applications. Networks that are being used to deliver M2M data include terrestrial communications networks, such as cellular, radio paging and WiFi networks, and satellite communications networks, utilizing low-Earth-orbit or geosynchronous satellites.

➢	Back-office application or user. Data collected from a remote asset is used in a variety of ways with applications that allow the end-user to track, monitor, control and communicate with these assets with a greater degree of control and with much less time and expense than would be required to do so manually.

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MARKET OPPORTUNITY

Our estimates of the current addressable markets, as set forth in this prospectus, are based upon our analysis of secondary market data, including a report that we engaged Harbor Research, Inc. to prepare for our use internally and in this prospectus that reorganizes M2M and telematics industry information and data regularly gathered by Harbor into categories that correspond to our potential addressable markets.

Commercial transportation

Commercial transportation companies, such as trucking and trailer leasing companies, rail transport service providers and companies that handle hazardous materials, require applications that report location, engine diagnostic data, driver performance, fuel consumption, compliance, rapid decelerations, fuel taxes, driver logs and zone adherence in order to manage their transport fleets more safely and efficiently and to improve utilization.

Commercial transportation fleet owners and operators, as well as OEMs, are increasingly integrating M2M data communications systems into their commercial vehicles. In the near future, as older analog cellular wireless networks currently used in commercial vehicles tracking are phased out, end-users will need to migrate to alternative communications systems and we expect that an increasing number of customers will be seeking long-term solutions for their M2M data communications needs as they make their replacement decisions. Although trailer tracking is in the early stages of adoption, it represents a significantly larger potential market as we estimate that there are approximately three trailers to every truck. The trailer and railcar markets also require additional applications, such as cargo sensor reporting, load monitoring, control of refrigeration systems and door alarms. Future regulations may require position tracking of specific types of cargo, such as hazardous materials, and could also increase trailer and railcar tracking market opportunities. The railcar market also requires many of these same applications and many trailer applications using M2M data communications system can easily be translated to the railcar market.

According to Harbor Research, Inc., the number of commercial transportation vehicles worldwide, including tractors, trailers, fleet cars and railcars, was estimated to be approximately 76.4 million in 2006. Harbor estimates that the number of commercial transportation vehicles connected to M2M data communications systems will grow to approximately 14.6 million by 2012 from approximately 2.1 million in 2006, representing a compound annual growth rate of 38.4%. During this time, they expect penetration of M2M data communications devices in the total addressable market to increase from approximately 2.7% in 2006 to approximately 16.8% of a total of 87.0 million commercial transportation vehicles by 2012.

Heavy equipment

Heavy equipment fleet owners and leasing companies seeking to improve fleet productivity and profitability require applications that report diagnostic information, location (including for purposes of geo-fencing), time-of-use information, emergency notification, driver usage and maintenance alerts for their heavy equipment, which may be geographically dispersed, often in remote, difficult to reach locations. Using M2M data communications systems, heavy equipment fleet operators can remotely manage the productivity and mechanical condition of their equipment fleets, potentially lowering operating costs through preventive maintenance. OEMs can also use M2M applications to better anticipate the maintenance and spare parts needs of their customers, expanding the market for more higher-margin spare parts orders for the OEMs. Heavy equipment OEMs are increasingly integrating

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M2M data communications systems into their equipment at the factory or offering them as add-on options through certified after-market dealers.

Since the heavy equipment market is dominated by a small number of OEMs, M2M data communications service providers targeting this market segment focus on building relationships with these OEMs, such as Caterpillar, Komatsu, Hitachi and Volvo.

According to Harbor Research, Inc., the number of pieces of heavy equipment worldwide, including bulldozers, forklifts, cranes and other construction vehicles, was estimated to be approximately 7.1 million in 2006. Harbor estimates that the number of pieces of heavy equipment connected to M2M data communications systems will grow to approximately 4.1 million by 2012 from approximately 0.9 million in 2006, representing a compound annual growth rate of 28.9%. During this time, they expect penetration of M2M data communications devices in the total addressable market to increase from 12.5% in 2006 to 49.8% of a total of 8.2 million pieces of heavy equipment by 2012.

Fixed asset monitoring

Companies with widely dispersed fixed assets require a means of collecting data from remote assets to monitor productivity, minimize downtime and realize other operational benefits, as well as managing and controlling the functions of such assets, for example, the remote operation of valves and electrical switches. M2M data communications systems can provide industrial companies with applications for automated meter reading, oil and gas storage tank monitoring, pipeline monitoring and environmental monitoring, which can reduce operating costs for these companies, including labor costs, fuel costs, and the expense of on-site monitoring and maintenance.

According to Harbor Research, Inc., the number of fixed assets worldwide, including pipelines, environmental equipment and storage tanks, was estimated to be approximately 364.4 million in 2006. Harbor estimates that the number of fixed assets connected to M2M data communications systems will grow to approximately 22.8 million by 2012 from approximately 2.0 million in 2006, representing a compound annual growth rate of 49.6%. During this time, they expect penetration of M2M data communications devices in the total addressable market to increase from 0.6% in 2006 to 5.4% of a total of 420.7 million fixed assets by 2012.

Marine vessels

Marine vessels have a need for satellite-based communications due to the absence of reliable terrestrial-based coverage more than a few miles offshore. M2M data communications systems may offer features and functions to luxury recreational marine vessels and commercial marine vessels, such as onboard diagnostics and other marine telematics, alarms, requests for assistance, security, location reporting and tracking, e-mail and two-way messaging, catch data and weather reports. In addition, owners and operators of commercial and other marine vessels are increasingly subject to regulations governing, among other things, commercial fishing seasons and geographic limitations, vessel tracking, safety systems, and resource management and protection using various M2M communications systems.

According to Harbor Research, Inc., the number of marine vessels worldwide, including shipping, fishing and recreational vessels, was estimated to be approximately 49.6 million in 2006. Harbor estimates that the number of marine vessels connected to M2M data communications will grow to approximately 4.9 million by 2012 from approximately 1.6 million in 2006, representing a compound annual growth rate of 20.9%. During this time, they expect penetration of M2M data communications devices in the total addressable market to increase from 3.2% in 2006 to 8.7% of a total of 56.4 million marine vessels by 2012.

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Government and homeland security

Governments worldwide are seeking to address the global terror threat by monitoring land borders and hazardous materials, as well as marine vessels and containers. In addition, modern military and public safety forces use a variety of applications, such as for the tracking and monitoring of military vehicles, and in supply chain management, logistics and support, which could incorporate our products and services. For example, approximately 9 million maritime shipping containers from overseas arrive annually at U.S. ports of entry and only 5% of these containers, which are considered high risk, are inspected, according to Forbes Magazine. Increasingly, there is a need to monitor these vessels for homeland security and M2M data communications systems could be used in applications to address homeland security requirements, such as tracking and monitoring these vessels and containers. In early 2003, we successfully conducted a study with Northrop Grumman Corporation on behalf of the Port Authority of New York and New Jersey to demonstrate our system’s ability to monitor the status of door seals on commercial shipping containers.

M2M communications systems can also be used in applications to address infiltration across land borders, for example, monitoring seismic sensors placed along the border to detect incursions. We may also be able to leverage our work with AIS to resell, subject in certain circumstances to U.S. Coast Guard approval, AIS data collected by our network to other coast guard services and governmental agencies.

According to Harbor Research, Inc., the number of assets worldwide with the potential to be monitored for government and homeland security purposes, including shipping containers, vehicles, equipment and other devices, was estimated to be approximately 159.1 million in 2006. Harbor estimates that the number of such shipping containers, vehicles, equipment and other devices connected to M2M data communications will grow to approximately 25.5 million by 2012 from approximately 2.9 million in 2006, representing a compound annual growth rate of 43.8%. During this time, they expect penetration of M2M data communications devices in the total addressable market to increase from 1.8% in 2006 to 14.1% of a total of 181.1 million assets being monitored for purposes of government and homeland security by 2012.

Consumer transportation

Automotive companies are seeking a means to address the growing need for safety systems in passenger vehicles and to broadcast a single message to multiple vehicles at one time. Within the automotive market, there is no single communications technology that satisfies the need for 100% coverage, high reliability and low cost. An example of an automotive safety application is a system that has the ability to detect and report the deployment of a vehicle’s airbag, triggering the dispatch of an ambulance, tow truck or other necessary response personnel. Many automotive safety systems currently in service are based on analog cellular communications networks, many of which are being phased-out over the next several years in favor of digital cellular networks. In addition, terrestrial cellular communications systems have substantial “dead zones”, where network coverage is not available, and are difficult to manage globally, as vehicles may pass through multiple coverage areas, requiring the system to “roam” across a number of different cellular carriers’ networks. With emerging technology, satellite-based automotive safety systems may be able to provide near-real-time message delivery with minimal network latencies, thereby providing a viable alternative to cellular-based systems. In addition, many cellular-based automotive safety systems adopted or being adopted lack backwards compatibility that could limit their overall functionality.

While our system currently has latency limitations which make it impractical for us to address this market fully, we believe that our existing network may be used with dual-mode devices, combining our

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subscriber communicators with communications devices for cellular networks, allowing our communications services to function as an effective back-up system by filling the coverage gaps in current cellular or wireless networks used in consumer transportation applications. In addition, we may undertake additional capital expenditures beyond our currently contemplated expanded capital plan in order to expand our satellite constellation and further lower our latencies to the level that addresses the requirements of resellers and OEMs developing applications for this market if we believe the economic returns justify such an investment. We believe we can supplement our satellite constellation within the lead time required to integrate applications using our communications service into the automotive OEM product development cycle.

According to Harbor Research, Inc., the number of consumer transportation vehicles worldwide, primarily automobiles, was estimated to be approximately 627.8 million in 2006. Harbor estimates that the number of consumer transportation vehicles connected to M2M data communications will grow to approximately 59.1 million by 2012 from approximately 8.0 million in 2006, representing a compound annual growth rate of 39.6%. During this time, they expect penetration of M2M data communications devices in the total addressable market to increase from 1.3% in 2006 to 8.3% of a total of 714.4 million consumer transportation vehicles by 2012.

PRODUCTS AND SERVICES

Our principal products and services are satellite-based data communications services and subscriber communicators. Our communications services are used by businesses and government agencies that are engaged in tracking, monitoring, controlling or communicating with fixed or mobile assets globally. Our low cost, industrially-rated subscriber communicators are embedded into many different assets for use with our system. Our products and services are combined with industry or customer specific applications developed by our VARs which are sold to their end-user customers.

We do not generally market to end-users directly; instead, we utilize a cost-effective sales and marketing strategy of partnering with VARs, IVARs, international licensees and country representatives. These resellers, which are our direct customers, market to end-users.

Satellite communications services

We provide global two-way M2M data communications services through our satellite-based system. We focus our communications services on narrowband data applications. These data messages are typically sent by a remote subscriber communicator through our satellite system to our ground facilities for forwarding through an appropriate terrestrial communications network to the ultimate destination. Our system, typically combined with industry- or customer-specific applications developed by our resellers, permits a wide range of fixed and mobile assets to be tracked, monitored, controlled and communicated with from a central point.

We typically derive subscription-based recurring revenue from our VAR customers based upon the number of subscriber communicators activated on, and the amount of data transmitted through, our communications system. Customers pay between $1 and $60 in monthly service charges to access our communications system (in addition to a one-time provisioning fee ranging from $0 to $30) which we believe is the lowest price point currently available for global two-way connectivity.

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The following table sets forth selected customers, representative applications and the benefits of such applications for each of our addressed markets:

Market	Select Customers/End-Users	Representative Applications	Key Benefits

Commercial transportation	• GE • Volvo Group • XATA Corporation • Fleet Management Solutions • DriverTech • Air IQ • Crossbridge Solutions • Salco Products, Inc.	• Position reporting • Units diagnostic monitoring • Compliance / tax reporting • Cargo monitoring • Systems control	• Improve fleet productivity and profitability • Enable efficient, centralized fleet management • Ensure safe delivery of shipping cargo • Allow real-time tracking of unit maintenance

Heavy equipment	• Caterpillar, Inc. • Komatsu Ltd. • Hitachi Construction Machinery Co., Ltd • Volvo Group • Sumitomo	• Position reporting • Unit diagnostic monitoring • Usage tracking • Emergency notification	• Improve fleet productivity and profitability • Allow OEMs to better anticipate the maintenance and spare parts needs of their customers

Fixed asset monitoring	• American Innovations, Ltd. • Automata, Inc. • GE • Electronic Sensors, Inc. • Implicit Monitoring Systems, L.P.	• Unit diagnostic monitoring • Usage tracking • Systems control • Automated meter reading	• Provide method for managing, controlling, and collecting data from remote sites • Improve maintenance services productivity and profitability
Marine vessels	• Metocean Data Systems Ltd. • Recreational boaters* • Sasco Inc. • Skymate, Inc. • SeaKey/Volvo Penta	• Position reporting • Two-way messaging • Unit diagnostic monitoring • Weather reporting	• Ensure vessel compliance with regulations • Create a low cost information channel to disseminate critical weather and safety information

Government and homeland security	• National Oceanic and Atmospheric Administration* • U.S. Coast Guard • U.S. Customs and Border Protection* • U.S. Marine Corps* • U.S. Postal Service*	• Container tracking • Environmental monitoring • Automatic Identification System development • Border monitoring • Vehicle tracking	• Provide efficient monitoring of changing environmental conditions • Address increasing need to monitor vessels in U.S. waters • Minimize security threats and secure border

*	Represents an end-user from which we directly dervive revenue through VARs or other resellers.

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Subscriber communicators

Our wholly owned subsidiary, Stellar, markets and sells subscriber communicators manufactured by Delphi directly to our customers. We also earn a one-time royalty from third parties for the use of our proprietary communications protocol, which enables subscriber communicators to connect to our M2M data communications system. To ensure the availability of subscriber communicators having different functional capabilities in sufficient quantities to meet demand, we have provided extensive design specifications and technical and engineering support to our manufacturers. In addition, because we maintain backwards compatibility, subscriber communicators produced by former manufacturers are still in use with our system today.

Stellar currently sells two models of subscriber communicators, the DS 100 and the DS 300, which are manufactured by Delphi. Delphi is now Stellar’s sole manufacturing source for subscriber communicators and it is developing next-generation subscriber communicators which will contain a custom integrated circuit combining the functionality of several components, expected to be released beginning in 2008. See “—Key Relationships—Delphi Automotive Systems LLC”.

CUSTOMERS

We market and sell our products and services directly to OEM and government customers and indirectly through VARs, IVARs, international licensees and country representatives. Other than GE Equipment Services, which represented approximately 49.5% and 39.7% of our revenues for fiscal 2006 and the three months ended March 31, 2007, respectively, no other customer accounted for more than 10% of our total sales in fiscal 2006 or the three months ended March 31, 2007.

KEY RELATIONSHIPS

Delphi Automotive Systems LLC

In May 2004, we entered into a Cooperation Agreement with Stellar and Delphi Corporation—a tier-one automotive components supplier that designs, manufacturers and supplies advanced automotive grade subscriber communicators for Stellar for use with our communications system. Pursuant to the agreement, and subject to limited exceptions, Delphi Corporation’s Delphi Automotive System LLC subsidiary, or Delphi, is the sole supplier of newly developed subscriber communicators for Stellar. Delphi Corporation has a right of first refusal following termination of the agreement to supply Stellar with new products developed under the Cooperation Agreement. The initial term of the agreement was until December 31, 2005 and it has been extended by mutual written agreement of the parties until December 31, 2007. Although Delphi is currently subject to bankruptcy proceedings, it manufactures our subscriber communicators in Mexico with non-unionized labor, and as a result, we do not believe that such bankruptcy proceedings should impact our contract with Delphi Corporation. This relationship provides Stellar access to Delphi’s substantial technical and manufacturing resources, which we believe enables Stellar to continue to lower the cost of our subscriber communicators while at the same time providing improved features. Delphi began commercial production of two new models during 2005 which significantly reduced the selling price from approximately $280 per unit in 2003 to as little as $100 per unit in volume in 2006. Several of Stellar’s customers are now in the process of full commercial roll-out using these less costly, new generation subscriber communicators. In addition to providing a lower-cost subscriber communicators with higher reliability, we believe that Delphi also has the capability to increase production rapidly to meet additional demand as Stellar expands its business.

General Electric Company

We have a significant customer relationship with General Electric Company, or GE, that provides access to a wide array of sales channels and extends to several divisions and businesses, including GE Equipment Services, which includes Trailer Fleet Services, its Penske Truck Leasing joint venture, Rail

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Services and its GE Asset Intelligence LLC subsidiary, or AI, among others. All of these GE Equipment Services divisions directly or indirectly sell applications utilizing our M2M data communications services and subscriber communicators manufactured by Stellar. As a result, GE Equipment Services has a number of different sales channels for the distribution of our asset monitoring and tracking products either to third party end-users or to other GE divisions who are end-users.

GE Equipment Services has made a strong commitment to us as a strategic partner by developing applications that use our M2M data communications system. Our largest GE customer is the AI subsidiary of GE Equipment Services, which is dedicated to M2M data communications applications and which renewed its IVAR agreement with us through 2009. In March 2006, AI placed orders with our Stellar subsidiary for subscriber communicator units which will be used to support deployments of 46,000 trailers for Wal-Mart Stores, Inc. On October 10, 2006, our Stellar subsidiary entered into an agreement with AI to supply up to 412,000 units of in-production and future models of Stellar’s subscriber communicators from August 1, 2006 through December 31, 2009 to support AI’s applications utilizing our M2M data communications system. Of the total volume level under the agreement, 270,000 units are non-cancelable except under specified early termination provisions of the agreement, including (1) the termination of the Cooperation Agreement with Delphi without a replacement agreement with respect to the design and manufacture of subscriber communicators between the same or related parties, (2) a default by us to meet certain obligations under a reseller agreement with AI or (3) the closure of AI’s business and its permanently ceasing to sell telematics products and services. The overall contract value at the full volume level would be approximately $57.0 million, subject to adjustment for additional engineering work, substitution of subscriber communicator models or other modifications pursuant to the terms of the agreement, and excludes any service revenues that we may derive from the activation and use of these subscriber communicators on our M2M data communications system under our separate pre-existing reseller agreement with AI.

AI’s first application, VeriWisetm, enables GE’s customers to track and monitor their trailer assets and shipments throughout the world. GE Rail Services is also integrating our M2M data communications system into its RailWisetm application for railcars. GE Equipment Services’ European division offers RailWisetm and we expect GE Equipment Services to begin marketing both VeriWisetm and RailWisetm into other international markets, including Mexico. Penske Truck Leasing also uses our M2M data communications system to monitor tractor-trailers, and other GE businesses are monitoring many different types of assets, including GE Healthcare’s portable MRI machines, locomotives for GE Rail, tractor-trailers for Penske Truck Leasing, and portable electric generators for GE Energy.

In addition, in March 2007, GE became a significant stockholder of ours. See “Certain relationships and transactions with related persons—SES”.

U.S. Coast Guard

In May 2004, we were awarded a contract by the U.S. Coast Guard to develop and demonstrate the ability to receive, collect and forward AIS data over our satellite system, or the Concept Validation Project. Our Coast Guard demonstration satellite is expected to be launched during 2007 and will carry an AIS receiver in addition to our standard communications payload. We plan to outfit our subsequent satellites with AIS capability and may be able to leverage this work to resell, subject in certain circumstances to U.S. Coast Guard approval, AIS data collected by our network to other coast guard services and governmental agencies, as well as companies engaged in security or logistics businesses for tracking shipping activities or for other navigational purposes. AIS is a shipboard broadcast system that transmits a marine vessel’s identification and position to aid navigation and improve maritime safety. The International Maritime Organization has mandated the use of AIS on all Safety of Life at Sea (SOLAS) vessels, which are vessels over 300 tons. Current terrestrial-based AIS networks provide limited coverage and are not able to provide the expanded coverage capability desired by the U.S. Coast

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Guard. By using our satellite system, the U.S. Coast Guard is expected to be able to collect and process AIS data well beyond the coast of the United States in a cost effective and timely fashion. As of March 31, 2007, the U.S. Coast Guard has paid us the full contract price of $7.2 million, primarily for the construction and launch of an AIS-enabled demonstration satellite, excluding additional amounts which may become payable if the U.S. Coast Guard elects to receive additional maintenance and AIS data transmission services under the contract. Such payments are included in deferred revenue prior to the launch of the demonstration satellite.

Due to the fact that the launch of our original shared vehicle did not take place principally as a result of the cancellation of the primary launch vehicle payload, our launch services provider, with our participation, has been seeking an alternative launch vehicle for the Coast Guard demonstration satellite. As a result of these delays, in February 2007, the U.S. Coast Guard issued a unilateral modification to our contract setting a definitive launch date of July 2, 2007 with respect to the Coast Guard demonstration satellite, which we received in March 2007. Although we have not agreed to this modification, we and our launch services contractor have advised the U.S. Coast Guard that we intend to work with the U.S. Coast Guard to establish within the next several months a new definitive launch date. By letter dated April 20, 2007, the U.S. Coast Guard has advised us that they intend to seek consideration, or other contractual or statutory remedies, for any launch delay beyond July 2, 2007. We have certain indemnity rights against our launch services provider in the event of a default under our launch services contract. We continue to be in discussions with the U.S. Coast Guard and our launch services providers to secure an acceptable launch date and a successful resolution of this matter.

SALES, MARKETING AND DISTRIBUTION

Satellite services

We generally market our satellite communications services through VARs and internationally through IVARs, international licensees and country representatives. The following chart shows the structure of our low cost, multi-channel distribution network:

VARs and IVARs.  We are currently working with approximately 130 VARs and IVARs and seek to continue to increase the number of our VARs and IVARs as we expand our business. The role of the VAR or IVAR is to develop tailored applications that utilize our system and then market these applications, through non-exclusive licenses, to specific, targeted vertical markets. VARs and IVARs are responsible for establishing retail pricing, collecting airtime revenue from end-users and for providing

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customer service and support to end-users. Our relationship with a VAR or IVAR may be direct or indirect and may be governed by a reseller agreement between us, the international licensee or country representative, on the one hand, and the VAR or IVAR on the other hand, that establishes the VAR’s or IVAR’s responsibilities with respect to the business, as well as the cost of satellite service to the VAR or IVAR. VARs and IVARs are responsible for their own development and sales costs. VARs and IVARs typically have unique industry knowledge, which permits them to develop applications targeted for a particular industry or market. Our VARs and IVARs have made significant investments in developing ORBCOMM-based applications. These applications often require significant time and financial investment to develop for commercial use. By leveraging these investments, we are able to minimize our own research and development costs, increase the scale of our business without increasing overhead and diversify our business risk among many sales channels. VARs and IVARs pay fees for access to our system based on the number of subscriber communicators they have activated on the network and on the amount of data transmitted. VARs and IVARs are also generally required to pay a one-time fee for each subscriber communicator activated on our system and for other administrative charges. VARs and IVARs then typically bill end-users based upon the full value of the application and are responsible for customer care to the end-user.

We are currently working with approximately 60 IVARs. Generally, subject to certain regulatory restrictions, the IVAR arrangement allows us to enter into a single agreement with any given IVAR and allows the IVARs to pay directly to us a single price on a single invoice in a single currency for worldwide service, regardless of the territories they are selling into, thereby avoiding the need to negotiate prices with individual international licensees and country representatives. We pay our international licensees and country representatives a commission on revenues received from IVARs from each subscriber communicator activated in a specific territory. The terms of our reseller agreements with IVARs typically provide for a three-year initial term that is renewable for additional three year terms. Under these agreements, the IVAR is responsible for promoting their applications in their respective territory, providing sales forecasts and provisioning information to us, collecting airtime revenue from end-users and paying invoices rendered by us. In addition, IVARs are responsible for providing customer support and maintaining sufficient inventory of subscriber communicators in their respective territories.

International licensees and country representatives.  We generally market and distribute our services outside the United States and Canada primarily through international licensees and country representatives, including through our subsidiary, Satcom International Group plc., which has entered into country representative agreements with our affiliated international licensee, ORBCOMM Europe LLC, covering the United Kingdom, Ireland and Switzerland and a service license agreement covering substantially all of the countries of the Middle East and a significant number of countries of Central Asia. In addition, ORBCOMM Europe and Satcom have entered into an agreement obligating ORBCOMM Europe to enter into a country representative agreement for Turkey with Satcom, if the current country representative agreement for Turkey expires or is terminated for any reason. We rely on these third parties to establish business in their respective territories, including obtaining and maintaining necessary regulatory and other approvals, as well as managing local VARs. In addition, we believe that our international licensees and country representatives, through their local expertise, are able to operate in these territories in a more efficient and cost-effective manner. We currently have agreements covering over 160 countries and territories through our seven international licensees and 12 country representatives. As we seek to expand internationally, we expect to continue to enter into agreements with additional international licensees and country representatives, particularly in Asia and Africa. International licensees and country representatives are generally required to make the system available in their designated regions to VARs and IVARs.

In territories with multiple countries, it is typical for our international licensees to appoint country representatives. Country representatives are sub-licensees within the territory. They perform tasks

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assigned by the international licensee. In return, the international licensees are responsible for, among other things, operating and maintaining the necessary gateway earth stations within their designated regions, obtaining the necessary regulatory approvals to provide our services in their designated regions, and marketing and distributing our services in such regions.

Country representatives are entities that obtain local regulatory approvals and establish local marketing channels to provide ORBCOMM services in their designated countries. As a U.S. company, we are not legally qualified to hold a license to operate as a telecommunications provider in some countries and our country representative program permits us to serve many international markets. In some cases, a country representative enters into a joint venture with us. In other cases, the country representative is an independent entity that pays us fees based on the amount of airtime usage on our system. Country representatives may distribute our services directly or through a distribution network made up of local VARs.

Subject to certain limitations, our service license agreements grant to the international licensee, among other things, the exclusive right (subject to our right to appoint IVARs) to market services using our satellite system in a designated region and a limited right to use certain of our proprietary technologies and intellectual property.

International licensees and country representatives who are appointed by us pay fees for access to the system in their region based on the number of subscriber communicators activated on the network in their territory and the amount of data transmitted through the system. We may adjust pricing in accordance with the terms of the relevant agreements. We pay international licensees and country representatives a commission based on the revenue we receive from IVARs that is generated from subscriber communicators that IVARs activate in their territories.

We have entered into or are negotiating new service license or country representative agreements with several international licensees and country representatives, respectively, including former licensees of ORBCOMM Global L.P. and new groups consisting of affiliates of former licensees of ORBCOMM Global L.P. Until new service license agreements are in place, we will operate in those regions where a licensee has not been contracted either pursuant to letters of intent entered into with such licensee or pursuant to the terms of the original agreements with ORBCOMM Global L.P., as is currently the case in Japan, South Korea and Morocco. There can be no assurance we will be successful in negotiating new service license or country representative agreements.

Subscriber communicators

Our subsidiary, Stellar, markets and sells subscriber communicators manufactured by Delphi directly to customers. We also earn a one-time royalty from third parties for the use of our proprietary communications protocol, which enables such devices to connect to our M2M data communications system. We currently have a Cooperation Agreement with Stellar and Delphi’s parent, Delphi Corporation, pursuant to which Delphi has agreed to provide manufacturing support for Stellar subscriber communicators. We believe that declining prices for our subscriber communicators have opened further the market for ORBCOMM-based applications. We will seek to increase the functionality, variety and reliability of our subscriber communicators, while at the same time providing cost savings to end-users.

COMPETITION

Currently, we are the only commercial provider of below 1 GHz band, or little LEO, two-way data satellite services optimized for narrowband. However, we are not the only provider of data communication services, and we face competition from a variety of existing and proposed products and

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services. Competing service providers can be divided into three main categories: terrestrial tower-based, low-Earth orbit mobile satellite and geostationary satellite service providers.

Terrestrial tower-based networks

While terrestrial tower-based networks are capable of providing services at costs comparable to ours, they lack seamless global coverage. Terrestrial coverage is dependent on the location of tower transmitters, which are generally located in densely populated areas or heavily traveled routes. Several data and messaging markets, such as long-haul trucking, railroads, oil and gas, agriculture, utility distribution and heavy construction, have significant activity in sparsely populated areas with limited or no terrestrial coverage. In addition, there are many different terrestrial systems and protocols, so service providers must coordinate with multiple carriers to enable service in different coverage areas. In some geographic areas, terrestrial tower-based networks have gaps in their coverage and may require a back-up system to fill in such coverage gaps.

Low-Earth orbit mobile satellite service providers

Low-Earth orbit mobile satellite service providers operating above the 1 GHz band, or big LEO systems, can provide data connectivity with global coverage that can compete with our communications services; however, to date, the focus of big LEO satellite service providers has been primarily on circuit-switched communications tailored for voice traffic, which, by its nature, is less efficient for the transfer of short data messages because they require a dedicated circuit that is time and bandwidth intensive when compared to the amount of information transmitted. Additionally, a circuit-switched network does not support multicast or broadcast messaging for the transmission of the same data to multiple users. These systems are still in the early stages with respect to the development of data terminals and integration of applications and they entail significantly higher costs for the satellite fleet operator and the end-users. Our principal big LEO mobile satellite service competitors are Globalstar Inc. and Iridium Holdings LLC.

Geostationary satellite service providers

Geostationary satellite system operators can offer services that compete with ours. Certain pan-regional or global systems (operating in the L or S bands), such as Inmarsat plc, are designed and licensed for mobile high-speed data and voice services. However, the equipment cost and service fees for narrowband, or small packet, data communications with these systems is significantly more expensive than for our system. Some companies, such as the OmniTracs subsidiary of QUALCOMM Incorporated, which uses SES’s satellites (operating in C and Ku bands) have developed technologies to use their bandwidth for mobile applications. We believe that the equipment cost and service fees for narrowband data communications using these systems are also significantly higher than ours, and that these geostationary providers cannot offer global service with competitive communications devices and costs. In addition, these geostationary systems have other limitations that we are not subject to. For example, they require a clear line of sight between the communicator equipment and the satellite, are affected by adverse weather or atmospheric conditions, require higher-powered transceivers and are vulnerable to catastrophic single point failures of their satellites with limited backup options.

RESEARCH AND DEVELOPMENT

VARs incur the majority of research and development costs associated with developing applications for end-users. Although we provide assistance and development expertise to our VARs, such as certifying applications for use with our communications system, we do not engage in significant research and development activities of our own. With respect to development of our next-generation satellites, we do not incur direct research and development costs; however, we contract with third parties who undertake

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research and development activities in connection with supplying us with satellite payloads, buses and launch vehicles.

We have invested and continue to invest in development of advanced features for our subscriber communicator hardware. For instance, Stellar paid approximately $0.4 million and $0.5 million to Delphi in 2006 and 2005, respectively, in connection with the development of next-generation subscriber communicators that should provide increased functionality at a lower cost.

BACKLOG

The backlog of subscriber communicators at our Stellar subsidiary as of March 31, 2007 was 413,053 units, or approximately $58.2 million, as compared with a backlog of 66,556 units, or approximately $11.5 million as of March 31, 2006. We believe that approximately $11.3 million of the backlog as of March 31, 2007 will be filled during fiscal 2008. Although we believe that the orders included in backlog are firm, certain orders may be cancelled without penalty.

In addition, our “pre-bill backlog”, which represents subscriber communicators activated at the customer’s request for testing prior to putting the units into actual service, was 25,339 units as of March 31, 2007, as compared with a pre-bill backlog of 15,497 units as of March 31, 2006. We believe that the majority of units that comprise our pre-bill backlog will be billable within a one-year period. We are not able to determine pre-bill backlog in dollars because the service costs for each subscriber communicator varies by customer.

INTELLECTUAL PROPERTY

We use and hold intellectual property rights for a number of trademarks, service marks and logos for our system. We have one main mark—“ORBCOMM”—which is registered in over 125 countries. In addition, we currently own or have applied for four patents relating to various aspects of our system, and at any time we may file additional patent applications in the appropriate countries for various aspects of our system.

We believe that all intellectual property rights used in our system were independently developed or duly licensed by us, by those we license the rights from or by the technology companies who supplied portions of our system. We cannot assure you, however, that third parties will not bring suit against us for patent or other infringement of intellectual property rights.

Our patents cover various aspects of the protocol employed by our subscriber communicators. In addition, certain intellectual property rights to the software used by the Stellar subscriber communicators is cross-licensed between Stellar and Delphi.

EMPLOYEES

As of March 31, 2007, we had 95 full-time employees, 25 of whom are at our Fort Lee, New Jersey headquarters and 70 of whom are at our Dulles, Virginia network control center and offices. Our employees are not covered by any collective bargaining agreements and we have not experienced a work stoppage since our inception. We believe that our relationship with our employees is good.

PROPERTIES

We currently sublease approximately 7,000 square feet of office space in Fort Lee, New Jersey and lease approximately 25,000 square feet of office space in Dulles, Virginia. We also lease approximately 25,000 square feet of additional space in Virginia for storage. In addition, we currently own and

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operate six gateway earth stations at the following locations, four situated on owned real property and two on real property subject to long-term leases:

Gateway	Real property owned or leased	Lease expiration

St. John’s, Arizona	Owned	n/a
Arcade, New York	Owned	n/a
Curaçao, Netherlands Antilles	Owned	n/a
Rutherglen Vic, Australia	Owned	n/a
Ocilla, Georgia	Leased	March 12, 2013
East Wenatchee, Washington	Leased	May 4, 2008

We currently own or lease real property sufficient for our business operations, although we may need to own or lease additional real property in the future.

GEOGRAPHIC INFORMATION

Our revenues from the United States were $8.2 million, $11.4 million and $22.2 million, respectively, for the years ended December 31, 2004, 2005 and 2006. Our revenues from all other countries were $2.7 million, $4.1 million and $2.3 million, respectively, for the years ended December 31, 2004, 2005 and 2006. Our revenues from the United States were $5.9 million and $5.3 million for the three months ended March 31, 2006 and 2007, respectively. Our revenues from all other countries were $0.5 million and $0.7 million for the three months ended March 31, 2006 and 2007, respectively. Other than satellites in orbit, our long-lived assets outside of the United States are not significant.

LEGAL PROCEEDINGS

Quake Global, Inc.

On May 11, 2007, our ORBCOMM LLC subsidiary, our Stellar subsidiary and Quake entered into a global settlement agreement dismissing or discontinuing our legal proceedings with Quake discussed below.

On February 24, 2005, Quake filed a four-count action for damages and injunctive relief against ORBCOMM LLC, our wholly owned subsidiary, Stellar, and Delphi Corporation, in the U.S. District Court for the Central District of California, Western Division (the “Complaint”). The Complaint alleges antitrust violations, breach of contract, tortious interference and improper exclusive dealing arrangements. Quake claims damages in excess of $15 million and seeks treble damages, costs and reasonable attorneys’ fees, unspecified compensatory damages, punitive damages, injunctive relief and that we be required to divest ourselves of the assets we had acquired from Stellar and reconstitute a new and effective competitor. On April 21, 2005, we filed a motion to dismiss or to compel arbitration and dismiss or stay the proceedings, which the District Court denied. On July 19, 2005, we and Stellar took an interlocutory appeal as of right to the Court of Appeals for the Ninth Circuit from the denial of our motion to dismiss. On December 6, 2005, we filed our answer and counterclaims to Quake’s Complaint.

On December 21, 2006, we served a Notice of Default on Quake for its failure to pay past-due royalty fees. Under our Subscriber Communicator Manufacturing Agreement, Quake had 30 days to cure that default, but failed to do so. In addition, we demanded in this Notice of Default that Quake post security as required by the Subscriber Communicator Manufacturing Agreement, which Quake also failed to do. Accordingly, on January 30, 2007, we terminated our Subscriber Communicator Manufacturing Agreement with Quake. On February 12, 2007, Quake sought leave to file and serve a proposed supplemental complaint in the U.S. District Court for the Central District of California, alleging that the recent termination was a monopolizing and tortious act by us. On March 9, 2007, we filed an opposition to Quake’s motion to file a supplemental complaint, asserting that any dispute over the legality of the January 30 termination is subject to arbitration. By order dated April 23, 2007, the

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court granted Quake’s motion to amend the complaint, but deferred ruling on whether Quake’s new claims must be arbitrated. The court held that the issue of arbitrability may be raised by ORBCOMM LLC in a subsequent motion. In March 2007, we entered into an interim agreement with Quake for a term of two months for Quake to continue to supply subscriber communicators to our customers.

Separately, we served notices of default upon Quake in July and September 2005 and in June, August and December, 2006 under our Subscriber Communicator Manufacturing Agreement. On September 23, 2005, we commenced an arbitration with the American Arbitration Association seeking (1) a declaration that we have the right to terminate our Subscriber Communicator Manufacturing Agreement with Quake; (2) an injunction against Quake’s improperly using the fruits of contractually-prohibited non-segregated modem design and development efforts in products intended for use with the systems of our competitors; and (3) damages. Quake has filed an answer with counterclaims to our claims in the arbitration. As part of Quake’s counterclaims, it claims damages of at least $50 million and seeks attorney fees and expenses incurred in connection with the arbitration. On August 28, 2006, we amended our statement of claims in the arbitration to add the claims identified in the June and August 2006 notices of default. On December 15, 2006, we amended our statement of claims in the arbitration to add the claims identified in the December 14, 2006 notice of default. On February 7, 2007, we sought leave to amend our statement of claims in the arbitration seeking a declaration that our exercise of our contractual termination right under the Subscriber Communicator Manufacturing Agreement was lawful and proper in all respects, including but not limited to under the terms of the Subscriber Communicator Manufacturing Agreement and the laws of the United States. On February 23, 2007, Quake filed its reply papers opposing such amended statement of claims. On March 10, 2007, the arbitration panel determined to allow us to amend our statement of claims in the arbitration seeking a declaration that our exercise of our contractual termination right under the Subscriber Communicator Manufacturing Agreement was proper as a contractual matter but declined jurisdiction as to antitrust issues related to such termination.

Separately, in connection with a pending legal action between Quake and Mobile Applitech, Inc., or MobiApps, relating to a radio frequency application specific integrated circuit, or ASIC, developed pursuant to a Joint Development Agreement between Quake and MobiApps, Quake sent us a letter dated July 19, 2006 notifying us that we should not permit or facilitate MobiApps to market or sell subscriber communicators for use on our communications system or allow MobiApps’ subscriber communicators to be activated on our communications system and that failure to cease and desist from the foregoing actions may subject us to legal liability and allow Quake to seek equitable and monetary relief. On August 4, 2006, our ORBCOMM LLC subsidiary filed a motion to intervene in the pending action between Quake and MobiApps in the U.S. District Court for the District of Maryland (Greenbelt Division) seeking a declaration as to (1) whether MobiApps has the right to use the ASIC product in subscriber communicators it manufactures for use on our communications system, and (2) whether we can permit or facilitate MobiApps to market or sell subscriber communicators using the ASIC product for our communications system and/or allow such subscriber communicators to be activated on our communications system. On August 7, 2006, the Maryland District Court transferred that action to the U.S. District Court for the Southern District of California. On October 20, 2006, ORBCOMM LLC moved to intervene in the Southern District of California action and filed a Complaint-In-Intervention therein, seeking the relief it had requested in the Maryland District Court. ORBCOMM LLC’s Motion to Intervene was granted on January 4, 2007. Under the terms of our agreement with MobiApps, we will be indemnified for our expenses incurred in connection with this action related to the alleged violations of Quake’s proprietary rights. On February 15, 2007, Quake filed its answer to the Complaint-In-Intervention and counterclaims against intervenor ORBCOMM LLC, alleging that ORBCOMM LLC interfered with Quake’s contractual relations and conspired with MobiApps to misappropriate Quake’s proprietary information. ORBCOMM LLC sent notice to Quake’s counsel that ORBCOMM LLC believed the assertion of these counterclaims violated Rule 11 of the Federal Rules of Civil Procedure.

Business

On May 11, 2007, our ORBCOMM LLC subsidiary, our Stellar subsidiary and Quake entered into a global settlement agreement, pursuant to which the parties have agreed to (1) dismiss with prejudice and without cost the Complaint and any counterclaims; (2) discontinue in its entirety the arbitration relating to the Subscriber Communicator Manufacturing Agreement with prejudice and without cost; and (3) dismiss with prejudice and without cost Quake’s counterclaims against ORBCOMM LLC in the pending action between Quake and MobiApps. Each party will bear its own legal expenses with respect to each of these legal proceedings. Under the terms of the settlement, ORBCOMM LLC and Stellar agreed to separate and segregate our officers and employees from those of Stellar within 60 days and to maintain separate office, testing and laboratory facilities for Stellar by February 2008. In addition, as part of the settlement, we and Quake have entered into a new subscriber communicator manufacturing agreement for a ten-year term with respect to the manufacture of subscriber communicators for use on our communications system.

ORBCOMM Asia limited

On September 30, 2005, ORBCOMM Asia Limited, or OAL, delivered to us, ORBCOMM Holdings LLC, ORBCOMM LLC, Jerome Eisenberg, our Chairman of the Board, Chief Executive Officer and President, and Don Franco, a former officer of ours, a written notice of its intention to arbitrate certain claims of breach of contract and constructive fraud related to the Memorandum of Understanding dated May 8, 2001 and seeking an award of $3.2 million in actual and compensatory damages and $5 million in punitive damages and an award of damages for lost profits in an amount to be established. We believe OAL is approximately 90% owned by Gene Hyung-Jin Song, who is also a stockholder of ours. See “Certain relationships and transactions with related persons—ORBCOMM Asia Limited”. On October 13, 2005, we, ORBCOMM Holdings LLC, ORBCOMM LLC, Jerome Eisenberg and Don Franco received notification from the International Centre for Dispute Resolution, a division of the American Arbitration Association, that it had received the demand for arbitration from OAL. On October 19, 2005, we, ORBCOMM Holdings LLC, ORBCOMM LLC, Jerome Eisenberg and Don Franco filed a petition, by order to show cause, in New York Supreme Court seeking a stay of the arbitration as to all parties other than OAL and ORBCOMM LLC on the ground that such other parties were not signatories to the Memorandum of Understanding which contains the arbitration provision upon which the arbitration was based and which provides for final and binding arbitration. By order dated January 31, 2006, the Supreme Court of the State of New York permanently stayed the arbitration as to all parties other than ORBCOMM LLC and OAL. The arbitration hearing on the claims between OAL and ORBCOMM LLC was held on June 8, 2006.

On June 30, 2006, the arbitration panel entered an award denying OAL’s claims in their entirety and awarding ORBCOMM LLC attorneys’ fees and costs of approximately $250,000. On August 9, 2006, OAL made partial payment of the award in the amount of $120,000 and on December 4, 2006, OAL paid the remaining balance.

We are subject to various other claims and assessments in the normal course of our business. While it is not possible at this time to predict the outcome of the litigation discussed above with certainty and while some lawsuits, claims or proceedings may be disposed of unfavorably to us, based on our evaluation of matters which are pending or asserted our management believes the disposition of such matters will not have a material adverse effect on our business, financial condition or results of operations. An unfavorable ruling could include money damages or injunctive relief. There is the possibility of a material adverse impact on the results of operations of the period in which the matter is ultimately resolved, if it is resolved unfavorably, or in the period in which an unfavorable outcome becomes probable and reasonably estimable.

The ORBCOMM communications system

OVERVIEW

Our data communications services are provided by our proprietary two-way satellite system, which is designed to provide “near-real-time” and “store-and-forward” communication to and from both fixed and mobile assets around the world.

Our system has three operational segments:

➢	The space segment, which consists of a constellation of 29 operational satellites in multiple orbital planes between 435 and 550 miles above the Earth (four primary planes of six to eight satellites each and one polar plane satellite) operating in the VHF band;

➢	The ground and control segment, which consists of 14 operational gateway earth stations that send signals to and receive signals from the satellites, four gateway control centers that process message traffic and forward it through the gateway earth stations to the satellites or to appropriate terrestrial communications networks for transmission to the back-office application or end-user and the network control center (including two of the four gateway control centers) located in Dulles, Virginia, which monitors and manages the flow of information through the system and provides the command, control and telemetry functions to optimize satellite availability; and

➢	The subscriber segment, which consists of the subscriber communicators used by end-users to transmit and receive messages to and from their assets and our satellites.

For most applications using our system, data is generated by an end-user application and transferred to a subscriber communicator, which reformats the data and transmits it to the next satellite that comes into view. The data is routed by the satellite to the next gateway earth station it successfully connects to, which in turn forwards it to the associated gateway control center. Within the gateway control center, the data is processed and forwarded to its ultimate destination after acknowledgement to the subscriber communicator that the entire data message content has been received. The destination may be another subscriber communicator, a corporate resource management system, any personal or business Internet e-mail address, a pager or a cellular phone. In addition, data can be sent in the reverse direction (a feature which is utilized by many applications to remotely control assets).

When a satellite is in view of and connected to a gateway earth station at the time it receives data from a subscriber communicator, a transmission is initiated to transfer the data in what we refer to as “near-real-time” mode. In this “near-real-time” mode, the data is passed immediately from a subscriber communicator to a satellite and onto the gateway earth station to the appropriate control center for routing to its final destination. When a satellite is not immediately in view of a gateway earth station, the satellite switches to a store-and-forward mode to accept data in “GlobalGram” format. These GlobalGrams are short messages (consisting of data of up to approximately 200 bytes) and are stored in a satellite until it can connect through a gateway earth station to the appropriate control center. The automatic mode-switching capability between near-real-time service and GlobalGram service allows the satellite network to be available to subscriber communicators worldwide regardless of their location.

End-user data can be delivered by the gateway control center in a variety of formats. Communications options include private and public communications links to the control center, such as standard Internet, dedicated telephone company and VPN-based transports. Data can also be received via standard e-mail protocols with full delivery acknowledgement as requested, or via our Internet protocol gateway interface in HTML and XML formats. Wherever possible, our system makes use of existing, mature technologies and conforms to internationally accepted standards for electronic mail and web technologies.

SPACE SEGMENT

At present, we have 29 operational satellites in five orbital planes providing worldwide coverage. We have authority under our FCC licenses to operate up to a total of forty-eight satellites. Additional

The ORBCOMM communications system

satellites we launch will further reduce our network latency and enhance service levels for our customers.

Planes A, B, C and D, our primary planes, contain six to eight satellites each, constitute the main part of the constellation and provide the coverage to regions between approximately 60 degrees north and south latitudes. The orbits are designed to provide optimum coverage between 20 and 55 degrees latitude in both the Northern and Southern hemispheres, which include the principal economic centers of the world. Plane G contains one satellite and provides polar coverage.

Unlike geostationary satellites, our satellites are relatively small in size, weighing less than one hundred pounds and measuring only forty-two inches in diameter and six inches in height before deployment. The relatively small size of our satellites is made possible by the fact that our first-generation satellites do not require a propulsion system (although a small propulsion system is installed) to maintain the satellites in the appropriate orbit and have significantly lower power requirements as compared to geostationary satellites.

Our satellites are equipped with a VHF and Ultra High Frequency, or UHF, communication payload capable of operation in the 137.0-150.05 MHz and the 400.075-400.125 MHz bands. The use of the system uplink (Earth-to-space) spectrum is managed by an on-board computer that employs the ORBCOMM-pioneered Dynamic Channel Activity Assignment System, or DCAAS. DCAAS continuously scans the authorized spectrum, identifies frequencies in use by other users of the frequency band and assigns subscriber communication uplink channels to minimize interference. DCAAS changes the uplink frequency at least every 15 seconds, which allows our system to coexist with the current terrestrial users of the VHF frequency band, and limits interference to acceptable levels.

The gateway earth stations and the subscriber communicators communicate with the satellites in the same VHF band, thus eliminating the design complexity, as well as the associated bulk, power and cost of supporting multiple communication equipment on a single satellite. Our satellites also contain packet-routing communications capability, including a limited store-and-forward capability.

Satellite Health.  The majority of our current satellite fleet was put into service in the late 1990s and has an estimated operating life of approximately nine to twelve years, after giving effect to certain operational changes and software updates. We believe that our satellite performance remains stable and sufficient for the use of our customers. Our satellite availability, or the percentage of time that a satellite is available to pass commercial traffic, was 94.0% for the quarter ended March 31, 2007. Twenty-three of the 29 operational satellites have aggregate average availability over 99.4%. With the high probability of several satellites in view at any one time, especially in the primary coverage area, and the constant motion of the satellites, the time a satellite is unavailable is relatively insignificant.

Due to our satellite constellation architecture, which consists of numerous independent satellites, our space segment is inherently redundant and service quality is not significantly affected by individual satellite failures. Our system has experienced minor degradation over time, equal to less than 0.5% over the past four years (excluding four satellites that have slightly lower commercial service capability). Our Plane F polar satellite, one of the original prototype first generation satellites launched in 1995, was retired in April 2007, due to intermittent service, without any material impact on our service. Prior to such retirement, a failure occurred in October 2000, prior to our acquisition of the satellite constellation, when a satellite experienced a processor malfunction. These failures are less than anticipated failure rates and demonstrate the benefits of a distributed satellite system architecture like ours.

The ORBCOMM communications system

The following chart provides an overview of our satellite constellation, including the U.S. availability of the individual satellites, the intended date of launch for new satellites and other information regarding the operational status of our space segment. The expected launch dates set forth below are based on the current plans for the Coast Guard demonstration satellite, six quick-launch satellites and 18 next-generation satellites. Once the next generation satellite procurement contract has been finalized, these launch dates may be adjusted to optimize the constellation health.

	U.S.		Expected
	availability		new
	for first		satellite
	3 months	Launch	launch
Sat ID	of 2007	date	date(1)	Satellite operational status

A1	99.3%	Dec-97	4Q ’07	Antenna anomaly reduces communications capabilities
A2	91.2%	Dec-97	4Q ’07	Antenna anomaly reduces communications capabilities
A3	98.5%	Dec-97	4Q ’07	Antenna anomaly and subscriber transmitter burn-out reduces communications capability
A4	99.7%	Dec-97	*	Antenna anomaly reduces communications capabilities
A5	98.7%	Dec-97	*	Antenna anomaly reduces communications capabilities
A6	98.4%	Dec-97	4Q ’07	Antenna anomaly reduces communications capabilities
A7	98.3%	Dec-97	4Q ’07	Antenna anomaly and subscriber transmitter burn-out reduces communications capability
A8	99.4%	Dec-97	4Q ’07	Antenna anomaly and subscriber transmitter burn-out reduces communications capability
B1	99.4%	Aug-98	3Q ’10	Antenna anomaly reduces communications capabilities
B2	99.6%	Aug-98	3Q ’10	Normal operation
B3	99.8%	Aug-98	3Q ’10	Normal operation
B4	99.8%	Aug-98	*	Normal operation
B5	99.8%	Aug-98	3Q ’10	Antenna anomaly reduces communications capabilities
B6	99.7%	Aug-98	*	Normal operation
B7	99.7%	Aug-98	3Q ’10	Normal operation
B8	98.9%	Aug-98	3Q ’10	Normal operation
C1	85.1%	Sep-98	1Q ’10	Piece part failure limits ‘nighttime’ operation
C2	99.3%	Sep-98	1Q ’10	Normal operation
C3	99.3%	Sep-98	1Q ’10	Normal operation
C4	99.6%	Sep-98	1Q ’10	Normal operation
C5	99.3%	Sep-98	1Q ’10	Normal operation
C7	99.5%	Sep-98	1Q ’10	Normal operation
D2	99.7%	Dec-99	3Q ’09	Battery anomaly limits ‘nighttime’ operation
D3	99.6%	Dec-99	3Q ’09	Normal operation
D4	59.6%	Dec-99	3Q ’09	Battery anomaly prevents ‘nighttime’ operation
D6	99.7%	Dec-99	3Q ’09	Normal operation
D7	99.6%	Dec-99	3Q ’09	Normal operation
D8	99.8%	Dec-99	3Q ’09	Antenna anomaly reduces communications capabilities
G2	98.5%	Feb-98	3Q ’07	Antenna anomaly reduces communications capabilities

(1)	As we launch our quick-launch and next-generation satellites, we may seek to continue operating our existing first-generation satellites to the extent they are still able to provide functionality and consistent with our FCC authorized 48 satellite limit.

*	Our next-generation replenishment plan requires only six satellites per orbital plane. Replacement launch dates noted with an asterisk are not currently planned. If market demands increase or lower latencies are required, we may acquire additional satellites (including through the exercise of any options we may have) to supplement or expand our constellation.

Recent Upgrades.  Beginning in 2002, we implemented several operational changes and software updates that we believe have enhanced the expected life of the satellites. The majority of these changes focused on extending the life of the primary life-limiting component—the nickel hydrogen batteries—

The ORBCOMM communications system

which power the satellites. Battery lifetime is a function of the number of discharge cycles (when power stored in the batteries is used) and the amount of power used during each such discharge cycle or depth of discharge, or DOD. Satellites experience a discharge cycle on nearly every orbit because they enter an eclipse period when the Earth is between the satellite and the sun, or an “Eclipse Period”. Since the constellation configuration is constant, the number of discharge cycles cannot be altered. The battery lifetime improvements are focused primarily on reducing DOD. This was accomplished by reducing the power consumption during an Eclipse Period.

The subscriber transmitter and the battery heaters are the highest power consumption devices on the satellite and the primary devices affecting DOD. The subscriber transmitter provides the system downlink communication from the satellite to a subscriber communicator. During an Eclipse Period the radio frequency energy needed to establish a connection with a subscriber communicator is greatly reduced because radio frequency interference generated by terrestrial users within our VHF band is very low. We took advantage of this condition to implement a power saving mode which reduces the subscriber transmitter output power during an Eclipse Period, thus reducing DOD.

In order to maintain operations within the batteries’ fairly narrow temperature-operating band, heaters installed on the batteries were designed to automatically turn on when the battery temperature dropped below a specified level. We were able to reprogram the satellites to turn on the heater to pre-heat the batteries prior to an Eclipse Period when the satellite is operating under solar power and then turn off the heaters during an Eclipse Period. This allows the batteries to maintain a temperature within the operating band through the Eclipse Period without the need to use the batteries to power the heaters. The combination of reduced transmitter and heater power has significantly reduced the DOD. We believe these changes have increased our estimated satellite lifetime to nine to twelve years.

Replacement Satellites.  Although these lifetime-enhancing upgrades and constellation changes have delayed the need for additional satellites, we recognize that a new generation of satellites will be necessary for us to continue to provide our services in the future. We believe our next-generation of satellites should adhere to the following requirements: (1) backwards compatibility so that current subscriber communicators do not have to be replaced; (2) increased satellite communications capacity; and (3) increased propulsion for multiple plane replenishment on a single launch and to meet new FCC de-orbit guidelines which call for us to remove our satellites from orbit within 25 years of such satellite’s end of life. Our current intention is to replenish our constellation in a number of phases. First, we are under contract with the U.S. Coast Guard to conduct a demonstration test to validate the ability to receive AIS signals from marine vessels over 300 tons using a single satellite that also satisfies full functionality with our communications system. The satellite, which also includes our standard communications payload, is in the final integration and test phase with a launch expected to occur in 2007. Second, we intend to launch six “quick-launch” satellites by the end of 2007 to supplement our Plane A satellites with satellites with slightly upgraded communications capability compared to our current first generation satellites. Finally, we intend to launch next-generation satellites with increased communications capabilities in 2009 and 2010.

We intend to use the net proceeds to us from this offering to expand our capital expenditure plan to take advantage of current opportunities to procure advanced communication systems for our next-generation satellites that significantly increase capacity beyond that provided in our base capital expenditure plan. This technology is expected to increase spectrum efficiency to support higher usage applications, accelerate the reduction in network latency to address potential new markets and enhance our ability to manage increased expected future demands for our communications services.

As a result, through a series of up to five launches, we intend to replenish the existing constellation with a total of 25 satellites. Depending on the capabilities of the replacement satellites, we may require fewer satellites than we currently have. Flexibility in the number of satellites per launch, the number of

The ORBCOMM communications system

satellites inserted into each plane and target plane will allow us to modify our plans within just a couple of months before launch. In addition, we intend to require our satellite manufacturers to include options for additional satellites that can be launched on an accelerated schedule if the market demands such an increase or if lower latencies are required or to mitigate a launch failure.

On April 21, 2006, we entered into an agreement with Orbital Sciences Corporation to supply us with the payloads for our six quick-launch satellites. The price for the six payloads is $17 million, subject to price adjustments for late penalties and on-time or early delivery incentives. As of March 31, 2007, we made payments totaling $10.5 million pursuant to this agreement. Orbital Sciences Corporation built our current fleet of 29 satellites and will be reusing much of the existing technology that was developed for those satellites. These new payloads will be augmented with an AIS receiver for supporting global maritime navigation objectives as well as an additional set of receivers to increase the messaging capacity of each new satellite.

On June 5, 2006, we entered into an agreement with OHB-System AG, an affiliate of OHB Technology A.G., to design, develop and manufacture six satellite buses, integrate such buses with the payloads to be provided by Orbital Sciences Corporation, and launch the six integrated satellites to complete our “quick launch” program, with options for two additional satellite buses and related integration services exercisable on or before June 5, 2007. The price for the six satellite buses and related integration and launch services is $20 million, or up to a total of $24.2 million if the options for the two additional satellite buses and related integration services are exercised, subject to certain price adjustments for late penalties and on-time or early delivery incentives. In addition, under the agreement, OHB-System AG will provide preliminary services relating to the development, demonstration and launch of our next-generation satellites at a cost of $1.35 million. As of March 31, 2007, we made payments totaling $8.0 million pursuant to this agreement.

We are using a competitive bid process in selecting satellite and launch services providers for our next-generation satellites; this competitive bid process improves our ability to negotiate the best price and terms for these satellites. We have received proposals from three satellite manufacturers and are currently evaluating each bid. We started the procurement activities for the next-generation satellites and are planning to proceed to final negotiations leading to an anticipated contract award in mid-2007.

GROUND/CONTROL SEGMENT

The ground segment consists of gateways strategically located throughout the world. The role of each gateway is to provide access to the space segment and to interface with public and private data networks including the Internet. The major elements of the ground and control segment include:

➢	a gateway earth station, which consists of two radomes, with enclosed VHF tracking antennas, one of which is largely redundant, and associated pedestals, controllers and radio equipment, an uninterruptible power source and a back-up power generator;

➢	an associated gateway control center, which processes the data and provides the interconnection to the terrestrial communications networks; and

➢	a network control center which manages the gateway elements and monitors and controls the satellites.

The gateway earth station-to-satellite links have been designed to make use of single uplink and downlink channels for all of the satellites using a Time Division Multiple Access, or TDMA, protocol which permits gateway earth stations to communicate with satellites and providing a simple handover of a satellite from gateway earth station to gateway earth station under the centralized control of the gateway control center.

The ORBCOMM communications system

Providing services using our system in a particular region requires an appropriately located gateway earth station, unless GlobalGram operation is used by the operator of the subscriber communicator. Gateway earth stations connect to satellites above a maximum of five degrees elevation and cover a large, approximately circular footprint with a radius of approximately 3,300 miles. Command, control and monitoring of gateway earth stations is provided by the associated gateway control center. The North American gateway control center is located in Dulles, Virginia, and currently services five gateway earth stations located in New York, Arizona, Georgia, Washington and Curaçao serving the United States, Canada, Mexico, the Caribbean, Greenland and South America. The European gateway control center is also located in Dulles, Virginia, and currently services four gateway earth stations located in Italy, Kazakhstan, Malaysia and Morocco. Additionally, we have operational gateway control centers located in Japan and South Korea, as well as their associated gateway earth stations located in those same countries. We recently installed a new gateway earth station in Australia that is connected to the European gateway control center. We plan to install additional gateway earth stations in South Africa, Italy, Sub-Saharan Africa, the Middle East, Turkey, India, China, Indonesia, Russia and Taiwan, subject to our obtaining, or our international licensees or country representatives obtaining, the necessary regulatory approval and financing.

The core control segment of our system is housed at the network control center in Dulles, Virginia. The control segment currently houses the gateway control centers for North America and Europe, and includes a network management system, which monitors the status of all network elements, and a space vehicle management system. The existing network control center is equipped with fault-tolerant hardware. Standard building power is supplemented with both an uninterruptible power supply system and an automatic emergency generator. Through the network control center, operations staff has the ability to command, control and monitor all satellite assets and certain gateway earth stations through the gateway control centers we control.

We are planning to upgrade our architecture by connecting other gateway earth stations to gateway control centers located at the network control center in Dulles, Virginia. The connection of gateway earth stations in Curaçao, Morocco and Italy was completed in 2003-2004 and in Argentina and Brazil was completed in 2006. Provisioning of subscriber communicators on the North American and European gateway control centers is currently being performed in Dulles, Virginia. In 2005, we centralized all other operations related to those gateway control centers. In addition, all future gateway earth stations are expected to be connected through and operated by gateway control centers located at the network control center in Dulles, Virginia, unless local regulations require a local gateway control center. Connecting such gateway earth stations to gateway control centers located at the network control center improves the network for the following reasons:

➢	Improved roaming capability for end-users. Centralized provisioning provides simplified access for end-users to all of North America, South America, North Africa and Europe.

➢	Centralized view of worldwide satellite coverage. The network control center will have a centralized view of worldwide satellite coverage in areas serviced by gateway earth stations around the globe. This will provide us with improved control of satellites and the ability to respond quickly to space anomalies.

Today, the day-to-day operation of a gateway control center requires multiple personnel to be present 24 hours a day, 365 days a year. International gateway control center staff requirements will be reduced with the realization of this centralized design plan, and consequently, our international licensees expect their operating expenditures to decrease as their staffing requirements are reduced.

Gateway Health.  We believe that the functionality of the ground segment of our system remains stable and sufficient for the use of our customers. The gateway earth stations in the United States are performing

The ORBCOMM communications system

well. Several infrastructure upgrades have been completed over the past few years including software upgrades, new antenna tracking control hardware, improved power conditioning and remote monitoring.

In general, our international gateway control centers are stable. Our gateway control centers located in Korea and Japan have all regularly exceeded 98% availability on a month-to-month basis. In addition, our international gateway earth stations are performing well. Significant effort and resources were applied in Argentina, Brazil, Malaysia and Morocco in 2006 to improve global availability and reliability to the ORBCOMM system. While we intend to continue to proactively provide preventative maintenance and training to the international operators of gateway earth station and gateway control center segments, we believe that our international ground segment components remain sufficient to provide a consistent level of availability and quality for the use of our customers.

SUBSCRIBER SEGMENT

The subscriber segment consists of various models of subscriber communicators, some of which are intended for general use and some of which are designed to support specific applications. The subscriber communicator models include:

➢	vehicle-powered subscriber communicators that accept wide input voltage ranges;

➢	subscriber communicators that have built-in application processors which allow customers to write specific applications;

➢	a simple modem that has only power and serial data inputs, which are used for fixed site applications where global positioning system, or GPS, is not needed, or in applications where they are replacing an existing communications device such as cellular communications device; and

➢	full-featured devices that include application processor, multiple inputs, battery charger, GPS and weather-tight enclosure.

The subscriber communicators targeted for M2M industrial applications are designed to interface with sensors or control devices through a variety of industry-standard interfaces. In addition to supporting our own serial interface, subscriber communicators with application processors have been programmed to interface with external devices in that device’s native serial data structure, eliminating the need for an external translation device. They are usually enclosed in specialized, heavy-duty packaging enabling the units to operate even in extreme environmental conditions.

For many mobile applications, the addition of GPS functionality allows not only the tracking of assets, but the capability to add geo-fencing features into the subscriber communicator. Utilizing GPS and application programming, users can receive alerts when their remote assets are moving or when their assets have entered or exited a defined area. The subscriber communicators targeted for the messaging market incorporate interfaces such as integrated keyboards or touch-sensitive screens. Subscriber communicators used for asset tracking are usually equipped with GPS receivers, permitting the user or application to determine the subscriber communicator’s location anywhere in the world.

Our subscriber communicators have also been integrated with other communication devices to provide dual-mode solutions that are compatible with multiple cellular networks. These dual-mode solutions allow us to augment the primary communications path and ensure that remote data is transmitted on our network when the subscriber communicator is located outside the cellular network’s coverage area.

To ensure the availability of subscriber communicators having different functional capabilities in sufficient quantities to meet demand, we have provided extensive design specifications and technical and engineering support to our subscriber communicator manufacturers. There are currently three subscriber communicator manufacturers, including Mobile Applitech, Inc., Quake Global, Inc. and our Stellar subsidiary. Stellar’s newest model of subscriber communicators are being designed and manufactured by Delphi, a subsidiary of Delphi Corporation, a tier one automotive supplier. As part of our global

The ORBCOMM communications system

settlement dismissing or discontinuing our legal proceedings with Quake, we and Quake have entered into a new Subscriber Communicator Manufacturing Agreement with a ten-year term. Quake is currently operating under an interim manufacturing agreement which expires in May 2007.

In many cases, the manufacturers are working on their third or fourth generation designs and have incorporated application specific integrated circuits, or ASICs, into their subscriber communicators. The inclusion of ASICs has reduced the cost while increasing the performance of subscriber communicators.

SYSTEM STATUS

Our satellites are distributed in multiple planes and at various inclinations to maximize geographic coverage and concentrate the service over regions with the most demanding data delivery and latency requirements. In these regions, we believe that in the majority of cases, messages will be transmitted from the subscriber communicator to a gateway earth station in less than one minute for six byte messages. Satellite coverage is provided to the entire globe, but because of the constant movement of our satellites, coverage over a given point varies depending on the position of the subscriber communicator relative to the satellites. We believe these performance results are well within acceptable parameters for the commercial use of our system by our current customers. Moreover, we expect that performance will improve as we deploy our next-generation satellites and further reduce the latency on our network.

Sending messages in near-real-time also requires that a satellite be connected to a gateway earth station at the time the message is received by the satellite from the subscriber communicator. There are currently 14 gateway earth stations deployed around the world. Territories outside those covered by these gateway earth stations are currently served exclusively by GlobalGram service (messages are stored in the satellite until it reaches the targeted gateway earth station, where they are downloaded and, distributed as required by the user).

Network capacity

Although the capacity of a messaging system can be measured in a number of different ways, we believe the maximum sustainable rate of message processing, or throughput, is the most relevant measure for our business. For our system, this rate is highly dependent on the type and size of messages, as well as the geographic distribution of our customers’ subscriber communicator units and the temporal distribution of their messages. Our current system is able to support our existing global customer base and we believe that our system will be able to support any increases currently anticipated through the expected launch dates of our quick-launch and next-generation satellites. Each major component of our system is scalable, and our system upgrade and capital expenditure plan are designed to ensure that system capacity stays well ahead of anticipated customer demand.

The communication link between the subscriber communicator and the satellite is the portion of our system that most directly limits the capacity of our network. The communications protocol employs three different subscriber communicator to satellite links, one downlink and two uplinks. One uplink is used primarily for message initiation, short messages and acknowledgements, while the second is reserved for transmitting the content of longer messages. Each satellite has six subscriber receiver channels, each of which can be configured to service either uplink type. This capability provides us with the flexibility to tune the satellites to the message volume, thereby maximizing throughput.

In 2005, we conducted an analysis to investigate the utilization of our communication channels. Various metrics were used in evaluating the different elements of the communication protocol. The efficiency of the satellites’ random access subscriber receivers was measured as the ratio of successfully received inbound communication packets to the number of attempts made by subscriber communicators. In the beginning of 2006, the average value of this ratio was approximately 30%, which is lower than the expected ratio of between 60% and 80%. Throughout 2006, a number of improvements were made to

The ORBCOMM communications system

raise this performance ratio to slightly over 60%. Several additional modifications are in process, which we believe will improve the ratio further over the next several months. Failed messaging transactions do not result in lost messages, but do require subscriber communicators to re-initiate message transmissions. For the user, this could translate to longer delays, while for the system, it could result in more attempts to send messages to the satellites, which could increase latency issues during periods of greater message traffic.

In addition to making system modifications and optimizing configuration settings, we can also increase network capacity by deploying additional satellites with enhanced subscriber uplink capacity to address any latency issues of our system. Our current FCC license permits us to operate 19 additional satellites in addition to our existing 29-satellite constellation. During 2007, we intend to launch the first of our planned satellite replenishment and enhancement program, including six quick-launch satellites by the end of 2007 and our next-generation satellites in 2009 and 2010. We have entered into procurement contracts with Orbital Sciences Corporation and OHB-System AG to supply and launch our six quick-launch satellites. Each of the next-generation satellites will have substantially more subscriber receiver capacity, which is expected to improve overall throughput on our network.

Finally, while the availability of frequency spectrum can be a concern for some systems, we believe that we currently have sufficient spectrum authorized to accommodate our next-generation satellite system. Moreover, additional little LEO spectrum in the VHF and UHF bands has been reclaimed by the FCC or voluntarily relinquished by other licensees who did not deploy their planned satellite systems, and may be made available for our use under the FCC’s new satellite licensing procedures. Under these new “first in time” processing rules, if we are the first to file for this spectrum and are otherwise qualified to be a licensee, then we should be authorized by the FCC to use a portion of this available little LEO spectrum. Our data communications services are provided by our proprietary two-way satellite system, which is designed to provide near “real-time” and “store-and-forward” communication to and from both fixed and mobile assets around the world.

OUR TECHNOLOGY

Non-interference generally

Our system operates both in the United States and in other countries using radio frequency spectrum in the range of 137-150 MHz, along with use of a timing channel downlink at 400.1 MHz. Specific frequency band portions used within this range are allocated on a co-primary basis by the ITU in the International Table of Frequency Allocations or the International Table, for use by Below 1 GHz Band Low-Earth Orbit Mobile Satellite Service systems (also known as little LEO systems). Under International Table provisions, the uplink operations of little LEO systems may not interfere with or constrain the growth of certain other co-primary-allocated services operating in the same frequency bands and little LEO systems may not claim interference protection from those other co-primary services, including military push-to-talk terrestrial radios in the uplink band and meteorological satellites in the downlink bands. We have been able to avoid interference in the downlink bands through frequency coordination with the meteorological satellite systems operating in this spectrum. We believe that our Dynamic Channel Activity Assignment System, or DCAAS, which is specifically designed to avoid uplink interference to and from terrestrial, land mobile or other services allocated by the ITU on a co-primary basis, allows the system to operate in compliance with all of these non-interference restrictions, while fully meeting our service objectives. DCAAS avoids uplink interference by scanning the system’s uplink band approximately every five seconds searching for actively used channels and then assigning subscriber traffic to specific frequencies for the next five-second period based on its assessment of the least used frequencies at the time of the previous scan. Experience to date with more than ten years of operations has validated the effectiveness of DCAAS in avoiding instances

The ORBCOMM communications system

of interference resulting from our subscriber uplink transmissions, although there is no guarantee that harmful interference will not become an issue in the future.

REGULATION OF THE SYSTEM IN THE UNITED STATES

FCC authorization

Any entity seeking to construct, launch, or operate a commercial satellite system in the United States must first be licensed by the FCC. ORBCOMM License Corp., a wholly owned subsidiary of ours, holds the satellite constellation license originally issued to ORBCOMM Global L.P. in 1994 (which we refer to as the Space Segment License). The Space Segment License authorized construction, launch and operation of a constellation of 36 initial and twelve additional little LEO satellites and we have additional licenses to: (1) operate four United States gateway earth stations; and (2) deploy and operate up to 1,000,000 subscriber communicators in the United States.

As we launch our quick-launch and next-generation satellites, we may seek to continue operating our existing first-generation satellites to the extent they are still able to provide functionality. This may require us to seek FCC authorization for short-term experimental licenses or special temporary authority (“STA”), to continue to operate these first-generation satellites if we exceed our currently authorized 48 satellite limit.

Our Coast Guard demonstration satellite, expected to be launched during 2007, carries a standard ORBCOMM payload in addition to the AIS receiver for the U.S. Coast Guard. Our current FCC license permits the operation of replacement satellites that are “technically identical” to those already licensed, but because the Coast Guard demonstration satellite is planned to be launched to a different orbit than our currently licensed constellation, we will need to apply for a modification of our satellite constellation license to operate the Coast Guard demonstration satellite as part of our constellation. There can be no assurance that the modification will be granted on a timely basis or at all. In addition, as a result of the ambiguity over what constitutes a “technically identical” replacement satellite, in March 2006 we submitted an application to the FCC for authorization to operate the Coast Guard demonstration satellite under an experimental license. In October 2006, we received a notice from the FCC that this application was being dismissed without prejudice for purely administrative reasons and requesting that we resubmit our application as a modification application to incorporate the Coast Guard demonstration satellite into our satellite constellation license, which we intend to file by the end of May 2007. In the event that we believe we will not be able to obtain FCC approval of the modification prior to the launch of the Coast Guard demonstration satellite, we will apply to the FCC for an STA to operate the Coast Guard demonstration satellite both with respect to the AIS receiver and download of AIS data and as part of the satellite constellation for our communications system. The STA would be valid for six months and may be renewed, if necessary, until such time as our modification application is granted.

License renewal

The initial term of the Space Segment License ends on April 10, 2010. We timely filed the renewal application for the Space Segment License on March 2, 2007, in accordance with the FCC’s little LEO space segment license renewal rules, and the renewal application appeared on public notice as accepted for filing on March 16, 2007. The current FCC licenses for the United States gateway earth stations and subscriber communicators expire on May 17, 2020 and June 12, 2020, respectively, and the renewal applications must be filed between 30 and 90 days prior to expiration. Although the FCC has indicated that it is positively disposed towards granting license renewals to a little LEO licensee that complies with little LEO licensing policies, there can be no assurance that our Space Segment License renewal will be granted.

The ORBCOMM communications system

FCC license conditions

We believe that our system is currently in full compliance with all applicable FCC rules, policies, and license conditions. Although we did not construct and launch the additional twelve satellites authorized in the second processing round by the FCC-imposed March 2004 deadline, we timely filed for a three-year extension of the deadline. The FCC has not yet acted on that extension request, and there can be no assurance the FCC will grant the extension, in which case we would need to re-apply for authority to expand our satellite constellation above the originally-authorized 36 satellites. Alternatively, the FCC could establish new construction and launch milestones as part of the modification for the quick-launch and next generation satellites. We believe that we will continue to be able to comply with all applicable FCC requirements, although we cannot assure you that it will be the case. Our next-generation satellites will have additional capabilities, and the transmission characteristics will differ from our current satellites. These new satellites may also operate on additional frequency ranges beyond those authorized in our current license. The use of additional frequencies and/or transmission differences of the new satellites would render them not “technically identical” to our current satellites. As a result, a license modification will be required for our next-generation satellites and our quick-launch satellites. In the past, we have applied for, and have been granted, several license modifications and do not have any reason to believe that the FCC will deny such a modification application in the future. There is no assurance, however, that the FCC will grant any future modification applications on a timely basis or at all.

Access in the United States to certain portions of the uplink and downlink spectrum assigned to our system was made subject to possible future spectrum sharing arrangements with as many as four other little LEO systems that the FCC conditionally authorized in March 1998. As a result of revocations or voluntary relinquishments, there are currently no other little LEO licensees authorized in our spectrum. While other entities could seek to be licensed in the little LEO service by the FCC, to our knowledge no new applications have been submitted to date. If any one or more new entities are licensed and do in fact proceed with system deployment in accordance with the previously established FCC requirements, we believe that there would be no material adverse effect on our system operations, although we cannot assure you it will be the case.

Non-common carrier status

All of our system’s FCC licenses authorize service provision on a “non-common carrier” basis. As a result, the system and the services provided thereby have been subject to limited FCC regulations, but not the obligations, restrictions and reporting requirements applicable to common carriers or to providers of Commercial Mobile Radio Services, or CMRS. There can be no assurance, however, that in the future, we will not be deemed by the FCC to provide services that are designated common carrier or CMRS, or that the FCC will not exercise its discretionary authority to apply its common carrier or CMRS rules and regulations to us or our system. If this were to occur, we would be subject to FCC obligations that include record retention requirements, limitations on use or disclosure of customer proprietary network information and truth-in-billing regulations. In addition, we would need to obtain FCC approval for foreign ownership in excess of 25 percent and authority under Section 214 of the Communications Act of 1934, as amended, to provide international services. Finally, we would be subject to additional reporting obligations with regard to international traffic and circuits, and Equal Employment Opportunity compliance.

United States import and export control regulations

We are subject to U.S. import and export control laws and regulations, specifically the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Regulations and the trade sanctions laws and regulations administered by the U.S. Department of the Treasury’s Office

The ORBCOMM communications system

of Foreign Assets Control. We believe that we have obtained all the specific authorizations currently needed to operate our business and believe that the terms of the relevant licenses are sufficient given the scope and duration of the activities to which they pertain.

REGULATION OF OUR SYSTEM IN OTHER COUNTRIES

Communications services

We, the relevant international licensee and/or the relevant international licensee’s country representative in each country outside the United States must obtain the requisite local regulatory authorization before the commencement of service in that country. The process for obtaining the applicable regulatory authorization varies from country to country, and in some instances may require technical studies or actual experimental field tests under the direction and/or supervision of the local regulatory authority. Failure to obtain or maintain any requisite authorizations in any given country or territory could mean that services may not be provided in that country or territory.

Certain countries continue to require that some or all telecommunications services be provided by a government-owned or controlled entity. Therefore, under such circumstances, we may be required to offer our services through a government-owned or controlled entity.

To date the provision of services has been authorized by regulators in jurisdictions where regulatory authority is required in over 80 countries and territories in North America, Europe, South America, Asia, Africa and Australia. As part of our international initiative, we are in the process of seeking or assessing the prospect of obtaining regulatory authority in other countries and territories, including China, India and Russia. Because our satellites are licensed by the FCC, the scope of the local regulatory authority in any given country or territory outside of the United States (with the exception of countries where gateway earth stations are located) is generally limited to the operation of subscriber communicator equipment, but may also involve additional restrictions or conditions. Based on available information, we believe that the regulatory authorizations obtained by us, our international licensees and/or their country representatives are sufficient for the provision of commercial services in the subject countries and territories, subject to continuing regulatory compliance. We also believe that additional local service provision authorizations may be obtained in other countries and territories in the near future.

Non-U.S. gateway earth stations

To date, in addition to those in the United States, gateway earth stations have been authorized and deployed in Argentina, Australia, Brazil, Curaçao, Italy, Japan, Kazakhstan, Malaysia, Morocco and South Korea. Gateway earth stations are generally licensed on an individual facility basis. This process normally entails radio frequency coordination within the country of operation for the specific frequencies to be used in the designated geographic location of the subject gateway earth station. This domestic frequency coordination is in addition to any international coordination that may be required, as determined by the proximity of the gateway earth station location to foreign borders (see “—International Regulation of Our System”). Based on the best available information, we believe that each of the above-listed gateway earth stations authorizations is sufficient for the provision of our commercial services in the areas served by the relevant facilities. We will need additional gateway earth station authorizations in other countries as we install additional gateway earth stations around the world.

Equipment standards

Each manufacturer of the applicable subscriber communicator is contractually responsible to obtain and maintain the governmental authorizations necessary to operate their subscriber communicators in each jurisdiction. Most countries generally require all radio transmission equipment used within their borders

The ORBCOMM communications system

to comply with operating standards that may include specifications relating to required maximum acceptable levels for radiated power, power density and spurious emissions into adjacent frequency bands not allocated for the intended use. Technical criteria established by telecommunications equipment standards issued by the FCC and/or the European Telecommunications Standards Institute, or ETSI, are generally accepted, and/or closely duplicated by domestic equipment approval regulations in most countries. All current models of subscriber communicators comply with established FCC standards and many comply with ETSI standards.

INTERNATIONAL REGULATION OF OUR SYSTEM

Our use of certain orbital planes and related system radio frequency assignments, as licensed by the FCC, is subject to the frequency coordination and registration process of the ITU. In order to protect satellite systems from harmful radio frequency interference from other satellite communications systems, the ITU maintains a Master International Frequency Register, or MIFR, of radio frequency assignments and their associated orbital locations. Each ITU member state (referred to as an administration) is required by treaty to give notice of, coordinate and register its proposed use of radio frequency assignments and associated orbital locations with the ITU’s Radiocommunication Bureau.

The FCC serves as the notifying administration for the United States and is responsible for filing and coordinating our allocated radio frequency assignments and associated orbital locations for the system with both the ITU’s Radiocommunication Bureau and the national administrations of other countries in each satellite’s service region. While the FCC, as our notifying administration, is responsible for coordinating the system, in practice the satellite licensee is generally responsible for identifying any potential interference concerns with existing systems or those enjoying date priority and to coordinate with such systems. If we are unable to reach agreement and finalize coordination, the FCC would then assist with such coordination.

When the coordination process is completed, the ITU formally enters each satellite system’s orbital and frequency use characteristics in the MIFR. Such registration notifies all proposed users of frequencies that the registered satellite system is protected from interference from subsequent or non-conforming uses by other nations. In the event disputes arise during coordination, the ITU’s radio regulations do not contain mandatory dispute resolution or enforcement mechanisms and dispute resolution procedures are based on the willingness of the parties concerned to reach a mutually acceptable agreement voluntarily. Neither the ITU specifically, nor international law generally, provides clear remedies if this voluntary process fails.

The FCC has notified the ITU that our system was initially placed in service in April 1995 and that it has operated without any substantiated complaints of interference since that time. The FCC has also informed the ITU that our system has successfully completed its coordination with all countries other than Russia. We expect that we will successfully complete the ITU coordination process with Russia in the near future, at which time the complete system will be formally registered in the MIFR.

If design modifications to future system satellites entail substantial changes to the frequency utilization by the subject system component(s), additional international coordination may be required or reasonably deemed advisable. However, we believe that ITU coordination can be successfully completed in all circumstances where such coordination is required, although we cannot assure you that we will successfully complete such ITU coordination. Failure to complete requisite ITU coordination could have a material adverse effect on our business. Regardless, to date, and to our best knowledge, the system has not caused harmful interference to any other radio system, or suffered harmful interference from any other radio system.

Management

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth certain information concerning each of our executive officers and directors:

Name	Age	Position(s)

Jerome B. Eisenberg	67	Chairman of the Board and Chief Executive Officer
Robert G. Costantini	47	Executive Vice President and Chief Financial Officer
Marc Eisenberg	40	Chief Operating Officer
Emmett Hume	53	Executive Vice President, International
John J. Stolte, Jr.	47	Executive Vice President, Technology and Operations
Didier Delepine	59	Director
Marco Fuchs	44	Director
Hans E.W. Hoffmann	73	Director
Timothy Kelleher	44	Director
John Major	61	Director
Gary H. Ritondaro	60	Director

Executive Officers

Jerome B. Eisenberg has been our Chairman of the Board since January 2006, and our Chief Executive Officer since December 2004. Between December 2004 and August 2006, he also served as our President. Mr. Eisenberg has been a member of our board of directors since February 2004 and the board of directors of ORBCOMM LLC and ORBCOMM Holdings LLC since 2001. Between 2001 and December 2004, Mr. Eisenberg held a number of positions with ORBCOMM Inc. and with ORBCOMM LLC, including, most recently, Co-Chief Executive Officer of ORBCOMM Inc. Mr. Eisenberg has worked in the satellite industry since 1993 when he helped found Satcom. From 1987 to 1992, he was President and CEO of British American Properties, an investment company funded by European and American investors that acquired and managed various real estate and industrial facilities in various parts of the U.S. Prior thereto, Mr. Eisenberg was a partner in the law firm of Eisenberg, Honig & Folger; CEO and President of Helenwood Manufacturing Corporation (presently known as Tennier Industries), a manufacturer of equipment for the U.S. Department of Defense with 500 employees; and Assistant Corporate Counsel for the City of New York. Mr. Eisenberg is the father of Marc Eisenberg.

Robert G. Costantini is our Executive Vice President and Chief Financial Officer, a position he has held since October 2, 2006. From October 2003 until September 2006, he served as Chief Financial Officer, Senior Vice President and Corporate Secretary of First Aviation Services Inc., an aviation services company providing aircraft parts and maintenance services. From 1999 to 2003, Mr. Costantini was the Chief Financial Officer of FocusVision Worldwide, Inc., a technology company providing video transmission services. From 1986 to 1989, he was Corporate Controller and from 1989 to 1999 he was Vice-President—Finance of M.T. Maritime Management Corp., a global maritime transportation company. Mr. Costantini started his career with Peat Marwick, Mitchell & Co. Mr. Costantini is a Certified Public Accountant, Certified Management Accountant, and a member of the bar of New York and Connecticut.

Marc Eisenberg is our Chief Operating Officer, a position he has held effective as of February 27, 2007. From June 2006 to February 2007, he was our Chief Marketing Officer. From March 2002 to June 2006, he was our Executive Vice President, Sales and Marketing. He was a member of the board of directors of ORBCOMM Holdings LLC from May 2002 until February 2004. Prior to joining ORBCOMM, from 1999 to 2001, Mr. Eisenberg was a Senior Vice President of Cablevision Electronics Investments, where among his duties he was responsible for selling Cablevision services such as video

Management

and internet subscriptions through its retail channel. From 1984 to 1999, he held various positions, most recently as the Senior Vice President of Sales and Operations with the consumer electronics company The Wiz, where he oversaw sales and operations and was responsible for over 2,000 employees and $1 billion a year in sales. Mr. Eisenberg is the son of Jerome B. Eisenberg.

Emmett Hume is our Executive Vice President, International, a position he has held since August 2004. Immediately prior to that, Mr. Hume was a member of our board of directors from February 2004 to July 2004. From November 2001 to June 2004, he was Senior Vice President, Global Service Development at SES (formerly named SES Global S.A.), a Luxembourg-based satellite services company. From December 1997 until November 2001, he was Senior Vice President Marketing and Business Development at General Electric’s Americom satellite business unit, which was acquired by SES in 2001, where he was responsible for regulatory affairs and spectrum coordination. Mr. Hume has over 15 years of experience with terrestrial and satellite wireless data service providers, and has served on the board of a number of industry ventures.

John J. Stolte, Jr. is our Executive Vice President, Technology and Operations, a position he has held since April 2001. From January to April 2001, he held a similar position with ORBCOMM Global L.P. Mr. Stolte has over 20 years of technology management experience in the aerospace and telecommunications industries. Prior to joining ORBCOMM Global L.P., Mr. Stolte held a number of positions at Orbital Sciences Corporation from September 1990 to January 2001, most recently as Program Director, where he was responsible for design, manufacturing and launch of the ORBCOMM satellite constellation. From 1982 to 1990, Mr. Stolte worked for McDonnell Douglas in a number of positions including at the Naval Research Laboratory where he led the successful integration, test and launch of a multi-billion dollar defense satellite.

Directors

Jerome B. Eisenberg has been a member of our board of directors since February 2004. See “—Executive Officers” above.

Didier Delepine has been a member of our board of directors since May 2007 upon his election by our stockholders at our 2007 annual meeting of stockholders. Mr. Delepine served as President and Chief Executive Officer of Equant (now Orange Business Services) (global data networking and managed communications) from 1998 to 2003. From 1995 to 1998, Mr. Delepine served as President and Chief Executive Officer of Equant’s network services division and as Chairman and President of Equant’s Integration Services division, Americas. From 1983 to 1995, Mr. Delepine held a range of senior management positions at SITA, the global telecommunications and technology organization supporting the world’s airlines. Mr. Delepine was a director of Intelsat, Ltd., a global provider of communications services, from 2003 to 2005 and Eircom Group plc, an Irish communications company, from 2003 to 2006.

Marco Fuchs has been a member of our board of directors since February 2004. He has also been a member of the board of directors of ORBCOMM LLC since 2001 and of ORBCOMM Holdings LLC from 2001 to February 2004. Mr. Fuchs is currently the Chief Executive Officer and Chairman of the Managing Board of OHB Technology A.G. (technology and space), positions he has held since 2000. From 1995 to 2000, Mr. Fuchs worked at OHB Orbitale Hochtechnologie Bremen-System A.G., first as a Prokurist (authorized signatory) and then as Managing Director. Prior to that, he worked as a lawyer from 1992 to 1994 for Jones, Day, Reavis & Pogue in New York, and from 1994 to 1995 in Frankfurt am Main.

Hans E. W. Hoffmann has been a member of our board of directors since November 2006. Mr. Hoffmann currently serves as President of the Bremen United States Center (international relations) and Vice President of Bund der Steuerzahler Niedersachsen und Bremen e.v. (tax policy), positions he

Management

has held since 2001. Mr. Hoffmann was the President and Chief Executive Officer of ORBCOMM LLC from 2001 to 2003. Prior to joining ORBCOMM LLC, Mr. Hoffmann served as the President of STN Atlas Elektronik GmbH, a 5,200 person Germany-based corporation that manufacturers products for the aerospace, navy equipment and military markets, from 1994 to 1997.

Timothy Kelleher has been a member of our board of directors since December 2005. Mr. Kelleher joined Pacific Corporate Group LLC (investment management firm) as a Managing Director in 2002. Prior to joining Pacific Corporate Group, Mr. Kelleher was a Partner and Senior Vice President at Desai Capital Management Incorporated from 1992 to 2002 and held positions at Entrecanales, Inc., L.F. Rothschild & Co. Incorporated and Arthur Young & Co. Mr. Kelleher is currently a director of Pacific Corporate Group and Backyard Broadcasting Holdings LLC.

John Major has been a member of our board of directors since April 2007. Mr. Major is President of MTSG (strategic consulting and investment), which he founded in January 2003. From April 2004 to October 2006, Mr. Major also served as Chief Executive Officer of Apacheta Corporation, a privately-held mobile, wireless software company. From August 2000 until January 2003, Mr. Major was Chairman and Chief Executive Officer of Novatel Wireless, Inc., a wireless data access solutions company. Prior to August 2000, he was the founder and Chief Executive Officer of the Wireless Internet Solutions Group, a strategic consulting firm. From November 1998 to November 1999, Mr. Major was Chairman and Chief Executive Officer of Wireless Knowledge, a joint venture of Qualcomm Incorporated and Microsoft Corporation. From 1997 until 1998, he served as President of the Wireless Infrastructure Division of Qualcomm. Prior to that, for approximately 18 years, he held various positions at Motorola, Inc., the most recent of which was Senior Vice President and Chief Technology Officer. Mr. Major is a director of Broadcom Corporation, Lennox International, Inc. and Littelfuse Inc.

Gary H. Ritondaro has been a member of our board of directors since November 2006. Mr. Ritondaro is the Senior Vice President and Chief Financial Officer of LodgeNet Entertainment Corporation (entertainment, marketing and information services for the lodging and healthcare markets), a position he has held since 2001 and has also served as Senior Vice President, Finance, Information Systems and Administration of LodgeNet since July 2002. Prior to joining LodgeNet, Mr. Ritondaro served as Senior Vice President and Chief Financial Officer for Mail-Well, Inc., an NYSE-listed manufacturer of envelopes, commercial printing and labels, from 1999 to 2001. From 1996 to 1999, Mr. Ritondaro was Vice President and Chief Financial Officer for Ferro Corporation, an NYSE-listed international manufacturer of specialty plastics, chemicals, colors, industrial coatings and ceramics.

BOARD OF DIRECTORS

Our board of directors is currently composed of seven members, five of whom are independent directors. Our board of directors is classified into three classes of directors serving staggered, three-year terms and directors may be removed only for cause. The terms of the Class I, Class II and Class III directors will expire at the 2007, 2008 and 2009 annual meeting of stockholders, respectively. The following sets forth our board classes:

Class I	Class II	Class III
Didier Delepine	Timothy Kelleher	Jerome B. Eisenberg
Hans E.W. Hoffmann	John Major	Marco Fuchs
Gary H. Ritondaro

COMMITTEES OF THE BOARD OF DIRECTORS

Our board of directors has the authority to appoint committees to perform certain management and administration functions. We currently have an audit committee and a compensation committee,

Management

composed of three members each, and a nominating and corporate governance committee, composed of two members.

Audit Committee.  The audit committee, among other things:

➢	reviews and oversees the integrity of our financial statements and internal controls;

➢	reviews the qualifications of and, selects and recommends to the board of directors the selection of, our independent registered public accounting firm, subject to the approval of our stockholders, and reviews and approves their fees;

➢	reviews and oversees the adequacy of our accounting and financial reporting processes, including our system of internal controls and disclosure controls, and recommendations of the independent accountants with respect to our systems; and

➢	reviews and oversees our compliance with legal and regulatory requirements.

Gary H. Ritondaro, Didier Delepine and Hans Hoffmann currently serve as members of our audit committee. Each member of our audit committee meets the independence and financial literacy requirements of the Nasdaq, the SEC and applicable law. All members of our audit committee are able to read and understand fundamental financial statements. The board of directors has determined that Mr. Ritondaro is an “audit committee financial expert” as defined by the SEC rules. Mr. Ritondaro serves as chair of our audit committee.

Compensation Committee.  The compensation committee, among other things:

➢	reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates the performance of the Chief Executive Officer in light of these goals and objectives and determines and approves the level of the Chief Executive Officer’s compensation based on this evaluation;

➢	determines the base and incentive compensation of senior executives other than the Chief Executive Officer and determines the terms of the employment of senior executives, including the Chief Executive Officer;

➢	reviews, administers, monitors and recommends to the board of directors all executive compensation plans and programs, including incentive compensation and equity-based plans; and

➢	evaluates and makes recommendations regarding the compensation of non-employee directors and administration of non-employee director compensation plans or programs.

Timothy Kelleher, John Major and Hans Hoffmann currently serve as members of our compensation committee. Each member of our compensation committee meets the independence requirement of Nasdaq and applicable law. Mr. Kelleher serves as chair of our compensation committee.

Nominating and Corporate Governance Committee.  The nominating and corporate governance committee, among other things:

➢	reviews and recommends to the board of directors the size and composition of the board, the qualification and independence of the directors and the recruitment and selection of individuals to serve as directors;

➢	reviews and recommends to the board of directors the organization and operation of the board of directors, including the nature, size and composition of committees of the board, the designation of committee chairs, the designation of a Chairman of the Board or similar position, and the distribution of information to the board and its committees;

➢	coordinates an annual self-assessment by the board of its operations and performance and the operations and performance of the committees and prepares an assessment of the board’s performance for discussion with the board;

Management

➢	in coordination with the compensation committee, evaluates the performance of the chief executive officer in light of corporate goals and objectives; and

➢	oversees our corporate governance policies, practices and programs.

Timothy Kelleher and John Major currently serve as members of our nominating and corporate governance committee and there is a vacancy created by the expiration of Ronald Gerwig’s term as a director, which we expect to fill with an appropriate director in the near future. Each current and expected future member of our nominating and corporate governance committee meets or will meet the independence requirement of Nasdaq and applicable law. Mr. Kelleher serves as chair of our nominating and corporate governance committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers currently serves as a director or member of the compensation committee of another entity with an executive officer who serves on our board of directors or our Compensation Committee.

DIRECTOR COMPENSATION

During 2006, none of our directors received any compensation for their board or committee service. As of March 31, 2007, none of our directors held any stock awards or option awards granted under our 2004 Stock Option Plan or the 2006 LTIP in connection with their service as a director or committee member.

For 2007, Didier Delepine, Hans Hoffmann, John Major and Gary Ritondaro will each receive an annual retainer of $35,000. In addition to the annual retainer, each of these directors will receive $3,000 annually for each committee on which they serve, $10,000 annually for service as the chair of the Audit Committee or $5,000 for service as the chair of any other board committee. Each of these directors will receive an attendance fee of $1,000 for each committee meeting. All directors are reimbursed for reasonable expenses incurred to attend meetings of the board of directors. It is expected that we will grant an award of 1,850 time-based RSUs vesting on December 31, 2007 to each of Messrs. Delepine, Hoffmann, Major and Ritondaro on the date of the Annual Meeting.

Under the terms of our directors’ deferred compensation arrangements, a non-employee director may elect to defer all or part of the cash payment of director retainer fees until such time as shall be specified, with interest on deferred amounts accruing quarterly at 120% of the Federal long-term rate set each month by the U.S. Treasury Department. Each member of the Audit Committee also has the alternative each year to determine whether to defer all or any portion of his or her cash retainer fees for Audit Committee service by electing to receive shares or restricted shares of our common stock valued at the closing price of our common stock on Nasdaq on the date each retainer payment would otherwise be made in cash.

EMPLOYMENT AGREEMENTS

Jerome B. Eisenberg.  In August 2006, we entered into an employment agreement with Jerome B. Eisenberg to serve as our Chairman of the Board and Chief Executive Officer, effective as of June 1, 2006. The employment agreement expires on December 31, 2008, unless terminated earlier pursuant to the terms of the agreement. The employment agreement may be extended by mutual agreement of the parties. Upon the expiration of the agreement’s term, and any extension thereof, Mr. Eisenberg will continue to be employed on an “at will” basis.

Mr. Eisenberg’s employment agreement provides for an annual base salary of $355,000. If we hire an employee with a base salary greater than Mr. Eisenberg’s base salary, then Mr. Eisenberg’s base salary will be increased to 105% of the other employee’s base salary. In addition to his salary, Mr. Eisenberg is

Management

entitled to certain employee benefits, including medical and disability insurance, term life insurance, paid holiday and vacation time and other employee benefits paid by us. Mr. Eisenberg is eligible to receive a bonus, payable in cash or cash equivalents, based on a percentage of his base salary (ranging from 18% to 140% for fiscal 2006 and fiscal 2007) dependent upon achieving 90% to 133% of certain performance targets established each year by the board of directors. No bonus will be paid unless 90% of the applicable performance targets for that fiscal year are met or exceeded or, for operational milestone targets, unless the operational milestone target is achieved by the specified time. See “Compensation of executive officers—Summary Compensation Table” and “—Grants of Plan-Based Awards” for a discussion of Mr. Eisenberg’s 2006 bonus award. For 2007, the performance targets will be based 30% on achievement of a target adjusted EBITDA for fiscal 2007, 30% on achievement of a target net subscriber communicator additions during 2007 and 40% on achievement of certain operational milestone targets in 2007; however, if a certain operational milestone target is not achieved by the specified time, Mr. Eisenberg will only be entitled to 80% of the bonus that would have otherwise been earned by him. Mr. Eisenberg is entitled to participate in any profit sharing and/or pension plan generally provided for our executives, and in any equity option plan or restricted equity plan established by us in which our senior executives are generally permitted to participate.

In addition, under his employment agreement, we issued Mr. Eisenberg awards consisting of 298,667 RSUs and 150,000 SARs. The RSUs will be payable only in shares of our common stock. Upon the exercise of a SAR, we will deliver cash, shares of our common stock valued at fair market value on the date of exercise or a combination of cash and shares our common stock, as the Compensation Committee may determine. The SARs will have a base price equal to the fair market value on the date of grant (the initial public offering price of our common stock for the 2006 grant). One half of the RSUs will vest in three equal installments on January 1, 2007, January 1, 2008 and December 31, 2008. The remaining RSUs and all the SARs will vest in three equal installments in 2007, 2008 and 2009 on the achievement of certain performance targets, for each of fiscal 2006, 2007 and 2008, established each year by the board of directors or the Compensation Committee. See “Compensation of executive officers—Summary Compensation Table” and “—Grants of Plan-Based Awards” for a discussion of Mr. Eisenberg’s performance-based RSU and SAR awards. For fiscal 2007, the performance targets for Mr. Eisenberg’s performance-based RSU and SAR awards are the same as for Mr. Eisenberg’s annual bonus described above; however, if a certain operational milestone target is not achieved by the specified time, Mr. Eisenberg will only be entitled to 80% of the RSU and SAR awards that would have otherwise been earned by him.

If Mr. Eisenberg’s employment as Chairman and Chief Executive Officer is terminated by us without “cause” (as defined in his agreement) or by Mr. Eisenberg with “good reason” (as defined in his agreement), he is entitled (1) to receive a pro rata share of his target bonus for the fiscal year in which the termination occurs and (2) to continue to receive, as a severance payment, his base salary and continued health insurance coverage for one year immediately following such termination.

If Mr. Eisenberg terminates his employment as Chief Executive Officer, but continues to serve as non-executive Chairman of the Board, he will not be entitled to the severance payment described above. If Mr. Eisenberg’s employment as Chief Executive Officer is terminated by us without “cause” or by Mr. Eisenberg with “good reason”, but he continues to serve as non-executive Chairman of the Board, Mr. Eisenberg will be entitled to receive severance payments equal to the difference between his then-current base salary and his annual compensation from us for service as non-executive Chairman of the Board payable in regular installments for one year immediately following such termination. If Mr. Eisenberg’s appointment as our Chairman of the Board is terminated by us without “cause”, then in lieu of any other severance payments under the agreement, Mr. Eisenberg will be entitled to continue to receive his base salary for the greater of (1) one year immediately following such termination or (2) the remainder of the term of the agreement; provided that if Mr. Eisenberg has previously received

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severance payments under the agreement, we are entitled to offset, on a dollar-for-dollar basis, any severance payments described in this sentence.

Mr. Eisenberg’s post-termination payments described above are conditioned on his executing a release in favor of us.

In addition, his employment agreement contains standard covenants relating to confidentiality and assignment of intellectual property rights, a two-year post-employment non-solicitation covenant and a one-year post-employment non-competition covenant. Upon a “change of control”, Mr. Eisenberg will be entitled to the same post-employment payments as if his employment as Chief Executive Officer were terminated by us without “cause”, unless the successor or transferee company continues his employment on substantially equivalent terms as under his agreement; provided that if the “change of control” transaction occurs having a value greater than $6.045 per share (as adjusted for any stock dividends, combinations or splits), Mr. Eisenberg will be entitled to have all his equity related and stock-based compensation awards as of the date of such “change of control” become fully exercisable (without regard to the satisfaction of any time-based or performance criteria).

If Mr. Eisenberg is no longer our Chief Executive Officer, but continues as Chairman of the Board, then (1) his base salary will be reduced by $155,000, (2) subject to satisfying any eligibility requirements, he will continue to be entitled to receive the employee benefits he received as Chief Executive Officer and (3) his RSU and SAR awards will continue to vest in accordance with their terms.

Robert G. Costantini.  In September 2006, we entered into an employment agreement with Robert G. Costantini to serve as our Executive Vice President and Chief Financial Officer, effective as of October 2, 2006. The employment agreement expires on September 30, 2009, unless terminated earlier pursuant to the terms of the agreement. The employment agreement may be extended by mutual agreement of the parties. Upon the expiration of the agreement’s term, and any extension thereof, Mr. Costantini will continue to be employed on an “at will” basis.

Mr. Costantini’s employment agreement provides for an annual base salary of $270,000. In addition to his salary, Mr. Costantini is entitled to certain employee benefits, including medical and disability insurance, term life insurance, paid holiday and vacation time and other employee benefits paid by us. Mr. Costantini is eligible to receive a bonus, beginning with a pro rata bonus for the 2006 fiscal year, payable in cash or cash equivalents, based on a percentage of his base salary (ranging from 18% to 100%) dependent upon achieving 90% to 125% of certain performance targets established each year by the board of directors. No bonus will be paid unless 90% of the applicable performance targets for that fiscal year are met or exceeded. See “Compensation of executive officers—Summary Compensation Table” and “—Grants of Plan-Based Awards” for a discussion of Mr. Costantini’s 2006 bonus award. For fiscal 2007, the performance targets will be based 65% on achievement of a target adjusted EBITDA for fiscal 2007 and 35% on achievement of a target net of subscriber communicator additions during 2007. Mr. Costantini is entitled to participate in any profit sharing and/or pension plan generally provided for our executives, and in any equity option plan or restricted equity plan established by us in which our senior executives are generally permitted to participate.

In addition, under his employment agreement, we issued Mr. Costantini awards consisting of 23,333 RSUs and 133,333 SARs. The RSUs will be payable only in shares of our common stock. Upon the exercise of a SAR, we will deliver cash, shares of our common stock valued at fair market value on the date of exercise or a combination of cash and shares our common stock, as the Compensation Committee may determine. The SARs will have a base price equal to the fair market value on the date of grant (the initial public offering price of our common stock for all the time-based SARs and the performance-based SARs granted in 2006). One half of the RSUs and one half of the SARs will vest in three equal installments on January 1, 2007, January 1, 2008 and January 1, 2009. The remaining RSUs and SARs will vest in three equal installments in 2007, 2008 and 2009 on the achievement of

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certain performance targets, for each of fiscal 2006, 2007 and 2008, established each year by the board of directors or the Compensation Committee. See “Compensation of executive officers—Summary Compensation Table” and “—Grants of Plan-Based Awards” for a discussion of Mr. Costantini’s performance-based RSU and SAR awards. For fiscal 2007, the performance targets will be the same as for Mr. Costantini’s annual bonus described above.

If Mr. Costantini’s employment is terminated by us without “cause” (as defined in his agreement) during the term of the agreement, or any extension thereof, he is entitled to continue to receive his base salary and continued health insurance coverage for one year immediately following such termination. Mr. Costantini’s post-termination payments are conditioned on his executing a release in favor of us. In addition, his employment agreement contains standard covenants relating to confidentiality and assignment of intellectual property rights, a two-year post-employment nonsolicitation covenant and a one-year post-employment non-competition covenant. Upon a “change of control” (as defined in his agreement), Mr. Costantini will be entitled to the same post-employment payments as if his employment were terminated by us without “cause” (as described above), unless the successor or transferee company continues his employment on substantially equivalent terms as under his agreement.

Marc Eisenberg.  In July 2006, we entered into an employment agreement with Marc Eisenberg to serve as our Chief Marketing Officer, effective as of June 1, 2006. The employment agreement expires on December 31, 2008, unless terminated earlier pursuant to the terms of the agreement. The employment agreement may be extended by mutual agreement of the parties. Upon the expiration of the agreement’s term, and any extension thereof, Mr. Eisenberg will continue to be employed on an “at will” basis.

Mr. Eisenberg’s employment agreement provides for an annual base salary of $315,000. In addition to his salary, Mr. Eisenberg is entitled to certain employee benefits, including medical and disability insurance, term life insurance, paid holiday and vacation time and other employee benefits paid by us. Mr. Eisenberg is eligible to receive a bonus, payable in cash or cash equivalents, based on a percentage of his base salary (ranging from 18% to 140%) dependent upon achieving 90% to 133% of certain performance targets established each year by the board of directors. No bonus will be paid unless 90% of the applicable performance targets for that fiscal year are met or exceeded. See “Compensation of executive officers—Summary Compensation Table” and “—Grants of Plan-Based Awards” for a discussion of Mr. Eisenberg’s 2006 bonus award. For fiscal 2007, the performance targets will be based 35% on achievement of a target EBITDA for fiscal 2006 and 65% on achievement of a target net subscriber communicator additions during 2007. Mr. Eisenberg will be entitled to participate in any profit sharing and/or pension plan generally provided for our executives, and in any equity option plan or restricted equity plan established by us in which our senior executives are generally permitted to participate.

In addition, under his employment agreement, we issued Mr. Eisenberg awards consisting of 224,000 RSUs and 130,000 SARs. The RSUs will be payable only in shares of our common stock. Upon the exercise of a SAR, we will deliver cash, shares of our common stock valued at fair market value on the date of exercise or a combination of cash and shares our common stock, as the Compensation Committee may determine. The SARs will have a base price equal to the fair market value on the date of grant (the initial public offering price of our common stock for the 2006 grant). One half of the RSUs will vest in three equal installments on January 1, 2007, January 1, 2008 and December 31, 2008. The remaining RSUs and all the SARs will vest in three equal installments in 2007, 2008 and 2009 on the achievement of certain performance targets, for each of fiscal 2006, 2007 and 2008, established each year by the board of directors or the Compensation Committee. See “Compensation of executive officers—Summary Compensation Table” and “—Grants of Plan-Based Awards” for a discussion of Mr. Eisenberg’s performance-based RSU and SAR awards. For fiscal 2007, the performance targets will be the same as for Mr. Eisenberg’s annual bonus described above.

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If Mr. Eisenberg’s employment is terminated by us without “cause” (as defined in his agreement) or by Mr. Eisenberg due to a material change in his status, title, position or scope of authority or responsibility during the term of the agreement, or any extension thereof, he is entitled to continue to receive his base salary and continued health insurance coverage for one year immediately following such termination. Mr. Eisenberg’s post-termination payments are conditioned on his executing a release in favor of us. In addition, his employment agreement contains standard covenants relating to confidentiality and assignment of intellectual property rights, a two-year post-employment non-solicitation covenant and a one-year post-employment non-competition covenant. Upon a “change of control” (as defined in his agreement), Mr. Eisenberg will be entitled to the same post-employment payments as if his employment were terminated by us without “cause” (as described above), unless the successor or transferee company continues his employment on substantially equivalent terms as under his agreement; provided that if the “change of control” transaction occurs having a value greater than $6.045 per share (as adjusted for any stock dividends, combinations or splits), Mr. Eisenberg will be entitled to have all his RSU and SAR awards as of the date of such “change of control” become fully vested and exercisable (without regard to the satisfaction of any time-based or performance criteria).

Emmett Hume.  We have entered into an employment agreement with Emmett Hume to serve as our Executive Vice President, International, effective as of August 2, 2004. The initial term of the employment agreement is for three years, expiring on August 1, 2007, unless terminated earlier pursuant to the terms of the agreement. The employment agreement may be extended by mutual agreement of the parties. Upon the expiration of the employment agreement’s term, or any extension thereof, Mr. Hume’s employment will continue on an “at will” basis.

Mr. Hume’s employment agreement provides for an annual base salary of $220,000 and eligibility for annual discretionary bonuses and to participate in our employee benefit and equity-based compensation plans. In addition, under his agreement, we granted Mr. Hume options to purchase 83,333 shares of our common stock. If Mr. Hume is terminated without “cause” or resigns for “good reason” (each as defined in his agreement), he is entitled to receive a severance payment equal to his base salary for the greater of (1) the remainder of the agreement’s term or (2) six months after the termination date, plus a prorated bonus for the year in which the termination occurs.

Mr. Hume’s severance payments are conditioned on his executing a release in favor of us. In addition, his agreement contains standard covenants relating to confidentiality and assignment of intellectual property rights, and one year post-employment non-solicitation and non-competition covenants.

John J. Stolte, Jr.  In August 2006, we entered into an employment agreement with John J. Stolte, Jr. to serve as our Executive Vice President—Technology and Operations, effective as of June 1, 2006. The employment agreement expires on December 31, 2008, unless terminated earlier pursuant to the terms of the agreement. The employment agreement may be extended by mutual agreement of the parties. Upon the expiration of the agreement’s term, and any extension thereof, Mr. Stolte will continue to be employed on an “at will” basis.

Mr. Stolte’s employment agreement provides for an annual base salary of $225,000. In addition to his salary, Mr. Stolte is entitled to certain employee benefits, including medical and disability insurance, term life insurance, paid holiday and vacation time and other employee benefits paid by us. Mr. Stolte is eligible to receive a bonus, payable in cash or cash equivalent, based on a percentage of his base salary (ranging from 15% to 75%) dependent upon achieving 90% to 100% of certain performance targets established each year by the board of directors or the Compensation Committee. No bonus will be paid unless 90% of the applicable performance targets for that fiscal year are met or exceeded. See “Compensation of executive officers—Summary Compensation Table” and “—Grants of Plan-Based Awards” for a discussion of Mr. Stolte’s 2006 bonus award. For fiscal 2007, the performance targets will be based 12.5% on achievement of a target adjusted EBITDA for fiscal 2007, 12.5% on

Management

achievement of a target net number of billable subscriber communicators added to our communications system during 2007 and 75% on achievement of certain operational milestone targets in 2007; however, if a certain operational milestone target is not achieved by the specified time, Mr. Stolte will only be entitled to 80% of the bonus that would have otherwise been earned by him. Mr. Stolte is entitled to participate in any profit sharing and/or pension plan generally provided for our executives, and in any equity option plan or restricted equity plan established by us in which our senior executives are generally permitted to participate.

In addition, under his employment agreement, we issued Mr. Stolte 121,333 RSUs. The RSUs will be payable only in shares of our common stock. One half of the RSUs will vest in three equal installments on May 21, 2007, 2008 and 2009. The remaining RSUs will vest as follows: 45,500 on May 21, 2007 and 15,167 on January 15, 2008, in each case subject to the achievement of certain performance targets. For fiscal 2006, the performance targets were based on achieving certain operational targets by specified dates. See “Compensation of executive officers—Summary Compensation Table” and “—Grants of Plan-Based Awards” for a discussion of Mr. Stolte’s performance-based RSU awards. The RSUs will be subject to forfeiture if Mr. Stolte breaches the one-year post-employment non-competition and non-solicitation covenants under the RSU award agreement. If Mr. Stolte’s employment is terminated by reason of his death or disability, or by us without “cause” (as defined in his agreement) during the term of the agreement, or any extension thereof, he or his estate is entitled to continue to receive his then current base salary for one year immediately following such termination. Mr. Stolte’s post-termination payments are conditioned on his executing a release in favor of us. In addition, his agreement contains standard covenants relating to confidentiality and assignment of intellectual property rights, a two-year post-employment non-solicitation covenant and a one-year post-employment non-competition covenant. Upon a “change of control” (as defined in his agreement), Mr. Stolte will be entitled to the same post-employment payments as if his employment were terminated by us without “cause” (as described above), unless the successor or transferee company continues his employment on substantially equivalent terms as under his agreement; provided that if the “change of control” transaction occurs having a value greater than $6.045 per share (as adjusted for any stock dividends, combinations or splits), Mr. Stolte will be entitled to have all his RSU and SAR awards as of the date of such “change of control” become fully vested and exercisable (without regard to the satisfaction of any time-based or performance criteria).

John P. Brady.  We entered into an employment agreement with John P. Brady, our former Executive Vice President—Finance, dated as of May 5, 2006, and a retention and separation agreement with Mr. Brady, effective as of October 11, 2006, which amended and superseded certain portions of the employment agreement. Under the terms of the retention and separation agreement, Mr. Brady continued his employment with us as Executive Vice President—Finance and provided continued services for our finance functions until December 31, 2006.

Under the terms of the retention and separation agreement, Mr. Brady continued to receive his annual base salary of $225,000 until December 31, 2006 and received the following retention payments: continued payment of his base salary for six months after his termination of employment (an aggregate of $120,000, including payroll withholding tax) and eligibility to receive a discretionary bonus for the 2006 fiscal year, as determined in the sole discretion of the Compensation Committee, payable at the same time as annual bonuses for the 2006 fiscal year are paid to our other executive officers. Mr. Brady’s retention payments are conditioned on his executing a release in favor of us. In addition, his agreements contain standard covenants relating to confidentiality, non-disparagement, cooperation and assignment of intellectual property rights, a two year post-employment non-solicitation covenant and a one year post-employment non-competition covenant.

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In addition, we issued Mr. Brady an award of 9,333 RSUs. The RSUs will be payable only in shares of our common stock. 1,555 time-based RSUs vest on May 21, 2007 and 1,555 performance-based RSUs are expected to vest on May 21, 2007 on the achievement of certain performance targets, for fiscal 2006. For fiscal 2006, the performance targets were based 50% on achievement of a target adjusted EBITDA for fiscal 2006 and 50% on achievement of a target net subscriber communicator additions during 2006. Upon Mr. Brady’s termination of employment on December 31, 2006, the remaining 6,222 RSUs were cancelled.

Effective May 5, 2006, we amended Mr. Brady’s stock option agreement as follows: (i) options originally granted as incentive stock options will be treated as non-statutory stock options, (ii) all options that are not already exercisable will vest immediately upon the occurrence of: (1) his termination by us without cause, (2) his death or disability, or (3) the natural expiration of the Term, as defined in the employment agreement, and (iii) the period of time in which Mr. Brady must exercise his vested options following a termination of employment is extended until the later of (1) December 31st of the calendar year in which Mr. Brady’s right to exercise the options would have expired but for this extension and (2) the 15th day of the third month following the month in which Mr. Brady’s right to exercise the options would have expired but for this extension.

Pursuant to the terms of Mr. Brady’s agreement, he received $120,000 (including payroll withholding tax) as a post-employment payment and his options to purchase 83,334 shares of common stock became fully vested on December 31, 2006 and may be exercised until December 31, 2007.

INDEMNITY AGREEMENTS

Each of our directors and executive officers has entered into an indemnity agreement with us. See “Certain relationships and transactions with related persons—Indemnity Agreements”.

STOCK OPTION AND OTHER COMPENSATION PLANS

Securities authorized for issuance under equity compensation plans

The following table provides information, as of December 31, 2006, about shares of our common stock that may be issued upon the exercise or vesting of options, RSUs and SARs granted to employees, consultants or directors under all of our existing equity compensation plans.

	(a)		(b)		(c)
	Number of				Number of securities
	securities to be				remaining available for
	issued upon				future issuance under
	exercise or vesting		Weighted-average		equity compensation
	of outstanding		exercise price		plans (excluding
	options, RSUs		of outstanding		securities reflected
Plan Category	and SARs		options and SARs		in column (a))

Equity compensation plans approved by stockholders(1)	2,432,214	(2)	$3.97	(3)	3,690,413	(4)
Equity compensation plans not approved by stockholders	—		—		—

Total	2,432,214	(2)	$3.97	(3)	3,690,413	(4)

(1)	Consists of the following equity compensation plans: the 2004 Stock Option Plan and the 2006 LTIP.

(2)	Consists of 1,464,420 shares subject to outstanding stock options under the 2004 Stock Option Plan and 182,223 shares underlying outstanding time- and performance-based SARs and 785,571 shares underlying outstanding time- and performance-based RSUs granted under the 2006 LTIP.
(footnotes continued on following page)

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(3)	Excludes 785,571 shares underlying outstanding time- and performance-based RSUs which do not have an exercise price.

(4)	Consists of shares available for issuance under the 2006 LTIP, which includes the remaining 202,247 shares of common stock available for issuance under the 2004 Stock Option Plan. Also includes an aggregate of 231,111 shares underlying performance-based SARs and 268,356 shares underlying performance-based RSUs awarded in 2006 under the 2006 LTIP which are subject to operational and performance targets for fiscal 2007 and 2008, which are not considered granted for accounting purposes because the performance targets for fiscal 2007 and 2008 had not yet been established as of December 31, 2006.

2004 Stock option plan

The ORBCOMM Inc. 2004 stock option plan was adopted by our board of directors and approved by our stockholders on February 17, 2004. The plan permits grants to be made from time to time as incentive stock options and non-statutory stock options.

Share Reserve.  A total of 1,666,667 shares of our common stock has been reserved for issuance under the 2004 stock option plan. Following a qualified initial public offering, options to purchase no more than 333,333 shares may be issued to any individual participant in any calendar year. The shares issuable under the plan consist of shares of authorized but unissued or reacquired common stock, including shares repurchased by us in the open market. Appropriate adjustments will be made to the number or kind of shares or securities subject to the 2004 stock option plan and available for or covered by the grants and share prices related to outstanding grants in the event of an acquisition, spin-off or reclassification, recapitalization or merger, combination or exchange of shares or other corporate exchange, change of control or similar event, or as required under any option agreement.

Administration.  The 2004 stock option plan is administered by our compensation committee, or the board of directors, if there is no compensation committee. Our committee has the power and authority to administer, construe and interpret the plan, to make rules for carrying it out and to make changes to such rules. In order to meet the requirements of Section 162(m) of the Internal Revenue Code of 1986 as amended, or the Code, and the rules under Section 16 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, all grants under the 2004 stock option plan will be made by a committee made up of members who are both “outside directors” as defined for purposes of Section 162(m) and regulations thereunder and “nonemployee directors” as defined for purposes of Section 16 of the Exchange Act.

Grant of Awards.  The option plan permits the grant of incentive stock options to employees of ours or any subsidiary of ours and non-statutory stock options to directors, employees, independent contractors, and other persons having a unique relationship with us or any of our affiliates. The committee determines the option exercise price, the option price and such other conditions and restrictions on the grant or exercise of the option as the committee deems appropriate. The terms, conditions and limitations of each grant under the plan are set forth in an option agreement in a form which is approved by the committee.

Stock Options.  The board of directors or compensation committee shall set the per share exercise price, subject to the following rules:

➢	an incentive stock option may not have an exercise price of less than 100% of the fair market value of a share on the date the option is granted;

➢	if the aggregate fair market value of a share subject to incentive stock option which is exercisable for the first time during any calendar year exceeds $100,000, then the portion of the incentive stock option in excess of the $100,000 limitation will be treated as a non-statutory stock option; and

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➢	for any person owning more than 10% of the total combined voting power of all classes of our stock or any subsidiary corporation of ours then the: (i) exercise price of the option may not be less than 110% of the fair market value of the common stock on the date the option is granted, and (ii) such option may not be exercisable after the expiration of five years from the date the option is granted.

Limitations and Conditions.  An option granted under the plan may not be exercised more than 10 years after the date it is granted. Payment of the option exercise price must be in cash, or in shares of our common stock that have been held for at least six months or any combination of cash and shares of our common stock in accordance with the terms of the plan, the option agreement and any applicable guidelines of the compensation committee. Participants do not have any of the rights or privileges of, equityholders of ours in respect of any shares of common stock which may be purchased upon exercise of any grant unless and until certificates representing any such shares have been issued by us to such participants. Each participant entered into a stockholder agreement with us, in a form provided by us, upon the exercise of any option under the plan.

Amendment, Suspension or Termination.  The committee may amend, suspend or terminate the 2004 stock option plan and may amend any terms and conditions applicable to outstanding grants as are consistent with the Plan. However, no such action shall be allowed which would increase the aggregate number of shares available for grants under the plan, change the eligible class of individuals, decrease the price of outstanding options, change the requirements relating to the board of directors or compensation committee or extend the term of the plan if stockholder approval is required under the law, or modify a grant in a manner adverse to the participant without the participant’s consent except as such modification is provided for or contemplated in the terms of the grant.

Change of Control.  The committee may, in its absolute discretion and on such terms and conditions as it deems appropriate, provide, either by the terms of such option or by a resolution adopted prior to the occurrence of the change of control, that such option will be exercisable as to all or any portion of the shares subject thereto.

Repurchase Rights.  Under the terms of the current forms of the option agreements, we have the right to repurchase the shares acquired upon the exercise of options for a period of three months after the participant ceases to be director, an employee or an independent contractor or other person with a unique relationship to us or any of our affiliates, whichever applies, or three months after the shares for which the option is exercise are acquired, whichever is later. The purchase price per share payable is as follows:

➢	if the participant is terminated by us for cause, the amount equal to the lesser of: (A) the fair market value of the shares at the time of the termination of employment; and (B) the exercise price;

➢	if the participant voluntarily terminates employment and such termination occurs prior to the expiration of the holding period for the shares acquired through the exercise of the option, the amount equal to the lesser of: (A) the fair market value of the shares at the time of the termination of employment; and (B) the exercise price;

➢	if the participant voluntarily terminates employment and such termination occurs after the expiration of the holding period for the shares acquired through the exercise of the option, the amount equal to the greater of: (A) the fair market value of the shares at the time of the termination of employment; and (B) the exercise price; and

➢	if the participant’s employment ceases for any other reason (i.e., death, termination without cause or because the participant is disabled) the amount equal to the greater of: (A) the fair market value of the shares at the time of the termination of employment; and (B) the exercise price.

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Transferability. Under the terms of the current forms of the option agreements, awards under the 2004 stock option plan generally may not be assigned or transferred other than by will or the laws of descent and distribution and only the participant may exercise an award during his or her lifetime.

2006 Long-term incentives plan

Our board of directors has adopted, and our stockholders approved, our 2006 long-term incentives plan, or the 2006 LTIP. The 2006 LTIP authorizes the delivery of a maximum of 4,658,207 shares of our common stock (subject to adjustment and the other restrictions described below under “—Shares Available”). The 2006 LTIP permits our Compensation Committee to grant awards from time to time as stock options (which may be incentive stock options eligible for special tax treatment or non-qualified stock options), stock appreciation rights (which may be in conjunction with or separate and apart from a grant of stock options), stock, restricted stock, restricted stock units, performance units and performance shares. Any of these types of awards (except stock options or stock appreciation rights, which are deemed to be performance based) may be granted as performance compensation awards intended to qualify as performance based compensation for purposes of Section 162(m) of the Code.

Purpose; Eligibility.  The purpose of the 2006 LTIP is to promote the interests of our company and our stockholders by providing incentive compensation opportunities to assist in:

➢	attracting, motivating and retaining employees and non-employee directors; and

➢	aligning the interests of our employees and non-employee directors who participate in the 2006 LTIP with the interests of our stockholders.

The 2006 LTIP will remain in effect until all awards under the 2006 LTIP have been exercised or terminated under the terms of the 2006 LTIP and applicable award agreements, provided that awards under the 2006 LTIP may be granted only within ten years from the 2006 LTIP’s effective date.

Stock Options.  A stock option is an option to purchase a specific number of shares of our common stock exercisable at such time or times, and subject to such terms and conditions, as the Compensation Committee may determine consistent with the terms of the 2006 LTIP, including the following:

➢	The exercise price of an option will not be less than the fair market value of our common stock on the date the option is granted;

➢	No option may be exercisable more than ten years after the date the option is granted;

➢	The exercise price of an option will be paid in cash or, at the discretion of the Compensation Committee, in shares of our common stock or in a combination of cash and our common stock; and

➢	No fractional shares of our common stock will be issued or accepted.

Incentive stock options, which are options that comply with the requirements of Section 422 of the Code, are subject to the following additional provisions:

➢	The aggregate fair market value (determined at the time of grant) of the shares of our common stock subject to incentive stock options that are exercisable by one person for the first time during a particular calendar year may not exceed the maximum amount permitted under the Code (currently $100,000); provided, however, that if the limitation is exceeded, the incentive stock options in excess of such limitation will be treated as non-qualified stock options;

➢	No incentive stock option may be granted under the 2006 LTIP more than ten years after the effective date of the 2006 LTIP; and

➢	No incentive stock option may be granted to any employee who on the date of grant is not our employee or an employee of one of our subsidiaries within the meaning of Code Section 424(f).

Stock Appreciation Rights.  A stock appreciation right, or SAR, is the right to receive a payment measured by the increase in the fair market value of a specified number of shares of our common stock

Management

from the date of grant of the SAR to the date on which the participant exercises the SAR. Under the 2006 LTIP, SARs may be (1) freestanding SARs or (2) tandem SARs granted in conjunction with an option, either at the time of grant of the option or at a later date, and exercisable at the participant’s election instead of all or any part of the related option. The payment to which a participant is entitled on exercise of a SAR may be in cash, shares of our common stock valued at fair market value on the date of exercise or a combination of cash and shares our common stock, as the Compensation Committee may determine. SARs granted to certain of our employees, including our executive officers, are subject to forfeiture in the event such employees breach the non-competition and/or non-solicitation covenants set forth in their award agreements.

Stock.  Shares of common stock may be issued to participants without any restrictions on transfer or other vesting requirements.

Restricted Stock.  Shares of restricted stock are shares of our common stock that are issued to a participant subject to restrictions on transfer and such other restrictions on incidents of ownership as the Compensation Committee may determine, which restrictions will lapse at such time or times, or upon the occurrence of such event or events, including but not limited to the achievement of one or more specific goals with respect to our performance, the performance of a business unit (which may but need not be a subsidiary) or the performance of the participant over a specified period of time as the Compensation Committee may determine. Subject to the specified restrictions, the participant as owner of the shares of restricted stock will have the rights of the holder thereof, except that the Compensation Committee may provide at the time of the award that any dividends or other distributions paid with respect to the shares of restricted stock while subject to the restrictions will be accumulated, with or without interest, or reinvested in our common stock and held subject to the same restrictions as the restricted stock and such other terms and conditions as the Compensation Committee shall determine.

Restricted Stock Units.  A restricted stock unit, or RSU, is an award of a contractual right to receive at a specified future date an amount based on the fair market value of one share of our common stock, subject to such terms and conditions as the Compensation Committee may establish. RSUs that become payable in accordance with their terms and conditions will be settled in cash, shares of our common stock, or a combination of cash and our common stock, as determined by the Compensation Committee. The Compensation Committee may provide for the accumulation of dividend equivalents in cash, with or without interest, or the reinvestment of dividend equivalents in our common stock held subject to the same conditions as the RSU and such terms and conditions as the Compensation Committee may determine. No participant who holds restricted stock units will have any ownership interest in the shares of common stock to which such RSUs relate until and unless payment with respect to such RSUs is actually made in shares of common stock. RSUs awarded to certain of our employees, including our executive officers, will be subject to forfeiture in the event such employees breach their non-competition and/or non-solicitation covenants set forth in their award agreements.

Performance Units.  A performance unit is an award denominated in cash, the amount of which may be based on the achievement, over a specified period of time, of one or more specific goals with respect to our performance, the performance of a business unit (which may but need not be a subsidiary) or the performance of a participant to whom the performance units are granted. The annual amount that may be paid to any one participant with respect to performance units will not exceed $15 million per year. The payout of performance units may be in cash, shares of our common stock valued at fair market value on the payout date (or at the sole discretion of the Compensation Committee, the day immediately preceding that date), or a combination of cash and shares of our common stock, as the Compensation Committee may determine.

Performance Shares.  A performance share is an award denominated in shares of our common stock, the amount of which may be based on the achievement, over a specified period of time, of one or more

Management

specific goals with respect to our performance, the performance of a business unit (which may but need not be a subsidiary) or the performance of a participant to whom the performance shares are granted. The payout of performance shares may be in cash based on the fair market value of our common stock on the payout date (or at the sole discretion of the Compensation Committee, the day immediately preceding that date), shares of our common stock, or a combination of cash and shares of our common stock, as the Compensation Committee may determine.

Performance Compensation Awards.  The Compensation Committee may designate any award (other than an option or SAR) at the time of its grant as a performance compensation award so that the award will constitute qualified performance-based compensation under Code Section 162(m), provided that no performance compensation award may be granted to our leased employees or leased employees of our subsidiaries. With respect to each performance compensation award, the Compensation Committee will establish, in writing, a performance period, performance measure(s), performance goal(s) and performance formula(s) within 90 days after the beginning of the performance period or such other period as may be required by Code Section 162(m). Once established for a performance period or such other period as may be required by Code Section 162(m), such items may not be amended or otherwise modified if and to the extent such amendment or modification would cause the compensation payable pursuant to the award to fail to constitute qualified performance-based compensation under Code Section 162(m).

Awards to Non-Employee Directors.  Each of our non-employee directors may be granted from time to time an award with terms and conditions, including restrictions, as determined by our board of directors or by the Compensation Committee.

At such times as it may determine, our board of directors may change (1) the form of any award to our non-employee directors provided for in the 2006 LTIP to any other type of award set forth in the 2006 LTIP and (2) the size and the vesting period of any such award.

Deferrals.  The Compensation Committee may require or permit 2006 LTIP participants to defer the issuance or vesting of shares of our common stock or the settlement of awards under rules and procedures it may establish under the 2006 LTIP. The Compensation Committee may also provide that deferred settlements include the payment of, or crediting of interest on, the deferral amounts, or the payment or crediting of dividend equivalents on deferred settlements in shares of our common stock. No deferral will be permitted if it will result in the 2006 LTIP becoming subject to the Employee Retirement Income Security Act of 1974, as amended, or ERISA. Any deferral will either be exempt under Code Section 409A or comply with Code Section 409A.

Other Code Section 409A Provisions.  The award agreement for each award will set forth such terms and conditions as are necessary to (a) satisfy the requirements for exemption under Code Section 409A or (b) satisfy the requirements of Code Section 409A.

Administration.  The 2006 LTIP and all awards under the 2006 LTIP will be administered by the Compensation Committee, which will have full and complete authority, in its sole and absolute discretion:

➢	to exercise all of the powers granted to it under the 2006 LTIP;

➢	to construe, interpret and implement the 2006 LTIP and any related document;

➢	to prescribe, amend and rescind rules relating to the 2006 LTIP;

➢	to make all determinations necessary or advisable in administering the 2006 LTIP; and

➢	to correct any defect, supply any omission and reconcile any inconsistency in the 2006 LTIP.

Any member of the Compensation Committee who, at the time of any proposed grant of one or more awards, is not both an “outside director” as defined for purposes of Code Section 162(m) and a non-

Management

employee director as defined in Rule 16b-3(b)(3)(i) under the Exchange Act will abstain from and take no part in the Compensation Committee’s action on the proposed grant.

It is our intent that the 2006 LTIP and awards under the 2006 LTIP satisfy, and be interpreted in a manner that satisfy, (1) in the case of participants who are or may be our executive officers or non-employee directors, the applicable requirements of Rule 16b-3 under the Exchange Act, so that such persons will be entitled to the benefits of Rule 16b-3, or other exemptive rules under Section 16 of the Exchange Act, and will not be subjected to avoidable liability under Section 16(b) of the Exchange Act; (2) in the case of performance compensation awards to covered employees, as defined in the Code, the applicable requirements of Code Section 162(m); and (3) either the requirements for exemption under Code Section 409A or the requirements for compliance with Code Section 409A.

The Compensation Committee may delegate, and revoke the delegation of, all or any portion of its authority and powers under the 2006 LTIP to our Chief Executive Officer, except that the Compensation Committee may not delegate any discretionary authority with respect to awards granted to our Chief Executive Officer or non-employee directors or substantive decisions or functions regarding the 2006 LTIP or awards to the extent they are inconsistent with the intent expressed in the previous paragraph or to the extent prohibited by applicable law.

Shares Available.  Subject to adjustment in the event of any change in or affecting shares of our common stock, including but not limited to stock dividends, stock splits and reorganizations, and the adjustment provisions described under “—Adjustment Provisions”, the number of shares of our common stock which may be delivered upon exercise of options or upon grant or in payment of other awards under the 2006 LTIP will not exceed 4,658,207, which number includes 185,459 shares of our common stock remaining available for grants of awards under our 2004 stock option plan as of March 31, 2006, plus 16,833 shares previously subject to award under the 2004 stock option plan that were forfeited during the nine months ended December 31, 2006.

Subject to the adjustment provisions discussed below under “—Adjustment Provisions”, no single 2006 LTIP participant will receive annual awards of more than one million stock options (measured by the number of shares of common stock underlying such stock options), SARS (measured by the number of shares of common stock underlying such SARS), shares of restricted stock, RSUs, performance shares or any combination thereof under the 2006 LTIP.

Award Agreements.  Each award under the 2006 LTIP will be evidenced by an award agreement between us and the participant setting forth the terms and conditions applicable to the award, including but not limited to:

➢	provisions for the time at which the award becomes exercisable or otherwise vests;

➢	provisions for the treatment of the award in the event of the termination of a participant’s status as an employee;

➢	any special provisions applicable in the event of an occurrence of a change of control of our company, as determined by the Compensation Committee consistent with the provisions of the 2006 LTIP; and

➢	such additional provisions as are required to make the award exempt under or comply with the Code.

Rights as an Employee or Non-Employee Director.  Nothing contained in the 2006 LTIP or in any award agreement confers upon any employee, non-employee director or participant any right to continue in the employ or other service of our company or any of our subsidiaries or constitutes any contract or limits in any way our right or the rights of our subsidiaries to change such person’s compensation or other benefits or to terminate the employment or other service of such person with or without cause. If Code Section 409A applies to an award, Code Section 409A’s definition of “separation

Management

of service” will apply to determine when a participant becomes entitled to payment upon termination of employment.

Rights as a Stockholder.  A 2006 LTIP participant will have no rights as a stockholder with respect to any shares of common stock covered by an award until the date the participant becomes a holder of record of such shares. Except as described below under “—Adjustment Provisions”, no adjustment will be made for dividends or other rights, unless the award agreement specifically requires such adjustment.

Adjustment Provisions.  In the event of any change in or affecting the outstanding shares of our common stock by reason of a stock dividend or split, merger or consolidation (whether or not we are the surviving corporation), recapitalization, reorganization, combination or exchange of shares or other similar corporate changes or an extraordinary dividend in cash, securities or other property, our board of directors will make such amendments to the 2006 LTIP and outstanding awards and award agreements and make such adjustments and take actions thereunder as it deems appropriate, in its sole discretion, under the circumstances. These amendments, adjustments and actions may include, but are not limited to, changes in the number of shares of our common stock then remaining subject to the 2006 LTIP, and the maximum number of shares that may be granted or delivered to any single participant pursuant to the 2006 LTIP, including those that are then covered by outstanding awards, or accelerating the vesting of outstanding awards. In addition, to the extent that any outstanding awards under our 2004 stock option plan as of March 31, 2006 are cancelled, forfeited or otherwise lapse unexercised pursuant to the terms of that plan, the shares underlying those awards shall be available for awards under the 2006 LTIP.

Amendment and Termination.  Our board of directors may at any time amend, suspend or terminate the 2006 LTIP, in whole or in part, except that, without the approval of our stockholders, no such action will (1) increase the number of shares of our common stock available for awards (except as described above under “—Adjustment Provisions”) or (2) materially increase the benefits accruing to participants under the 2006 LTIP or otherwise make any material revision to the 2006 LTIP, or otherwise be effective to the extent that such approval is necessary to comply with any tax or regulatory requirement applicable to the 2006 LTIP, including applicable requirements of Nasdaq, and, except as described above under “—Adjustment Provisions”, no such action may impair the rights of any holder of an award without the holder’s consent.

The Compensation Committee may at any time alter or amend any or all award agreements to the extent permitted by the 2006 LTIP and applicable law, provided that except as described above under “—Adjustment Provisions”, no such alteration or amendment may impair the rights of any holder of an award without the holder’s consent.

Neither our board of directors nor the Compensation Committee may, except as described above under “—Adjustment Provisions”, amend the 2006 LTIP or any award agreement to reprice any option or SAR whose exercise price is above the then fair market value of our common stock subject to the award, whether by decreasing the exercise price, canceling the award and granting a substitute award, or otherwise.

Change of Control.  The Compensation Committee may determine at the time an award is granted that upon a change of control of our company, any or all of the following may occur: outstanding stock options and SARs may become vested and exercisable; restrictions on restricted stock and RSUs may lapse; performance goals may be deemed met and other terms and conditions may be deemed met; performance shares may be delivered; performance units and RSUs may be paid out as promptly as practicable; and other awards may be delivered or paid. The current forms of RSU and SAR award agreements provide that if a change of control transaction occurs having a value greater than $6.045 per share (as adjusted for any stock dividends, combinations or splits), the holder of the award will be entitled to have all his or her RSU or SAR awards, as the case may be, as of the date of such change of control become fully vested and exercisable (without regard to the satisfaction of any time-based or performance criteria).

Management

Retirement plan

We maintain a 401(k) retirement plan intended to qualify under Sections 401(a) and 401(k) of the Code. The 401(k) Plan is a defined contribution plan that covers all our employees who have been employed for three months or longer, beginning on the date of employment. Employees may contribute up to 15% of their eligible compensation (subject to certain limits) as pretax, salary deferral contributions. We have the option of matching up to 15% of 100% of the amount contributed by each employee up to 4% of employee’s compensation. In addition, the plan contains a discretionary contribution component pursuant to which we may make an additional annual contribution. Contributions made by us vest over a five-year period from the employee’s date of employment. We have not made any contributions since the inception of the plan.

Compensation discussion and analysis

The following Compensation Discussion and Analysis describes the material elements of compensation for our executive officers identified in the Summary Compensation Table (our “Named Executive Officers”).

COMPENSATION COMMITTEE

Our Compensation Committee assists our board of directors in fulfilling its responsibilities with respect to oversight and determination of executive compensation and human resources matters, including the compensation of the Named Executive Officers. A description of the Compensation Committee’s composition, functions, duties and responsibilities is set forth in this prospectus under “Management—Committees of the Board of Directors—Compensation Committee”.

PHILOSOPHY AND OBJECTIVES OF COMPENSATION PROGRAMS

Our executive compensation philosophy is to create a system that rewards executives for performance and focuses our management team on our critical short-term and long-term objectives. The primary objectives of our executive compensation programs are to attract, motivate and retain talented and dedicated executives, to link annual and long-term cash and stock incentives to achievement of specified performance objectives, and to align executives’ incentives with stockholder value creation. To achieve these objectives, the Compensation Committee has implemented compensation programs that make a substantial portion of the executives’ overall compensation contingent upon achieving key short-term business and long-term strategic goals established by our board of directors, such as the expansion of our communications system, the establishment and maintenance of key strategic relationships, and the growth of our subscriber base as well as our financial and operational performance, as measured by metrics such as adjusted EBITDA (defined as EBITDA less stock-based compensation) and net number of billable subscriber communicators added to our communications system (net subscriber communicator additions). The Compensation Committee’s goal is to set executive compensation at levels the committee believes are competitive against compensation offered by other rapidly growing companies of similar size and stage of development against whom we compete for executive talent in the communications industry, while taking into account our performance and our own strategic goals.

We seek to provide executive compensation that is competitive in order to attract, motivate and retain key talent, while also rewarding executives for achieving goals designed to generate returns for our stockholders, but not for poor performance, by linking compensation to overall business performance and the achievement of performance goals. As a result, we believe that compensation packages provided to our executives, including our Named Executive Officers, should include both cash and stock-based compensation that reward performance as measured against performance goals.

We have not retained a compensation consultant to review our policies and procedures with respect to executive compensation, and do not seek to set our executive compensation to any specific benchmarks or peer group. Instead, we use general competitive market data available to us relating to compensation levels, mix of elements and compensation strategies being used by companies of comparable size and stage of development operating in the communications industry, and review such data against the aggregate level of our executive compensation, as well as the mix of elements used to compensate our executive officers. In addition, we collected relevant market data with respect to base salary, incentive bonus and equity award levels from search firms that we engaged in connection with our search for a new chief financial officer in 2006.

ELEMENTS OF COMPENSATION

Base Salary.  Base salaries are determined on an individual basis, are based on job responsibilities and individual contribution and are intended to provide our executives with current income. Base salaries for our Named Executive Officers are reviewed annually and may be adjusted to reflect any changes in

Compensation discussion and analysis

job responsibilities and individual contribution, as well as competitive conditions in the market for executive talent. Our senior management proposes new base salary amounts to the Compensation Committee for approval based on: an evaluation of individual performance and expected future contributions; a goal to ensure competitive compensation against the external market; and comparison of the base salaries of the executive officers who report directly to our Chief Executive Officer to ensure internal equity.

For 2006, the base salaries of Messrs. J. Eisenberg, Costantini, M. Eisenberg, Stolte, Hume and Brady were established pursuant to employment agreements entered into by the individual Named Executive Officer and us.

Annual Cash Bonus.  The Compensation Committee has the authority to grant discretionary annual cash bonuses to employees. Annual cash bonuses are designed to align employees’ goals with our financial and operational objectives for the current year and to reward individual performance. These objectives vary depending on the individual employee, but relate generally to strategic factors such as communications system expansion and operational improvements, service implementation in new geographic areas and net subscriber communicator additions, and to financial factors, such as improving our results of operations, as measured by adjusted EBITDA. These performance measures are primarily objective criteria that can be readily measured and do not require subjective determinations.

Messrs. Hume and Brady were the only Named Executive Officers eligible to participate in our discretionary annual cash bonus program, pursuant to which the board of directors or the Compensation Committee annually designates a specified bonus pool based on our performance for the fiscal year to be available for cash bonuses to eligible employees in the discretion of the Compensation Committee based on recommendations of management and evaluations of individual performance.

Pursuant to their employment agreements, each Named Executive Officer (other than Messrs. Hume and Brady) is generally eligible to receive annual bonuses, payable in cash or cash equivalents, based on a percentage of base salary (which may, in some cases, exceed 100%) and dependent upon achieving or exceeding certain performance targets for that fiscal year. Generally, bonuses are not earned unless 90% of the applicable performance target is met for a given fiscal year and these amounts increase more rapidly as actual performance exceeds target levels. Certain 2006 annual bonuses were based on achieving certain operational milestones by specified dates. For 2006, the annual bonus payable for each Named Executive Officer was allocated with respect to specified performance targets as set forth in the following table:

	Target	Net subscriber	Other
	adjusted	communicator	operational
Name	EBITDA	additions	milestones

Jerome Eisenberg	50%	50%	N/A
Robert Costantini	50%	50%	N/A
Marc Eisenberg	35%	65%	N/A
John Stolte	17%	17%	66%

We believe that our performance targets are established at levels that are achievable if we meet our business plan. By providing for significant incentives for exceeding those targets, we motivate our Named Executive Officers to achieve strategic business objectives that result in the creation of value to us and our stockholders over the long-term.

Long-Term Equity-Based Incentives.  In addition to the short-term cash compensation payable to our Named Executive Officers, our Compensation Committee believes that the interests of our stockholders are best served when a substantial portion of our Named Executive Officers’ compensation is comprised of equity-based and other long-term incentives that appreciate in value contingent upon increases in the

Compensation discussion and analysis

share price of our common stock and other indicators that reflect improvements in business fundamentals. Therefore, it is our Compensation Committee’s intention to make grants of equity-based awards to our Named Executive Officers and other key employees at such times and in such amounts as may be required to accomplish the objectives of our compensation programs. See “Compensation of executive officers—Grants of Plan-Based Awards”, for more information regarding the grants of equity-based awards to our Named Executive Officers in fiscal 2006. We have not timed grants of equity-based awards in coordination with the release of non-public information nor have we timed the release of non-public information for the purpose of affecting the value of executive compensation.

Under the 2006 LTIP, the Compensation Committee has the ability to provide a number of equity-based awards, including restricted stock units (“RSUs”), stock appreciation rights (“SARs”), stock options, stock, restricted stock, performance units and performance shares to promote our long-term growth and profitability. Following adoption of the 2006 LTIP, we ceased to grant additional stock options under the 2004 Stock Option Plan. The 2004 Stock Option Plan will continue to govern all stock option awards granted under the 2004 Stock Option Plan prior to the adoption of the 2006 LTIP. Since adopting the 2006 LTIP, we have changed the mix of our equity-based incentives from stock options to a mix of RSUs and SARs. This combination of equity-based incentives is intended to benefit stockholders by enabling us to better attract and retain top talent in a marketplace where such incentives are prevalent. We believe that awards of RSUs and SARs provide an effective vehicle for promoting a long-term share ownership perspective for our senior management and employees and closely align the interests of senior management and employees with our achievement of longer-term financial objectives that enhance stockholder value, while at the same time limiting the dilutive effects of such equity-based awards relative to our prior practice of granting stock options. We have not adopted stock ownership guidelines, and, other than with respect to Jerome Eisenberg, our stock compensation plans have provided the principal method for our executive officers to acquire equity or equity-based interests in us.

RSUs.  A restricted stock unit, or RSU, is a contractual right to receive at a specified future vesting date an amount in respect of each RSU based on the fair market value on such date of one share of our common stock, subject to such terms and conditions as the Compensation Committee may establish. RSUs that become payable in accordance with their terms and conditions will be settled in cash, shares of our common stock, or a combination of cash and our common stock, as determined by the Compensation Committee. The Compensation Committee has determined that all currently outstanding RSUs will be settled in shares of common stock. The Compensation Committee may provide for the accumulation of dividend equivalents in cash, with or without interest, or the reinvestment of dividend equivalents in our common stock held subject to the same conditions as the RSU and such terms and conditions as the Compensation Committee may determine. No participant who holds RSUs will have any ownership interest in the shares of common stock to which such RSUs relate until and unless payment with respect to such RSUs is actually made in shares of common stock. Vested and unvested RSUs awarded to certain of our employees, including our Named Executive Officers, will be subject to forfeiture in the event such employees breach their non-competition and/or non-solicitation covenants set forth in their award agreements and unvested RSUs are subject to cancellation if, prior to vesting, such employees ceased to be employed by us for any reason.

Time-based RSUs typically vest in three equal installments based on continued employment over a three-year period. Performance-based RSUs typically vest in three equal installments over a three-year period based upon the achievement of specific corporate and individual performance targets that we believe are important to our long-term success, including adjusted EBITDA targets, net subscriber communicator additions on our network, government approvals with respect to our communications network, and strategic factors such as communications system expansion and operational improvements. The Compensation Committee, on the recommendation of management, linked target

Compensation discussion and analysis

performance levels to these measures, as we believe that each of them is an important factor in our revenue growth and for sustaining our business model. The performance-based RSU awards are generally structured to have a three-year vesting period beginning in 2006, and to be subject to a percentage reduction in the event that the performance targets are not attained. Certain performance-based RSUs cliff vest upon achieving certain operational milestones by specified dates. We believe that the vesting periods in connection with these time-based and performance-based awards are appropriate for the following reasons:

➢	they are intended to help retain employees, including executives, by rewarding them for extended, continuous service with us;

➢	they are time periods that incentivize and focus executives on the long-term performance of our business over reasonable timeframes, while minimizing the potential that longer vesting periods might dilute the motivation of the executives; and

➢	they allow the Compensation Committee to formulate performance targets annually that are aligned with our dynamic business plans and external industry factors.

In 2006, Messrs. J. Eisenberg, Costantini, M. Eisenberg, Hume, Stolte and Brady were granted time-based RSUs and performance-based RSUs under the 2006 LTIP in the amounts set forth in “Compensation of executive officers—Grants of Plan-Based Awards”. In general, RSUs granted to each of our Named Executive Officers were divided evenly: 50% as time-based RSUs and 50% as performance-based RSUs. We believe that this allocation strikes the proper balance between the retention and incentive objectives of these long-term equity awards. Each of the performance targets with respect to awards of RSUs to J. Eisenberg, Costantini, M. Eisenberg and Stolte were the same as those for their annual cash bonuses. Mr. Hume’s performance target with respect to his awards of RSUs was based on achievement of a certain operational target by a specified date. Mr. Brady’s performance targets with respect to his awards of RSUs were based 50% on achievement of a target adjusted EBITDA for fiscal 2006 and 50% on achievement of a target net additions of billable subscriber communicators during 2006.

SARs.  A stock appreciation right, or SAR, is the right to receive a payment measured by the increase in the fair market value of a specified number of shares of our common stock from the date of grant of the SAR to the date on which the participant exercises the SAR. Under the 2006 LTIP, SARs may be (1) freestanding SARs or (2) tandem SARs granted in conjunction with an option, either at the time of grant of the option or at a later date, and exercisable at the participant’s election instead of all or any part of the related option. Upon the exercise of a SAR, we will deliver cash, shares of our common stock valued at fair market value on the date of exercise or a combination of cash and shares our common stock, as the Compensation Committee may determine. Vested and unvested SARs granted to certain of our employees, including our Named Executive Officers, are subject to forfeiture in the event such employees breach the non-competition and/or non-solicitation covenants set forth in their award agreements and unvested SARs are subject to cancellation if, prior to vesting, such employees ceased to be employed by us for any reason.

Time-based SARs and performance-based SARs typically vest in the same manner as time-based RSUs and performance-based RSUs. In 2006, Mr. Costantini was granted time-based SARs and Messrs. J. Eisenberg, Costantini and M. Eisenberg were granted performance-based SARs under the 2006 LTIP in the amounts set forth in “Compensation of executive officers—Grants of Plan-Based Awards”. The performance targets with respect to awards of performance-based SARs to Messrs. J. Eisenberg, Costantini and M. Eisenberg were the same as those for their performance-based RSU awards and annual cash bonuses.

Stock Options.  We may grant stock options exercisable at such time or times, and subject to such terms and conditions, as the Compensation Committee may determine consistent with the terms of the

Compensation discussion and analysis

2006 LTIP. The exercise price of such stock options will be equal to or higher than the fair market value of our common stock on the date of grant.

Our 2004 Stock Option Plan authorized us to grant options to purchase common stock to our employees, directors and consultants. Stock option grants were made at the commencement of employment or to meet other special retention or performance objectives. The Compensation Committee reviewed and approved stock option awards to executive officers, including Named Executive Officers, based upon its assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations. Periodic stock option grants were made at the discretion of the Compensation Committee to eligible employee and, in appropriate circumstances, the Compensation Committee considered the recommendations of members of management, such as our Chief Executive Officer. In 2004, certain Named Executive Officers were awarded stock options reflected in the “Compensation of executive officers—Outstanding Equity Awards at Fiscal Year-End” in connection with a merit-based grant to a large number of employees intended to encourage an ownership culture among our employees. Stock options granted by us typically vest 25% per annum based upon continued employment over a four-year period, and generally expire ten years after the date of grant. Incentive stock options also include certain other terms necessary to assure compliance with the Code.

We may also grant RSUs or SARs to executives under special circumstances outside of the annual process. Grants under the 2006 LTIP are made from time to time to selected executives in connection with talent management objectives, giving particular attention to employees’ leadership potential and potential future contributions in achieving critical business goals and objectives. For example, on February 27, 2007, our Compensation Committee approved grants of 3,000 and 8,000 time-based RSUs which vest on January 1, 2008 to each of Messrs. J. Eisenberg and M. Eisenberg, respectively, in recognition of their contributions towards achievement of our operating and financial goals in 2006.

We may also grant RSUs and SARs, as deemed appropriate by the Compensation Committee, in new-hire situations. As part of his employment agreement, Mr. Costantini was granted RSUs and SARs as set forth in “Compensation of executive officers—Grants of Plan-Based Awards”.

PERSONAL BENEFITS

Our Named Executive Officers participate in a variety of retirement, health and welfare, and vacation benefits designed to enable us to attract and retain our workforce in a competitive marketplace. Health and welfare and vacation benefits help ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.

PERQUISITES

Our Named Executive Officers are provided a limited number of perquisites whose primary purpose is to minimize distractions from the executives’ attention to our business. An item is not a perquisite if it is integrally and directly related to the performance of the executive’s duties. An item is a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for our convenience, unless it is generally available on a non-discriminatory basis to all employees.

The principal perquisites offered to our Named Executive Officers are car allowances and life insurance premiums. Please see “Compensation of executive officers—Summary Compensation Table” for more information on perquisites and other personal benefits we provide to our Named Executive Officers.

Compensation discussion and analysis

401(k) PLAN

We maintain a 401(k) retirement plan intended to qualify under Sections 401(a) and 401(k) of the Code. The 401(k) Plan is a defined contribution plan that covers all our employees who have been employed for three months or longer, beginning on the date of employment. Employees may contribute up to 15% of their eligible compensation (subject to certain limits) as pretax, salary deferral contributions. We have the option of matching up to 15% of 100% of the amount contributed by each employee up to 4% of employee’s compensation. In addition, the plan contains a discretionary contribution component pursuant to which we may make an additional annual contribution. Contributions made by us vest over a five-year period from the employee’s date of employment. We have not made any contributions since the inception of the plan.

SEVERANCE AND CHANGE IN CONTROL BENEFITS

Severance and change in control benefits are designed to facilitate our ability to attract and retain executives as we compete for talented employees in a marketplace where such protections are commonly offered. The severance and change in control benefits found in the Named Executive Officers’ employment agreements are designed to encourage employees to remain focused on our business in the event of rumored or actual fundamental corporate changes. These benefits include continued base salary payments and health insurance coverage (typically for a one-year period), acceleration of the vesting of outstanding equity-based awards, such as options, RSUs and SARs (without regard to the satisfaction of any time-based requirements or performance criteria), and extension of post-termination exercise periods for options and SARs (typically for 30 to 90 days).

Termination Provisions.  Our employment agreements with the Named Executive Officers provide severance payments and other benefits in an amount we believe is appropriate, taking into account the time it is expected to take a separated employee to find another job. The payments and other benefits are provided because we consider a separation to be a Company-initiated termination of employment that under different circumstances would not have occurred and which is beyond the control of a separated employee. Separation benefits are intended to ease the consequences to an employee of an unexpected termination of employment. We benefit by requiring a general release from separated employees. In addition, we have included post-termination non-compete and non-solicitation covenants in certain individual employment agreements.

We consider it likely that it will take more time for higher-level employees to find new employment, and therefore senior management generally is paid severance for a longer period. Additional payments may be permitted in some circumstances as a result of individual negotiations with executives, especially where we desire particular nondisparagement, cooperation with litigation, noncompetition and nonsolicitation terms. See the descriptions of the individual employment agreements with the Named Executive Officers under “Management—Employment Agreements” for additional information.

Change of control provisions.  Under the 2004 Stock Option Plan and the 2006 LTIP and the award agreements under those plans, our stock options, RSUs and SARs generally vest upon a change of control, whether or not time vesting requirements or performance targets have been achieved. Under the employment agreements with our Named Executive Officers, other change of control benefits generally require a change of control, followed by a termination of or change in an executive’s employment. In adopting the so-called “single” trigger treatment for equity-based awards, we were guided by a number principles: being consistent with current market practice among communications company peers; and keeping employees relatively whole for a reasonable period but avoid creating a “windfall”. Single trigger vesting ensures that ongoing employees are treated the same as terminated employees with respect to outstanding equity-based grants. Single trigger vesting provides employees with the same opportunities as stockholders, who are free to sell their equity at the time of the change in control event

Compensation discussion and analysis

and thereby realize the value created at the time of the change of control transaction. The company that made the original equity grant will no longer exist after a change of control and employees should not be required to have the fate of their outstanding equity tied to the new company’s future success. Single trigger vesting on performance-contingent equity, in particular, is appropriate given the difficulty of replicating the underlying performance goals.

TAX AND ACCOUNTING IMPLICATIONS

Deductibility of Executive Compensation

Section 162(m) of the Code limits our tax deductions relating to the compensation paid to Named Executive Officers, unless the compensation is performance-based and the material terms of the applicable performance goals are disclosed to and approved by our stockholders. All of our equity-based compensation plans have received stockholder approval and, to the extent applicable, were prepared with the intention that our incentive compensation would qualify as performance-based compensation under Section 162(m). While we intend to continue to rely on performance-based compensation programs, we recognize the need for flexibility in making executive compensation decisions, based on the relevant facts and circumstances, so that we achieve our best interests and the best interests of our stockholders. To the extent consistent with this goal and to help us manage our compensation costs, we attempt to satisfy the requirements of Section 162(m) with respect to those elements of our compensation programs that are performance-based.

Accounting for Stock-Based Compensation

Beginning January 1, 2006, we adopted Statement of Financial Accounting Standards (SFAS) No. 123 (Revised 2004), Share-Based Payments (“SFAS 123(R)”), and began measuring and recording stock-based compensation expense in our financial statements based on the estimated fair value of share-based awards.

Certain Awards Deferring or Accelerating the Receipt of Compensation

Section 409A of the Code, enacted as part of the American Jobs Creation Act of 2004, imposes certain new requirements applicable to “nonqualified deferred compensation plans”. If a nonqualified deferred compensation plan subject to Section 409A fails to meet, or is not operated in accordance with, these new requirements, then all compensation deferred under the plan may become immediately taxable. We intend that awards granted under the 2006 LTIP will comply with the requirements of Section 409A and intends to administer and interpret the 2006 LTIP in such a manner.

ROLE OF EXECUTIVES AND OTHERS IN ESTABLISHING COMPENSATION

Our Chairman and Chief Executive Officer, Jerome Eisenberg, annually reviews the performance of the Named Executive Officers (other than his own and that of Marc Eisenberg, which are reviewed by the Compensation Committee), and meets on a case-by-case basis with each of the other Named Executive Officers to reach agreements with respect to salary adjustments and annual award amounts, which are then presented to the Compensation Committee for approval. The Compensation Committee can exercise discretion in modifying any recommended adjustments or awards to executives. Messrs. J. Eisenberg and M. Eisenberg each attended meetings of the Compensation Committee in 2006.

The day-to-day design and administration of benefits, including health and vacation plans and policies applicable to salaried employees in general are handled by our Finance and Legal Departments. Our Compensation Committee (or board of directors) remains responsible for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies.

Compensation discussion and analysis

CONCLUSION

We believe the current design of our executive compensation programs, utilizing a mix of base salary, annual cash bonus and long-term equity-based incentives properly motivates our management team to perform and produce strong returns for us and our stockholders. Further, although the current compensation programs have been in place for less than a year, in the view of the board of directors and the Compensation Committee, the overall compensation amounts earned by the Named Executive Officers under our compensation programs for fiscal 2006 reflect our performance during the period and appropriately reward the Named Executive Officers for their efforts and achievements relative to the performance targets, consistent with our compensation philosophy and objectives.

Compensation of executive officers

Summary Compensation Table

						Non-equity
				Stock	Option	incentive plan	All other
Name and		Salary	Bonus(1)	awards(2)	awards(3)	compensation(4)	compensation(5)	Total
principal position(s)	Year	($)	($)	($)	($)	($)	($)	($)

Jerome B. Eisenberg	2006	$335,771	$—	$786,560	$133,456	$263,233	$20,362	$1,539,382
Chairman of the Board and Chief Executive Officer
Robert G. Costantini	2006	67,500	—	64,315	178,115	59,479	2,506	371,915
Executive Vice President and Chief Financial Officer
Marc Eisenberg	2006	294,167	—	581,676	113,480	214,527	19,304	1,223,154
Chief Operating Officer
Emmett Hume	2006	220,000	10,000	13,529	23,667	—	9,628	276,824
Executive Vice President, International
John J. Stolte, Jr.	2006	212,500	—	344,196	6,983	107,782	639	672,100
Executive Vice President—Technology and Operations
John P. Brady	2006	225,000	—	24,576	59,166	—	121,832	430,574
Former Executive Vice President, Finance

(1)	The amounts set forth in the “Bonus” column represent discretionary annual cash bonus payments. Messrs. Hume and Brady were the only Named Executive Officer eligible to participate in the annual discretionary cash bonus pool with respect to fiscal 2006.

(2)	The amounts set forth in the “Stock Awards” column represent the compensation costs for financial statement purposes recognized in 2006 relating to time-based and performance-based RSU awards that were granted in 2006 in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment, (“SFAS 123(R)”). For a discussion of the assumptions used to calculate the value of the amounts in the “Stock Awards” column see Note 4 to consolidated financial statements for the year ended December 31, 2006 included in this prospectus. See the Grants of Plan-Based Awards Table and “Compensation discussion and analysis—Elements of Compensation—Long-Term Equity-Based Incentives” for a further discussion regarding RSU awards in 2006 and the Outstanding Equity Awards at Fiscal Year-End Table for a further discussion regarding outstanding RSU awards.

(3)	The amounts set forth in the “Options Awards” column represent the compensation costs for financial statement purposes recognized in 2006 in accordance with SFAS 123(R) relating to option awards granted in 2004 and time- and performance-based SAR awards granted in 2006. The assumptions used to calculate the value of the amounts in the “Options Awards” column are described in Note 4 to consolidated financial statements for the year ended December 31, 2006 included in this prospectus. See the Grants of Plan-Based Awards Table and “Compensation discussion and analysis—Elements of Compensation—Long-Term Equity-Based Incentives” for a further discussion regarding SAR awards in 2006 and the Outstanding Equity Awards at Fiscal Year-End Table for a further discussion regarding outstanding SAR awards.

(footnotes continued on following page)

Compensation of executive officers

(4)	The amounts set forth in the “Non-Equity Incentive Plan Compensation” column represent the annual incentive bonus paid to Messrs. J. Eisenberg, Costantini, M. Eisenberg and Stolte under the terms of their respective employment agreements. See the Grants of Plan-Based Awards Table for a further discussion regarding the annual incentive payments.

(5)	The amounts set forth in the “All Other Compensation” column are comprised of the following for each Named Executive Officer:

➢	J. Eisenberg:

Perquisites and Personal Benefits:  $13,200 for automobile allowance and $7,162 for payment of life insurance premiums.

➢	Costantini:

Perquisites and Personal Benefits:  $2,400 for automobile allowance and $106 for payment of life insurance premiums.

➢	M. Eisenberg:

Perquisites and Personal Benefits:  $9,350 for automobile allowance, $9,060 for reimbursement for legal services and $894 for payment of life insurance premiums.

➢	Stolte:

Perquisites and Personal Benefits:  $639 for payment of life insurance premiums.

➢	Brady:

Perquisites and Personal Benefits:  $1,832 for payment of life insurance premiums.

Post-Termination Payments:  $120,000 for a post-employment payment (including payroll withholding taxes) paid pursuant to the terms of Mr. Brady’s employment agreement with us in connection with his termination of employment with us effective December 31, 2006.

Compensation of executive officers

Grants of Plan-Based Awards

								All other		All other
								stock		option
								awards:		awards:			Grant date
						Estimated future payouts under		number of		number of		Exercise or	fair value
			Estimated possible payouts under			equity incentive plan awards(2)(3)		shares of		securities		base price	of stock
			non-equity incentive plan awards(1)				Target/	stock		underlying		of option	and option
			Threshold	Target	Maximum	Threshold	Maximum	or units		options		awards	awards(4)
Name	Grant date	Award type	($)	($)	($)	(#)	(#)	(#)		(#)		($/Sh)	($)

Jerome B. Eisenberg	10/5/2006	Annual incentive (Adjusted EBITDA)	$31,950	$142,000	$248,500	—	—	—		—		$—	$—
	10/5/2006	Annual incentive (Net subscriber additions)	31,950	142,000	248,500	—	—	—		—		—	—
	10/5/2006	Time-based RSUs	—	—	—	—	—	149,334	(6)	—		—	1,642,674
	10/5/2006	Performance-based RSUs (Adjusted EBITDA)	—	—	—	8,711	24,889	—		—		—	273,779
	10/5/2006	Performance-based RSUs (Net subscriber additions)	—	—	—	8,711	24,889	—		—		—	273,779
	11/3/2006*	Performance-based SARs (Adjusted EBITDA)	—	—	—	8,750	25,000	—		—		11.00	129,500
	11/3/2006*	Performance-based SARs (Net subscriber additions)	—	—	—	8,750	25,000	—		—		11.00	129,500
Robert G. Costantini	10/5/2006	Annual incentive (Adjusted EBITDA)(5)	6,058	26,924	33,657	—	—	—		—		—	—
	10/5/2006	Annual incentive (Net subscriber additions)(5)	6,058	26,924	33,657	—	—	—		—		—	—
	10/5/2006	Time-based RSUs	—	—	—	—	—	11,667	(6)	—		—	128,337
	10/5/2006	Performance-based RSUs (Adjusted EBITDA)	—	—	—	680	1,944	—		—		—	21,384
	10/5/2006	Performance-based RSUs (Net subscriber additions)	—	—	—	681	1,945	—		—		—	21,395
	11/3/2006*	Time-based SARs	—	—	—	—	—	—		66,667	(7)	11.00	360,668
	11/3/2006*	Performance-based SARs (Adjusted EBITDA)	—	—	—	3,889	11,111	—		—		11.00	57,555
	11/3/2006*	Performance-based SARs (Net subscriber additions)	—	—	—	3,889	11,111	—		—		11.00	57,555
Marc Eisenberg	10/5/2006	Annual incentive (Adjusted EBITDA)	19,845	88,200	154,350	—	—	—		—		—	—
	10/5/2006	Annual incentive (Net subscriber additions)	36,855	163,800	286,650	—	—	—		—		—	—
	10/5/2006	Time-based RSUs	—	—	—	—	—	112,000	(6)	—		—	1,232,000
	10/5/2006	Performance-based RSUs (Adjusted EBITDA)	—	—	—	4,574	13,067	—		—		—	143,737
	10/5/2006	Performance-based RSUs (Net subscriber additions)	—	—	—	8,494	24,266	—		—		—	266,926
	11/3/2006*	Performance-based SARs (Adjusted EBITDA)	—	—	—	5,308	15,166	—		—		11.00	78,560
	11/3/2006*	Performance-based SARs (Net subscriber additions)	—	—	—	9,858	28,166	—		—		11.00	145,900
Emmett Hume	10/5/2006	Performance-based RSUs	—	—	—	—	3,734	—		—		—	41,074
	10/5/2006	Time-based RSUs	—	—	—	—	—	3,734	(6)	—		—	41,074
John J. Stolte, Jr.	10/5/2006	Annual incentive (Adjusted EBITDA)	16,875	28,125	—	—	—	—		—		—	—
	10/5/2006	Annual incentive (Net subscriber additions)	16,875	28,125	—	—	—	—		—		—	—
	10/5/2006	Annual incentive (certain operational target #1)	—	56,250	—	—	—	—		—		—	—
	10/5/2006	Annual incentive (certain operational target #2)	—	56,250	—	—	—	—		—		—	—
	10/5/2006	Time-based RSUs	—	—	—	—	—	60,667	(6)	—		—	667,337
	10/5/2006	Performance-based RSUs (certain operational target #1)	—	—	—	—	30,333	—		—		—	333,663
	10/5/2006	Performance-based RSUs (certain operational target #2)	—	—	—	—	15,167	—		—		—	166,837
	10/5/2006	Performance-based RSUs (certain operational target #3)	—	—	—	—	15,167	—		—		—	166,837
John P. Brady	10/5/2006	Time-based RSUs	—	—	—	—	—	1,555	(6)	—		—	13,715
(former executive)	10/5/2006	Performance-based RSUs (Adjusted EBITDA)	—	—	—	272	778	—		—		—	6,862
	10/5/2006	Performance-based RSUs (Net subscriber additions)	—	—	—	272	778	—		—		—	6,862

(footnotes on following page)

Compensation of executive officers

*	Our Compensation Committee approved and issued these SARs on 10/5/2006.

(1)	The amounts shown represent annual incentive payments payable to Messrs. J. Eisenberg, Costantini, M. Eisenberg and Stolte pursuant to employment agreements with us. See “Management—Employment Agreements” for a summary of the employment agreements. The actual annual incentive payment amount paid to each of these Named Executive Officers for fiscal 2006 is shown in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. For 2006, the incentive payment is a percentage of the executive’s 2006 base salary, determined based on the achievement of our specified financial and operational performance targets for fiscal 2006. The amount shown in the “Target” column represents the target annual incentive payment for each eligible Named Executive Officer if the performance targets are achieved at the 100% level. For 2006, the percentages of base salary payable as annual incentives if the performance targets are achieved at the 100% level were as follows: 80% for Messrs. J. Eisenberg, Costantini and M. Eisenberg and 75% for Mr. Stolte. The amount shown in the “Maximum” column represents the maximum amount payable for each eligible Named Executive Officer if the performance targets are achieved above the 100% level. For 2006, the maximum percentages of base salary payable as annual compensation were as follows: 140% for Messrs. J. Eisenberg and M. Eisenberg if the performance targets are achieved at or above the 133% level; and 100% for Mr. Costantini if the performance targets are achieved at or above the 125% level. The amount shown in the “Threshold” column represents the amount payable for each eligible Named Executive Officer if the performance targets are achieved at the 90% level, the minimum performance required for any annual incentive payment to be made. For 2006, the threshold percentages of base salary payable as annual compensation were as follows: 18% for Messrs. J. Eisenberg, Costantini and M. Eisenberg and 15% for Mr. Stolte, if certain operational and performance targets have been achieved. For 2006, neither Mr. Brady, whose employment with us terminated on December 31, 2006, nor Mr. Hume was eligible for any annual incentive payment pursuant to the terms of their employment agreements, but were eligible to participate in our discretionary annual cash bonus program, which is described in Note 1 to the Summary Compensation Table. Please see “Compensation discussion and analysis—Elements of Compensation—Annual Cash Bonus” for further a discussion regarding our annual cash incentive payment programs.

(2)	On October 5, 2006, performance-based RSU awards and performance-based SAR awards were issued under the 2006 LTIP relating to the achievement of specified operational and financial performance targets for fiscal 2006, 2007 and 2008. Each RSU award represents the right to receive one share of our common stock for each vested RSU and each SAR award represents the right to receive, upon exercise of the SAR, the value (payable in cash, stock or a combination of cash and stock at our discretion) of the increase in the fair market value of a specified number of shares of our common stock on the date of exercise over the fair market value on the date of grant of the SAR (the “base price”). The base price of $11.00 per share of each SAR was equal to the price of our common stock sold in our initial public offering in November 2006. See the Outstanding Equity Awards at Fiscal Year-End Table and the related footnotes for additional information regarding these RSU and SAR awards.

The performance-based RSUs and SARs vest upon achievement of various operational and financial performance targets established for each of fiscal 2006, 2007 and 2008 and continued employment through dates that our Compensation Committee has determined the performance targets have been achieved. The operational and financial performance targets for fiscal 2006 and certain operational performance targets for fiscal 2007 were established in October 2006. Accordingly, the performance-based RSUs and SARs that relate to those performance targets are considered granted on that date for accounting purposes and are shown in the table above. Operational and financial performance targets for fiscal 2007 were established in February 2007 and the performance-based RSUs and SARS that relate to these performance targets are considered

(footnotes continued on following page)

Compensation of executive officers

granted on that date for accounting purposes and are not included in the table above. Operational and financial performance targets for fiscal 2008 will be established by the Compensation Committee by February 2008 and the performance-based RSUs and SARs that relate to these performance targets are not considered granted for accounting purposes and are not included in the table above. The performance-based RSU and SAR awards that relate to fiscal 2007 and 2008 performance targets will be included in the fiscal years in which they are considered granted for accounting purposes.

The amounts of performance-based RSUs and SARs shown in the table above represent those performance-based RSUs and SARs for which performance targets for fiscal 2006 and, for grants to Messrs. Stolte and Hume, certain operational performance targets for fiscal 2007 were established in fiscal 2006. An aggregate of 99,556, 7,778 and 74,667 performance-based RSUs and 100,000, 44,444 and 86,668 performance-based SARs granted to Messrs. J. Eisenberg, Costantini and M. Eisenberg, respectively, relate to fiscal 2007 and 2008 performance targets that have not yet been established by our Compensation Committee and are not considered granted for accounting purposes.

(3)	The amounts shown in the “Target/Maximum” column represent the target and maximum number of performance-based RSUs or SARs which will vest under these awards if the performance targets are achieved at or above the 100% level. The amounts shown in the “Threshold” column represent the minimum number of performance-based RSUs or SARs that will vest under each award if the minimum level of performance is achieved at the 90% level. For Messrs. J. Eisenberg, Costantini, M. Eisenberg and Brady the minimum number represents 35% of the target number of performance-based RSUs or SARs shown under the “Target” column. For Messrs. Stolte and Hume, no performance-based RSUs will vest unless the target performance is achieved. See “Compensation discussion and analysis—Elements of Compensation—Long-Term Equity-Based Incentives” for a further discussion regarding performance-based RSU and SAR awards.

(4)	The amounts shown in the “Grant Date Fair Value of Stock and Option Awards” column represent the full grant date fair value of the awards. The grant date fair value of the time-and performance-based RSUs shown in the table was determined to be $11.00 per share, the price of our common stock sold in our initial public offering in November 2006. The grant date fair value of the time- and performance-based SARs shown in the table were estimated to be $5.41 and $5.18 per share, respectively. For a discussion of valuation assumptions, see Note 4 to consolidated financial statements for the year ended December 31, 2006 included in this prospectus.

(5)	The amounts shown have been pro rated to reflect Mr. Costantini’s period of employment with the Company in 2006.

(6)	On October 5, 2006, time-based RSU awards were granted to each of the Named Executive Officers under the 2006 LTIP. These time-based RSUs vest in three equal installments, subject to continuing employment, on January 1, 2007, 2008 and 2009 (except Mr. Stolte, whose time-based RSUs vest on May 21, 2007, 2008 and 2009, and Mr. Brady, whose time-based RSUs vest on May 21, 2007). See “Compensation discussion and analysis—Elements of Compensation—Long-Term Equity-Based Incentives” for a further discussion regarding time-based RSU awards. See the Outstanding Equity Awards at Fiscal Year-End Table and the related footnotes for additional information regarding these RSU awards.

(7)	On October 5, 2006, time-based SAR awards were granted to Mr. Costantini under the 2006 LTIP. The base price of $11.00 per share of each SAR was equal to the price of our common stock sold in our initial public offering in November 2006. These time-based SARs vest in three equal installments, subject to continuing employment, on January 1, 2007, 2008 and 2009. See “Compensation discussion and analysis—Elements of Compensation—Long-Term Equity-Based Incentives” for further a discussion regarding time-based SAR awards. See the Outstanding Equity Awards at Fiscal Year-End Table and the related footnotes for additional information regarding these SAR awards.

Compensation of executive officers

Outstanding Equity Awards at Fiscal Year-End

	Option awards							Stock awards
														Equity
														incentive
												Equity		plan awards:
				Equity								incentive		market
				incentive								plan awards:		or payout
				plan awards:								number		value of
	Number of	Number of		number of						Market value		of unearned		unearned
	securities	securities		securities				Number of		of shares		shares, units		shares,
	underlying	underlying		underlying				shares or units		or units		or other		units or
	unexercised	unexercised		unexercised		Option		of stock		of stock		rights that		other rights
	options	options		unearned		exercise	Option	that have		that have		have not		that have
	(#)	(#)		options		price	expiration	not vested		not vested		vested		not vested
Name	Exercisable	Unexercisable		(#)		($)	date	(#)		($)(1)		(#)		($)(1)

Jerome B. Eisenberg	166,667	—		—		$2.33	2/17/2014	—		$—		—		$—
	33,334	—		—		2.33	2/17/2014	—		—		—		—
	33,334	—		—		2.78	2/17/2014	—		—		—		—
	33,334	—		—		3.38	2/17/2014	—		—		—		—
	25,000	8,334	(2)	—		4.26	2/17/2014	—		—		—		—
	—	—		25,000	(3)	11.00	10/5/2016	—		—		—		—
	—	—		25,000	(4)	11.00	10/5/2016	—		—		—		—
	—	—		—		—	—	149,334	(5)	1,317,126	(5)	—		—
	—	—		—		—	—	—		—		24,889	(6)	219,521	(6)
	—	—		—		—	—	—		—		24,889	(7)	219,521	(7)
Robert G. Costantini	—	—		11,111	(3)	11.00	10/5/2016	—		—		—		—
	—	—		11,111	(4)	11.00	10/5/2016	—		—		—		—
	—	60,667	(8)	—		11.00	10/5/2016	—		—		—		—
	—	—		—		—	—	11,667	(5)	102,903	(5)	—		—
	—	—		—		—	—	—		—		1,944	(6)	17,146	(6)
	—	—		—		—	—	—		—		1,944	(7)	17,146	(7)
Marc Eisenberg	166,667	—		—		2.33	2/17/2014	—		—		—		—
	33,334	—		—		2.33	2/17/2014	—		—		—		—
	33,334	—		—		2.78	2/17/2014	—		—		—		—
	33,334	—		—		3.38	2/17/2014	—		—		—		—
	25,000	8,334	(2)	—		4.26	2/17/2014	—		—		—		—
	—	—		15,166	(3)	11.00	10/5/2016	—		—		—		—
	—	—		28,167	(4)	11.00	10/5/2016	—		—		—		—
	—	—		—		—	—	112,000	(5)	987,840	(5)	—		—
	—	—		—		—	—	—		—		13,067	(6)	115,251	(6)
	—	—		—		—	—	—		—		24,266	(7)	214,026	(7)
Emmett Hume	54,169	29,165	(9)	—		4.26	12/3/2014	—		—		—		—
	—	—		—		—	—	3,734	(5)	32,934	(5)	—		—
	—	—		—		—	—	—		—		3,734	(10)	32,934	(10)
John J. Stolte, Jr.	11,667	—		—		2.33	2/17/2014	—		—		—		—
	12,667	—		—		2.78	2/17/2014	—		—		—		—
	13,334	—		—		3.38	2/17/2014	—		—		—		—
	10,000	3,334	(2)	—		4.26	2/17/2014	—		—		—		—
	—	—		—		—	—	60,667	(11)	535,083	(11)	—		—
	—	—		—		—	—	—				30,333	(12)	267,537	(12)
	—	—		—		—	—	—				15,167	(12)	133,773	(12)
	—	—		—		—	—	—				15,167	(13)	133,773	(13)
John P. Brady	83,334	—		—		4.26	12/31/2007	—		—		—		—
(former executive)	—	—		—		—	—	—		—		778	(14)	6,862	(14)
	—	—		—		—	—	—		—		778	(15)	6,862	(15)
	—	—		—		—	—	1,555	(16)	13,715	(16)	—		—

(footnotes on following page)

Compensation of executive officers

(1)	Based on the $8.82 per share closing price of our common stock on December 29, 2006, the last trading day in 2006.

(2)	Option awards that vest in quarterly installments through December 31, 2007.

(3)	Performance-based SAR awards that have a base price equal to $11.00 per share, the fair market value of our common stock on the grant date, and vest in April 2007 dependent on achieving performance relative to fiscal 2006 target adjusted EBITDA. See Note 2 to the Grants of Plan-Based Awards Table for a discussion of performance-based SAR and RSU awards that are issued but not deemed granted for accounting purposes, which are not included in this table.

(4)	Performance-based SAR awards that have a base price equal to $11.00 per share, the fair market value of our common stock on the grant date, and vest in April 2007 dependent on achieving performance relative to the fiscal 2006 target number of net subscriber communicator additions during fiscal 2006. See Note 2 to the Grants of Plan-Based Awards Table for a discussion of performance-based SAR awards that are issued but not deemed granted for accounting purposes, which are not included in this table.

(5)	Time-based RSU awards that vest in three equal installments on January 1, 2007, 2008 and 2009. On January 1, 2007, one-third of these time-based RSU awards vested.

(6)	Performance-based RSU awards that vest in April 2007 based on achieving performance relative to fiscal 2006 target adjusted EBITDA. See Note 2 to the Grants of Plan-Based Awards Table for a discussion of performance-based RSU awards that are issued but not deemed granted for accounting purposes, which are not included in this table.

(7)	Performance-based RSU awards that vest in April 2007 based on achieving performance relative to the fiscal 2006 target number of net subscriber communicator additions during fiscal 2006. See Note 2 to the Grants of Plan-Based Awards Table for a discussion of performance-based RSU awards that are issued but not deemed granted for accounting purposes, which are not included in this table.

(8)	Time-based SAR awards that have a base price equal to $11.00 per share, the fair market value of our common stock on the grant date, and vest in three equal installments on January 1, 2007, 2008 and 2009. On January 1, 2007, one-third of these time-based SARs vested.

(9)	Option awards that vest in quarterly installments through September 30, 2008.

(10)	Performance-based RSU awards that vest in April 2007 based on satisfaction of a specified operational target.

(11)	Time-based RSU awards that vest in three equal installments on May 21, 2007, 2008 and 2009.

(12)	Performance-based RSU awards that vest on May 21, 2007 based on satisfaction of specified operational targets for fiscal 2006.

(13)	Performance-based RSU awards that vest on January 15, 2008 based on satisfaction of a specified operational target for fiscal 2007.

(14)	Performance-based RSU awards that vest in on May 21, 2007 based on achieving performance relative to fiscal 2006 target adjusted EBITDA. See Note 2 to the Grants of Plan-Based Awards Table for a discussion of performance-based RSU awards that are issued but not deemed granted for accounting purposes, which are not included in this table.

(15)	Performance-based RSU awards that vest on May 21, 2007 based on achieving performance relative to the fiscal 2006 target number of net subscriber communicator additions during fiscal 2006. See Note 2 to the Grants of Plan-Based Awards Table for a discussion of performance-based RSU awards that are issued but not deemed granted for accounting purposes, which are not included in this table.

(16)	Time-based RSU awards that vest on May 21, 2007.

Compensation of executive officers

POTENTIAL SERVICE PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The following tables reflect the amount of compensation payable to each Named Executive Officer in the event of termination of such executive’s employment or upon a change of control based on the applicable provisions of the Named Executive Officer’s employment agreement, stock option award agreements, RSU award agreements and SAR award agreements. The amount of compensation payable to each Named Executive Officer upon voluntary termination, termination without cause, change of control, disability or death is shown below for Messrs. J. Eisenberg, Costantini, M. Eisenberg, Stolte, Hume and Brady. All severance payments to the Named Executive Officers are conditioned on the execution of a release discharging us of any claims or liabilities in relation to the Named Executive Officer’s employment with us.

Change of control triggers

For the purposes of the severance payments, “change of control” means:

➢	our merger or consolidation with another corporation or entity;

➢	our transfer of all or substantially all of our assets to another person, corporation, or other entity; or

➢	a sale of our stock in a single transaction or series of related transactions that results in the holders of the outstanding voting power of our securities immediately prior to such transaction or series of transactions owning less than a majority of the outstanding voting securities for the election of directors of the surviving company or entity immediately following such transaction or series of transactions (other than any registered, underwritten public offering by us of our stock or pursuant to any stock-based compensation plan).

For purposes of the stock option awards, a “change of control” means the purchase or other acquisition by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions, of:

➢	ownership of more than 50% or more of the combined voting power of our then outstanding voting securities entitled to vote generally; or

➢	all or substantially all of our direct and indirect assets and our subsidiaries, other than by a person, firm, entity or group, which together with its affiliates, prior to such purchase or other acquisition, owned at least 50% of our outstanding common equity.

For purposes of the RSU awards and SAR awards, “change of control” means a “change in control event” that meets the requirements of Section 409A of the Code, as amended from time to time, including any proposed and final regulations and other guidance issued thereunder by the Department of the Treasury and/or the Internal Revenue Service.

Post-termination covenants

The RSU awards and SAR awards are subject to a non-competition provision restricting the Named Executive Officer’s employment with a competitor for six months following termination. The RSU awards and SAR awards are also subject to a non-solicitation provision restricting the Named Executive Officer from soliciting certain business or the recruiting certain of our employees for one year following termination. If we determine that the Named Executive Officer violated these provisions of the RSU award or SAR award, the Named Executive Officer will forfeit all rights to any RSUs or SARs under the awards and will have to return to us the value of any RSUs or SARs we awarded to the Named Executive Officer. The Named Executive Officers are also subject to post-termination non-competition,

Compensation of executive officers

non-solicitation and confidentiality provisions in their employment agreements. See “Management—Employment Agreements”.

Jerome B. Eisenberg

	Voluntary	Termination
Executive payments	termination with	without	For cause	Change in
upon termination	good reason	cause	termination	control(1)

Severance payments—Termination as Chairman and CEO(2)	$643,284	$643,284	$—	$643,284
Severance payments—Termination as CEO(3)	488,284	488,284	—	488,284
Severance payments—Termination as Chairman(4)	—	710,000	—	155,000
Stock options (unvested and accelerated)(5)	—	—	—	121,333
Time-based RSUs (unvested and accelerated)(6)	—	—	—	1,317,126
Performance-based RSUs (unvested and accelerated)(7)	—	—	—	1,317,126
Performance-based SARs (unvested and accelerated)(8)	—	—	—	—

(1)	Assumes an effective date of a change of control on December 31, 2006.

(2)	Severance Payment—Termination as Chairman and CEO: Under the terms of his employment agreement, in the event Mr. Eisenberg’s employment is involuntarily terminated without cause by us, he voluntarily terminates his employment as our Chief Executive Officer and Chairman of the Board with good reason or his employment is not continued on substantially equivalent economic terms, duties and responsibilities following a change of control, he will be entitled to one year of his base salary in effect at the time of such termination payable in regular installments consistent with our payroll practices. He is also entitled to continued health insurance coverage for one year immediately following such termination at then existing employee contribution rates, representing a benefit valued at $4,284 at December 31, 2006. Mr. Eisenberg is also entitled to receive a pro rata portion of his target bonus for the fiscal year in which such termination occurs, estimated here to be $284,000.

(3)	Severance Payments—Termination as CEO: Under the terms of his employment agreement, in the event Mr. Eisenberg’s employment as Chief Executive Officer is terminated by us without cause, he voluntarily terminates his employment as our Chief Executive Officer with good reason or his employment is not continued on substantially equivalent economic terms, duties and responsibilities following a change of control, but in either case continues to serve as our Chairman of the Board, he will be entitled to severance payments for a period of one year immediately following such termination payable in regular installments consistent with our payroll practices equal to the difference between (a) his annual base salary at the time of such termination and (b) his annual compensation of $155,000 while serving only as our Chairman of the Board. He is also entitled to continued health insurance coverage for one year immediately following such termination at then existing employee contribution rates, representing a benefit valued at $4,284 at December 31, 2006. Mr. Eisenberg is also entitled to receive a pro rata portion of his target bonus for the fiscal year in which such termination occurs, estimated here to be $284,000.

(footnotes continued on following page)

Compensation of executive officers

(4)	Severance Payments—Termination as Chairman: Under his employment agreement, in the event Mr. Eisenberg’s employment as our Chairman of the Board is terminated by us without cause or his employment is not continued on substantially equivalent economic terms, duties and responsibilities following a change of control, he will be entitled to continue to receive his then base salary at the time of such termination for the period equal to the greater of (a) one year immediately following such termination and (b) the remainder of the term of his employment agreement, payable in regular installments consistent with our payroll practices; provided, however that if Mr. Eisenberg has already received any severance payments pursuant to his employment agreement, the amounts received would be offset on a dollar for dollar basis, pursuant to this severance payment.

(5)	Stock Options (unvested and accelerated): Under his employment agreement and the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, he will be entitled to immediate vesting on all unvested stock options. As of December 31, 2006, Mr. Eisenberg had 8,333 and 16,667 unvested stock options with exercise prices of $3.38 and $4.26 per share, respectively.

(6)	Time-Based RSUs: Under his employment agreement and the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Eisenberg will be entitled to immediate vesting on all unvested time-based RSU awards. As of December 31, 2006, he had 149,334 unvested time-based RSUs with a value based on the closing price of our common stock of $8.82 per share as of December 29, 2006, the last trading day of 2006.

(7)	Performance-Based RSUs: Under his employment agreement and the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Eisenberg will be entitled to immediate vesting on all unvested performance-based RSU awards, without regard to the achievement of applicable performance targets. As of December 31, 2006, he had 149,334 unvested performance-based RSUs with a value based on the closing price of our common stock of $8.82 per share as of December 29, 2006, the last trading day of 2006. These performance-based RSUs consist of 49,778 performance-based RSUs that are considered granted for accounting purposes as they relate to fiscal 2006 operational and performance targets that have been established by the board of directors or the Compensation Committee, which vest in April 2007 and 99,556 performance-based RSUS related to performance targets for fiscal 2007 and 2008 that were not considered granted for accounting purposes as neither board of directors nor the Compensation Committee had established performance targets for fiscal 2007 and 2008 as of December 31, 2006. The operational and performance targets for fiscal 2007 were established in February 2007.

(8)	Performance-Based SARs: Under his employment agreement and the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Eisenberg will be entitled to immediate vesting on all unvested performance-based SAR awards, without regard to the achievement of applicable performance targets. As of December 31, 2006, he had 150,000 unvested performance-based SAR awards. These performance-based SAR awards consist of 50,000 performance-based SARs that are considered granted for accounting purposes as they relate to fiscal 2006 performance targets that have been established by the board of directors or the Compensation Committee and 100,000 performance-based SARs related to performance targets for fiscal 2007 and 2008 that were not considered granted for accounting purposes as neither the board of directors nor the Compensation Committee had established operational and performance targets for fiscal 2007 and 2008 as of December 31, 2006. The operational and performance targets for fiscal 2007 were established in April 2007. The potential amounts earned by Mr. Eisenberg as a result of the immediate vesting of these performance-based SAR awards following a change of control are not shown in the table as the closing price of our common stock of $8.82 per share as of December 29, 2006, the last trading day of 2006, was lower than the SAR base price of $11.00 per share.

Compensation of executive officers

Robert Costantini

		Termination
Executive payments	Voluntary	without	For cause	Change in
upon termination	termination	cause	termination	control(1)

Severance payments(2)	$—	$275,686	$—	$275,686
Time-based RSUs (unvested and accelerated)(3)	—	—	—	102,903
Time-based SARs (unvested and accelerated)(4)	—	—	—	—
Performance-based RSUs (unvested and accelerated)(5)	—	—	—	102,903
Performance-based SARs (unvested and accelerated)(6)	—	—	—	—

(1)	Assumes an effective date of a change of control on December 31, 2006.

(2)	Severance Payments: Under the terms of his employment agreement, in the event Mr. Costantini’s employment is involuntarily terminated without cause by us or if his employment is not continued on substantially equivalent terms following a change of control, he will be entitled to one year of his base salary in effect at the time of such termination payable in regular installments consistent with our payroll practices. He is also entitled to continued health insurance coverage for one year immediately following such termination at then existing employee contribution rates, representing a benefit valued at $5,686 at December 31, 2006.

(3)	Time-Based RSUs: Under his employment agreement and the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Costantini will be entitled to immediate vesting on all unvested time-based RSU awards. As of December 31, 2006, he had 11,667 unvested time-based RSUs with a value based on the closing price of our common stock of $8.82 per share as of December 29, 2006, the last trading day of 2006.

(4)	Time-Based SARs: Under his employment agreement and the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Costantini will be entitled to immediate vesting on all unvested time-based SAR awards. As of December 31, 2006, he had 66,667 unvested time-based SARs. The potential amounts earned by Mr. Costantini as a result of the immediate vesting of these time-based SAR awards following a change of control are not shown in the table as the closing price of our common stock of $8.82 per share as of December 29, 2006, the last trading day of 2006, was lower than the SAR base price of $11.00 per share.

(5)	Performance-Based RSUs: Under his employment agreement and the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Costantini will be entitled to immediate vesting on all unvested performance-based RSU awards, without regard to the achievement of applicable performance targets. As of December 31, 2006, he had 11,667 unvested performance-based RSUs with a value based on the closing price of our common stock of $8.82 per share as of December 29, 2006, the last trading day of 2006. These performance-based RSUs consist of 3,888 performance-based RSUs that are considered granted for accounting purposes as they relate to fiscal 2006 performance targets that have been established by the board of directors or the Compensation Committee, which vest in April 2007 and 7,779 performance-based RSUs related to performance targets for fiscal 2007 and 2008 that were not considered granted for accounting purposes as neither the board of directors nor the Compensation Committee had established performance targets for fiscal 2007 and 2008 as of December 31, 2006. The performance targets for 2007 were established in February 2007.

(footnotes continued on following page)

Compensation of executive officers

(6)	Performance-Based SARs: Under his employment agreement and the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Costantini will be entitled to immediate vesting on all unvested performance-based SAR awards, without regard to the achievement of applicable performance targets. As of December 31, 2006, he had 66,667 unvested performance-based SAR awards. These performance-based SAR awards consist of 22,222 performance-based SARs that are considered granted for accounting purposes as they relate to fiscal 2006 performance targets that have been established by the board of directors or the Compensation Committee and 44,445 performance-based SARs related to performance targets for fiscal 2007 and 2008 that were not considered granted for accounting purposes as neither the board of directors nor the Compensation Committee had established performance targets for fiscal 2007 and 2008 as of December 31, 2006. The performance targets for 2007 were established in February 2007. The potential amounts earned by Mr. Costantini as a result of the immediate vesting of these performance-based SAR awards following a change of control are not shown in the table as the closing price of our common stock of $8.82 per share as of December 29, 2006, the last trading day of 2006, was lower than the SAR base price of $11.00 per share.

Marc Eisenberg

	Voluntary	Termination
Executive payments	termination with	without	For cause	Change in
upon termination	good reason	cause	termination	control(1)

Severance payments(2)	$321,096	$321,096	$—	$321,096
Stock options (unvested and accelerated)(3)	—	—	—	121,333
Time-based RSUs (unvested and accelerated)(4)	—	—	—	987,840
Performance-based RSUs (unvested and accelerated)(5)	—	—	—	987,840
Performance-based SARs (unvested and accelerated)(6)	—	—	—	—

(1)	Assumes an effective date of a change of control on December 31, 2006.

(2)	Severance Payments: Under the terms of his employment agreement, in the event Mr. Eisenberg’s employment is involuntarily terminated without cause by us or he voluntarily terminates his employment due to a change in material status or if his employment is not continued on substantially equivalent economic terms following a change of control, he will be entitled to one year of his base salary in effect at the time of such termination payable in regular installments consistent with our payroll practices. He is also entitled to continued health insurance coverage for one year immediately following such termination at then existing employee contribution rates, representing a benefit valued at $6,096 at December 31, 2006. In the event Mr. Eisenberg’s employment is involuntarily terminated by us due to a change of control, he will be entitled to the same severance payments and health insurance coverage as described above.

(3)	Stock Options (unvested and accelerated): Under his employment agreement and the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Eisenberg will be entitled to immediate vesting on all unvested stock options. As of December 31, 2006, he had 8,333 and 16,667 unvested stock options with exercise prices of $3.38 and $4.26 per share, respectively.

(footnotes continued on following page)

Compensation of executive officers

(4)	Time-Based RSUs: Under his employment agreement and the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Eisenberg will be entitled to immediate vesting on all unvested time-based RSU awards. As of December 31, 2006, he had 112,000 unvested time-based RSUs with a value based on the closing price of our common stock of $8.82 per share as of December 29, 2006, the last trading day of 2006.

(5)	Performance-Based RSUs: Under his employment agreement and the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Eisenberg will be entitled to immediate vesting on all unvested performance-based RSU awards, without regard to the achievement of applicable performance targets. As of December 31, 2006, he had 112,000 unvested performance-based RSUs with a value based on the closing price of our common stock of $8.82 per share as of December 29, 2006, the last trading day of 2006. These performance-based RSUs consist of 37,333 performance-based RSUs that are considered granted for accounting purposes as they relate to fiscal 2006 performance targets that have been established by the board of directors or the Compensation Committee, which vest in April 2007 and 74,667 performance-based RSUs related to operational and performance targets for fiscal 2007 and 2008 that were not considered granted for accounting purposes as neither the board of directors nor the Compensation Committee had established performance targets for fiscal 2007 and 2008 as of December 31, 2006. The performance targets for 2007 were established in February 2007.

(6)	Performance-Based SARs: Under his employment agreement and the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Eisenberg will be entitled to immediate vesting on all unvested performance-based SAR awards, without regard to the achievement of applicable performance targets. As of December 31, 2006, he had 130,000 unvested performance-based SAR awards. These performance-based SAR awards consist of 43,332 performance-based RSUs that are considered granted for accounting purposes as they relate to fiscal 2006 performance targets that have been established by the board of directors or the Compensation Committee and 86,668 performance-based RSUs related to performance targets for fiscal 2007 and 2008 that were not considered granted as neither the board of directors nor the Compensation Committee had established operational and performance targets for fiscal 2007 and 2008 as of December 31, 2006. The performance targets for fiscal 2007 were established in February 2007. The potential amounts earned by Mr. Eisenberg as a result of the immediate vesting of these performance-based SAR awards following a change of control are not shown in the table as the closing price of our common stock of $8.82 per share, as of December 29, 2006, the last trading day of 2006, was lower than the SAR base price of $11.00 per share.

Emmett Hume

	Voluntary	Termination
Executive payments	termination with	without	For cause	Change in
upon termination	good reason	cause	termination	control(1)

Severance payments(2)	$128,333	$128,333	$—	$128,333
Stock options (unvested and accelerated)(3)	—	—	—	133,024
Time-based RSUs (unvested and accelerated)(4)	—	—	—	32,933
Performance-based RSUs (unvested and accelerated)(5)	—	—	—	32,933

(1)	Assumes an effective date of a change of control on December 31, 2006.

(footnotes continued on following page)

Compensation of executive officers

(2)	Severance Payments: Under the terms of his employment agreement, in the event Mr. Hume’s employment is involuntarily terminated without cause by us or he voluntarily terminates his employment for good reason or in the event of a change of control, if the successor entity does not continue his employment under the terms of his employment agreement, he will be entitled to the greater of (a) six months of his base salary in effect at the time of such termination or (b) his base salary payable for the remainder of his term of employment plus a pro rata portion of his bonus, payable in regular installments consistent with our payroll practices. For purposes of this table, a termination date of December 31, 2006 and remaining term of employment of seven months is assumed. The amounts set forth in the table do not include a bonus component because the bonus is discretionary.

(3)	Stock Options (unvested and accelerated): Under his employment agreement and the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Hume will be entitled to immediate vesting on all unvested stock options. As of December 31, 2006, he had 29,172 unvested stock options with an exercise price of $4.26 per share.

(4)	Time-Based RSUs: Under his employment agreement and the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Hume will be entitled to immediate vesting on all unvested time-based RSU awards. As of December 31, 2006, he had 3,734 unvested time-based RSUs with a value based on the closing price of our common stock of $8.82 per share as of December 29, 2006, the last trading day of 2006.

(5)	Performance-Based RSUs: Under his employment agreement and the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Hume will be entitled to immediate vesting on all unvested performance-based RSU awards, without regard to the achievement of applicable performance targets. As of December 31, 2006, he had 3,734 unvested performance-based RSUs with a value based on the closing price of our common stock of $8.82 per share as of December 29, 2006, the last trading day of 2006.

John J. Stolte, Jr.

		Termination
Executive payments	Voluntary	without	For cause	Change in
upon termination	termination	cause	termination	control(1)	Death	Disability

Severance payments(2)	$—	$225,000	$—	$225,000	$225,000	$225,000
Stock options (unvested and accelerated)(3)	—	—	—	48,533	—	—
Time-based RSUs (unvested and accelerated)(4)	—	—	—	535,082	—	—
Performance-based RSUs (unvested and accelerated)(5)	—	—	—	535,082	—	—

(1)	Assumes an effective date of a change of control on December 31, 2006.

(2)	Severance Payments: Under the terms of his employment agreement, in the event Mr. Stolte’s employment is (a) involuntarily terminated without cause by us, (b) terminated due to death or disability or (c) not continued on substantially equivalent terms following a change of control, he will be entitled to one year of his base salary in effect at the time of such termination payable in regular installments consistent with our payroll practices.

(footnotes continued on following page)

Compensation of executive officers

(3)	Stock Options (unvested and accelerated): Under his employment agreement and the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Stolte will be entitled to immediate vesting on all unvested stock options. As of December 31, 2006, he had 3,333 and 6,667 unvested stock options with exercise prices of $3.38 and $4.26 per share, respectively.

(4)	Time-Based RSUs: Under his employment agreement and the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Stolte will be entitled to immediate vesting on all unvested time-based RSU awards. As of December 31, 2006, he had 60,667 unvested time-based RSUs with a value based on the closing price of our common stock of $8.82 per share as of December 29, 2006, the last trading day of 2006.

(5)	Performance-Based RSUs: Under his employment agreement and the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Stolte will be entitled to immediate vesting on all unvested performance-based RSU awards, without regard to the achievement of applicable performance targets. As of December 31, 2006, he had 60,667 unvested performance-based RSUs with a value based on the closing price of our common stock of $8.82 per share as of December 29, 2006, the last trading day of 2006.

John P. Brady

		Termination
Executive payments	Voluntary	without	For cause	Change in
upon termination	termination	cause	termination	control(1)

Time-based RSUs (unvested and accelerated)(2)	$ —	$ —	$ —	$13,715
Performance-based RSUs (unvested and accelerated)(3)	—	—	—	13,715

(1)	Assumes an effective date of a change of control on December 31, 2006.

(2)	Time-Based RSUs: Under his employment agreement and the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Brady will be entitled to immediate vesting on all unvested time-based RSU awards. As of December 31, 2006, he had 1,556 unvested time-based RSUs with a value based on the closing price of our common stock of $8.82 per share as of December 29, 2006, the last trading day of 2006.

(3)	Performance-Based RSUs: Under his employment agreement and the applicable award agreement, in the event of a change of control having a value in excess of $6.045 per share, Mr. Brady will be entitled to immediate vesting on all unvested performance-based RSU awards, without regard to the achievement of applicable performance targets. As of December 31, 2006, he had 1,556 unvested performance-based RSUs with a value based on the closing price of our common stock of $8.82 per share as of December 29, 2006, the last trading day of 2006.

Certain relationships and transactions with related persons

ORBCOMM EUROPE

We have entered into a service license agreement covering 43 jurisdictions in Europe and a gateway services agreement with ORBCOMM Europe LLC, a company in which we indirectly own a 26% interest. The service license agreement and the gateway services agreement with ORBCOMM Europe contain terms and conditions substantially similar to the service license agreements and the gateway services agreements we have and expect to enter into with other licensees, except for certain more favorable pricing terms. ORBCOMM Europe is owned 50% by Satcom International Group plc. (“Satcom”) and 50% by OHB Technology A.G. (“OHB Technology”). We own a 52% interest in Satcom. Subsequent to the acquisition of our 52% interest in Satcom, Satcom and ORBCOMM Europe are consolidated affiliates in our consolidated financial statements.

OHB Technology is a substantial stockholder and a direct investor of ours and its Chief Executive Officer is on our board of directors. In addition, Satcom has been appointed by ORBCOMM Europe as a country representative for the United Kingdom, Ireland and Switzerland. ORBCOMM Deutschland and Technikom Polska, affiliates of OHB Technology, have been appointed by ORBCOMM Europe as country representatives for Germany and Poland, respectively. OHB Technology is also a 34% stockholder of Elta S.A., the country representative for France. These entities hold the relevant regulatory authority and authorization in each of these jurisdictions. In addition, ORBCOMM Europe and Satcom have entered into an agreement obligating ORBCOMM Europe to enter into a country representative agreement for Turkey with Satcom, if the current country representative agreement for Turkey expires or is terminated for any reason.

In connection with the organization of ORBCOMM Europe and the reorganization of our business in Europe, we agreed to grant ORBCOMM Europe approximately $3.7 million in air time credits. The amount of the grant was equal to the amount owed by ORBCOMM Global L.P. to the European Company for Mobile Communications Services N.V. (“MCS”), the former licensee for Europe of ORBCOMM Global L.P. ORBCOMM Europe, in turn, agreed to issue credits in the aggregate amount of the credits received from us to MCS and its country representatives who were stockholders of MCS.

Certain relationships and transactions with related persons

Satcom, as a country representative for the United Kingdom, Ireland and Switzerland, received airtime credits in the amount of $580,200. ORBCOMM Deutschland, as country representative for Germany, received airtime credits of $449,800. Because approximately $2.8 million of the airtime credits were granted to stockholders of MCS who are not related to us and who continue to be country representatives in Europe, we believe that granting of the airtime credits was essential to permit ORBCOMM Europe to reorganize the ORBCOMM business in Europe. The airtime credits have no expiration date. As of March 31, 2007, approximately $2.6 million of the credit granted by us to ORBCOMM Europe remained unused.

SATCOM INTERNATIONAL GROUP PLC.

Satcom is our 52%-owned consolidated subsidiary which (i) owns 50% of ORBCOMM Europe, (ii) has entered into country representative agreements with ORBCOMM Europe, covering the United Kingdom, Ireland and Switzerland, and (iii) has entered into a service license agreement with us, covering substantially all of the countries of the Middle East and a significant number of countries of Central Asia, and a gateway services agreement with us. In addition, ORBCOMM Europe and Satcom have entered into an agreement obligating ORBCOMM Europe to enter into a country representative agreement for Turkey with Satcom, if the current country representative agreement for Turkey expires or is terminated for any reason. We believe that the service license agreement and the gateway services agreement between us and Satcom contain terms and conditions substantially similar to those which we have and expect to enter into with other unaffiliated licensees. As of March 31, 2007, Satcom owed us unpaid fees of approximately $230,000.

We acquired our 52% interest in Satcom from Jerome Eisenberg, our Chief Executive Officer, and Don Franco, a former officer of ours, who, immediately prior to the October 2005 reorganization of Satcom, together owned directly or indirectly a majority of the outstanding voting shares of Satcom and held a substantial portion of the outstanding debt of Satcom. On October 7, 2005, pursuant to a contribution agreement entered into between us and Messrs. Eisenberg and Franco in February 2004, we acquired all of their interests in Satcom in exchange for (1) an aggregate of 620,000 shares of our Series A preferred stock and (2) a contingent cash payment in the event of our sale or initial public offering. The contribution agreement was entered into in connection with our February 2004 reorganization in order to eliminate any potential conflict of interest between us and Messrs. Eisenberg and Franco, in their capacities as officers of ours. The contingent payment would equal $2 million, $3 million or $6 million in the event the proceeds from our sale or the valuation in our initial public offering exceeds $250 million, $300 million or $500 million, respectively, subject to proration for amounts that fall in between these thresholds. On November 8, 2006, upon completion of our initial public offering, we made a contingent payment of approximately $3.6 million. Immediately prior to, and as a condition to the closing of, the Satcom acquisition, Satcom and certain of its stockholders and noteholders consummated a reorganization transaction whereby 95% of the outstanding principal of demand notes, convertible notes and certain contract debt was converted into equity, and accrued and unpaid interest on such demand and convertible notes was acknowledged to have been previously released. This reorganization included the conversion into equity of the demand notes and convertible notes of Satcom held by Messrs. Eisenberg and Franco in the principal amounts of approximately $50,000 and $6,250,800, respectively, and the release of any other debts of Satcom owed to them.

As of March 31, 2007, ORBCOMM Europe had a note payable to Satcom in the amount of €1,466,920 ($1,959,512). This note has the same payment terms as the note payable from ORBCOMM Europe to OHB Technology described below under “—OHB Technology A.G.” and carries a zero interest rate. For accounting purposes, this note has been eliminated in the consolidation of

Certain relationships and transactions with related persons

ORBCOMM Europe and Satcom with ORBCOMM Inc. We own 52% of Satcom, which in turn owns 50% of ORBCOMM Europe.

We have provided Satcom with a $1.0 million line of credit for working capital purposes pursuant to a revolving note dated as of December 30, 2005. The revolving loan bears interest at 8% per annum and was originally scheduled to mature on December 30, 2006, and is secured by all of Satcom’s assets, including its membership interest in ORBCOMM Europe. As of March 31, 2007, Satcom had $465,000 outstanding under this line of credit. On December 22, 2006, we extended the maturity date to December 31, 2007.

OHB TECHNOLOGY A.G.

On May 21, 2002, we entered into an IVAR agreement with OHB Technology (formerly known as OHB Teledata A.G.) whereby OHB Technology has been granted non-exclusive rights to resell our services for applications developed by OHB Technology for the monitoring and tracking of mobile tanks and containers. As of March 31, 2007, OHB Technology did not owe us any unpaid service fees.

In an unrelated transaction, on March 10, 2005, we entered into an ORBCOMM concept demonstration satellite bus, integration test and launch services procurement agreement with OHB-System AG (an affiliate of OHB Technology), whereby OHB-System AG will provide us with overall concept demonstration satellite design, bus module and payload module structure manufacture, payload and bus module integration, assembled satellite environmental tests, launch services and on-orbit testing of the bus module for the Concept Validation Project.

OHB Technology owns 2,682,457 shares of our common stock and warrants to purchase 86,542 shares of our common stock representing approximately 6.7% of our total shares on a fully diluted basis. For so long as the Series A preferred stock was outstanding, OHB had the right to appoint a representative to our board of directors. Marco Fuchs was initially OHB Technology’s representative on our board of directors. In addition, SES and OHB Technology jointly had the right to appoint a representative to our board of directors. Robert Bednarek was SES’s and OHB Technology’s joint representative on our board of directors. On February 27, 2007, Mr. Bednarek resigned, effective immediately, as a member of our board of directors in connection with SES’s agreement to sell its 5.5% equity position in us to General Electric Company as part of a larger pending transaction in which SES has agreed to buy back GE’s 19.5% equity position in SES. Mr. Bednarek served as a member of our Nominating and Corporate Governance Committee. Mr. Bednarek’s term as a Class II director was scheduled to expire at our 2008 annual meeting of stockholders.

In connection with the acquisition of an interest in Satcom (see “—Satcom International Group plc.” above), we recorded an indebtedness to OHB Technology arising from a note payable from ORBCOMM Europe to OHB Technology. At March 31, 2007 the principal balance of the note payable is €1,138,410 ($1,520,675) and it has a carrying value of $930,000. This note does not bear interest and has no fixed repayment term. Repayment will be made from the distribution profits (as defined in the note agreement) of ORBCOMM Europe. The note has been classified as long-term and we do not expect any repayments to be required prior to March 31, 2008.

On June 5, 2006, we entered into an agreement with OHB-System AG, an affiliate of our shareholder OHB Technology, to design, develop and manufacture for us six satellite buses, integrate such buses with the payloads to be provided by Orbital Sciences Corporation, and launch the six integrated satellites to complete our “quick launch” program, with options for two additional satellite buses and related integration services exercisable on or before June 5, 2007. The price for the six satellite buses and related integration and launch services is $20 million, or up to a total of $24.2 million if the options for the two additional satellite buses and related integration services are exercised, subject to

Certain relationships and transactions with related persons

certain price adjustments for late penalties and on-time or early delivery incentives. As of March 31, 2007, we have made payments totaling $8.0 million pursuant to this agreement. In addition, under the agreement, OHB-System AG will provide preliminary services relating to the development, demonstration and launch of our next-generation satellites at a cost of $1.35 million.

ORBCOMM ASIA LIMITED

On May 8, 2001, we signed a memorandum of understanding with OAL outlining the parties’ intention to enter into a definitive service license agreement on terms satisfactory to us covering Australia, China, India, New Zealand, Taiwan and Thailand. Although the parties commenced negotiations toward such an agreement, a definitive agreement was never concluded and the letter of intent terminated by its terms. We believe OAL is approximately 90% owned by Gene Hyung-Jin Song, a stockholder of ours who owns shares of our common stock, representing less than 1% of our total shares on a fully diluted basis. OAL owns 786,588 shares of our common stock, representing 1.9% of our total shares on a fully diluted basis. It is currently our intention to consider operating service licenses and/or country representative agreements for these territories on a country by country basis as prospective parties demonstrate the ability, from a financial, technical and operations point of view, to execute a viable business plan. During 2003, 2004 and 2005, OAL owed us amounts for costs related to the storage in Virginia of gateway earth stations owned by OAL. On September 14, 2003, OAL pledged certain assets to us to ensure OAL’s debt to us would be paid (“Pledge Agreement”). On August 29, 2005, we foreclosed on a warehouseman’s lien against OAL and took possession of three of the four gateway earth stations being stored by OAL in Virginia in satisfaction of the outstanding amounts owed to us by OAL. We continue to store the remaining gateway earth station owned by OAL in Virginia and as of March 31, 2007, no amounts were owed to us related to this storage. In addition, we and OAL had a dispute that was recently decided in our favor in arbitration. See “Business—Legal Proceedings”.

ORBCOMM JAPAN LIMITED

To ensure that regulatory authorizations held by ORBCOMM Japan Limited (“OJ”) in Japan were not jeopardized at the time we purchased the assets from ORBCOMM Global L.P., and with the understanding that a new service license agreement would be entered into between the parties, we assumed the service license agreement entered into between ORBCOMM Global L.P. and OJ. We and OJ undertook extensive negotiations for a new service license agreement from early 2002 until 2004 but were unable to reach agreement on important terms. We believe Mr. Gene Hyung-Jin Song is the beneficial owner of approximately 38% of OJ. On September 14, 2003, OAL pledged certain assets to us pursuant to a Pledge Agreement to ensure that certain amounts owed by OJ to us under the existing service license agreements would be paid. On January 4, 2005, we sent a notice of default to OJ for its failure to remain current with payments under the service license agreement and subsequently terminated the agreement when the default was not cured. On March 31, 2005, OJ made a partial payment of the amount due of $350,000. In 2005, we agreed to a standstill (the “Standstill Agreement”) under the Pledge Agreement (including as to OAL and Korea ORBCOMM Limited (“KO”)) and conditional reinstatement of the prior service license agreement, subject to our receiving payment in full of all debts owed by OJ, KO and OAL to us by December 15, 2005 and certain operational changes designed to give us more control over the Japanese and Korean gateway earth stations. The outstanding amounts owed by OJ to us were not repaid as of December 15, 2005 and as of March 31, 2007, OJ owed us approximately $343,000 in unpaid fees, respectively. On February 22, 2006, we sent a notice of default to OJ for its failure to satisfy its obligations under the Standstill Agreement including its failure to make the required payments under the service license agreement and if the defaults are not cured in the near future, we intend to terminate the agreement as a result of such default.

Certain relationships and transactions with related persons

KOREA ORBCOMM LIMITED

To ensure that regulatory authorizations held by KO in South Korea were not jeopardized at the time ORBCOMM LLC purchased the assets from the ORBCOMM Global L.P., and with the understanding that a new service license agreement would be entered into between the parties, we assumed the service license agreement entered into between ORBCOMM Global L.P. and KO. We and KO undertook extensive negotiations for a new service license agreement from early 2002 until 2004 but were unable to reach agreement on important terms. We believe Mr. Gene Hyung-Jin Song is the beneficial owner of approximately 33% of KO. On September 14, 2003, OAL pledged certain assets to us to ensure that certain amounts owed to us by KO under the existing service license agreement would be paid. On January 4, 2005, we sent a notice of default to KO for its failure to remain current with payments under the service license agreement and subsequently terminated the agreement when the default was not cured. In 2005, we agreed to a standstill with respect to the default by KO as part of the Standstill Agreement and conditional reinstatement of the prior service license agreement. The outstanding amounts owed by KO to us were not repaid as of December 15, 2005 and as of March 31, 2007, KO owed us approximately $129,000 in unpaid service fees. On April 5, 2006, we sent a notice of default to KO for its failure to comply with the Standstill Agreement and if the defaults are not cured in the near future, we intend to terminate the service license agreement as a result of such defaults.

SISTRON INTERNATIONAL LLC

In connection with the Series A preferred stock financing discussed below under “—Series A and Series B Preferred Stock Financings”, Messrs. J. Eisenberg and Franco sold all of their interest in Sistron International LLC, a reseller that had developed an application for the electric utility industry to us for a purchase price equal to their cash investment in Sistron of approximately $0.4 million, paid in 84,942 shares of Series A preferred stock issued at the same purchase price per share as paid by investors in the Series A preferred stock financing.

SES

On February 17, 2004, we entered into an IVAR Agreement with SES (formerly named SES Global S.A.) whereby SES has been granted exclusive rights during the initial term of the agreement to resell our services for return channel applications developed by SES for the Direct-to-Home TV market. As of March 31, 2007, SES did not owe us any unpaid service fees. SES owns SES Participations (formerly named SES Global Participations S.A.), the holder of 2,000,001 shares of our common stock representing approximately 4.8% of our total shares on a fully diluted basis. In addition, SES and OHB Technology jointly have the right to appoint a representative to our board of directors. Robert Bednarek was SES’s and OHB Technology’s representative on our board of directors. On February 27, 2007, Mr. Bednarek resigned, effective immediately, as a member of our board of directors in connection with SES’s agreement to sell its 5.5% equity position in us to GE as part of a larger transaction in which SES bought back GE’s 19.5% equity position in SES. Mr. Bednarek served as a member of our Nominating and Corporate Governance Committee. Mr. Bednarek’s term as a Class II director was scheduled to expire at our 2008 annual meeting of stockholders.

As a result of the transaction between SES and GE, GE is now a significant stockholder of ours. See “Principal Stockholders”.

SERIES A AND SERIES B PREFERRED STOCK FINANCINGS

On February 17, 2004, we completed a private placement of Series A convertible redeemable preferred stock at a purchase price of $2.84 per share, or an aggregate of approximately $17.9 million, to SES,

Certain relationships and transactions with related persons

Ridgewood Satellite LLC (including conversion of the note issued to Ridgewood Satellite LLC), OHB Technology, Northwood Ventures LLC and Northwood Capital Partners LLC, entities with whom individuals who were directors at the time of the Series A financing were affiliated and Jerome Eisenberg, our Chairman and Chief Executive Officer. All outstanding shares of Series A convertible preferred stock automatically converted into shares of our common stock in connection with our initial public offering.

In November and December 2005 and January 2006, we completed private placements in the amount of approximately $72.5 million, consisting of 10% convertible promissory notes due February 16, 2010, warrants to purchase our common stock, and our Series B convertible redeemable preferred stock to PCG Satellite Investments, LLC (an affiliate of the Pacific Corporate Group), MH Investors Satellite LLC (an affiliate of MH Equity Investors), entities with whom individuals who were directors at the time of the Series B financing were affiliated and several existing investors, including Ridgewood Capital, OHB Technology, Northwood Ventures LLC, and several members of senior management.

The Series A preferred stock holders were entitled to receive a cumulative 12% annual dividend. The Series A preferred stock dividend was eliminated upon the issuance of the Series B preferred stock in December 2005. In January 2006, we paid all accumulated dividends on its Series A preferred stock totaling $8.0 million. Holders of the Series B preferred stock were entitled to receive a cumulative 12% dividend annually payable in cash in arrears. On November 8, 2006, upon the closing of our initial public offering, we paid all accumulated dividends on our Series B preferred stock totaling $7.5 million.

On October 12, 2006, we obtained written consents of holders who collectively held in excess of two-thirds of the Series B preferred stock, to the automatic conversion of the Series B preferred stock into shares of common stock, upon the closing of an initial public offering at a price per share of not less than $11.00. In consideration for the holders of the Series B preferred stock providing their consents, we agreed to make a contingent payment to all of the holders of the Series B preferred stock if the price per share of the initial public offering was between $11.00 and $12.49 per share, determined as follows: (i) 12,014,227 (the number of shares of our common stock into which all of the shares of the Series B preferred stock would convert at the then-current conversion price) multiplied by (ii) the difference between (a) $6.045 and (b) the quotient of (I) the initial public offering price divided by (II) 2.114. On November 8, 2006, we closed the initial public offering at a price of $11.00 per share and made a $10.1 million payment to the holders of Series B preferred stock in connection with obtaining consents required for the automatic conversion of the Series B preferred stock into our common stock.

Certain purchasers of our Series B preferred stock were obligated to purchase an additional 10,297,767 shares of Series B preferred stock in March 2007 at $4.03 per share, unless a qualified sale or a qualified initial public offering occurred prior to that time. These rights were terminated upon the closing of the initial public offering.

REGISTRATION RIGHTS AGREEMENT

On December 30, 2005, and in connection with the Series B preferred stock financing described above, we entered into a Second Amended and Restated Registration Rights Agreement with the Series B preferred stock investors and existing holders of our Series A preferred stock and common stock who were parties to the Amended and Restated Registration Rights Agreement dated February 17, 2004.

Beginning any time after the first to occur of eighteen months after December 30, 2005 and six months after an initial public offering of our common stock or, after the fifth anniversary of the date of the agreement, certain holders of common stock, (including common stock issued upon the conversion of Series A preferred stock and Series B preferred stock) will have the right to demand, at any time or from time to time, that we file up to two registration statements registering the common stock. Only

Certain relationships and transactions with related persons

holders of (i) at least two-thirds of the registrable securities (generally our common stock and common stock issued upon conversion of our preferred stock and warrants) outstanding as of the date of our initial public offering, (ii) at least 35% of the registrable securities outstanding as of the date of the demand or (iii) a specified number of holders of common stock issued upon conversion of our Series B preferred stock may request a demand registration.

In addition, certain holders will be entitled to an additional demand registration statement on Form S-3 covering the resale of all registrable securities, provided that we will not be required to effect more than one such demand registration statement on Form S-3 in any twelve-month period or to effect any such demand registration statement on Form S-3 if any such demand registration statement on Form S-3 will result in an offering price to the public of less than $20 million. Notwithstanding the foregoing, after we qualify to register our common stock on Form S-3, Sagamore Hill Hub Fund Ltd. and its affiliates (collectively, “Sagamore”) and PCG Satellite Investments, LLC, CALPERS/PCG Corporate Partners, LLC and their affiliates (the “PCG Entities”) will have separate rights to additional demand registrations that would be eligible for registration on Form S-3; provided, that we will not be required to effect more than one such demand registration requested by Sagamore or the PCG Entities, as the case may be, on Form S-3 in any twelve-month period and that Sagamore or the PCG Entities, as the case may be, will pay the expenses of such registration if such registration shall result in an aggregate offering price to the public of less than $1 million.

Certain investors also have preemptive rights and piggyback registration rights as specified in our Second Amended and Restated Registration Rights Agreement and we have obtained a waiver of such piggyback registration rights with respect to this offering.

INDEMNITY AGREEMENTS

We have entered into indemnification agreements with each of our directors. In addition, we have entered into indemnification agreements with certain of our executive officers in their capacity as our executive officers and as directors of certain of our subsidiaries. Each indemnification agreement provides that we will, subject to certain exceptions, indemnify the indemnified person in respect of any and all expenses incurred as a result of any threatened, pending or completed action, suit or proceedings involving the indemnified person and relating to the indemnified person’s service as an executive officer or director of ours. We will also indemnify the indemnified person to the fullest extent as may be provided under the non-exclusivity provisions of our bylaws and Delaware law. The indemnification period lasts for as long as the indemnified person is an executive officer or director of ours and continues if the indemnified person is subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitration, administrative or investigative, by reason of fact that the indemnified person was serving in such capacity. Upon request, we must advance all expenses incurred by the indemnified person in connection with any proceeding, provided the indemnified person undertakes to repay the advanced amounts if it is determined ultimately that the indemnified person is not entitled to be indemnified under any provision of the indemnification agreement, our bylaws, Delaware law or otherwise.

POLICIES AND PROCEDURES FOR RELATED PERSON TRANSACTIONS

Pursuant to the Audit Committee’s charter and applicable Nasdaq rules, the Audit Committee is responsible for reviewing and approving all related party transactions (as defined by the Nasdaq rules).

Principal stockholders

The following table shows information with respect to the beneficial ownership of our common stock as of May 1, 2007, and as adjusted to reflect the sale of common stock being offered by us in this offering, and conversion of all outstanding shares of preferred stock into shares of common stock by:

➢	each person, or group of affiliated persons, known to us to own beneficially 5% or more of our outstanding common stock;

➢	each of our directors;

➢	each of our named executive officers; and

➢	all of our directors and officers as a group.

Percentage ownership before the offering is based on 37,281,187 shares of common stock outstanding as of May 1, 2007, as adjusted for the conversion of all outstanding shares of preferred stock into shares of common stock subject to the assumptions set forth below. Percentage ownership after the offering is based on 40,266,187 shares of common stock expected to be outstanding immediately after the closing of this offering (based on the number of shares of common stock outstanding on May 1, 2007). Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to warrants and options held by that person that are exercisable as of May 1, 2007, or will become exercisable within 60 days thereafter are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Principal stockholders

		Percentage of total
		common stock held
	Shares of			After exercise of
	common stock	Before	After	over-allotment
Name of beneficial owner	owned(1)	offering	offering	option in full

Greater than 5% Stockholders
PCG Satellite Investments LLC(2)	5,224,152	14.01%	10.85%	10.22%
OHB Technology A.G.(3)	2,845,555	7.62%	5.90%	5.56%
MH Investors Satellite LLC(4)	2,481,389	6.66%	5.15%	4.86%
Ridgewood Satellite LLC(5)	2,131,565	5.70%	4.79%	4.79%
General Electric Capital Corporation(6)	2,032,085	5.45%	5.05%	5.05%
Estate and Family of Don Franco(7)	2,031,953	5.41%	4.19%	3.95%
Northwood Ventures LLC(8)	1,966,030	5.25%	4.07%	3.89%
Named Executive Officers and Directors
Jerome B. Eisenberg(9)	1,436,941	3.81%	2.95%	2.78%
Robert G. Costantini(10)	52,222	*	*	*
Marc Eisenberg(11)	422,142	1.12%	*	*
Emmett Hume(12)	204,732	*	*	*
John J. Stolte, Jr.(13)	84,724	*	*	*
Didier Delepine	—	—	—	—
Marco Fuchs(4)	2,845,555	7.62%	5.90%	5.56%
Ronald Gerwig(14)	2,481,389	6.66%	5.15%	4.86%
Hans E. W. Hoffmann(15)	66,501	*	*	*
Timothy Kelleher(16)	5,224,152	14.01%	10.85%	10.22%
John Major	—	—	—	—
Gary H. Ritondaro	—	—	—	—
John P. Brady(17)	86,243	*	*	*
All executive officers and directors as a group (13 persons)	12,904,602	33.55%	26.05%	24.40%

*	Represents beneficial ownership of less than 1% of the outstanding shares of common stock.

(1)	Unless otherwise indicated, the amounts shown as being beneficially owned by each stockholder or group listed above represent shares over which that stockholder or group holds sole investment power.

(2)	The managing member of PCG Satellite Investments LLC is CalPERS/PCG Corporate Partners, LLC, whose manager is PCG Corporate Partners Investments LLC. PCG Corporate Partners Investments LLC is wholly owned by Pacific Corporate Group Holdings, LLC. Pacific Corporate Group Holdings, LLC is owned and managed by Christopher J. Bower, Timothy Kelleher, Douglas Meltzer and Pacific Corporate Group Holdings, Inc., which is in turn wholly owned and managed by Christopher J. Bower. Each of CalPERS/PCG Corporate Partners, LLC, PCG Corporate Partners Investments LLC, Pacific Corporate Group LLC, Pacific Corporate Group Holdings, LLC, Christopher J. Bower, Timothy Kelleher, Douglas Meltzer and Pacific Corporate Group Holdings, Inc. disclaims beneficial ownership of any securities, except to the extent of their pecuniary interest therein. PCG Satellite Investments LLC’s address is 1200 Prospect Street, Suite 2000, La Jolla, California 92037.

(footnotes continued on following page)

Principal stockholders

(3)	Includes 2,682,457 shares of common stock held by OHB Technology A.G., and 76,557 shares of common stock held by ORBCOMM Deutschland A.G. Also includes 86,542 shares of common stock issuable to OHB Technology A.G. upon exercise of warrants that are currently exercisable. Marco Fuchs, one of our directors, is Chief Executive Officer of OHB Technology A.G. which owns ORBCOMM Deutschland A.G. Manfred Fuchs, Marco Fuchs and Christa Fuchs hold voting and investment power with regard to the shares held by OHB Technology A.G. and ORBCOMM Deutschland A.G. Each of Manfred Fuchs, Marco Fuchs and Christa Fuchs disclaims beneficial ownership of the shares held by OHB Technology A.G. and ORBCOMM Deutschland except to the extent of their respective pecuniary interest therein. OHB Technology A.G.’s address is Universitaetsalle 27-29, Bremen, D-28539, Germany.

(4)	The sole manager of MH Investors Satellite LLC is MH Equity Managing Member LLC, and the sole member and manager of MH Equity Managing Member LLC is Ms. Tomisue Hilbert. Ms. Hilbert disclaims beneficial ownership of the shares held by MH Investors Satellite LLC except to the extent of her pecuniary interest therein. MH Investors Satellite LLC’s address is 11405 N. Pennsylvania Street, Suite 205, Carmel, Indiana 46032.

(5)	Includes 1,873,797 shares of common stock held by Ridgewood Satellite LLC, 169,740 shares of common stock held by Ridgewood Capital Management LLC and 88,028 shares of common stock issuable to Ridgewood Satellite LLC upon exercise of warrants that are currently exercisable. The manager of Ridgewood Satellite LLC is Ridgewood Venture Management Corporation. Ridgewood Venture Management Corporation and Ridgewood Capital Management LLC are owned and controlled by Robert E. Swanson. Ridgewood Satellite LLC’s address is 947 Linwood Avenue, Ridgewood, New Jersey 07450.

(6)	Includes 2,000,001 shares owned by GE Pacific-1 Holdings, Inc., GE Pacific-2 Holdings, Inc. and GE Pacific-3 Holdings Inc., which are wholly owned subsidiaries of GE International Holdings Inc., which is a subsidiary of GE CFE Luxembourg S.A.R.L. (“GECFE”) and GE Capital Equity Holdings Inc. (“GECH”). GECFE is a wholly owned subsidiary of GE Capital CFE, Inc. (“GECFE Inc.”). GECH and GECFE Inc. are wholly owned subsidiaries of General Electric Capital Corporation (“GECC”), which is a wholly owned subsidiary of General Electric Capital Services, Inc., which is a wholly owned subsidiary of General Electric Company. GECC holds an additional 32,084 shares through its affiliate Transport International Pool, Inc. GECC’s address is 260 Long Ridge Road, Stamford, Connecticut 06927.

(7)	Includes 933,334 shares of common stock held by Franco Family L.P., 538,401 shares of common stock held by the Nancy M. Franco GRAT, 5,844 shares of common stock held by the Estate of Don Franco, 240,754 shares of common stock held by the Estate of Don Franco, 38,617 shares of common stock held by the Trust Under the Will of Don Franco Article Fourth, and 275,003 shares of common stock issuable upon exercise of outstanding options to Nancy M. Franco. The general partner of Franco Family L.P. is Franco Mgt. L.L.C. and the manager of Franco Mgt. L.L.C. is Bradley C. Franco. The trustee of the Nancy Franco GRAT is Bradley C. Franco. The trustees of the Trust Under the Will of Don Franco Article Fourth are Nancy M. Franco, John Franco and Alan Doerner. Nancy M. Franco is the executor of the Estate of Don Franco. Mrs. Franco disclaims beneficial ownership of the shares held by the Estate of Don Franco except to the extent of her pecuniary interest therein. Bradley C. Franco disclaims beneficial ownership of the shares held by Franco Mgt. L.L.C. and the Nancy M. Franco GRAT, except to the extent of his pecuniary interest therein, and Nancy M. Franco, John Franco and Alan Doerner disclaim beneficial ownership in the trust in the name of Nancy M. Franco, John Franco and Alan Doerner except to the extent of their respective pecuniary interest therein. The address for Franco Family L.P. and Franco Mgt. L.L.C. is 13 Webster Avenue, Summit, New Jersey 07901 and for the Nancy M. Franco GRAT is 12 Hickory Hill Road, Saddle River, New Jersey 07450.

(footnotes continued on following page)

Principal stockholders

(8)	Includes 1,488,865 shares of common stock held by Northwood Ventures LLC, 299,103 shares of common stock held by Northwood Capital Partners LLC, 36,413 shares of common stock held by SK Partners, and 8,689 shares of common stock held by the Richard K. Webel Trust. Also includes 92,836, 20,455, 15,735 and 3,934 shares of common stock issuable to Northwood Ventures LLC, Northwood Capital Partners LLC, SK Partners and the Richard K. Webel Trust, respectively, upon exercise of warrants that are currently exercisable. Peter Schiff, as President of Northwood Ventures LLC and Northwood Capital Partners LLC, Managing General Partner of SK Partners and trustee of the Richard K. Webel Trust, has investment power with regard to these shares and warrants. Mr. Henry T. Wilson also has investment power with regard to the shares owned by, and is a Managing Director of, Northwood Ventures LLC and Northwood Capital Partners LLC. Each of Mr. Schiff and Mr. Wilson disclaims beneficial ownership of the shares held by Northwood Ventures LLC, Northwood Capital Partners LLC, SK Partners and the Richard K. Webel Trust except to the extent of their respective pecuniary interest therein. Northwood Ventures LLC’s address is 485 Underhill Boulevard, Suite 205, Syosset, New York 11791.

(9)	Includes 1,033,750 shares of common stock held by Jerome B. Eisenberg and 20,000 shares of common stock held by Cynthia Eisenberg, Mr. Eisenberg’s wife. Also includes 43,855 and 295,836 shares of common stock issuable to Mr. Eisenberg upon exercise of warrants and options, respectively, that are exercisable within 60 days of May 1, 2007 and 43,500 shares of common stock underlying vested performance-based SARs. Mr. Eisenberg disclaims beneficial ownership of the shares held by Cynthia Eisenberg.

(10)	Includes 7,778 shares of common stock held by Robert G. Costantini. Also includes 44,444 shares of common stock underlying SARs that are currently exercisable.

(11)	Includes 82,430 shares of common stock held by Marc Eisenberg. Also includes 7,867 and 295,836 shares of common stock issuable to Mr. Eisenberg upon the exercise of warrants and options, respectively, that are exercisable within 60 days of May 1, 2007 and 36,009 shares of common stock underlying vested performance-based SARs.

(12)	Includes 3,765 shares of common stock held by Emmett Hume, 50,610 shares of common stock held by Emmett Hume IRA, 43,427 shares of common stock held by the David Hume Trust and 44,427 shares of common stock held by the Cara Hume Trust. Also includes 62,503 shares of common stock issuable to Mr. Hume upon exercise of options that are exercisable within 60 days of May 1, 2007. Mr. Hume is the trustee for the David Hume Trust and the Cara Hume Trust. Mr. Hume disclaims beneficial ownership of the shares held by the David Hume Trust and the Cara Hume Trust.

(13)	Includes 49,335 shares of common stock issuable to John J. Stolte, Jr. upon exercise of options that are exercisable within 60 days of May 1, 2007 and 20,222 shares of common stock issuable upon the vesting of outstanding time-based RSUs and 15,167 shares of common stock issuable upon the vesting of outstanding performance-based RSUs, in each case, expected to vest on May 21, 2007.

(14)	Mr. Gerwig’s term as a director of the Company expired on May 11, 2007. Includes 2,481,389 shares of common stock held by MH Investors Satellite LLC. Mr. Gerwig is the Assistant Treasurer of MH Investors Satellite LLC and he disclaims beneficial ownership of the shares held by MH Investors Satellite LLC except to the extent of his pecuniary interest therein.

(15)	Includes 16,667 shares of common stock issuable to Hans E. W. Hoffmann upon exercise of options that are currently exercisable.

(footnotes continued on following page)

Principal stockholders

(16)	Mr. Kelleher is a Managing Director of Pacific Corporate Group LLC, which is an affiliate of PCG Satellite Investments LLC and disclaims beneficial ownership of the shares held by PCG Satellite Investments LLC except to the extent of his pecuniary interest therein.

(17)	Includes 83,334 shares of common stock issuable to John P. Brady, a former executive, upon exercise of options that are currently exercisable and 1,555 shares of common stock issuable upon the vesting of outstanding time-based RSUs and 1,354 shares of common stock issuable upon the vesting of outstanding performance-based RSUs, in each case, expected to vest on May 21, 2007.

Selling stockholders

The shares of our common stock which may be resold hereunder by the selling stockholders are:

➢	shares of common stock issued in private placements; and

➢	shares of common stock received upon vesting of RSUs and exercise of SARs, options and warrants.

The shares of common stock being sold by the selling stockholders in this offering were generally issued in transactions exempt from the registration requirements of the Securities Act, other than shares acquired upon vesting of RSUs, or exercise of SARs, options or warrants.

The following table sets forth information, as of May 1, 2007, with respect to the selling stockholders and the shares of common stock beneficially owned by each selling stockholder that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the selling stockholders.

Unless otherwise indicated below or in the footnotes of the table under “Principal stockholders”, the amounts shown as being beneficially owned by each stockholder or group listed above represent shares over which that stockholder or group holds sole investment power.

							Shares of
							common stock
						Additional	beneficially owned
	Shares of			Shares of		shares of common	after offering if
	common stock			common stock		stock offered if	over-allotment
	beneficially owned			beneficially owned		over-allotment	option is
	prior to the offering		Shares of common	after the offering		option	exercised in full
Name	Number	Percent	stock offered hereby	Number	Percent	is exercised in full	Number	Percent

PCG Satellite Investments LLC(1)†	5,224,152	14.01%	855,216	4,368,936	10.85%	252,461	4,116,475	10.22%
OHB Technology A.G.(2)†	2,768,998	7.41%	453,297	2,315,701	5.74%	133,814	2,181,887	5.41%
MH Investors Satellite LLC(3)†	2,481,389	6.66%	406,214	2,075,175	5.15%	119,916	1,955,260	4.86%
Estate and Family of Don Franco(4)†	2,031,953	5.41%	332,639	1,699,314	4.19%	98,196	1,601,117	3.95%
Ridgewood Satellite LLC(5)†	1,961,825	5.25%	197,718	1,764,107	4.37%	—	1,764,107	4.37%
Northwood Ventures LLC(6)†	1,581,700	4.23%	258,931	1,322,769	3.28%	57,409	1,265,360	3.14%
Jerome B. Eisenberg(7)†	1,416,941	3.76%	231,959	1,184,982	2.92%	68,476	1,116,506	2.75%
Sagamore Hill Hub Fund Ltd.	1,003,047	2.69%	164,203	838,844	2.08%	48,474	790,370	1.96%
ORBCOMM Asia Ltd.(8)†	786,588	2.11%	128,768	657,820	1.63%	38,013	619,807	1.54%
Marc Eisenberg(9)†	422,141	1.12%	69,106	353,035	*	20,401	332,634	*
Northwood Capital Partners LLC(6)†	319,557	*	52,313	267,244	*	11,598	255,646	*
Aspen Orbital LLC†	251,980	*	41,250	210,730	*	12,178	198,552	*
John and Mary Franco(10)†	240,001	*	39,289	200,712	*	711	200,001	*
Denis Nayden†	238,414	*	39,030	199,385	*	11,523	187,862	*
Mark Sullivan†	218,202	*	35,721	182,481	*	10,546	171,936	*
Hans Steininger†	207,835	*	34,023	173,812	*	1,250	172,562	*
Orbcomm Ventures LLC†	205,128	*	33,581	171,548	*	9,914	161,634	*
Cara Hume Trust and David Hume Trust(11)†	204,732		33,516	171,217		9,896	161,322
Hyung-Jin Song(8)†	200,666	*	32,850	167,816	*	2,150	165,666	*
Hoboken Partners 1 LLC(12)†	188,348	*	28,748	159,600	*	—	159,600	*
Miller & Wrubel Asset Company†	171,278	*	28,039	143,239	*	8,278	134,961	*
Nakoma Investments LLC†	162,279	*	26,566	135,713	*	7,843	127,870	*
Alex Porter†	135,731	*	22,220	113,511	*	6,560	106,951	*
James Eagan†	115,792	*	18,956	96,836	*	5,597	91,240	*
Walter H. Sonnenfeldt(13)	111,515	*	18,255	93,260	*	5,390	87,869	*
William Vanden Heuvel†	108,922	*	17,831	91,091	*	5,264	85,827	*
Michael Friedman†	106,732	*	17,472	89,260	*	5,158	84,102	*
Mary Higgins Clark†	102,447	*	16,771	85,676	*	4,951	80,725	*
Steven G. Chrust (14)†	95,058	*	15,561	79,497	*	4,594	74,903	*
John Levinson†	87,756	*	14,366	73,390	*	634	72,756	*
Robert Schultz†	86,326	*	10,000	76,326	*	—	76,326	*
John Brady(15)†	86,243	*	14,118	72,125	*	3,583	68,542	*

Selling stockholders

									Shares of
									common stock
								Additional	beneficially owned
	Shares of				Shares of			shares of common	after offering if
	common stock				common stock			stock offered if	over-allotment
	beneficially owned				beneficially owned			over-allotment	option is
	prior to the offering			Shares of common	after the offering			option	exercised in full
Name	Number	Percent		stock offered hereby	Number	Percent		is exercised in full	Number	Percent

John Stolte(16)†	84,724		*	13,870	70,854		*	4,094	66,760	*
Marble Arch Group Limited†	82,713		*	13,540	69,173		*	3,997	65,175	*
John Connelly(10)†	79,684		*	13,045	66,639		*	3,851	62,789	*
ORBCOMM Deutschland A.G.(2)†	76,557		*	12,533	64,024		*	3,700	60,325	*
Aspen Orbital II LLC†	70,807		*	11,591	59,216		*	3,422	55,794	*
Hans Hoffman(17)†	66,501		*	7,163	59,338		*	—	59,338	*
Korea Orbcomm Ltd(8)†	65,310		*	10,692	54,618		*	3,156	51,462	*
Harald D. Berghoefer†	60,036		*	9,828	50,208		*	2,901	47,307	*
Oakwood Capital LLC†	56,970		*	9,326	47,644		*	2,753	44,891	*
Edward B. Greene†	56,786		*	9,296	47,490		*	2,744	44,746	*
Philip H. Lodewick†	55,094		*	9,019	46,075		*	2,662	43,412	*
Robert Costantini(18)†	52,222		*	7,778	44,444		*	—	44,444	*
SK Partners(6)†	52,147		*	8,537	43,610		*	1,892	41,718	*
Paul Masters IRA†	51,591		*	8,446	43,145		*	2,493	40,652	*
E. Bulkeley Griswold†	48,535		*	7,945	40,590		*	2,345	38,244	*
William L. Jaffe†	46,533		*	7,618	38,915		*	2,249	36,667	*
Christian Le Brun(19)	44,142		*	7,226	36,916		*	1,501	35,415	*
Daniel J. Sullivan†	43,877		*	7,183	36,694		*	2,120	34,574	*
James Higby†	43,623		*	7,141	36,482		*	2,108	34,374	*
Dean Brickerd(13)	43,440		*	7,111	36,329		*	2,099	34,229	*
Joan Roman†	41,356		*	6,770	34,586		*	1,999	32,587	*
Robert Roman†	41,356		*	6,770	34,586		*	1,999	32,587	*
Steve G. Chrust IRA(14)	36,762		*	6,018	30,744		*	1,777	28,967	*
William Molesworth(13)	33,986		*	5,236	28,750		*	—	28,750	*
Patrick A. Cliffford†	33,128		*	5,423	27,705		*	1,601	26,104	*
Robert & Maxine Peckar†	33,085		*	5,416	27,669		*	1,599	26,070	*
Soaring Equities, LLC†	32,408		*	5,305	27,103		*	1,230	25,873	*
Timothy Maclay(13)	30,963		*	5,069	25,894		*	1,496	24,398	*
Michael S. Sullivan†	29,730		*	4,867	24,863		*	1,437	23,426	*
Christopher Lust†	28,556		*	4,675	23,881		*	325	23,556	*
Denis Veilleux(13)	27,990		*	3,489	24,501		*	—	24,501	*
The Shippan Fund LP†	27,807		*	4,553	23,255		*	1,344	21,911	*
Mike Lord(13)	25,890		*	2,632	23,258		*	—	23,258	*
RBC Dain Rauscher Custodian E. Andersen Griswold IRA†	23,336		*	3,820	19,516		*	1,128	18,388	*
Jerry Kay†	21,527		*	3,524	18,003		*	1,040	16,963	*
Zvi Huber(13)†	20,447		*	3,347	17,100		*	988	16,112	*
Cynthia Eisenberg(7)	20,000		*	3,274	16,726		*	967	15,759	*
Greg Flessate(13)	18,119		*	2,966	15,153		*	876	14,277	*
Mark A. and Joan B. Goldstein	17,634		*	2,887	14,747		*	852	13,895	*
Joe Gruessing(13)	16,612		*	2,719	13,893		*	803	13,090	*
Murray Slimowitz IRA R/O†	15,877		*	2,599	13,278		*	767	12,511	*
Jason Carabetta(13)	15,403		*	2,522	12,881		*	744	12,137	*
Henry Wilson†	14,489		*	2,372	12,117		*	628	11,489	*
Victoria Schulte(13)	13,828		*	2,264	11,564		*	668	10,896	*
Joel Friedman†	13,734		*	2,248	11,486		*	664	10,822	*
John Gagliardo(13)	13,657		*	2,236	11,421		*	660	10,761	*
Tom Brennan(20)†	13,160		*	2,154	11,006		*	636	10,370	*
Bruce Arnsbarger(13)	12,923		*	2,116	10,807		*	625	10,183	*
Eve Chrust†	12,632		*	2,068	10,564		*	610	9,954	*
Liza Chrust†	12,632		*	2,068	10,564		*	610	9,954	*

Selling stockholders

									Shares of
									common stock
								Additional	beneficially owned
	Shares of				Shares of			shares of common	after offering if
	common stock				common stock			stock offered if	over-allotment
	beneficially owned				beneficially owned			over-allotment	option is
	prior to the offering			Shares of common	after the offering			option	exercised in full
Name	Number	Percent		stock offered hereby	Number	Percent		is exercised in full	Number	Percent

Richard K. Webel Trust dated 4/20/98(6)†	12,622		*	2,066	10,556		*	459	10,097	*
Jeffrey Riecker†	11,828		*	1,936	9,892		*	572	9,320	*
Charles Rose(13)	11,823		*	1,935	9,888		*	554	9,334	*
Doug Jones†	10,495		*	1,718	8,777		*	507	8,270	*
Carle Their†	8,271		*	1,354	6,917		*	400	6,517	*
Mark Frietas†	8,092		*	1,325	6,767		*	391	6,376	*
Robert Flannagan(13)	7,159		*	1,172	5,987		*	346	5,641	*
Mike d’Alessandro(13)	7,157		*	1,172	5,985		*	346	5,640	*
Chris Tuttle(13)	7,123		*	1,166	5,957		*	344	5,613	*
RBC Dain Rauscher Custodian E. Bulkeley Griswold SEP IRA†	6,449		*	1,056	5,393		*	312	5,082	*
Bradley Franco(4)(13)	5,818		*	952	4,866		*	281	4,584	*
Christian Allred(13)	5,818		*	952	4,866		*	281	4,584	*
Steven Heumann(13)	5,818		*	952	4,866		*	281	4,584	*
Chris Becek(13)	5,727		*	822	4,905		*	—	4,905	*
E. Bulkeley Griswold IRA†	5,700		*	933	4,767		*	275	4,491	*
Merle Rosenfelt†	4,963		*	812	4,151		*	240	3,911	*
Le Nghia(13)	4,734		*	622	4,112		*		4,112	*
Dolores Raneri(13)	4,276		*	700	3,576		*	207	3,369	*
Stacey Brasington†	4,135		*	677	3,458		*	200	3,258	*
Jerry Spaid(13)	3,733		*	611	3,122		*	180	2,941	*
Chad Spodek 1999 Beneficiary’s Trust†	3,334		*	546	2,788		*	161	2,627	*
David Spodek 1999 Beneficiary’s Trust†	3,334		*	546	2,788		*	161	2,627	*
Anthony Robinson(13)	3,111		*	509	2,602		*	150	2,451	*
Keith Bolton†	2,068		*	339	1,729		*	100	1,630	*
Lorraine Bolton†	2,068		*	339	1,729		*	100	1,630	*
James Smith(13)	1,743		*	285	1,458		*	84	1,373	*
Karl Kyhl(13)	1,605		*	232	1,373		*	—	1,373	*
Abraham Silbershatz(13)	1,555		*	255	1,300		*	75	1,225	*
Greg Bland(13)	1,186		*	194	992		*	57	935	*
Total	25,365,740	68%		4,015,000	21,350,740	53%		1,050,000	20,300,070	50%

*	Represents beneficial ownership of less than 1% of the outstanding shares of common stock.

(1)	See footnote 2 of the table under “Principal stockholders”.

(2)	See footnote 3 of the table under “Principal stockholders” and “Certain relationships and transaction with related persons—OHB Technology A.G.”

(3)	See footnote 4 of the table under “Principal stockholders”.

(4)	Don Franco was our Chairman of the Board until his death in January 2006 and previously served as an executive officer, including as Co-Chief Executive Officer from February through December 2004. See footnote 7 of the table under “Principal stockholders”.

(5)	See footnote 5 of the table under “Principal stockholders”. This selling stockholder is an affiliate of a registered broker dealer that is otherwise not participating in this offering.

(6)	See footnote 8 of the table under “Principal stockholders”.

(footnotes continued on following page)

Selling stockholders

(7)	Jerome B. Eisenberg is our Chairman of the Board and our Chief Executive Officer. Mr. Eisenberg is also the father of Marc Eisenberg and the husband of Cynthia Eisenberg. See footnote 9 of the table under “Principal stockholders”.

(8)	See “Certain relationships and transaction with related persons—ORBCOMM Asia Limited”.

(9)	Marc Eisenberg is our Chief Operating Officer. Mr. Eisenberg is also the son of Jerome B. and Cynthia Eisenberg. See footnote 9 of the table under “Principal stockholders”.

(10)	Mr. Connelly was a member of our board of directors from February 2004 to December 2005. Mr. Franco was a member of our board of directors from February 2006 to November 2006. Mr. John Franco is the brother of Mr. Don Franco, our former Chairman of the Board.

(11)	Emmett Hume is our Executive Vice President, International.

(12)	The managing member of Hoboken Partners 1 LLC is a member of Chadbourne & Parke LLP, our counsel in this offering. See “Legal Matters”.

(13)	A current non-executive officer employee of the Company.

(14)	Mr. Chrust is the owner of SGC Advisory Services, Inc., which has in the past provided advisory services to us for which we provided compensation, including in the form of warrants to purchase shares of our common stock.

(15)	Mr. Brady was our Chief Financial Officer from 2004 to 2006.

(16)	Mr. Stolte is our Executive Vice President, Technology and Operations.

(17)	Mr. Hoffmann is a member of our board of directors.

(18)	Mr. Costantini is our Chief Financial Officer.

(19)	Mr. Le Brun is our Senior Vice President and General Counsel.

(20)	Mr. Brennan is our Senior Vice President, Finance.

†	Indicates selling stockholders subject to the Second Amended and Restated Registration Rights Agreement, dated as of December 30, 2005, by and among us and certain stockholders of ours. See “Certain relationships and transactions with related persons—Registration Rights Agreement”.

All of the shares owned by the selling stockholders, other than certain shares issued upon exercise of options and SARs or vesting of RSUs, were “restricted securities” under the Securities Act prior to this registration.

Description of capital stock

In this section, “we”, “us” and “our” refer only to ORBCOMM Inc. and not its subsidiaries. The following is a description of the material terms of our amended and restated certificate of incorporation and our amended bylaws. This description is subject to the detailed provisions of, and is qualified by reference to, our amended and restated certificate of incorporation and our amended bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

GENERAL

We are authorized to issue (1) 250 million shares of common stock, par value $0.001 per share and (2) 50 million shares of preferred stock, par value $0.001 per share. As of March 31, 2007, we had 37,187,134 shares of our common stock outstanding held by 122 holders of record. Immediately following the completion of this offering, there are expected to be 40,172,134 shares of our common stock outstanding (based on the number of shares of common stock outstanding on March 31, 2007 and excluding shares of common stock issued upon the exercise of warrants to purchase common stock subsequent to such date) and no shares of preferred stock outstanding. The authorized shares of our common stock and preferred stock will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our stockholders is not required, our board of directors may determine not to seek stockholder approval.

Certain of the provisions described under this section entitled “Description of capital stock” could discourage transactions that might lead to a change of control of our company. Our amended and restated certificate of incorporation and amended bylaws:

➢	establish a classified board of directors, whereby our directors are elected for staggered terms in office so that only one-third of our directors stand for election in any one year;

➢	require stockholders to provide advance notice of any stockholder nominations of directors or any proposal of new business to be considered at any meeting of stockholders;

➢	require a supermajority vote to remove a director or to amend or repeal certain provisions of our amended and restated certificate of incorporation or amended bylaws; and

➢	preclude stockholders from calling a special meeting of stockholders.

COMMON STOCK

Our amended and restated certificate of incorporation permits us to issue up to 250 million shares of our common stock.

Dividends.  Holders of common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available therefor. Dividends may not be paid on common stock unless all accrued dividends on preferred stock, if any, have been paid or set aside. In the event of our liquidation, dissolution or winding-up, the holders of common stock will be entitled to share pro rata in the assets remaining after payment to creditors and after payment of the liquidation preference plus any unpaid dividends to holders of any outstanding preferred stock. See “Dividend policy”.

Voting.  Each holder of common stock is entitled to one vote for each such share outstanding in the holder’s name. No holder of common stock is entitled to cumulate votes in voting for directors.

Other Rights.  Our amended and restated certificate of incorporation provides that, unless otherwise determined by our board of directors, no holder of shares of common stock will have any right to purchase or subscribe for any stock of any class that we may issue or sell.

Description of capital stock

PREFERRED STOCK

Our amended and restated certificate of incorporation permit us to issue up to 50 million shares of our preferred stock in one or more series and with rights and preferences that may be fixed or designated by our board of directors without any further action by our stockholders. The powers, preferences, rights and qualifications, limitations and restrictions of the preferred stock of any other series will be fixed by the certificate of designation relating to such series, which will specify the terms of the preferred stock, including:

➢	the maximum number of shares in the series and the distinctive designation;

➢	the terms on which dividends, if any, will be paid;

➢	the terms on which the shares may be redeemed, if at all;

➢	the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

➢	the liquidation preference, if any;

➢	the terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock;

➢	the restrictions on the issuance of shares of the same series or any other class or series; and

➢	the voting rights, if any, of the shares of the series.

Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.

CERTAIN PROVISIONS OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND AMENDED BYLAWS

Our amended and restated certificate of incorporation and amended bylaws contain various provisions intended to (1) promote the stability of our stockholder base and (2) render more difficult certain unsolicited or hostile attempts to take us over, which could disrupt us, divert the attention of our directors, officers and employees and adversely affect the independence and integrity of our business.

Classified Board of Directors.  Pursuant to our amended and restated certificate of incorporation and amended bylaws the number of directors is fixed by our board of directors. Other than directors elected by the holders of any series of preferred stock or any other series or class of stock except common stock, our directors are divided into three classes. Each class consists as nearly as possible of one third of the directors. Directors elected by stockholders at an annual meeting of stockholders will be elected by a plurality of all votes cast. The terms of office of the three classes of director will expire, respectively, at our annual meetings in 2007, 2008 and 2009. The term of the successors of each such class of directors will expire three years from the year of election.

Removal of directors; Vacancies.  Under Delaware law, unless otherwise provided in our amended and restated certificate of incorporation, directors serving on a classified board of directors may be removed by the stockholders only for cause. Our amended and restated certificate of incorporation provides that directors may be removed only for cause upon the affirmative vote of holders of 75% of the voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Description of capital stock

Our amended and restated certificate of incorporation provides that any vacancy created by removal of a director shall be filled by a majority of the remaining members of the board of directors even though such majority may be less than a quorum.

Special Meetings; Written Consent.  Our amended and restated certificate of incorporation and amended bylaws provide that a special meeting of stockholders may be called only by a resolution adopted by a majority of the entire board of directors. Stockholders are not permitted to call, or to require that the board of directors call, a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders will be limited to the business brought before the meeting pursuant to the notice of the meeting given by us. In addition, our amended and restated certificate provides that any action taken by our stockholders must be effected at an annual or special meeting of stockholders and may not be taken by written consent instead of a meeting. Our amended bylaws establish an advance notice procedure for stockholders to nominate candidates for election as directors or to bring other business before meetings of our stockholders.

Our amended and restated certificate of incorporation provides that the affirmative vote of at least 66 2/3% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, would be required to amend or repeal the provisions of our amended and restated certificate of incorporation with respect to:

➢	the election of directors;

➢	the right to call a special meeting of stockholders;

➢	the right to act by written consent;

➢	amending our restated certificate of incorporation or amended bylaws; or

➢	the right to adopt any provision inconsistent with the preceding provisions.

In addition, our amended and restated certificate of incorporation provides that our board of directors may make, alter, amend and repeal our amended bylaws and that the amendment or repeal by stockholders of any of our amended bylaws would require the affirmative vote of at least 66 2/3% of the voting power described above, voting together as a single class.

Delaware takeover statute

We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” (as defined below) with any “interested stockholder” (as defined below) for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Description of capital stock

Section 203 of the Delaware General Corporation Law defines “business combination” to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

THE NASDAQ GLOBAL MARKET

Our common stock is listed on The Nasdaq Global Market under the symbol “ORBC”.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Mellon Investor Services LLC. Its address is 480 Washington Boulevard, Jersey City, NJ 07310, and its telephone number is (888) 829-7528.

Shares eligible for future sale

Future sales of significant amounts of our common stock, including shares of our outstanding common stock and shares of our common stock issued upon exercise of outstanding options, in the public market after this offering could adversely affect the prevailing market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

SALE OF RESTRICTED SHARES AND LOCK-UP AGREEMENTS

Upon the closing of this offering, we will have outstanding 40,172,134 shares of common stock. Of these shares, 16,230,800 shares of common stock will be freely tradable without restriction under the Securities Act, unless purchased by affiliates of ours, as that term is defined in Rule 144 under the Securities Act.

The remaining shares of common stock were issued and sold by us in private transactions, and are eligible for public sale if registered under the Securities Act or sold in accordance with Rule 144, 144(k) or 701 of the Securities Act. However, approximately 31,000,000 of these remaining shares of common stock are held by officers, directors, and existing stockholders who are subject to lock-up agreements until June 1, 2007, subject to extension under certain circumstances, under which they have agreed not to sell or otherwise dispose of their shares of common stock (and any shares purchased or acquired by them, whether pursuant to options or warrants to purchase common stock, RSUs or SARs or otherwise, after completion of our initial public offering).

We and UBS Securities LLC have jointly waived the lock-up provisions to permit us and the selling stockholders to participate in this offering. In connection with this offering, the stockholders party to the Second Amended and Restated Registration Rights Agreement, dated as of December 30, 2005, including the selling stockholders, have agreed to be bound by lock-up arrangements with UBS Securities LLC and us for a period of 90 days after the date of this prospectus pursuant to and subject to the condition set forth in the Second Amended and Restated Registration Rights Agreement. UBS Securities LLC and we may jointly release the shares subject to the lock-up agreements in whole or in part at anytime with or without notice. In the event we and UBS Securities LLC release any or all of an individual stockholder’s shares from the lock-up agreement, we and UBS Securities LLC are required to similarly release a similar percentage of the shares held by all other stockholders who are subject to the lock-up agreements unless holders of the majority of shares subject to lock-up agreements otherwise consent to such release. We have been advised by UBS Securities LLC that, when determining whether or not to release shares from the lock-up agreements, UBS Securities LLC will consider, among other factors, the stockholder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time. UBS Securities LLC has advised us that it has no present intention, and we have no present intention, to release any of the shares subject to the lock-up agreements prior to the expiration of the lock-up period.

Certain investors also have piggyback registration rights as specified in our Second Amended and Restated Registration Rights Agreement and we have obtained a waiver of such piggyback registration rights with respect to this offering.

RULE 144

In general, Rule 144 allows a stockholder (or stockholders where shares are aggregated) who has beneficially owned shares of our common stock for at least one year and who files a Form 144 with the SEC to sell within any three month period commencing 90 days after the date of this prospectus a number of those shares that does not exceed the greater of:

➢	1% of the number of shares of common stock then outstanding, which will equal approximately 363,041 shares immediately after this offering; or

Shares eligible for future sale

➢	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of the Form 144 with respect to such sale.

Sales under Rule 144, however, are subject to specific manner of sale provisions, notice requirements, and the availability of current public information about our company. We cannot estimate the number of shares of common stock our existing stockholders will sell under Rule 144, as this will depend on the market price for our common stock, the personal circumstances of the stockholders, and other factors.

RULE 144(k)

Under Rule 144(k), in general, a stockholder who has beneficially owned shares of our common stock for at least two years and who is not deemed to have been an affiliate of ours at any time during the immediately preceding 90 days may sell shares without complying with the manner of sale provisions, notice requirements, public information requirements, or volume limitations of Rule 144. Affiliates of ours, however, must always sell pursuant to Rule 144, even after the otherwise applicable Rule 144(k) holding periods have been satisfied.

RULE 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract before the effective date of the registration statement pursuant to which we made our initial public offering and who is not deemed to have been an affiliate of ours to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of ours to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144.

As of the date of this prospectus, no shares of our outstanding common stock had been issued in reliance on Rule 701 as a result of exercises of stock options.

OPTIONS, RSUS AND SARS

In addition to the 40,172,134 shares of common stock expected to be outstanding immediately after this offering, as of March 31, 2007, there were 899,296 and 413,334 shares of common stock deliverable upon the vesting of outstanding RSUs and the exercise of outstanding SARs, respectively, and outstanding options to purchase 1,464,420 shares of our common stock. We have filed a registration statement on Form S-8 under the Securities Act covering shares of our common stock issued or reserved for issuance under our 2004 stock option plan and 2006 LTIP. Accordingly, shares of our common stock registered under such registration statement will be available for sale in the open market upon the vesting of RSUs or the exercise of options or SARs by the holders, subject, in each case, to vesting restrictions with us, contractual lock-up restrictions, and/or market stand-off provisions applicable to each award agreement that prohibit the sale or other disposition of the shares of common stock underlying the awards for a specified period, subject to extension under certain circumstances, without the prior written consent from both us and UBS Securities LLC.

Material U.S. federal income tax considerations for
non-U.S. holders

The following is a summary of the material U.S. federal income tax consequences that may be relevant to Non-U.S. Holders with respect to the acquisition, ownership and disposition of our common stock. For purposes of this description, a “Non-U.S. Holder” is a beneficial owner of our common stock that, for U.S. federal income tax purposes, is not:

➢	an individual citizen or resident of the United States;

➢	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

➢	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

➢	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) or other pass-through entity holds our common stock, the tax treatment of a partner or owner of such partnership or other pass-through entity will generally depend on the status of the partner or owner and the activities of the partnership or pass-through entity. Such a partnership or pass-through entity, or partner or owner of such a partnership or pass-through entity, should consult its tax advisor as to its tax consequences.

This description addresses only the U.S. federal income tax considerations of holders that are initial purchasers of our common stock pursuant to the offering and that will hold our common stock as a capital asset and does not address all aspects of U.S. federal income taxation that may be relevant in light of a particular Non-U.S. Holder’s special tax status or situation. In particular, this description does not address tax considerations applicable to holders that are U.S. persons, financial institutions, insurance companies, real estate investment trusts, regulated investment companies, dealers or traders in securities or currencies, tax-exempt entities, U.S. expatriates, partnerships or other pass-through entities, passive foreign investment companies, controlled foreign corporations, persons that will hold our stock as part of a hedge, straddle or conversion transaction, persons that have a “functional currency” other than the U.S. dollar, or holders that own or are deemed to own 10% or more, by voting power or value, of our stock. This discussion does not address any tax consequences that arise under the laws of any state, local or foreign jurisdiction. Moreover, except as set forth below, this description does not address the U.S. federal estate and gift or alternative minimum tax consequences of the acquisition, ownership and disposition of our common stock.

This description is based on the Code, existing, proposed and temporary U.S. Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below.

You should consult your own tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of acquiring, owning and disposing of our common stock.

DIVIDENDS

Distributions on our common stock will constitute dividends to the extent paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. If a distribution

Material U.S. federal income tax considerations for non-U.S. holders exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the Non-U.S. Holder’s investment to the extent of the Non-U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as capital gain.

We currently do not intend to pay dividends with respect to our common stock. However, if we were to pay dividends with respect to our common stock, generally, but subject to the discussions below under “—Status as United States Real Property Holding Corporation” and “—Backup Withholding Tax and Information Reporting Requirements”, if you are a Non-U.S. Holder, dividends of cash or property paid to you will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable United States income tax treaty. In order to obtain the benefit of any applicable United States income tax treaty, you will have to file certain forms (e.g., Form W-8BEN or an acceptable substitute form). Such forms generally would contain your name and address and a certification that you are eligible for the benefits of such treaty.

This United States withholding tax generally will not apply to dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States, and, if a treaty applies, attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder. Dividends effectively connected with the conduct of a trade or business, as well as those attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder under an applicable treaty, are subject to United States federal income tax generally in the same manner as if the Non-U.S. Holder were a U.S. person, as defined under the Code. Certain Internal Revenue Service, or the IRS, certification and disclosure requirements must be complied with (e.g., the provision of a Form W-8ECI or an acceptable substitute form) in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a Non-U.S. Holder that is a foreign corporation may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

SALE, EXCHANGE OR OTHER TAXABLE DISPOSITION OF OUR COMMON STOCK

Generally, but subject to the discussions below under “—Status as United States Real Property Holding Corporation” and “—Backup Withholding Tax and Information Reporting Requirements”, if you are a Non-U.S. Holder, you will not be subject to U.S. federal income or withholding tax on any gain recognized on the sale, exchange or other taxable disposition of our common stock unless (1) such gain is effectively connected with your conduct of a trade or business in the United States and, where a tax treaty applies, is attributable to a permanent establishment or (2) if you are an individual, you are present in the United States for 183 days or more in the taxable year of such disposition and certain other conditions are met. If you are a corporate Non-U.S. Holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

STATUS AS UNITED STATES REAL PROPERTY HOLDING CORPORATION

If you are a Non-U.S. Holder, under certain circumstances, gain recognized on the sale or exchange of, and certain distributions in excess of basis with respect to, our common stock would be subject to U.S. federal income tax, notwithstanding your lack of other connections with the United States, if we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period ending on the date of such sale or exchange (or distribution). We believe that we will not be classified as a United States real property holding corporation as of the date of this offering and do not expect to become a United States real property holding corporation. However, the determination of whether we are a United States real property

Material U.S. federal income tax considerations for non-U.S. holders holding corporation is fact-specific and depends on the composition of our assets. We cannot assure you that we will not in the future become a United States real property holding corporation.

FEDERAL ESTATE TAX

Our common stock held by an individual at death, regardless of whether such individual is a citizen, resident or domiciliary of the United States, will be included in the individual’s gross estate for U.S. federal estate tax purposes, subject to an applicable estate tax or other treaty, and therefore may be subject to U.S. federal estate tax.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING REQUIREMENTS

We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

The United States imposes a backup withholding tax on dividends and certain other types of payments to United States persons (currently at a rate of 28% of the gross amount). Dividends paid to a Non-U.S. Holder will not be subject to backup withholding if proper certification of foreign status (usually on an IRS Form W-8BEN) is provided, and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person, or the holder is a corporation or one of several types of entities and organizations that qualify for exemption, also referred to as an exempt recipient.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of shares of common stock by a Non-U.S. Holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a Non-U.S. Holder sells or otherwise disposes of shares of common stock through the U.S. office of a United States or foreign broker, the broker will be required to report the amount of proceeds paid to such holder to the IRS and to apply the backup withholding tax (currently at a rate of 28%) to the amount of such proceeds unless appropriate certification (usually on an IRS Form W-8BEN) is provided to the broker of the holder’s status as either an exempt recipient or a non-U.S. person, and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person. Information reporting also applies if a Non-U.S. Holder sells or otherwise disposes of its shares of common stock through the foreign office of a broker deriving more than a specified percentage of its income from United States sources or having certain other connections to the United States and the foreign broker does not have certain documentary evidence in its files of the Non-U.S. Holder’s foreign status.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

The above description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our common stock. You should consult your own tax advisor concerning the tax consequences of your particular situation.

Underwriting

We and the selling stockholders are offering the shares of our common stock described in this prospectus through the underwriters named below. UBS Securities LLC and Cowen and Company, LLC are the representatives of the underwriters and joint book-running managers of this offering. We have entered into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of shares of common stock listed next to its name in the following table.

Underwriter	Number of Shares

UBS Securities LLC	2,800,000
Cowen and Company, LLC	1,750,000
Piper Jaffray & Co.	910,000
CIBC World Markets Corp.	770,000
Raymond James & Associates, Inc.	770,000

Total	7,000,000

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

Our common stock is offered subject to a number of conditions, including:

➢	receipt and acceptance of our common stock by the underwriters; and

➢	the underwriters’ right to reject orders in whole or in part.

We have been advised by the representatives that the underwriters intend to make a market in our common stock, but that they are not obligated to do so and may discontinue making a market at any time without notice.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

OVER-ALLOTMENT OPTION

The selling stockholders have granted to the underwriters an option to buy up to an aggregate of 1,050,000 additional shares of our common stock. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

COMMISSIONS AND DISCOUNTS

Shares sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.37 per share from the public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $0.10 per share from the public offering price. If all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and

Underwriting

upon the terms stated therein, and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms.

The following table shows the per share and total underwriting discounts and commissions we and the selling stockholders will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 1,050,000 shares.

	Total
	No exercise	Full exercise

Per Share	$0.6325	$0.6325
Total	$4,427,500	$5,091,625

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $1.2 million.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

NO SALES OF SIMILAR SECURITIES

Our executive officers and directors and certain of our existing stockholders have entered into lock-up agreements with UBS Securities LLC. Under these agreements, subject to certain exceptions, each of these persons may not, without the prior written approval of UBS Securities LLC, offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or hedge our common stock or securities convertible into or exchangeable or exercisable for our common stock, or warrants or other rights to purchase our common stock. These restrictions will be in effect for a period of 90 days after the date of this prospectus, subject to extension under certain circumstances. At any time and without public notice, we and UBS Securities LLC may jointly release all or some of the securities from these lock-up agreements. See “Shares eligible for future sale—Sale of Restricted Shares and Lock Up Agreements”.

We have entered into a lock-up agreement with UBS Securities LLC and Cowen and Company, LLC. Under this agreement, subject to certain exceptions, we may not, without the prior written approval of UBS Securities LLC and Cowen and Company, LLC, offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or hedge our common stock or securities convertible into or exchangeable or exercisable for our common stock, or warrants or other rights to purchase our common stock. These restrictions will be in effect for a period of 90 days after the date of this prospectus, subject to extension under certain circumstances. At any time and without public notice, UBS Securities LLC and Cowen and Company, LLC may jointly release all or some of the securities from this lock-up agreement.

NASDAQ GLOBAL MARKET

Our common stock is listed on Nasdaq under the trading symbol “ORBC”.

PRICE STABILIZATION, SHORT POSITIONS

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

➢	stabilizing transactions;

Underwriting

➢	short sales;

➢	purchases to cover positions created by short sales;

➢	imposition of penalty bids; and

➢	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering and purchasing shares of common stock in the open market to cover positions created by short sales. Short sales may be “covered short sales”, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked short sales”, which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on Nasdaq, in the over-the-counter market or otherwise.

AFFILIATIONS

Certain of the underwriters and their affiliates have in the past and may in the future provide from time to time certain commercial banking, financial advisory, investment banking and other services for us in the ordinary course of their business for which they will be entitled to receive separate fees. UBS Securities LLC arranged the private placement of a portion of the convertible notes and Series B preferred stock in December 2005, for which it received customary fees. UBS Securities LLC and Cowen and Company, LLC acted as underwriters in the Company’s initial public offering in November 2006 for which they received customary fees.

Controls and procedures

The following material weaknesses in our internal control over financial reporting were identified and communicated to us by Deloitte & Touche LLP, our independent registered public accounting firm, in connection with the audit of our consolidated financial statements for the year ended December 31, 2005:

➢	inadequate internal communication procedures between our management and the internal accounting staff on significant and/or complex transactions;

➢	a lack of thorough and rigorous review of contractual documents supporting complex transactions;

➢	a significant number of adjustments to our 2005 and 2004 financial statements, the recording of which resulted in material changes to our results of operations for each year;

➢	the absence of formal internal control procedures and the attendant control framework required to enforce those procedures; and

➢	an insufficient number of qualified accounting personnel, specifically within the external financial reporting area.

During 2006, to remediate these material weaknesses and improve the effectiveness of our internal controls, we took the following actions:

➢	hired a new Chief Financial Officer and key senior accounting and finance employees;

➢	established weekly updates from our technical operations team to provide enhanced communications throughout the Company;

➢	established weekly finance meetings, which include all key finance employees, to address significant and/or complex transactions;

➢	established procedures to ensure that all relevant documents and contracts relating to business transactions are sent to the accounting department for thorough review to provide improved reporting capability;

➢	formalized the monthly closing process, which includes an account reconciliation process for all balance sheet and income statement accounts and a review of reconciliations by accounting management; and

➢	engaged a national consulting firm to assist us with complying with the Sarbanes-Oxley Act. We are also in the process of implementing an integrated accounting and financial system infrastructure, which we believe will allow management to report on, and our independent registered public accounting firm to attest to, our internal controls, as required by the management certification and auditor attestation requirements mandated by the Sarbanes-Oxley Act. We are performing system and process evaluation and are in the process of remediation and re-documentation of our internal control system.

We believe these actions have remediated the material weaknesses identified by our independent registered public accounting firm in connection with the audit for the year ended December 31, 2005.

Legal matters

The validity of the shares of common stock offered hereby will be passed upon for us by Chadbourne & Parke LLP, New York, New York, and for the underwriters by Milbank, Tweed, Hadley & McCloy LLP, New York, New York. As of the date of this prospectus, a member of Chadbourne & Parke LLP beneficially owns, through Hoboken Partners 1 LLC, 188,348 shares of our common stock and following the sale by Hoboken Partners 1 LLC of shares in this offering described under “Selling stockholders”, 159,600 shares of our common stock. Such member disclaims beneficial ownership of these shares except to the extent of 70,767 shares of our common stock and following the sale by Hoboken Partners 1 LLC of shares in this offering described under “Selling stockholders”, 60,767 shares of our common stock.

Experts

The consolidated financial statements and the related financial statement schedule, as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in method for accounting for stock-based compensation), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Changes in and disagreements with accountants on
accounting and financial disclosure

In July 2005, we dismissed J.H. Cohn LLP as our principal accountants and engaged Deloitte & Touche LLP, as our independent auditors. The decision to change independent auditors was recommended by our Audit Committee and approved by our board of directors. We did not consult with Deloitte & Touche LLP regarding any matters prior to its engagement.

Where you can find more information

We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules, and amendments to the registration statement) under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, we refer you to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document to which we make reference are not necessarily complete. In each instance, we refer you to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by the more complete description of the matter involved.

We are required to file periodic and current reports, proxy and information statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Copies of all or any part of the registration statement may be obtained from the SEC’s offices upon payment of fees prescribed by the SEC. The SEC maintains an Internet site that contains periodic and current reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

We make available free of charge on our Internet address www.orbcomm.com our annual, quarterly and current reports, and amendments to these reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

Report of independent registered public accounting firm

To the Board of Directors and Stockholders of
ORBCOMM Inc.
Fort Lee, New Jersey

We have audited the accompanying consolidated balance sheets of ORBCOMM Inc. and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in membership interests and stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2006. Our audits also included the information included in the financial statement schedule listed in the Index at page F-1. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the information included in the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 3 to the consolidated financial statements, the Company changed its method of accounting for stock-based compensation to adopt the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006.

/s/  DELOITTE & TOUCHE LLP

New York, New York
March 27, 2007 (Except for Note 20,
as to which the date is May 12, 2007.)

Consolidated balance sheets

	December 31,
	2006	2005

	(in thousands, except share data)

ASSETS
Current assets:
Cash and cash equivalents	$62,139	$68,663
Marketable securities	38,850	—
Accounts receivable, net of allowances for doubtful accounts of $297 and $671 as of December 31, 2006 and December 31, 2005 (includes amounts due from related parties of $459 as of December 31, 2006 and $543 as of December 31, 2005)	5,185	3,550
Inventories	3,528	2,747
Advances to contract manufacturer	177	701
Prepaid expenses and other current assets	1,354	727

Total current assets	111,233	76,388
Long-term receivable—related party	372	472
Satellite network and other equipment, net	29,131	7,787
Intangible assets, net	7,058	4,375
Other assets	299	294

Total assets	$148,093	$89,316

LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$3,438	$2,330
Accrued liabilities	4,915	8,198
Current portion of deferred revenue	2,083	575

Total current liabilities	10,436	11,103
Note payable—related party	879	594
Deferred revenue, net of current portion	8,066	8,052

Total liabilities	19,381	19,749

Commitments and contingencies
Convertible redeemable preferred stock:
Series A, par value $0.001; 15,000,000 shares authorized as of December 31, 2005; none and 14,053,611 shares issued and outstanding as of December 31, 2006 and 2005 (liquidation preference value of $8,027 as of December 31, 2005)	—	45,500

Series B, par value $0.001; 30,000,000 shares authorized as of December 31, 2005; none and 17,629,999 shares issued and outstanding as of December 31, 2006 and 2005 (liquidation preference value of $71,049 as of December 31, 2005)	—	66,721

Stockholders’ equity (deficit):
Common stock, par value $0.001; 250,000,000 shares authorized as of December 31, 2006; 36,923,715 and 5,690,017 shares issued and outstanding as of December 31, 2006 and 2005	37	6
Additional paid-in capital	188,917	5,882
Accumulated other comprehensive (loss) income	(395)	90
Accumulated deficit	(59,847)	(48,632)

Total stockholders’ equity (deficit)	128,712	(42,654)

Total liabilities, convertible redeemable preferred stock and stockholders’ equity (deficit)	$148,093	$89,316

See notes to consolidated financial statements.

Consolidated statements of operations

	Years ended December 31,
	2006	2005	2004

	(in thousands, except share and per share data)

Revenues(1):
Service revenues	$11,561	$7,804	$6,479
Product sales	12,959	7,723	4,387

Total revenues	24,520	15,527	10,866

Costs and expenses(2):
Costs of services	8,714	6,223	5,884
Costs of product sales	12,092	6,459	4,921
Selling, general and administrative	15,731	9,344	8,646
Product development	1,814	1,341	778

Total cost and expenses	38,351	23,367	20,229

Loss from operations	(13,831)	(7,840)	(9,363)
Other income (expense):
Interest income	2,582	66	49
Other income	271	—	—
Interest expense, including amortization of deferred debt issuance costs and debt discount of $31 and $722 in 2005 and 2004	(237)	(308)	(1,318)
Loss on extinguishment of debt	—	(1,016)	(1,757)

Total other income (expense)	2,616	(1,258)	(3,026)

Net loss	$(11,215)	$(9,098)	$(12,389)

Net loss applicable to common shares (Note 5)	$(29,646)	$(14,248)	$(14,535)

Net loss per common share:
Basic and diluted	$(2.80)	$(2.51)	$(2.57)

Weighted average common shares outstanding:
Basic and diluted	10,601	5,683	5,658

(1) Related party revenues:
Service revenues	$374	$566	$517

Product sales	$62	$66	$123

(2) Stock-based compensation included in costs and expenses:
Costs of services	$425	$7	$31
Costs of product sales	71	—	—
Selling, general and administrative	3,355	183	1,436
Product development	94	11	49

	$3,945	$201	$1,516

See notes to consolidated financial statements.

Consolidated statements of changes in membership interests and stockholders’ equity (deficit)
Years ended December 31, 2006, 2005 and 2004

								Total
						Accumulated		membership
	Membership				Additional	other		interests and
	interest units		Common Stock		paid-in	comprehensive	Accumulated	stockholders’	Comprehensive
	Units	Amount	Shares	Amount	capital	income	deficit	equity (deficit)	loss

	(in thousands, except membership interest units and share data)

Balances, January 1, 2004	8,486,901	$11,495	—	$—	$—	$—	$(27,042)	$(15,547)
Fair value of warrants and beneficial conversion rights related to convertible bridge notes	—	836	—	—	—	—	—	836
Contribution of ORBCOMM LLC membership interest units into common stock of ORBCOMM Inc.	(8,486,901)	(12,331)	5,657,934	6	12,325	—	—	—
Warrants issued in connection with the sale of Series A redeemable convertible preferred stock	—	—	—	—	606	—	—	606
Issuance of Series A convertible redeemable preferred stock in connection with the acquisition of Sistron International LLC	—	—	—	—	(362)	—	(103)	(465)
Accrued Series A preferred stock dividends	—	—	—	—	(3,318)	—	—	(3,318)
Accretion of preferred stock issuance costs	—	—	—	—	(320)	—	—	(320)
Stock-based compensation	—	—	—	—	1,516	—	—	1,516
Warrants issued in exchange for services rendered	—	—	—	—	248	—	—	248
Net loss	—	—	—	—	—	—	(12,389)	(12,389)	$(12,389)

Balances, December 31, 2004	—	—	5,657,934	6	10,695	—	(39,534)	(28,833)
Common stock issued	—	—	32,083	—	136	—	—	136
Accrued Series A preferred stock dividends	—	—	—	—	(4,709)	—	—	(4,709)
Accretion of preferred stock issuance costs	—	—	—	—	(441)	—	—	(441)
Stock-based compensation	—	—	—	—	201	—	—	201
Net loss	—	—	—	—	—	—	(9,098)	(9,098)	$(9,098)
Cumulative translation adjustment	—	—	—	—	—	90	—	90	90

									$(9,008)

Balances, December 31, 2005	—	—	5,690,017	6	5,882	90	(48,632)	(42,654)
Accretion of preferred stock issuance costs	—	—	—	—	(854)	—	—	(854)
Series B preferred stock dividend	—	—	—	—	(7,467)	—	—	(7,467)
Initial public offering of common stock, net of underwriters’ discounts and commissions and offering costs	—	—	9,230,800	9	89,473	—	—	89,482
Conversion of convertible reedemable Series A and B preferred stock into common stock	—	—	21,383,318	21	106,492	—	—	106,513
Consent payment to holders of Series B preferred stock for the automatic conversion into common stock in connection with IPO	—	—	—	—	(10,111)	—	—	(10,111)
Exercise of warrants	—	—	619,580	1	1,557	—	—	1,558
Stock-based compensation	—	—	—	—	3,945	—	—	3,945
Net loss	—	—	—	—	—	—	(11,215)	(11,215)	$(11,215)
Cumulative translation adjustment	—	—	—	—	—	(485)	—	(485)	(485)

									$(11,700)

Balances, December 31, 2006	—	$—	36,923,715	$37	$188,917	$(395)	$(59,847)	$128,712

See notes to consolidated financial statements.

Consolidated statements of cash flows

	Years ended December 31,
	2006	2005	2004

	(in thousands)

Cash flows from operating activities:
Net loss	$(11,215)	$(9,098)	$(12,389)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Change in allowance for doubtful accounts	(374)	82	427
Inventory impairments	361	115	56
Depreciation and amortization	2,373	1,982	1,480
Amortization of deferred debt issuance costs and debt discount	—	31	722
Accretion on notes payable—related party	131	33	—
Loss on extinguishment of debt	—	1,016	1,757
Stock-based compensation	3,945	201	1,516
Warrants issued in exchange for services	—	—	248
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(1,161)	1,014	(4,437)
Inventories	(1,964)	(642)	(1,528)
Advances to contract manufacturer	524	3,046	(3,572)
Prepaid expenses and other current assets	(95)	(366)	(896)
Accounts payable and accrued liabilities	(2,913)	2,902	(2,612)
Deferred revenue	1,522	3,325	3,177

Net cash (used in) provided by operating activities	(8,866)	3,641	(16,051)

Cash flows from investing activities:
Capital expenditures	(22,357)	(4,066)	(2,491)
Purchase of marketable securities	(43,850)	—	—
Sale of marketable securities	5,000	—	—
Contingent purchase price payment made in connection with the acquisition of Satcom International Group plc.	(3,631)	—	—
Acquisitions of businesses, net of cash acquired	—	33	2

Net cash used in investing activities	(64,838)	(4,033)	(2,489)

Cash flows from financing activities:
Payments of bank debt	—	—	(104)
Proceeds from issuance of Series A preferred stock net of issuance costs of $2,595	—	—	24,227
Proceeds from issuance of Series B preferred stock net of issuance costs of $113 and $4,328	1,465	41,702	—
Proceeds from issuance of common stock in connection with initial public offering, net of underwriters’ discounts and commissions and offering costs of $11,447	90,092	—	—
Payment made to holders of Series B preferred stock for consent to the automatic conversion into common stock in connection with the initial public offering	(10,111)	—	—
Proceeds from issuance of 10% convertible bridge notes	—	25,019	1,250
Proceeds from exercise of common stock warrants	1,558	—	—
Payment of Series A preferred stock dividends	(8,027)	—	—
Payment of Series B preferred stock dividends	(7,467)	—	—
Repayment of 10% convertible bridge notes	—	—	(922)
Repayment of 18% convertible bridge notes	—	—	(2,341)
Repayment of note payable to Eurovest Holdings Ltd.	—	—	(250)
Payments for deferred financing costs	—	(1,047)	(82)

Net cash provided by financing activities	67,510	65,674	21,778

Effect of exchange rate changes on cash and cash equivalents	(330)	65	—

Net (decrease) increase in cash and cash equivalents	(6,524)	65,347	3,238
Cash and cash equivalents:
Beginning of year	68,663	3,316	78

End of year	$62,139	$68,663	$3,316

Supplemental cash flow disclosures (Note 18):
Interest paid	$—	$187	$649

See notes to consolidated financial statements.

Notes to consolidated financial statements
(In thousands, except share, unit, per share and per unit amounts)

Note 1.	Organization and Business

ORBCOMM Inc. (“ORBCOMM” or the “Company”), a Delaware corporation, is a satellite-based data communication company that operates a two-way global wireless data messaging system optimized for narrowband data communication. The Company provides these services through a constellation of 30 owned and operated low-Earth orbit satellites and accompanying ground infrastructure through which small, low power, fixed or mobile subscriber communicators (“Communicators”) can be connected to other public or private networks, including the Internet (collectively, the “ORBCOMM System”). The ORBCOMM System is designed to enable businesses and government agencies to track, monitor, control and communicate with fixed and mobile assets located nearly anywhere in the world.

The Company was formed in October 2003. On February 17, 2004, the members of ORBCOMM LLC contributed all of their outstanding membership interests to the Company in exchange for 5,657,934 shares of common stock of the Company. As a result, ORBCOMM LLC became a wholly owned subsidiary of the Company (such transaction, in combination with the issuances of preferred stock pursuant to the Stock Purchase Agreement discussed below, is referred to as the “Reorganization”). The Reorganization was accounted for as a reverse acquisition of the Company by ORBCOMM LLC and a related issuance of Series A preferred stock. Accordingly, the historical consolidated financial statements of ORBCOMM LLC became the historical consolidated financial statements of the Company. ORBCOMM LLC, formerly a majority-owned subsidiary of ORBCOMM Holdings LLC (“Holdings”), was organized as a limited liability company in Delaware on April 4, 2001. On April 23, 2001, ORBCOMM LLC acquired substantially all of the non-cash assets and assumed certain liabilities of ORBCOMM Global L.P. and its subsidiaries (the “Predecessor Company”), which had filed petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware on September 15, 2000. The Predecessor Company was a limited partnership formed by Orbital Communications Corporation, a subsidiary of Orbital Sciences Corporation, and Teleglobe Mobile Partners, a subsidiary of Teleglobe Holdings Corporation.

The Reorganization included the closing of a Stock Purchase Agreement (the “Stock Purchase Agreement”) among ORBCOMM, ORBCOMM LLC and certain investors pursuant to which the following occurred:

➢	ORBCOMM issued 5,392,606 shares of Series A convertible redeemable voting preferred stock (“Series A preferred stock”) to new investors at a price of $2.84 per share, and received gross proceeds totaling $15,315.

➢	Certain note holders of ORBCOMM LLC entered into agreements to contribute the principal balances and accrued interest of their notes, totaling $10,967, to ORBCOMM in exchange for 3,861,703 shares of Series A preferred stock at a price of $2.84 per share.

➢	Holders of warrants to purchase 2,736,997 membership interest units of ORBCOMM LLC, representing all of the issued and outstanding warrants of ORBCOMM LLC, entered into agreements to contribute such warrants to ORBCOMM in exchange for warrants, with substantially the same terms and conditions, to purchase 1,824,665 shares of common stock of ORBCOMM. The warrants have exercise prices ranging from $2.33 per share to $4.26 per share and expire starting November 2007 through February 2009.

➢	In August 2004, ORBCOMM issued an additional 4,051,888 shares of Series A preferred stock to new and existing investors at $2.84 per share, pursuant to the Stock Purchase Agreement and received gross proceeds of $11,507. In connection with the sales of the Series A preferred stock in February and August 2004, ORBCOMM incurred aggregate issuance costs of $2,595.

Notes to consolidated financial statements
(In thousands, except share, unit, per share and per unit amounts)

Note 2.  Initial Public Offering

On November 8, 2006, the Company closed its initial public offering (“IPO”) of 9,230,800 shares of common stock at a price of $11.00 per share. The Company received net proceeds of approximately $89,500 from the IPO, after deducting underwriters’ discounts and commissions and offering costs of which $600 has not been paid as of December 31, 2006. From the net proceeds, the Company paid accumulated and unpaid dividends totaling $7,467 to the holders of Series B preferred stock, contingent purchase price consideration of $3,631 relating to the Satcom Transaction (see Note 7) and $10,111 to the holders of Series B preferred stock in connection with obtaining consents required for the automatic conversion of the Series B preferred stock into common stock (see Note 12). All outstanding shares of Series A and B preferred stock automatically converted into an aggregate of 21,383,318 shares of common stock upon completion of the IPO.

The Company has incurred losses from inception including a net loss $11,215 in 2006 and as of December 31, 2006, the Company has an accumulated deficit of $59,847. As of December 31, 2006, the Company’s primary source of liquidity consisted of cash and cash equivalents and marketable securities, which the Company believes will be sufficient to provide working capital and fund capital expenditures, which primarily include the deployment of additional satellites which will be comprised of the quick-launch and next-generation satellites for the next twelve months.

Note 3.  Summary of Significant Accounting Policies

Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Company, its wholly owned and majority-owned subsidiaries, and investments in variable interest entities in which the Company is determined to be the primary beneficiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Investments in entities over which the Company has the ability to exercise significant influence but does not have a controlling interest are accounted for under the equity method of accounting. The Company considers several factors in determining whether it has the ability to exercise significant influence with respect to investments, including, but not limited to, direct and indirect ownership level in the voting securities, active participation on the board of directors, approval of operating and budgeting decisions and other participatory and protective rights. Under the equity method, the Company’s proportionate share of the net income or loss of such investee is reflected in the Company’s consolidated results of operations. Although the Company owns interests in companies that it accounts for pursuant to the equity method, the investments in those entities had no carrying value as of December 31, 2006 and 2005, and the Company had no equity in the earnings or losses of those investees for the years ended December 31, 2006, 2005 and 2004. Non-controlling interests in companies are accounted for by the cost method where the Company does not exercise significant influence over the investee. The Company’s cost basis investments had no carrying value as of December 31, 2006 and 2005.

Use of estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses at the date of the consolidated financial statements and during the reporting periods, and to disclose contingent assets and liabilities at the date of the consolidated financial statements. Actual results could differ from those estimates. The most significant estimates relate to the allowances for doubtful accounts, the useful lives and impairment of the Company’s satellite network, other equipment and

Notes to consolidated financial statements
(In thousands, except share, unit, per share and per unit amounts)

license rights, inventory valuation, the fair value of acquired assets, the fair value of securities underlying share-based payment arrangements and the realization of deferred tax assets.

Revenue recognition

Product revenues are derived from sales of Communicators and other equipment, such as gateway earth stations and gateway control centers, to customers. The Company derives service revenues from its resellers (i.e., its value added resellers (“VARs”), international value added resellers (“IVARs”), international licensees and country representatives) and direct customers from utilization of Communicators on the ORBCOMM System. These service revenues consist of a one-time activation fee for each Communicator activated for use and monthly usage fees. Usage fees charged to customers are based upon the number, size and frequency of data transmitted by a customer and the overall number of Communicators activated by each customer. Usage fees charged to the Company’s VARs, IVARs, international licensees and country representatives are charged primarily based on the overall number of Communicators activated by the VAR, IVAR, international licensee or country representative and the total amount of data transmitted by their customers. For one licensee customer, the Company charges usage fees as a percentage of the licensee’s revenues. The Company also earns revenues from providing engineering, technical and management support services to customers, and from license fees and royalties relating to the manufacture of Communicators by third parties under certain manufacturing agreements.

Revenues generated from the sale of Communicators and other products are either recognized when the products are shipped or when customers accept the products, depending on the specific contractual terms. Sales of Communicators and other products are not subject to return and title and risk of loss pass to the customer at the time of shipment. Sales of Communicators are primarily to VARs and IVARs are not bundled with services arrangements. Revenues from sales of gateway earth stations and related products are recognized upon customer acceptance. Revenues from the activation of Communicators are initially recorded as deferred revenues and are, thereafter, recognized ratably over the term of the agreement with the customer, generally three years. Revenues generated from monthly usage and administrative fees and engineering services are recognized when the services are rendered. Upfront payments for manufacturing license fees are initially recorded as deferred revenues and are recognized ratably over the term of the agreements, generally ten years. Revenues generated from royalties relating to the manufacture of Communicators by third parties are recognized when the third party notifies the Company of the units it has manufactured and a unique serial number is assigned to each unit by the Company.

Amounts received prior to the performance of services under customer contracts are recognized as deferred revenues and revenue recognition is deferred until such time that all revenue recognition criteria have been met.

For arrangements with multiple obligations (e.g., deliverable and undeliverable products, and other post-contract support), the Company allocates revenues to each component of the contract based on objective evidence of its fair value. The Company recognizes revenues allocated to undelivered products when the criteria for product revenues set forth above are met. If objective and reliable evidence of the fair value of the undelivered obligations is not available, the arrangement consideration allocable to a delivered item is combined with the amount allocable to the undelivered item(s) within the arrangement. Revenues are recognized as the remaining obligations are fulfilled.

Out-of-pocket expenses incurred during the performance of professional service contracts are included in costs of services and any amounts re-billed to clients are included in revenues during the period in which they are incurred. Shipping costs billed to customers are included in product sales revenues and the related costs are included as costs of product sales.

Notes to consolidated financial statements
(In thousands, except share, unit, per share and per unit amounts)

The Company, on occasion, issues options to purchase its equity securities or the equity securities of its subsidiaries, or issues shares of its common stock as an incentive in soliciting sales commitments from its customers. The grant date fair value of such equity instruments is recorded as a reduction of revenues on a pro-rata basis as products or services are delivered under the sales arrangement.

Costs of revenues

Costs of product sales includes the purchase price of products sold, shipping charges, costs of warranty obligations, payroll and payroll related costs for employees who are directly associated with fulfilling product sales and depreciation and amortization of assets used to deliver products. Costs of services is comprised of payroll and related costs, including stock-based compensation, materials and supplies, depreciation and amortization of assets used to provide services.

Foreign currency translation

The Company has foreign operations where the functional currency has been determined to be the local currency. For operations where the local currency is the functional currency, assets and liabilities are translated using end-of-period exchange rates; revenues, expenses and cash flows are translated using average rates of exchange. For these operations, currency translation adjustments are accumulated in a separate component of stockholders’ deficit. Transaction gains and losses are recognized in the determination of net income or loss.

Fair value of financial instruments

The carrying value of the Company’s short-term financial instruments, including cash, accounts receivable, accounts payable and accrued expenses approximated their fair value due to the short-term nature of these items. There is no market value information available for the Company’s long-term receivables and a reasonable estimate could not be made without incurring excessive costs.

Cash and cash equivalents

The Company considers all liquid investments with maturities of three months or less, at the time of purchase, to be cash equivalents.

Marketable securities

Marketable securities consist of floating rate redeemable municipal debt securities which have stated maturities ranging from twenty to forty years. The Company classifies these securities as available-for-sale. Management determines the appropriate classification of its investments at the time of purchase and at each balance sheet date. Available-for-sale securities are carried at fair value with unrealized gains and losses, if any, reported in accumulated other comprehensive income. Interest received on these securities is included in interest income. Realized gains or losses upon disposition of available-for-sale securities are included in other income. As of December 31, 2006, the fair value of these securities approximates cost.

Concentration of risk

The Company’s customers are primarily commercial organizations headquartered in the United States. Accounts receivable are generally unsecured.

Accounts receivable are due in accordance with payment terms included in contracts negotiated with customers. Amounts due from customers are stated net of an allowance for doubtful accounts. Accounts that are outstanding longer than the contractual payment terms are considered past due. The

Notes to consolidated financial statements
(In thousands, except share, unit, per share and per unit amounts)

Company determines its allowance for doubtful accounts by considering a number of factors, including the length of time accounts are past due, the customer’s current ability to pay its obligations to the Company, and the condition of the general economy and the industry as a whole. The Company writes-off accounts receivable when they are deemed uncollectible.

Long-term receivables represent amounts due from the sale of products and services to related parties that are collateralized by assets whose estimated fair market value exceeds the carrying value of the receivables (see Note 15).

During the years ended December 31, 2006, 2005 and 2004, one customer comprised 49.5%, 31.4% and 37.2% of revenues, respectively. During 2005, a second customer comprised 13.5% of revenues, resulting from the sale of a gateway earth station to that customer. At December 31, 2006 and 2005, one customer accounted for 60.3% and 41.9% of accounts receivable, respectively.

A significant portion of the Company’s Communicators are manufactured under a contract by Delphi Automotive Systems LLC, a subsidiary of Delphi Corporation, which is under bankruptcy protection. The Communicators are manufactured by a Delphi affiliate in Mexico, which the Company does not believe will be impacted by the Delphi bankruptcy. As of December 31, 2006, there has been no interruption to the supply of Communicators from Delphi.

The Company does not currently maintain in-orbit insurance coverage for its satellites to address the risk of potential systemic anomalies, failures or catastrophic events affecting the existing satellite constellation. If the Company experiences significant uninsured losses, such events could have a material adverse impact on the Company’s business.

Inventories

Inventories are stated at the lower of cost or market, determined on a first-in, first-out basis. Inventory represents finished goods available for sale to customers. The Company regularly reviews inventory quantities on hand and adjusts the carrying value of excess and obsolete inventory based on historical demand, as well as an estimated forecast of product demand. Impairment charges for excess and obsolete inventory are recorded in costs of product sales in the accompanying consolidated statements of operations and amounted to approximately $361, $115 and $56 for the years ended December 31, 2006, 2005 and 2004, respectively.

Satellite network and other equipment

Satellite network and other equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are recognized once an asset is placed in service using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of their useful life or their respective lease term.

Satellite network includes costs of the constellation of satellites, and the ground and control segments, consisting of gateway earth stations, gateway control centers and the network control center (the “Ground Segment”).

Assets under construction primarily consists of costs relating to the design, development and launch of the Coast Guard demonstration satellite, payload, bus and launch procurement agreements for the quick-launch satellites and other related costs, and upgrades to the Company’s infrastructure and the Ground Segment. Once these assets are placed in service they will be transferred to satellite network and then depreciation will be recognized using the straight-line method over the estimated lives of the assets. No depreciation has been charged on these assets as of December 31, 2006.

Notes to consolidated financial statements
(In thousands, except share, unit, per share and per unit amounts)

The cost of repairs and maintenance is charged to operations as incurred; significant renewals and betterments are capitalized.

Capitalized development costs

The Company capitalizes the costs of acquiring, developing and testing software to meet the Company’s internal needs. Capitalization of costs associated with software obtained or developed for internal use commences when both the preliminary project stage is completed and management has authorized further funding for the project, based on a determination that it is probable that the project will be completed and used to perform the function intended. Capitalized costs include only (1) external direct cost of materials and services consumed in developing or obtaining internal-use software, and (2) payroll and payroll-related costs for employees who are directly associated with and devote time to the internal-use software project. Capitalization of such costs ceases no later than the point at which the project is substantially complete and ready for its intended use. Internal use software costs are amortized once the software is placed in service using the straight-line method over periods ranging from three to five years. Prior to 2005, the Company did not capitalize any payroll and payroll-related costs because in the opinion of management these costs were not deemed capitalizable. Capitalized internal use software costs are amortized using the straight-line method over the estimated lives of the assets.

Intangible assets

Intangible assets consist primarily of licenses acquired from affiliates to market and resell the Company’s services in certain foreign geographic areas and related regulatory approvals to allow the Company to provide its services in various countries and territories. The Company’s intangible assets also include acquired intellectual property related to the manufacture of Communicators. Intangible assets are stated at their acquisition cost. The Company does not have any indefinite lived intangible assets at December 31, 2006 and 2005.

Amortization of intangible assets is recognized using the straight-line method over the estimated useful lives of the assets.

Impairment of long-lived assets

The Company’s reviews its long-lived assets and amortizable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In connection with this review, the Company also reevaluates the periods of depreciation and amortization for these assets. The Company recognizes an impairment loss when the sum of the future undiscounted net cash flows expected to be realized from the asset is less than its carrying amount. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset, which is determined using the present value of net future operating cash flows to be generated by the asset.

Debt issuance costs and debt discount

Loan fees and other costs incurred in connection with the issuance of notes payable are deferred and amortized over the term of the related loan using the effective interest method. Such amortization is reported as a component of interest expense.

The Company accounts for the intrinsic value of beneficial conversion rights arising from the issuance of convertible debt instruments with conversion rights that are “in-the-money” at the commitment date pursuant to Emerging Issues Task Force (“EITF”) Issue No. 98-5 and EITF Issue No. 00-27. Such value

Notes to consolidated financial statements
(In thousands, except share, unit, per share and per unit amounts)

is measured based on the relative fair value of the detachable convertible instrument and the associated debt and is allocated to additional paid-in-capital (or members’ deficiency prior to the Reorganization) and recorded as a reduction in the carrying value of the related debt. The intrinsic value of beneficial conversion rights is amortized to interest expense from the issuance date through the earliest date the underlying debt instrument can be converted, using the effective interest method.

Warrants, or any other detachable instruments issued in connection with debt financing agreements are valued using the relative fair value method and allocated to additional paid-in capital (or members’ deficiency prior to the Reorganization) and recorded as a reduction in the carrying value of the related debt. This discount is amortized to interest expense from the issuance date through the maturity date of the debt using the effective interest method.

If debt is repaid, or converted into preferred or common stock, prior to the full amortization of the related issuance costs, beneficial conversion rights or debt discount, the remaining balance of such items is recorded as loss on extinguishment of debt in the Company’s consolidated statements of operations. Prepaid interest associated with notes payable is recognized based on the terms of the related notes, generally in the first interest periods of the notes.

Convertible redeemable preferred stock

At the time of issuance, preferred stock is recorded at its gross proceeds less issuance costs. The carrying value is increased to the redemption value using the effective interest method over the period from the date of issuance to the earliest date of redemption. The carrying value of preferred stock is also increased by cumulative unpaid dividends. At December 31, 2006, the Company did not have any issued and outstanding convertible redeemable preferred stock.

Income taxes

Prior to February 17, 2004, the consolidated financial statements did not include a provision for federal and state income taxes because ORBCOMM LLC was treated as a partnership for federal and state income tax purposes. As such, ORBCOMM LLC was not subject to any income taxes, as any income or loss through February 17, 2004 was included in the tax returns of the individual members.

ORBCOMM LLC became a wholly owned subsidiary of the Company as of February 17, 2004. The Company is a “C” corporation and for income tax purposes has adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 109 Accounting for Income Taxes (“SFAS 109”).

Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when realization of deferred tax assets is not considered more likely than not.

Loss contingencies

The Company accrues for costs relating to litigation, claims and other contingent matters when such liabilities become probable and reasonably estimable. Such estimates may be based on advice from third parties or on management’s judgment, as appropriate. Actual amounts paid may differ from amounts estimated, and such differences will be charged to operations in the period in which the final determination of the liability is made.

Notes to consolidated financial statements
(In thousands, except share, unit, per share and per unit amounts)

Stock-based compensation

On January 1, 2006, the Company adopted SFAS No. 123 (Revised 2004), Share-Based Payment (“SFAS 123(R)”), which requires the measurement and recognition of stock-based compensation expense for all share-based payment awards made to employees and directors based on estimated fair values.

The Company adopted SFAS 123(R) using the modified prospective transition method. Under that transition method, stock-based compensation expense recognized during the year ended December 31, 2006 includes stock-based compensation expense for all share-based payments granted prior to, but not vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”) and stock-based compensation expense for all share-based payments granted on or after January 1, 2006, based on the grant-date fair value, estimated in accordance with provisions of SFAS 123(R).

SFAS 123(R) requires companies the measurement and recognition of compensation expense for all shared-based payment awards made to employees and directors based on estimated fair values. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service period. For awards with performance conditions, an evaluation at the grant date and future periods as to the likelihood of the performance criteria being met. Compensation expense is adjusted in future periods for subsequent changes in the expected outcome of the performance conditions until the vesting date. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In the Company’s pro forma information required under SFAS No. 123 for the periods prior to January 1, 2006, the Company accounted for forfeitures as they occurred. In accordance with the modified prospective transition method, prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R).

Prior to January 1, 2006, the Company accounted for stock-based compensation arrangements with employees in accordance with Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, using the intrinsic value method of accounting which requires charges to stock-based compensation expense for the excess, if any, of the fair value of the underlying stock at the date an employee stock option is granted (or at an appropriate subsequent measurement date) over the amount the employee must pay to acquire the stock. For the years ended December 31, 2005 and 2004, the Company recorded the intrinsic value per share as stock-based compensation over the applicable vesting period, using the straight-line method. The Company provided the required disclosures of SFAS No. 123, as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. Stock-based awards to nonemployees prior to January 1, 2006 were accounted for under the provisions of SFAS No. 123 and EITF Issue No. 96-18, Accounting for Equity Instruments Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

Recent accounting pronouncements

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”) an interpretation of FASB Statement No. 109, Accounting for Income Taxes. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109 and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 will be effective for the Company

Notes to consolidated financial statements
(In thousands, except share, unit, per share and per unit amounts)

beginning January 1, 2007. The Company does not believe that the adoption of FIN 48 will have a material impact on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), to define fair value, establish a framework for measuring fair value in accordance with generally accepted accounting principles (GAAP) and expand disclosures about fair value measurements. SFAS 157 requires quantitative disclosures using a tabular format in all periods (interim and annual) and qualitative disclosures about the valuation techniques used to measure fair value in all annual periods. SFAS 157 will be effective for the Company beginning January 1, 2008. The Company is currently evaluating the impact of adopting SFAS 157.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 requires analysis of misstatements using both an income statement (rollover) approach and a balance sheet (iron curtain) approach in assessing materiality and provides for a one-time cumulative effect transition adjustment. SAB 108 is effective for fiscal years ending on or after November 15, 2006. The adoption of this standard did not have a material impact on the Company’s Consolidated Financial Statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 will be effective for the Company on January 1, 2008. The Company is currently evaluating the impact of adopting SFAS 159 on its consolidated financial statements.

Note 4.  Stock-based Compensation

In September 2006, the Company’s stockholders approved the 2006 Long-Term Incentives Plan (the “2006 LTIP”), under which awards for an aggregate amount of 4,658,207 shares of common stock are available for grants to directors and employees. The 4,658,207 shares available for grant under the 2006 LTIP includes 202,247 shares of common stock remaining available for grant under the Company’s 2004 stock option plan as of December 31, 2006 and will be increased by the number of shares underlying awards under the 2004 stock option plan that have been cancelled or forfeited since that date. The 2006 LTIP replaces in its entirety the Company’s 2006 stock option plan adopted in December 2005. As of December 31, 2006, there were 3,690,413 remaining shares available for grant under the 2006 LTIP.

The 2006 LTIP provides for the grants of stock options (which may be incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified stock options). The stock options granted may have a maximum term of up to 10 years. The 2006 LTIP also provides for awards of stock appreciation rights, common stock, restricted stock, restricted stock units, performance units and performance shares. The 2006 LTIP is administrated by the Compensation Committee of the Company’s Board of Directors, which selects persons eligible to receive awards under the 2006 LTIP and determines the number, terms, conditions, performance measures and other provisions of the awards.

In 2004, the Company established the 2004 Stock Option Plan which provides for the issuance of options to purchase up to 1,666,667 shares of common stock to officers, directors, employees and consultants. At December 31, 2006, options to purchase 202,247 shares were available for issuance under the 2004 stock option plan that are included in the 2006 LTIP as discussed above. Options granted under the 2004 Stock Option Plan have a maximum term of 10 years and vest over a period

Notes to consolidated financial statements
(In thousands, except share, unit, per share and per unit amounts)

determined by the Company’s Board of Directors (generally four years) at an exercise price per share determined by the Board of Directors at the time of the grant. The 2004 stock option plan expires 10 years from the effective date, or when all options have been granted, whichever is sooner.

The Company recognized $3,945 of stock-based compensation expense for the year ended December 31, 2006. The Company has not recognized, and does not expect to recognize in the foreseeable future, any tax benefit related to employee stock-based compensation expense as a result of the full valuation allowance on its net deferred tax assets and its net operating loss carryforwards.

The components of the Company’s stock-based compensation expense are presented below:

	For the years ended December 31,
	2006	2005	2004

Stock options	$651	$201	$1,516
Restricted stock units	2,904	—	—
Stock appreciation rights	390	—	—

Total	$3,945	$201	$1,516

Stock-based compensation—stock options granted under the 2004 Stock Option Plan

The fair value of stock options is estimated on the date of grant using the Black-Scholes option pricing model with the assumptions described below for the periods indicated. Expected volatility was based on the stock volatility for comparable publicly traded companies. The Company uses historical activity to estimate the expected life of stock options, giving consideration to the contractual terms and vesting schedules. Estimated forfeitures were based on voluntary and involuntary termination behavior as well as analysis of actual option forfeitures. The risk-free interest rate was based on the U.S. Treasury yield curve at the time of the grant over the expected term of the stock option grants.

	Years ended December 31,
	2006	2005(1)	2004

Risk-free interest rate	4.64%	—	2.33%
Expected life (years)	4.00	—	3.00 to 4.00
Expected volatility factor	44.50%	—	61.50%
Expected dividends	None	—	None

(1)	There were no options granted in 2005.

In February 2006, the Company granted an option to an employee to purchase 50,000 shares of common stock. The Company determined the fair value of its common stock underlying these stock options to be $15.00 per share. The Company made such determination by considering a number of factors including the conversion price of its Series B preferred stock issued in December 2005 and January 2006, recent business developments, a discounted cash flow analysis of its projected financial results, and preliminary estimated price ranges related to the commencement of its process for an IPO.

In 2004, the Company granted options to employees to purchase a total of 1,528,331 shares of common stock, at exercise prices ranging from $2.33 to $4.26 per share. The Company determined the fair market value of its common stock in 2004 to be $4.26 per share based upon the sales prices of its Series A preferred stock issued in arm’s-length transactions with unaffiliated parties. The aggregate intrinsic value of such options, in the amount of $1,764, was being recognized as stock-based compensation expense over the vesting period of the stock options. The Company recognized $201 and

Notes to consolidated financial statements
(In thousands, except share, unit, per share and per unit amounts)

$1,516 of stock-based compensation expense related to such options in the years ended December 31, 2005 and 2004, respectively.

Prior to adopting the provisions of SFAS 123(R), the Company recorded stock-based compensation expense for employee stock options pursuant to APB No. 25, and provided the required pro forma disclosures of SFAS 123. The following table illustrates the pro forma effect on net loss and basic and diluted net loss per share for fiscal years 2005 and 2004 had the Company accounted for employee stock-based compensation in accordance with SFAS No. 123:

	Years ended
	December 31,
	2005	2004

Net loss applicable to common shares, as reported	$(14,248)	$(14,535)
Add: Stock-based employee compensation determined under APB No. 25 and included in reported net loss	201	1,516
Deduct: Employee stock-based compensation determined under the fair value method for all awards, net of related tax effects	(530)	(2,387)

Pro forma net loss applicable to common shares	$(14,577)	$(15,406)

Net loss per common share, basic and diluted:
As reported	$(2.51)	$(2.57)

Pro forma	$(2.57)	$(2.72)

A summary of the status of the Company’s 2004 stock option plan as of December 31, 2006 is as follows:

			Weighted-average
			remaining	Aggregate
	Number of	Weighted-average	contractual	intrinsic value
	shares	exercise price	term (years)	(in thousands)

Outstanding at January 1, 2006	1,461,753	$3.06
Granted (February 2006)	50,000	4.88
Exercised	—	—
Forfeited or expired	(47,333)	3.86

Outstanding at December 31, 2006	1,464,420	$3.09	6.87	$8,388

Exercisable at December 31, 2006	1,371,615	$3.00	6.82	$7,976

Vested and expected to vest at December 31, 2006	1,449,861	$3.08	6.87	$8,318

The weighted-average grant date fair value of stock options granted during 2006 and 2004 was $11.16 and $2.34, respectively.

Notes to consolidated financial statements
(In thousands, except share, unit, per share and per unit amounts)

A summary of the Company’s non-vested stock options under the 2004 stock option plan is presented in the following table:

		Weighted-average grant
	Shares	date fair value

Balance at January 1, 2006	252,566	$2.10
Granted	50,000	11.16
Vested	(176,926)	3.79
Forfeited	(32,835)	2.09

Balance at December 31, 2006	92,805	$4.03

The Company applied a forfeiture rate of 6% calculating the number of options expected to vest as of December 31, 2006. As of December 31, 2006, $363 of total unrecognized compensation cost related to stock options issued to employees under the 2004 stock option plan is expected to be recognized over a weighted-average term of 1.83 years.

2006 LTIP

In October 2006, the Compensation Committee of the Company’s Board of Directors approved the issuance of 1,059,280 restricted stock units (“RSUs”) to employees of the Company. The holders of the RSUs are entitled to receive an equivalent number of common shares upon vesting of the RSUs. An aggregate of 532,880 RSUs are time-based awards that vest in three equal installments, subject to continued employment on January 1, 2007, 2008 and 2009. An aggregate of 526,400 RSUs are performance-based awards that will vest upon attainment of various operational and financial performance targets established for each of fiscal 2006, 2007 and 2008 by the Compensation Committee or the Board of Directors and continued employment by the employee through dates the Compensation Committee has determined that the performance targets have been achieved.

In October 2006, the Compensation Committee established performance targets for fiscal 2006 and, for the grants to certain individuals, the performance targets for fiscal 2007 with respect to an aggregate of 258,044 performance based RSUs. Accordingly, these grants are considered granted for accounting purposes upon issuance.

As of December 31, 2006, the Company estimates that the performance targets will be achieved at a rate of 71%, resulting in 183,834 performance-based RSUs vesting in 2007 and 2008. As of December 31, 2006, the remaining 264,123 performance-based RSUs, net of cancellations totaling 4,233, are not considered granted for accounting purposes as the Compensation Committee has not yet established performance targets for fiscal 2007 and 2008.

A summary of the activity relating to the Company’s time-based and performance-based RSUs for the year ended December 31, 2006 is as follows:

	Time-based	Performance-based
	RSUs	RSUs

Outstanding at January 1, 2006	—	—
Granted	532,880	258,044
Vested	—	—
Forfeited or cancelled	(4,793)	(560)

Unvested at December 31, 2006	528,087	257,484

Notes to consolidated financial statements
(In thousands, except share, unit, per share and per unit amounts)

The grant date fair value of the time and performance-based RSUs was determined to be $11.00 per common share, the price of the Company’s common stock sold in its IPO.

All of the time-based RSUs that were subject to continued employment on January 1, 2007 vested. For the year ended December 31, 2006, the Company recorded stock-based compensation expense of $1,925 relating to these RSUs and stock-based compensation expense of $979 relating to the performance-based RSUs based on expected achievement of the performance targets.

As of December 31, 2006, $3,882 of total unrecognized compensation cost related to the time-based RSUs granted to employees is expected to be recognized ratably through January 1, 2009. As of December 31, 2006, $1,041 of total unrecognized compensation cost related to the performance-based RSUs granted to employees of which $875 is expected to be recognized in the first quarter of 2007 and the remaining balance of $166 is expected be recognized from March 2007 through January 2008.

In October 2006, the Compensation Committee of the Company’s Board of Directors approved the issuance of 413,334 stock appreciation rights (“SARs”) to certain executive officers of the Company. The SARs expire 10 years from the date of grant. The SARs are payable in cash, shares of common stock or a combination of both upon exercise, as determined by the Compensation Committee. An aggregate of 66,667 are time-based SARs that vest in three equal installments subject to continued employed on January 1, 2007, 2008 and 2009. The grant date fair value of these SARs was $5.41.

An aggregate of 346,667 SARs are performance-based awards that will vest upon attainment of various operational and financial performance targets established for each of fiscal 2006, 2007 and 2008 by the Compensation Committee or the Board of Directors and continued employment by the executive officers through dates the Compensation Committee has determined that the performance targets have been achieved.

In October 2006, the Compensation Committee has established performance targets for fiscal 2006 with respect to an aggregate of 115,556 performance-based SARs. Accordingly, these SARs are considered granted for accounting purposes upon issuance and compensation cost associated with these SARs is expected to be recognized ratably over the vesting periods. As of December 31, 2006, the Company estimates performance targets will be achieved at a rate of 88%, resulting in 101,731 performance-based SARs vesting in March 2007. The grant date fair value of these SARs was $5.18. As of December 31, 2006, the remaining 231,111 performance-based SARs are not considered granted for accounting purposes as the Compensation Committee has not yet established performance targets for fiscal 2007 and 2008.

As of December 31, 2006, none of these SARs has vested or have been cancelled. As of December 31, 2006, the weighted average remaining contractual terms for the time and performance-based SARs was 9.75 years.

All of the time-based SARs that were subject to continued employment on January 1, 2007 vested. For the year ended December 31, 2006, the Company recorded stock-based compensation expense of $119 relating to these SARs and $271 of stock-based compensation expense relating to the performance-based SARs based on the expected achievement of the performance targets.

As of December 31, 2006, $242 of total unrecognized compensation cost related to the time-based SARs issued to executive officers is expected to be recognized ratably through January 1, 2009. As of December 31, 2006, $256 of total unrecognized compensation cost related to the 2006 performance-based SARs granted to executive officers is expected to be recognized in the first quarter of 2007.

As of December 31, 2006, the Company had $5,784 of total unrecognized compensation cost for all share-based payment arrangements.

Notes to consolidated financial statements
(In thousands, except share, unit, per share and per unit amounts)

The fair value of the time- and 2006 performance-based SARs granted in 2006 was estimated on the date of grant using the Black-Scholes option pricing model using the following assumptions: expected volatility of 43.85% based on the stock volatility for comparable public traded companies; expected life of 5.50 and 6.00 years utilizing the “simplified” method based on the average of the vesting term and the contractual term; risk-free interest rate of 4.66% based on the U.S. Treasury yield curve at the time of the grant over the expected term; and a zero dividend yield.

The average exercise price of the SARs granted in 2006 was $11.00 which was equal to the price of the Company’s common stock sold in its IPO. At December 31, 2006, the aggregate intrinsic value for SARs outstanding and expected to vest was $0.

In December 2006, the Company’s Board of Directors gave employees and executive officers of the Company an option to defer vesting for the RSUs and SARs awards. Certain employees of the Company accepted the option to defer vesting, subject to continued employment to May 21, 2007, 2008 and 2009, relating to their RSU awards, which created a modification in accordance with SFAS 123(R). A total of 269,926 time-based RSU awards and performance-based awards were modified. However, no additional stock-based compensation expense was recognized at the date of the modification as these awards were expected to vest under the original vesting terms and the fair market value of Company’s common stock on the date of modification was lower then the fair market value at the grant date.

Note 5.	Net Loss per Common Share

Basic net loss per common share is calculated by dividing net loss applicable to common stockholders (net loss adjusted for dividends required on preferred stock and accretion in preferred stock carrying value) by the weighted-average number of common shares outstanding for the year. Diluted net loss per common share is the same as basic net loss per common share, since potentially dilutive securities such as RSUs, SARs, stock options, stock warrants convertible preferred stock and convertible notes would have an antidilutive effect as the Company incurred a net loss for the years ended December 31, 2006, 2005 and 2004. The potentially dilutive securities excluded from the determination of basic and diluted loss per share, as their effect is antidilutive, are as follows:

	Years ended December 31,
	2006	2005	2004

Common stock warrants	1,617,296	1,917,998	1,917,998
Stock options	1,464,420	1,461,707	1,476,457
RSUs	785,571	—	—
SARs	182,223	—	—
Series A convertible preferred stock	—	9,369,074	8,955,741
Series B convertible preferred stock	—	11,753,333
Series A preferred stock warrants	—	318,928	318,928

	4,049,510	24,821,040	12,669,124

In connection with the Company’s IPO, all outstanding shares of Series A and Series B convertible preferred stock automatically converted into shares of common stock and all outstanding warrants to purchase Series A preferred stock were converted into warrants to purchase shares of common stock. The net loss applicable to common shares of the Company for the year ended December 31, 2004 is based on the Company’s net loss for the period from the date of the Reorganization (February 17, 2004) through December 31, 2004. Net loss attributable to the period from January 1, 2004 to February 16, 2004, prior to the Company becoming a corporation and issuing its common shares, has

Notes to consolidated financial statements
(In thousands, except share, unit, per share and per unit amounts)

been excluded from the net loss applicable to common shares. As a result, net loss per common share for 2004 is not comparable to the net loss per common share for 2006 and 2005.

For the years ended December 31, 2006, 2005 and 2004, the reconciliation between net loss and net loss applicable to common shares is as follows:

	Years ended December 31,
	2006	2005	2004

Net loss	$(11,215)	$(9,098)	$(12,389)
Less: Net loss attributable to period prior to the Reorganization	—	—	1,492
Add: Preferred stock dividends and accretion of preferred stock carrying value	(8,320)	(5,150)	(3,638)
Add: Consent payment to holders of Series B preferred stock for the automatic conversion of the Series B preferred stock into common stock. (See Note 12)	(10,111)	—	—

Net loss applicable to common shares	$(29,646)	$(14,248)	$(14,535)

Note 6.  Acquisitions

Acquisition of Sistron International LLC.

On February 17, 2004, as a condition to the Reorganization, two officers of the Company contributed all of their interests in Sistron International LLC (“Sistron”) (representing 100% of Sistron) to the Company in exchange for 127,414 shares of Series A redeemable convertible preferred stock of the Company. Sistron is a value added reseller of the Company’s services.

Sistron and the Company were entities under common control and as a result, the acquisition of Sistron was accounted for in a manner similar to a pooling of interests and Sistron’s assets and liabilities were recorded at their historical carrying amounts. The excess of the carrying amount of Sistron’s liabilities over its assets of $103 was recorded as an increase in accumulated deficit. The Company also recorded a reduction to additional paid-in capital of $362 which equaled the carrying value of preferred stock issued for the interests in Sistron. Sistron’s results of operations from January 1, 2004 through February 17, 2004 were immaterial and were not included in the Company’s consolidated statements of operations prior to the acquisition.

Acquisition of interest in Satcom International Group plc.

On October 7, 2005 the Company acquired, from two officers of the Company, a 51% interest in Satcom International Group plc. (“Satcom”) in exchange for (i) 620,000 shares of Series A redeemable convertible preferred stock and the assumption of certain liabilities and (ii) a contingent payment in the event of a sale of or IPO of the Company. The contingent payment would equal $2,000, $3,000 or $6,000 in the event of proceeds from such a sale or the valuation in an IPO exceeding $250,000, $300,000 or $500,000, respectively, subject to proration for amounts that fall in between these thresholds. Satcom is an international licensee of the Company’s services. The transaction was completed in order to eliminate any potential conflict of interest between the Company and the officers (see Note 15).

Upon review of the activities of Satcom, the Company determined that the operations of Satcom did not qualify as a business as it had no employees, no sales force, insignificant revenues, and its only assets of value were its granted licenses. Satcom had been inactive for several years at the time of acquisition. Accordingly, the acquisition was accounted for as an asset purchase. The assets acquired

Notes to consolidated financial statements
(In thousands, except share, unit, per share and per unit amounts)

were recorded at their estimated fair value at the date of acquisition of $4,655. As consideration, the Company issued 620,000 shares of Series A preferred stock valued with an aggregate value of $1,761 (determined at the date the agreement to purchase Satcom was executed). The Company incurred transactions costs of $508. The net asset value attributed to the 49% owners is recorded at its historical cost basis which was $0 at the date of acquisition. The Company allocated the purchase price as follows:

Acquired licenses	$4,484
Other assets	171
Liabilities (including note payable to related party of $586)	(2,386)

Acquisition cost	$2,269

The accompanying consolidated statements of operations and cash flows include Satcom’s revenues, operating expenses and cash flows from October 7, 2005.

On November 8, 2006, the Company closed its IPO and accordingly, made a contingent payment of $3,631 based on the valuation of the Company established by the IPO, which has been recorded as an increase in the carrying value of the acquired licenses (see Note 8).

Note 7.	Satellite Network and Other Equipment

Satellite network and other equipment consisted of the following:

	Useful life	December 31,
	(years)	2006	2005

Land		$379	$—
Satellite network	5-7	7,373	7,421
Capitalized software	3-5	516	268
Computer hardware	5	867	318
Other	5-7	411	345
Assets under construction		26,905	5,331

		36,451	13,683
Less accumulated depreciation and amortization		(7,320)	(5,896)

		$29,131	$7,787

During the years ended December 31, 2006 and 2005, the Company capitalized costs attributable to the design and development of internal-use software in the amount of $386 and $367, respectively.

Depreciation and amortization expense for the years ended December 31, 2006, 2005 and 2004 was $1,424, $1,556, and $1,241, respectively. This includes amortization of internal-use software of $104, $42 and $11 for the years ended December 31, 2006, 2005 and 2004, respectively.

Assets under construction primarily consist of costs relating to the design, development and launch of a single demonstration satellite pursuant to a contract with the United States Coast Guard (“USCG”) (see Notes 10 and 16) and milestone payments and other costs pursuant to the Company’s satellite payload and launch procurement agreements with Orbital Sciences Corporation and OHB-System AG for its quick-launch satellites (see Note 16) and upgrades to its infrastructure and Ground Segment.

Notes to consolidated financial statements
(In thousands, except share, unit, per share and per unit amounts)

Note 8.	Intangibles Assets

The Company’s intangible assets consisted of the following:

		December 31,
		2006			2005
	Useful life		Accumulated			Accumulated
	(years)	Cost	amortization	Net	Cost	amortization	Net

Acquired licenses	6	$8,115	$(1,057)	$7,058	$4,484	$(187)	$4,297
Intellectual property	3	715	(715)	—	715	(637)	78

		$8,830	$(1,772)	$7,058	$5,199	$(824)	$4,375

On November 8, 2006, the Company made a contingent purchase price payment of $3,631 to certain former shareholders of Satcom (see Note 6). The entire amount was attributed to acquired licenses and will be amortized over the remaining life of the licenses. Amortization of intangible assets for the years ended December 31, 2006, 2005 and 2004 was $948, $426 and $239, respectively.

Estimated amortization expense for intangible assets is as follows:

Years ending December 31,

2007	$1,486
2008	1,486
2009	1,486
2010	1,486
2011	1,114

$7,058

Note 9.	Accrued Liabilities

The Company’s accrued liabilities consisted of the following:

	December 31,
	2006	2005

Accrued Series B preferred stock issuance costs	$—	$2,911
Gateway settlement obligation (see Note 16)	945	1,645
Accrued compensation and benefits	2,094	960
Payroll taxes and withholdings, interest and penalties	—	117
Accrued warranty obligations	45	236
Accrued interest	622	560
Accrued professional services	361	596
Other accrued expenses	848	1,173

	$4,915	$8,198

Notes to consolidated financial statements
(In thousands, except share, unit, per share and per unit amounts)

The Company accrues an estimate of its exposure to warranty claims based on current product sales data and actual customer claims. The majority of the Company’s products carry a one-year warranty. The Company assesses the adequacy of its recorded accrued warranty costs periodically and adjusts the amount as necessary. The Company’s current contract manufacturer is responsible for warranty obligations related to the Company’s newer Communicator models which were introduced in the third quarter of 2005. During the year ended December 31, 2006, substantially all of the Communicators sold by the Company were these newer models. As of December 31, 2006 and 2005, accrued warranty obligations consisted of the following:

	December 31,
	2006	2005

Balance at January 1	$236	$493
Payments	(210)	(584)
Accruals for obligations	19	327

Balance at December 31	$45	$236

Note 10.	Deferred Revenue

Deferred revenues consisted of the following:

	December 31
	2006	2005

Professional services	$7,236	$6,674
Service activation fees	1,326	1,040
Manufacturing license fees	89	105
Prepaid services	1,498	808

	10,149	8,627
Less current portion	(2,083)	(575)

Long-term portion	$8,066	$8,052

During 2004, the Company entered into a contract with the USCG to design, develop, launch and operate a single satellite equipped with the capability to receive, process and forward Automatic Identification System (“AIS”) data (the “Concept Validation Project”). Under the terms of the agreement, title to the Concept Validation Project demonstration satellite remains with the Company, however the USCG will be granted a non-exclusive, royalty free license to use the designs, processes and procedures developed under the contract in connection with any future Company satellites that are AIS enabled. The Company is permitted to use the Concept Validation Project satellite to provide services to other customers, subject to receipt of a modification of the Company’s current license or special temporary authority from the Federal Communication Commission. The agreement also provides for post-launch maintenance and AIS data transmission services to be provided by the Company to the USCG for an initial term of 14 months. At its option, the USCG may elect under the agreement to receive maintenance and AIS data transmission services for up to an additional 18 months subsequent to the initial term. The deliverables under the arrangement do not qualify as separate units of accounting and, as a result, revenues from the contract will be recognized ratably commencing upon the launch of the Concept Validation Project demonstration satellite (expected during 2007) over the expected life of the customer relationship.

Deferred professional services revenues at December 31, 2006 and 2005 represent amounts received from the USCG under the contract.

Notes to consolidated financial statements
(In thousands, except share, unit, per share and per unit amounts)

Note 11.	Notes Payable

OHB Technology A.G.

In connection with the acquisition of a majority interest in Satcom (see Note 6), the Company has recorded an indebtedness to OHB Technology A.G. (formerly known as OHB Teledata A.G.) (“OHB”), a principal stockholder of the Company. At December 31, 2006, the principal balance of the note payable was €1,138 ($1,502) and it had a carrying value of $879. At December 31, 2005, the principal balance of the note payable was €1,138 ($1,348) and it had a carrying value of $594. The carrying value was based on the note’s estimated fair value at the time of acquisition. The difference between the carrying value and principal balance is being amortized to interest expense over the estimated life of the note of six years. Interest expense related to the note was $131 and $33 for the years ended December 31, 2006 and 2005, respectively. This note does not bear interest and has no fixed repayment term. Repayment will be made from the distribution profits (as defined in the note agreement) of ORBCOMM Europe LLC. The note has been classified as long-term and the Company does not expect any repayments to be required prior to December 31, 2007.

2005 bridge notes

In November and December 2005, the Company issued 10% bridge notes for net proceeds of $25,019 (“2005 Bridge Notes”). The 2005 Bridge Notes had a maturity date of February 16, 2010. The 2005 Bridge Notes were automatically convertible into shares of the Company’s Series B convertible redeemable preferred stock (“Series B preferred stock”) in the event the Company issued in excess of $25,000 of 2005 Bridge Notes and in certain other circumstances. In connection with the issuance of the 2005 Bridge Notes, the Company agreed to issue warrants to purchase common stock of the Company at the lower of $4.03 per share or the price of the next Company issuance of preferred stock. The warrants were subject to cancellation if the 2005 Bridge Notes were automatically converted into Series B preferred stock. On December 30, 2005, all 2005 Bridge Notes were converted into shares of Series B preferred stock at a conversion price of $4.03 per share and the Company’s obligation to issue warrants to purchase common stock terminated. The Company recognized a loss on extinguishment of debt of $1,016 for unamortized debt issuance costs upon conversion of the 2005 Bridge Notes.

10% convertible bridge notes

In January and February 2004, ORBCOMM LLC issued 10% Series C convertible bridge notes (“Series C Notes”) in the aggregate principal amount of $1,316. ORBCOMM LLC received proceeds of $1,250, net of prepaid interest of $66 from the sale of the Series C Notes. These notes were scheduled to mature on various dates from January through February 2005.

In connection with the issuance of the Series C Notes, ORBCOMM LLC issued warrants to purchase 131,578 membership interest units of ORBCOMM LLC at an exercise price of $2.84 per unit. These warrants were scheduled to expire on various dates from January through February 2009. The fair value of the warrants of $177 was recorded as debt discount. The Company used the Black-Scholes pricing model to determine the estimate fair value of its warrants. Additionally, these notes had a beneficial conversion feature which was valued at $177 and recorded as debt discount. The fair value of the warrants and the beneficial conversion feature were amortized to interest expense over the term of the notes using the effective interest method.

18% convertible bridge notes issued to investors and related parties

During 2002 and 2003, ORBCOMM LLC issued 18% convertible bridge notes (the “18% Notes”) to investors and related parties that were scheduled to mature on various dates in 2004 and 2003. In

Notes to consolidated financial statements
(In thousands, except share, unit, per share and per unit amounts)

connection with the issuance of the 18% Notes, ORBCOMM LLC issued warrants to purchase an aggregate of 1,864,680 membership units of ORBCOMM LLC, of which 468,500 were issued to related parties. The warrants had an exercise price of $1.55 per unit. These warrants were scheduled to expire on various dates from November 2007 through November 2008. The fair value of the warrants of $1,511 was recorded as a debt discount. Additionally, these notes had a beneficial conversion feature which was valued $1,511 and recorded as a debt discount. The fair value of the warrants and the beneficial conversion feature were amortized to interest expense over the terms of the notes using the effective interest method. In addition, certain holders of these 18% Notes had agreed to extend the maturity dates of the notes to 2004. In consideration for agreeing to extend the maturity dates, ORBCOMM LLC issued warrants to purchase 340,737 membership interest units of ORBCOMM LLC at an exercise price of $1.55 per unit, which expire in November 2008. The fair value of the warrants was $321 and recorded as debt discount. The fair value of these warrants was amortized over the term of the 18% Notes using the effective interest method.

12% convertible bridge note

During 2003, ORBCOMM LLC issued a 12% convertible promissory note (“12% Note”) in the amount of $2,500. The 12% Note was scheduled to mature on May 5, 2004. The 12% Note provided for the issuance of warrants. The number of warrants issued was based on the length of time the debt was outstanding. The 12% Note was automatically convertible into Series A preferred stock of the Company in the event of a qualified financing, as defined in the 12% Note.

In February 2004, following the Reorganization and pursuant to the terms of the 12% Note, the Company issued the noteholder warrants to purchase 132,041 shares of the Company’s Series A preferred stock at an exercise price of $2.84 per share. The fair value of the warrants of $213 and beneficial conversion feature of $213 were recorded as a loss on extinguishment of debt.

Conversion of notes

In February 2004, in connection with the Reorganization (see Note 1), certain holders of the Series C Notes, the 18% Notes and the 12% Note exchanged notes having an aggregate principal balance and accrued interest of approximately $10,967 for 3,861,703 shares of the Company’s Series A preferred stock. Noteholders who did not convert their notes were repaid approximately $3,263 in 2004 in satisfaction of all amounts due thereunder. The unamortized balances of debt discount and deferred charges in the amounts of $1,279 and $478, respectively, were recorded as a loss on extinguishment of debt on the date of conversion.

Notes to consolidated financial statements
(In thousands, except share, unit, per share and per unit amounts)

Interest expense and amortization

Interest expense and amortization of debt issuance costs and debt discount are as follows:

	Interest expense			Amortization of debt			Amortization of debt
	for the years			issuance costs for the			discount for the years
	ended December 31,			years ended December 31,			ended December 31,
	2006	2005	2004	2006	2005	2004	2006	2005	2004

Series C Notes	$—	$—	$9	$—	$—	$2	$—	$—	$15
18% Notes	—	—	253	—	—	246	—	—	459
12% Notes	—	—	38	—	—	—	—	—	—
Eurovest loan	—	—	200	—	—	—	—	—	—
2005 Bridge Notes	—	187	—	—	31	—	—	—	—
Payroll taxes	—	—	53	—	—	—	—	—	—
OHB Technology A.G.	131	33	—	—	—	—	—	—	—
Other	106	57	43	—	—	—	—	—	—

	$237	$277	$596	$—	$31	$248	$—	$—	$474

Note 12.	Stockholders’ Equity and Convertible Redeemable Preferred Stock

Reverse stock split

On October 6, 2006, in connection with its IPO, the Company effected a 2-for-3 reverse stock split applicable to all issued and outstanding shares of the Company’s common stock. All share and per share amounts for common stock, options, stock appreciation rights and warrants to purchase the Company’s common stock and restricted stock units included in these financial statements and notes to the financial statements have been adjusted to reflect the reverse stock split. The conversion ratios of the Company’s Series A and Series B preferred stock have also been adjusted to reflect the reverse stock split. On October 30, 2006, the Company’s Certificate of Incorporation was amended to increase the number of authorized shares of common stock to 250 million and preferred stock to 50 million. The rights and preferences of preferred stock may be designated by the Board of Directors without further action by the Company’s stockholders.

Initial Public Offering

On November 8, 2006, the Company completed its IPO of 9,230,800 shares of common stock at a price of $11.00 per share. The Company received net proceeds of approximately $89,500 from the IPO after deducting underwriter’s discounts and commissions and offering costs in the aggregate amount of $11,447. From the net proceeds, the Company paid accumulated and unpaid dividends totaling $7,467 to the holders of Series B preferred stock, contingent purchase price consideration of $3,631 relating to the Satcom acquisition (see Note 8) and a consent fee of $10,111 to the holders of Series B preferred stock (see below). All outstanding shares of Series A and B preferred stock automatically converted into an aggregate of 21,383,318 shares of common stock upon completion of the IPO.

On October 12, 2006, as a condition to the conversion of all outstanding shares of Series A and B preferred stock into common stock, the Company obtained written consents of holders who collectively held in excess of two-thirds of the Series B preferred stock. The holders consented to the automatic conversion of the Series B preferred stock into shares of common stock upon the closing of the Company’s IPO at an initial public offering price per share of not less than $11.00 required for the automatic conversion of the Series B preferred stock into common stock. In consideration for providing

Notes to consolidated financial statements
(In thousands, except share, unit, per share and per unit amounts)

their consents, the Company agreed to make a contingent payment to all of the holders of the Series B preferred stock if the price per share of the IPO was between $11.00 and $12.49 per share, determined as follows: (i) 12,014,227 (the number of shares of the Company’s common stock into which all of the shares of the Series B preferred stock converted at the current conversion price) multiplied by (ii) the difference between (a) $6.045 and (b) the quotient of (I) the initial public offering price divided by (II) 2.114. The maximum amount payable was $10,111. Upon closing of the IPO, the Company made a payment of $10,111 to the holders of the Series B preferred stock from the net proceeds of the IPO. The $10,111 payment was accounted for similar to a dividend.

Convertible Redeemable Preferred Stock

On December 30, 2005, the Company issued 17,629,999 shares of Series B convertible preferred stock and received net proceeds of $66,721, after deducting issuance costs of $4,328, which included the conversion of the convertible notes issued in November and December 2005 (see Note 11). In January 2006, the Company issued an additional 260,895 shares of Series B preferred stock and received net proceeds of $1,465, after deducting issuance costs of $113.

A summary of the Company’s preferred stock is as follows:

	Series A		Series B
	preferred stock		preferred stock
	December 31,		December 31,
	2006	2005	2006	2005

Redemption value	$—	$39,912	$—	$71,049
Accrued dividends	—	8,027	—	—
Issuance costs, net of accretion	—	(2,439)	—	(4,328)

Carrying value	$—	$45,500	$—	$66,721

In 2004, warrants to purchase shares of Series A preferred stock were issued in exchange for services. The fair value of preferred stock warrants issued in exchange for services totaled $606 for the year ended December 31, 2004 and has been included in selling, general and administrative expenses. At December 31, 2005 and 2004, there were outstanding warrants to purchase 318,923 shares of Series A preferred stock at an exercise price of $4.26 per share. On November 8, 2006, upon closing of the IPO, all outstanding Series A warrants were converted into warrants to purchase shares of common stock on the basis of two shares of common stock for every three shares of Series A preferred stock.

The terms of the Series A and Series B preferred stock were as follows:

Dividends

The Series A preferred stock holders were entitled to receive a cumulative 12% annual dividend. The Series A preferred stock dividend was eliminated upon the issuance of the Series B preferred stock in December 2005. In January 2006, the Company paid all accumulated dividends on its Series A preferred stock totaling $8,027. Holders of the Series B preferred stock were entitled to receive a cumulative 12% dividend annually payable in cash in arrears. On November 8, 2006, upon the closing of its IPO, the Company paid all accumulated dividends on its Series B preferred stock totaling $7,467.

Conversion

Shares of preferred stock were convertible into two shares of common stock for every three shares of preferred stock, subject to adjustment in the event of certain dilutive issuances. Each share of preferred stock was convertible into common stock at any time by the holder or automatically at any time upon

Notes to consolidated financial statements
(In thousands, except share, unit, per share and per unit amounts)

the earlier of one of the following events: (i) the closing of a Qualified Public Offering of the Company’s common stock; or (ii) the closing of a Qualified Sale; or (iii) upon the vote of the holders of not less than two-thirds of the Series B preferred shares.

For purposes of an automatic conversion of preferred stock:

(1) A Qualified Public Offering was defined as a public offering with gross cash proceeds of not less than $75 million at a per share price of not less than (i) $12.78 per share if the public offering occurred on or before February 28, 2007, (ii) $15.00 per share if the public offering occurred after February 28, 2007 and on or before December 31, 2007, or (iii) $18.00 per share if the public offering occurred on or after January 1, 2008.

(2) A Qualified Sale was defined to mean a sale or merger of the Company in which the holders of the Series B preferred stock received not less than (i) $12.78 per share if the Qualified Sale occurred on or before February 28, 2007, (ii) $15.00 per share if the Qualified Sale occurred after February 28, 2007 and on or before December 31, 2007, or (iii) $18.00 per share if the Qualified Sale occurred on or after January 1, 2008.

Voting rights

Each share of Series A and Series B preferred stock was entitled to one vote for each share of common stock into which the preferred stock is convertible. The holders of preferred stock, voting as a single class, were entitled to elect six members of the Company’s board of directors (out of a ten member board).

Liquidation preference

In the event of any liquidation, sale or merger of the Company, the holders of Series B preferred stock were entitled to receive, prior to and in preference to the holders of the Series A preferred stock and common stock of the Company, an amount equal to $4.03 per share plus all unpaid dividends. After the payment of the full preference to all of the holders of Series B preferred shares as a result of such an event, any remaining assets of the Company legally available for distribution would be then distributed ratably to all of the holders of Series A and B preferred stock, on an as-converted basis, and common stock. Subsequent to the payment of accumulated dividends on Series A preferred stock in January 2006 there was no liquidation preference on Series A preferred stock.

Redemption

The Series B preferred stock was subject to redemption by the Company at a price equal to the issuance price per share ($4.03) plus all declared and/or accrued but unpaid dividends commencing 60 days after receipt of notice by the Company at any time on or after October 31, 2011 from the holders of at least two-thirds of the outstanding shares of the Series B preferred stock. The Series A preferred stock was subject to redemption by the Company at a price equal to the issuance price per share ($2.84) commencing 60 days after receipt of notice by the Company from the holders of at least two-thirds of the outstanding shares of the Series A preferred stock. Such notice could only be presented on or after February 16, 2012, if one of the two following conditions are met: (1) there are no outstanding shares of Series B preferred stock, or (2) the Series B redemption price has been paid in full (or funds necessary for such payment having been set side by the Company in a trust for the account of such Series B preferred stockholders).

Notes to consolidated financial statements
(In thousands, except share, unit, per share and per unit amounts)

Series B Commitment

Certain purchasers of the Company’s Series B preferred stock were obligated to purchase an additional 10,297,767 shares of Series B preferred stock in March 2007 at $4.03 per share, unless a Qualified Sale or a Qualified Initial Public Offering occurred prior to that time. These rights were terminated upon the closing of the IPO.

Common Stock

The terms of the Common stock are as follows:

Voting rights

The holders of common stock are entitled to one vote per share.

Dividends

Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors. No common stock dividends have been declared to date.

Warrants

Warrants to purchase shares of common stock have been issued in connection with convertible bridge notes (see Note 10) and in exchange for services. The fair value of common stock warrants issued in exchange for services totaled $304 for the year ended December 31, 2004, and were included in selling, general and administrative expenses. The Company issued no warrants to purchase common stock in 2006 and 2005.

Warrants to purchase common stock outstanding at December 31, 2006 were as follows:

Shares subject
Exercise price	to warrants

$2.33	1,040,452
$2.78	23,332
$3.38	143,607
$4.26	409,905

1,617,296

During the year ended December 31, 2006, the Company issued 619,580 shares of common stock upon the exercise of warrants at per share exercise prices of ranging from $2.33 to $4.26. The Company received gross proceeds of $1,558 from the exercise of these warrants.

At December 31, 2006, the Company has reserved the following shares of common stock for future issuance:

Shares

Employee stock compensation plans	6,122,627
Warrants to purchase common stock	1,617,296

7,739,923

In 2005, the Company issued GE TIP 32,083 shares of common stock upon GE TIP’s issuance of a non cancellable order for the purchase of Company products. The common stock was determined to have a fair value of $136 which was recorded as a reduction of product sales revenues over the delivery of the underlying equipment.

Notes to consolidated financial statements
(In thousands, except share, unit, per share and per unit amounts)

Note 13.	Geographical Information

The Company operates in one reportable segment, satellite data communications. Long-lived assets outside of the United States are not significant. The following table summarizes revenues on a percentage basis by geographic region, based on the country in which the customer is located:

	Years ended
	December 31,
	2006	2005	2004

United States	90%	74%	75%
Central Asia(1)	—	14%	—
Other(2)	10%	12%	25%

	100%	100%	100%

(1)	Represents a gateway earth station sale.

(2)	No other geographic areas are more than 10% for the years ended December 31, 2006, 2005 and 2004.

Note 14.	Income Taxes

The following is a summary of the tax provision of the Company for the years ended December 31, 2006, 2005 and 2004:

	December 31,
	2006	2005	2004

Current:
Federal	$—	$—	$—
State	—	—	—

Total	$—	$—	$—

Deferred:
Federal	$(4,635)	$(2,512)	$(2,012)
State	(604)	(160)	(377)
International	(51)	—	—

Subtotal	(5,290)	(2,672)	(2,389)
Valuation allowance	5,290	2,672	2,389

Total	$—	$—	$—

Notes to consolidated financial statements
(In thousands, except share, unit, per share and per unit amounts)

The components of net deferred tax assets are as follows:

	December 31,
	2006	2005

Current deferred tax assets:
Deferred revenues	$3,706	$3,271
Allowance for doubtful accounts	216	332
Inventory reserves	155	61
Deferred compensation	1,546	216
Bonus accruals	274
Warranty	17
Vacation accrual	210	146

Gross deferred tax assets	6,124	4,026

Less valuation allowance	(6,124)	(4,026)

Net current deferred tax asset	$—	$—

Non-current deferred tax assets:
Satellite network and other property	$241	127
Tax loss carryforwards	7,859	4,631

Gross deferred tax assets	8,100	4,758

Less valuation allowance	(8,100)	(4,758)

Net non-current deferred tax asset	$—	$—

The benefit for income taxes differs from the amount computed by applying the statutory U.S. Federal income tax rate because of the effect of the following items:

	Years ended
	December 31,
	2006	2005	2004

Income tax benefit at U.S. statutory rate of 34%	$(3,813)	$(3,093)	$(4,212)
State income taxes, net of federal benefit	(392)	(279)	(256)
Effect of foreign subsidiaries	(1,251)	669	443
Pre-reorganization LLC loss	—	—	1,591
Other permanent items	166	31	45
Change in valuation allowance	5,290	2,672	2,389

	$—	$—	$—

The Company has determined that it is more likely than not that the Company will not recognize the benefits of federal and state deferred tax assets and, as a result, a full valuation allowance was established. The net change in the total valuation allowance for the years ended December 31, 2006, 2005 and 2004 was an increase of $5,290, $4,083 and 2,389, respectively. The $4,083 increase in 2005 includes $1,411 attributable to net operating loss carryforwards of Satcom, which was acquired in 2005.

On February 17, 2004, the members of ORBCOMM, LLC contributed all of their outstanding membership interests in exchange for shares of the Company’s common stock. This transaction resulted in the conversion of the Company from a partnership to a corporation for tax purposes. At the date of

Notes to consolidated financial statements
(In thousands, except share, unit, per share and per unit amounts)

the conversion, the Company established deferred tax assets in the amount of $2,312, which were subject to a full valuation allowance.

At December 31, 2006 and December 31, 2005, the Company had potentially utilizable federal net operating loss tax carryforwards of $14,412 and $6,418, respectively. The net operating loss carryforwards expire at various times through 2026. At December 31, 2006 and December 31, 2005, the Company had potentially utilizable foreign net operating loss carryforwards of $8,159 and $7,396, respectively. The foreign net operating loss carryforwards begin to expire in 2008.

The utilization of the Company’s net operating losses may be subject to a substantial limitation due to the “change of ownership provisions” under Section 382 of the Internal Revenue Code and similar state provisions. Such limitation may result in the expiration of the net operating loss carryforwards before their utilization.

Note 15.	Related Party Transactions

Revenues and receivables from related parties are as follows:

	Revenues for the years			Receivables at
	ended December 31,			December 31,
	2006	2005	2004	2006	2005

ORBCOMM Europe LLC(1)	$—	$191	$270	$—	$—
ORBCOMM Asia Limited(2)	—	—	—	—	9
ORBCOMM Japan Limited	327	299	259	343	385
Korea ORBCOMM Limited	109	134	109	116	149
Satcom International Group plc.(1)	—	8	2	—	—

	$436	$632	$640	$459	$543

(1)	In 2006, no revenue was generated from Satcom because the Company acquired Satcom on October 7, 2005. (see “Satcom Reorganization and Acquisition” below).

(2)	Receivables from ORBCOMM Asia Limited relate to reimbursements of storage costs for gateway earth stations owned by ORBCOMM Asia Limited that are warehoused by the Company.

ORBCOMM EUROPE

The Company has entered into a service license agreement covering 43 jurisdictions in Europe and a gateway services agreement with ORBCOMM Europe LLC, a Delaware limited liability company (“ORBCOMM Europe”). ORBCOMM Europe is owned 50% by Satcom and 50% by OHB. Satcom is 51% owned by the Company at December 31, 2006 and 2005. ORBCOMM Europe is a consolidated affiliate at December 31, 2006 and 2005. The Chief Executive Officer and certain other stockholders of the Company were previously substantial stockholders of Satcom who entered into an agreement in February 2004 to sell substantially all of their interest in Satcom to the Company. See “Satcom International Group plc. — Satcom Transaction” below. In addition, Satcom has been appointed by ORBCOMM Europe as a country representative for the United Kingdom, Ireland and Switzerland. In addition, ORBCOMM Europe and Satcom have entered into an agreement obligating ORBCOMM Europe to enter into a country representative agreement for Turkey with Satcom, if the current representative agreement for Turkey expires or is terminated for any reason. ORBCOMM Deutschland and Technikom Polska, affiliates of OHB, have been appointed by ORBCOMM Europe as country representatives for Germany and Poland, respectively. OHB is also a 34% stockholder of Elta S.A. the country representative for France.

Notes to consolidated financial statements
(In thousands, except share, unit, per share and per unit amounts)

Upon the acquisition of Satcom on October 7, 2005, the Company became the primary beneficiary of ORBCOMM Europe, and as such, the Company consolidates the entity. The beneficial interest holders and creditors of this variable interest entity do not have a legal recourse to the general credit of the Company.

In connection with the organization of ORBCOMM Europe and the reorganization of the ORBCOMM business in Europe, ORBCOMM agreed to grant ORBCOMM Europe approximately $3,736 in airtime credits. The amount of the grant was equal to the amount owed by the Predecessor Company to the European Company for Mobile Communications Services N.V. (“MCS”), the former licensee for Europe of the Predecessor Company. ORBCOMM Europe, in turn, agreed to issue credits in the aggregate amount of the credits received from the Company to MCS and its country representatives who were stockholders of MCS. Satcom, as a country representative for the United Kingdom, Ireland and Switzerland, received airtime credits in the amount of approximately $580. ORBCOMM Deutschland, as country representative for Germany, received airtime credits of approximately $450. Because approximately $2,706 of the airtime credits were granted to stockholders of MCS who are not related to the Company and who continue to be country representatives in Europe, the Company believes that granting of the airtime credits was essential to permit ORBCOMM Europe to reorganize the ORBCOMM business in Europe. The Company did not record the airtime credits as a liability at the date of the acquisition of the assets of the Predecessor Company for the following reasons: (i) the Company has no obligation to pay the unused airtime credits back to ORBCOMM Europe if ORBCOMM Europe does not use them; and (ii) the airtime credits are earned by ORBCOMM Europe only when the Company generates revenues from ORBCOMM Europe. The airtime credits have no expiration date. Accordingly, the Company is recording the airtime credits as services are rendered and these airtime credits are recorded net of revenues generated from ORBCOMM Europe. For the years ended December 31, 2006, 2005 and 2004, airtime credits used totaled approximately $201, $176 and $219, respectively. As of December 31, 2006 and 2005, the unused credits granted by the Company to ORBCOMM Europe were approximately $2,669 and $2,870, respectively.

ORBCOMM ASIA LIMITED

On May 8, 2001, ORBCOMM LLC signed a Memorandum of Understanding (the “MOU”) with ORBCOMM Asia Limited (“ORBCOMM Asia”) outlining the parties’ intention to enter into a definitive service license agreement on terms satisfactory to the Company, covering 23 countries in Asia, including China, India, Australia and Indonesia. Although the parties commenced negotiations toward such an agreement, a definitive agreement was never concluded and the MOU terminated by its terms. The Company believes ORBCOMM Asia is approximately 90% owned by a stockholder in the Company. It is the Company’s intention to consider operating service licenses and/or country representative agreements for these territories on a country by country basis as prospective parties demonstrate the ability, from a financial, technical and operations point of view, to execute a viable business plan. During 2005 and 2004, ORBCOMM Asia owed the Company amounts for costs related to the storage of certain assets owned by ORBCOMM Asia. On September 14, 2003, ORBCOMM Asia pledged certain assets to the Company to ensure such amounts would be paid. On August 29, 2005, the Company foreclosed on a warehouseman’s lien on three gateway earth stations it was storing on behalf of ORBCOMM Asia in satisfaction of outstanding and unpaid storage fees in the amount of $172. The gateway earth stations are included in inventory at December 31, 2006 and 2005 at a carrying value of $172. The Company continues to store certain assets owned by ORBCOMM Asia and as of December 31, 2006 and 2005, ORBCOMM Asia owed the Company $0 and $9, respectively.

Notes to consolidated financial statements
(In thousands, except share, unit, per share and per unit amounts)

ORBCOMM JAPAN LIMITED

To ensure that regulatory authorizations held by ORBCOMM Japan Limited (“ORBCOMM Japan”) in Japan were not jeopardized at the time the Company purchased the assets from the Predecessor Company, and with the understanding that a new service license agreement would be entered into between the parties, ORBCOMM assumed the service license agreement entered into between the Predecessor Company and ORBCOMM Japan. The Company and ORBCOMM Japan undertook extensive negotiations for a new service license agreement from early 2002 until 2004 but were unable to reach agreement on important terms. The Company believes a stockholder of the Company is the beneficial owner of approximately 38% of ORBCOMM Japan. On September 14, 2003, ORBCOMM Asia pledged certain assets to the Company to ensure certain amounts owed by ORBCOMM Japan to the Company under the existing service license agreement would be paid. On January 4, 2005, the Company sent a notice of default to ORBCOMM Japan for its failure to remain current with payments under the service license agreement and subsequently terminated the agreement when the default was not cured. On March 31, 2005, ORBCOMM Japan made a partial payment of the amounts due of $350. In 2005, the Company agreed to a standstill under the pledge agreement (including as to ORBCOMM Asia and Korea ORBCOMM Limited (“ORBCOMM Korea”)) and reinstatement of the prior service license agreement, subject to ORBCOMM receiving payment in full of all debts owed by ORBCOMM Japan, ORBCOMM Korea and ORBCOMM Asia to the Company by December 15, 2005 and certain operational changes designed to give the Company more control over the Japanese and Korean gateway earth stations. The outstanding amounts owed by ORBCOMM Japan to the Company were not repaid as of December 15, 2005. As of December 31, 2006 and 2005, ORBCOMM Japan owed the Company $343 and $385, respectively in unpaid service fees. On February 22, 2006, the Company sent a notice of default to ORBCOMM Japan for its failure to satisfy its obligations under the standstill agreement, including its failure to make the required payments under the service license agreement and if the defaults are not cured in the near future, the Company intends to terminate the agreement as a result of such default.

KOREA ORBCOMM LIMITED

To ensure that regulatory authorizations held by ORBCOMM Korea in South Korea were not jeopardized at the time ORBCOMM LLC purchased the assets from the Predecessor Company, and with the understanding that a new service license agreement would be entered into between the parties, ORBCOMM assumed the service license agreement entered into between the Predecessor Company and ORBCOMM Korea. The Company and ORBCOMM Korea undertook extensive negotiations for a new service license agreement from early 2002 until 2004 but were unable to reach agreement on important terms. The Company believes a stockholder of the Company is the beneficial owner of approximately 33% of ORBCOMM Korea. On September 14, 2003, ORBCOMM Asia pledged certain assets to the Company to ensure that certain amounts owed to the Company by ORBCOMM Korea under the existing service license agreement would be paid. On January 4, 2005, the Company sent a notice of default to ORBCOMM Korea for its failure to remain current with the payments under the service licensing agreement and subsequently terminated the agreement when the default was not cured. In 2005, the Company agreed to a standstill with respect to the default by ORBCOMM Korea as part of the standstill agreement with ORBCOMM Japan and a reinstatement of the prior service license agreement. The outstanding amounts owed by ORBCOMM Korea to the Company were not repaid as of December 15, 2005. As of December 31, 2006 and 2005, ORBCOMM Korea owed the Company $116 and $149, respectively in unpaid service fees. On April 5, 2006, the Company sent a notice of default to ORBCOMM Korea for its failure to comply with the standstill agreement and if the defaults are not cured in the near future, the Company intends to terminate the service license agreement as a result of such defaults.

Notes to consolidated financial statements
(In thousands, except share, unit, per share and per unit amounts)

SATCOM INTERNATIONAL GROUP PLC.

General.  Satcom (i) owns 50% of ORBCOMM Europe; (ii) has entered into country representative agreements with ORBCOMM Europe covering the United Kingdom, Ireland and Switzerland; and (iii) has entered into a service license agreement with the Company covering substantially all of the countries of the Middle East and a significant number of countries of Central Asia, and gateway services agreement with the Company. See “—ORBCOMM Europe” described above.

As of December 31, 2004 the Chief Executive Officer of the Company, Jerome B. Eisenberg, and a former officer, Don Franco (“Messrs. Franco and Eisenberg”), both of whom were directors of the Company at the time, owned directly or indirectly a majority of the outstanding voting shares of Satcom and held a substantial portion of the outstanding debt of Satcom. Certain other investors in the Company were also investors in Satcom. Satcom was formerly a principal stockholder of MCS and made significant investments in other territories related to the Predecessor Company.

Satcom Transaction.  As a condition of the Reorganization, Messrs. Franco and Eisenberg were required to enter into a definitive agreement, in order to eliminate any potential conflict of interest between the Company and the officers, to transfer to the Company all of their interests in Satcom in exchange for (i) 620,000 shares of Series A preferred stock and (ii) a contingent payment in the event of a sale or initial public offering of the Company. The closing of the Satcom transaction was subject to a completion of a reorganization of Satcom resulting in the conversion to equity of not less than 95% of the outstanding debt of Satcom by July 1, 2005 unless the parties elected to extend the date or agree otherwise. If the reorganization was not completed by July 1, 2005, or such later date, the Company could elect to take less than all of the interests of the officers; provided however, the Company must still issue the 620,000 shares of Series A preferred stock and make the contingent payment regardless of what portion of such interests the Company chooses to purchase. The contingent payment would be equal to $2,000, $3,000 or $6,000 in the event of proceeds from such a sale or the valuation in an initial public offering exceeding $250,000, $300,000 or $500,000, respectively, subject to proration for amounts that fall in between these thresholds. On November 8, 2006, upon completion of its IPO, the Company made a contingent payment of $3,631, based on the valuation of the Company established by the IPO.

Satcom Reorganization and Acquisition.  On October 7, 2005, Satcom and certain of its stockholders and noteholders consummated a reorganization transaction (the “Satcom Reorganization”) whereby 95% of the outstanding principal of demand notes, convertible notes and certain contract debt was converted into equity, and accrued and unpaid interest on such demand and convertible notes was acknowledged to have been previously released. This reorganization included the conversion to equity of the demand notes and convertible notes owed by Satcom to Messrs. Franco and Eisenberg and the release of any other debts of Satcom owed to them. Concurrently, the Company acquired the Satcom interests of Messrs. Franco and Eisenberg and issued them 620,000 shares of Series A preferred stock (see Note 6).

The Company entered into a $1,000 line of credit for working capital purposes with Satcom pursuant to a revolving note dated December 30, 2005. The revolving loan bears interest at 8% per annum, and was originally scheduled to mature on December 31, 2006, and is secured by all of Satcom’s assets, including its membership interest in ORBCOMM Europe. On December 22, 2006, the Company extended the maturity date to December 31, 2007. As of December 31, 2006 and 2005, Satcom had $465 and $0 amounts outstanding under this line of credit, respectively.

Notes to consolidated financial statements
(In thousands, except share, unit, per share and per unit amounts)

OHB TECHNOLOGY A.G.

On May 21, 2002, the Company entered into an international value added reseller agreement with OHB whereby OHB has been granted non-exclusive rights to resell ORBCOMM services for applications developed by OHB for the monitoring and tracking of mobile tanks and containers. The Company has not generated any revenues under this agreement but the Company has a note payable of $879 and $594 to OHB as of December 31, 2006 and 2005, respectively (see Note 11). In addition, the Company also has a purchase commitment with an OHB subsidiary (see Note 16).

SES

On February 17, 2004, the Company entered into an international value added reseller agreement with SES (formerly named “SES Global S.A.”), an affiliate of SES Global Participation, S.A., a substantial investor in the Company, whereby SES has been granted exclusive rights during the initial term of the agreement to resell the Company’s services for return channel applications developed by SES for the Direct-to-Home TV market. The Company has not generated any revenues under this agreement and there are no balances due from SES.

Note 16.	Commitments and Contingencies

Procurement agreements in connection with U.S. Coast Guard contract

In May 2004, the Company entered into an agreement to construct and deploy a satellite for use by the USCG (see Note 9). In connection with this agreement, the Company entered into the procurement agreements discussed below. All expenditures relating to this project are being capitalized as assets under construction. The satellite is scheduled for launch during 2007. As of December 31, 2006, the Company has incurred $6,622 of costs related to this project.

In November 2004, the Company entered into an ORBCOMM Concept Demonstration Payload Procurement Agreement with Orbital Sciences Corporation (“Orbital Sciences”), under which the Company will purchase a Concept Demonstration Communication Payload at a total cost of $3,305. At December 31, 2006, the Company’s remaining obligation under this agreement was $150.

In March 2005, the Company entered into an ORBCOMM Concept Demonstration Satellite Bus, Integration Test and Launch Services Procurement Agreement with OHB-System AG, an affiliate of OHB, under which the Company will purchase, among other things, overall Concept Demonstration Satellite, design, bus module and payload module structure manufacture, payload module and bus module integration, assembled satellite environmental tests, launch services and in-orbit testing of bus module at a total cost not to exceed $2,416. At December 31, 2006, the Company’s remaining obligation under this agreement was $362.

Gateway settlement obligation

In 1996, the Predecessor Company entered into a contract to purchase gateway earth stations (“GESs”) from ViaSAT Inc. (the “GESs Contract”). As of September 15, 2000, the date the Predecessor Company filed for bankruptcy, approximately $11,000 had been paid to ViaSAT, leaving approximately $3,700 owing under the GESs Contract for 8.5 GESs manufactured and stored by ViaSAT. In December 2004, the Company and ViaSAT entered into a settlement agreement whereby the Company was granted title to 4 completed GESs in return for a commitment to pay an aggregate of $1,000 by December 2007. ViaSAT maintains a security interest and lien in the 4 GESs and has the right to possession of each GESs until the lien associated with the GESs has been satisfied. The Company has options, expiring in December 2007, to purchase any or all of the remaining 4.5 GESs for aggregate consideration of $2,700. However, the Company must purchase one of the remaining 4.5 GESs for $1,000 prior to the

Notes to consolidated financial statements
(In thousands, except share, unit, per share and per unit amounts)

sale or disposition of the last of the 4 GESs for which title has been transferred. The Company recorded the 4 GESs in inventory at an aggregate value of $1,644 upon execution of the settlement agreement. At December 31, 2006 and, 2005, the accrued liability for the settlement agreement was $944 and $1,644, respectively.

Procurement agreements in connection with quick-launch satellites

On April 21, 2006, the Company entered into an agreement with Orbital Sciences whereby Orbital Sciences will design, manufacture, test and deliver to the Company, one payload engineering development unit and six AIS-equipped satellite payloads for the Company. The cost of the payloads is $17,000, subject to adjustment under certain circumstances. Payments under the agreement are due upon the achievement of specified milestones by Orbital Sciences. As of December 31, 2006, the Company has made milestone payments of $10,500 under this agreement. The Company anticipates making the remaining payments under the agreement of $5,800 and $700 in 2007 and 2008, respectively.

On June 5, 2006, the Company entered into an agreement with OHB-System AG, an affiliate of OHB, to design, develop and manufacture six satellite buses, integrate such buses with the payloads to be provided by Orbital Sciences, and launch the six integrated satellites. The price for the six satellite buses and launch services is $20,000 and payments under the agreement are due upon specific milestones achieved by OHB-System AG. In addition, if OHB-System AG meets specific on-time delivery milestones, the Company would be obligated to pay up to an additional $1,000. The Company anticipates making the remaining payments under the agreement of $13,600 and $1,400 in 2007 and 2008, respectively, for the initial order of six satellite buses and the related integration and launch services, inclusive of the on-time delivery payments. As of December 31, 2006, the Company has made milestone payments of $6,000 under this agreement. In addition, OHB-System AG will provide services relating to the development, demonstration and launch of the Company’s next-generation satellites at a total cost of $1,350. The Company has the option on or before June 5, 2007, to require OHB-System AG to design, develop and manufacture up to two additional satellite buses and integrate two satellite payloads at a cost of $2,100 per satellite.

Operating leases

The Company leases office, storage and other facilities under agreements classified as operating leases which expire through 2009. Future minimum lease payments, by year and in the aggregate, under non-cancelable operating leases with initial or remaining terms of one year or more as of December 31, 2006 are as follows:

Years ending December 31,

2007	$995
2008	730
2009	128

$1,853

Rent expense for the years ended December 31, 2006, 2005 and 2004 was approximately $973, $956 and $920, respectively.

Litigation

Quake.  On February 24, 2005, Quake Global, Inc. (“Quake”) filed a four count action for damages and injunctive relief against the Company, the Company’s wholly owned subsidiary, Stellar Satellite

Notes to consolidated financial statements
(In thousands, except share, unit, per share and per unit amounts)

Communications, Ltd. (“New Stellar”) and Delphi Corporation, in the U.S. District Court for the Central District of California, Western Division (the “Complaint”). The Complaint alleges antitrust violations, breach of contract, tortious interference and improper exclusive dealing arrangements. Quake claims damages in excess of $15,000 and seeks treble damages, costs and reasonable attorneys’ fees, unspecified compensatory damages, punitive damages, injunctive relief and that the Company be required to divest itself of the assets it acquired from Stellar Satellite Communications, Ltd. (“Old Stellar”) and reconstitute a new and effective competitor. On April 21, 2005, the Company filed a motion to dismiss or to compel arbitration and dismiss or stay the proceedings, which the District Court denied. On July 19, 2005, the Company and New Stellar took an interlocutory appeal as of right to the Court of Appeals for the Ninth Circuit from the denial of the Company’s motion to dismiss. The appeal has been fully briefed and the parties are awaiting and oral argument to be scheduled by the Ninth Circuit.

On December 6, 2005, the Company filed its answer and counterclaims to Quake’s complaint. The parties are currently engaged in discovery; the discovery cut-off date is June 8, 2007. A pre-trial conference is scheduled for November 19, 2007, at which time a trial date will be set.

On December 21, 2006, The Company served a Notice of Default on Quake for its failure to pay past-due royalty fees. Under the Subscriber Communicator Manufacturing Agreement, Quake had 30 days to cure that default, but failed to do so. In addition, the Company has demanded in this Notice of Default that Quake post security as required by the Subscriber Communicator Manufacturing Agreement, which Quake also failed to do. Accordingly, on January 30, 2007, the Company terminated its Subscriber Communicator Manufacturing Agreement with Quake. On February 12, 2007, Quake sought leave to file and serve a proposed supplemental complaint in the U.S. District Court for the Central District of California, alleging that the recent termination was a monopolizing and tortious act by the Company. On March 9, 2007, the Company filed an opposition to Quake’s motion to file a supplemental complaint, asserting that any dispute over the legality of the January 30 termination is subject to arbitration. In March 2007, the Company entered into an interim agreement with Quake for a term of two months for Quake to continue to supply Subscriber Communicators to the Company’s customers.

Separately, ORBCOMM served notices of default upon Quake in July and September 2005 and in June, August and December 2006 under the parties’ Subscriber Communicators Manufacturing Agreement. On September 23, 2005, the Company commenced an arbitration with the American Arbitration Association seeking: (1) a declaration that the Company has the right to terminate the Subscriber Communicator Manufacturing Agreement; (2) an injunction against Quake’s improperly using the fruits of contractually-prohibited non-segregated modem design and development efforts in products intended for use with the systems of the Company’s competitors; and (3) damages. Quake has filed an answer with counterclaims to the Company’s claims in the arbitration. As part of Quake’s counter claims, it claims damages of at least $50,000 and seeks attorney fees and expenses incurred in connection with the arbitration. On August 28, 2006, the Company amended its statement of claims in the arbitration to add the claims identified in the June and August 2006 notices of default. On December 15, 2006 the Company amended its statement of claims in the arbitration to add the claims identified in the December 14, 2006 notice of default. On February 7, 2007, the Company sought leave to amend its statement of claims in the arbitration seeking a declaration that its exercise of its contractual termination right under the Subscriber Communicator Manufacturing Agreement was lawful and proper in all respects, including but not limited to under the terms of the Subscriber Communicator Manufacturing Agreement and the laws of the United States. On February 23, 2007, Quake filed its reply papers opposing such amended statement of claims. On March 10, 2007, the arbitration panel determined to allow the Company to amend its statement of claims in the arbitration seeking a declaration that its exercise of its contractual termination right under the Subscriber Communicator Manufacturing

Notes to consolidated financial statements
(In thousands, except share, unit, per share and per unit amounts)

Agreement was proper as a contractual matter but declined jurisdiction as to antitrust issues related to such termination. The arbitration hearing is currently rescheduled for July 2007.

No provision for losses, if any, that might result from this matter have been recorded in the Company’s consolidated financial statements as this action is in its preliminary stages and the Company is unable to predict the outcome and therefore it is not probable that a liability has been incurred and the amount of loss if any, is not reasonably estimable.

Separately, in connection with a pending legal action between Quake and Mobile Applitech, Inc, or MobiApps, relating to an RF application specific integrated circuit, or ASIC, developed pursuant to a Joint Development Agreement between Quake and MobiApps, Quake sent the Company a letter dated July 19, 2006 notifying the Company that it should not permit or facilitate MobiApps to market or sell Communicators for use on the ORBCOMM system or allow MobiApps’ Communicators to be activated on ORBCOMM’s system and that failure to cease and desist from the foregoing actions may subject the Company to legal liability and allow Quake to seek equitable and monetary relief.

On August 4, 2006, ORBCOMM LLC filed a motion to intervene in the pending action between Quake and MobiApps in the U.S. District Court for the District of Maryland (Greenbelt Division) seeking a declaration as to (1) whether MobiApps has the right to use the ASIC product in Communicators it manufactures for use on the ORBCOMM system, and (2) whether the Company can permit or facilitate MobiApps to market or sell Communicators using the ASIC product for ORBCOMM’s system and/or allow such Communicators to be activated on ORBCOMM’s system. On August 7, 2006, the Maryland District Court transferred that action to the U.S. District Court for the Southern District of California. On October 20, 2006, ORBCOMM moved to intervene in the Southern District of California action and filed a Complaint-In-Intervention therein, seeking the relief it had requested in the Maryland District Court. ORBCOMM’s Motion to Intervene was granted on January 4, 2007. Under the terms of the agreement with MobiApps, the Company will be indemnified for its expenses incurred in connection with this action related to the alleged violations of Quake’s proprietary rights. On February 15, 2007, Quake filed its answer to the Complaint-In-Intervention and counterclaims against intervenor ORBCOMM, alleging that ORBCOMM interfered with Quake’s contractual relations and conspired with MobiApps to misappropriate Quake’s proprietary information. ORBCOMM LLC has sent notice to Quake’s counsel that ORBCOMM LLC believes the assertion of these counterclaims violates Rule 11 of the Federal Rules of Civil Procedure. No provision for losses, if any, that might result from this matter have been recorded in the Company’s consolidated financial statements as this action is in its preliminary stages and the Company is unable to predict the outcome and therefore it is not probable that a liability has been incurred and the amount of loss if any, is not reasonably estimable (see Note 20).

ORBCOMM Asia.  On September 30, 2005, ORBCOMM Asia delivered to the Company, ORBCOMM Holdings LLC, ORBCOMM LLC, and two officers of the Company a written notice of its intention to arbitrate certain claims of breach of contract and constructive fraud related to the MOU and seeking an award of $3,170 in actual and compensatory damages for breach of contract and $5,000 in punitive damages, and an award of damages for lost profits in an amount to be established. The Company believes that ORBCOMM Asia is approximately 90% owned by Gene Hyung-Jin Song, who is also a stockholder of the Company. On October 13, 2005, the Company, ORBCOMM Holdings, ORBCOMM LLC, and two officers of the Company received notification from the International Centre for Dispute Resolution, a division of the American Arbitration Association, that it had received the demand for arbitration from ORBCOMM Asia. On October 19, 2005, ORBCOMM Inc., ORBCOMM Holdings LLC, ORBCOMM LLC, Jerome Eisenberg and Don Franco filed a petition, by order to show cause, in New York Supreme Court seeking a stay of the arbitration as to all parties other than ORBCOMM Asia and ORBCOMM LLC on the ground that those parties were not signatories to the MOU which contains the arbitration provision upon which the arbitration was based.

Notes to consolidated financial statements
(In thousands, except share, unit, per share and per unit amounts)

By order dated January 31, 2006, the Supreme Court of the State of New York permanently stayed the arbitration as to all parties other than ORBCOMM LLC and ORBCOMM Asia. The arbitration hearing on the claims between ORBCOMM Asia and ORBCOMM LLC was held on June 8, 2006.

On June 30, 2006, the arbitration panel entered an award denying ORBCOMM Asia’s claims in their entirety and awarding ORBCOMM LLC attorney’s fees and costs of approximately $250. On August 9, 2006, the Company received $120 from ORBCOMM Asia and recorded the amount as a reduction to selling, general and administrative expenses. On December 4, 2006, the Company received the remaining balance from ORBCOMM Asia and recorded the amount as a reduction to selling, general and administrative expenses.

The Company is subject to various other claims and assessments in the normal course of its business. While it is not possible at this time to predict the outcome of the litigation discussed above with certainty and some lawsuits, claims or proceedings may be disposed of unfavorably to the Company, based on its evaluation of matters which are pending or asserted the Company’s management believes the disposition of such matters will not have a material adverse effect on the Company’s business or financial statements.

Note 17.	Employee Incentive Plans

The Company maintains a 401(k) plan. All employees who have been employed for three months or longer are eligible to participate in the plan. Employees may contribute up to 15% of eligible compensation to the plan, subject to certain limitations. The Company has the option of matching up to 100% of the amount contributed by each employee up to 4% of employee’s compensation. In addition, the plan contains a discretionary contribution component pursuant to which the Company may make an additional annual contribution. Contributions vest over a five-year period from the employee’s date of employment. The Company did not make any contributions for the years ended December 31, 2006, 2005 and 2004.

Notes to consolidated financial statements
(In thousands, except share, unit, per share and per unit amounts)

Note 18.	Supplemental Disclosure of Cash Flow Noncash Investing and Financing Activities

	Years ended December 31,
	2006	2005	2004

Investing activities:
Issuance of Series A preferred stock in connection with the acquisition of Sistron	$—	$—	$465
Gateway received in consideration for payment for accounts receivable	—	157	730
Gateway acquired and recorded in inventory in 2005 and used for construction under satellite and property and equipment in 2006	411	—	—
Issuance of Series A preferred stock in connection with the acquisition of Satcom	—	1,761	—
Financing activities:
Conversion of notes payable and accrued interest for Series A preferred stock	—	—	10,967
Conversion of notes payable for Series B preferred stock	—	25,019	—
Debt discount attributable to issued warrants and beneficial conversion rights in connection with 12% convertible bridge notes	—	—	426
Debt discount attributable to issued warrants and beneficial conversion rights in connection with 10% convertible bridge notes	—	—	354
Deferred financing costs attributable to issued warrants and beneficial conversion rights in connection with 10% convertible bridge notes	—	—	56
Warrants issued in connection with Series A preferred stock issuance	—	—	606
Warrants issued in exchange for services rendered	—	—	248
Preferred stock dividends accrued	—	4,709	3,318
Conversion of Series A preferred stock into common stock	37,882	—	—
Conversion of Series B preferred stock into common stock	68,629	—	—

Notes to consolidated financial statements
(In thousands, except share, unit, per share and per unit amounts)

Note 19.	Quarterly Financial Data (Unaudited)

The quarterly results of operations are summarized below:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

2006
Revenues	$6,380	$6,261	$5,554	$6,325
Loss from operations	(3,579)	(2,866)	(2,458)	(4,928)
Net loss	(3,141)	(2,250)	(1,867)	(3,957)
Net loss applicable to common shares	(5,448)	(4,806)	(4,305)	(15,087)
Net loss per common share, Basic and diluted	(0.96)	(0.84)	(0.71)	(0.61)
Weighted average common shares outstanding	5,690,017	5,690,017	6,085,376	24,779,007

2005
Revenues	$2,751	$3,657	$3,665	$5,454
Loss from operations	(1,642)	(2,126)	(2,104)	(1,968)
Net loss	(1,633)	(2,111)	(2,099)	(3,255)
Net loss applicable to common shares	(2,895)	(3,418)	(3,361)	(4,574)
Net loss per common share, Basic and diluted	(0.51)	(0.60)	(0.59)	(0.81)
Weighted average common shares outstanding	5,658,655	5,690,017	5,690,017	5,690,017

Note 20.  Settlement of Quake Litigation

On May 11, 2007, the Company entered into a global settlement agreement with Quake relating to the legal proceedings described in Note 16. Pursuant to the global settlement agreement, the parties have agreed to (1) dismiss with prejudice and without cost the Complaint and any counterclaims; (2) discontinue in its entirety the arbitration relating to the Subscriber Communicator Manufacturing Agreement with prejudice and without cost; and (3) dismiss with prejudice and without cost Quake’s counterclaims against ORBCOMM LLC in the pending action between Quake and MobiApps. Each party will bear its own legal expenses with respect to each of these legal proceedings. Under the terms of the settlement, the Company agreed to separate and segregate its officers and employees from those of New Stellar within 60 days and to maintain separate office, testing and laboratory facilities for New Stellar by February 2008. In addition, as part of the settlement, the Company and Quake have entered into a new subscriber communicator manufacturing agreement for a ten-year term with respect to the manufacture of subscriber communicators for use on the Company’s communications system.

Condensed consolidated balance sheets
(unaudited)

	March 31,	December 31,
	2007	2006

	(in thousands, except
	share data)

ASSETS
Current assets:
Cash and cash equivalents	$47,012	$62,139
Marketable securities	51,100	38,850
Accounts receivable, net of allowances for doubtful accounts of $295 and $297 as of March 31, 2007 and December 31, 2006	5,045	5,185
Inventories	2,128	3,528
Advances to contract manufacturer	150	177
Prepaid expenses and other current assets	1,861	1,354

Total current assets	107,296	111,233
Long-term receivable	372	372
Satellite network and other equipment, net	37,598	29,131
Intangible assets, net	6,686	7,058
Other assets	306	299

Total assets	$152,258	$148,093

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,038	$3,438
Accrued liabilities	10,451	4,915
Current portion of deferred revenue	2,223	2,083

Total current liabilities	15,712	10,436
Note payable — related party	930	879
Deferred revenue, net of current portion	7,939	8,066

Total liabilities	24,581	19,381

Commitments and contingencies
Stockholders’ equity:
Common stock, par value $0.001; 250,000,000 shares authorized; 37,187,134 and 36,923,715 shares issued and outstanding as of March 31, 2007 and December 31, 2006	37	37
Additional paid-in capital	190,845	188,917
Accumulated other comprehensive loss	(419)	(395)
Accumulated deficit	(62,786)	(59,847)

Total stockholders’ equity	127,677	128,712

Total liabilities and stockholders’ equity	$152,258	$148,093

See notes to condensed consolidated financial statements.

Condensed consolidated statements of operations
(unaudited)

	Three months ended March 31,
	2007	2006

	(in thousands, except share and per share data)

Revenues:
Service revenues	$3,950	$2,321
Product sales	2,011	4,059

Total revenues	5,961	6,380

Costs and expenses(1):
Costs of services	2,353	2,057
Costs of product sales	2,106	4,076
Selling, general and administrative	5,311	3,328
Product development	360	498

Total costs and expenses	10,130	9,959

Loss from operations	(4,169)	(3,579)

Other income (expense):
Interest income	1,279	455
Other income	3	—
Interest expense	(52)	(17)

Total other income	1,230	438

Net loss	$(2,939)	$(3,141)

Net loss applicable to common shares (Note 5)	$(2,939)	$(5,448)

Net loss per common share:
Basic and diluted	$(0.08)	$(0.96)

Weighted average common shares outstanding:
Basic and diluted	37,036	5,690

(1) Stock-based compensation included in costs and expenses:
Costs of services	$220	$8
Costs of product sales	29	—
Selling, general and administrative	1,637	328
Product development	42	5

	$1,928	$341

See notes to condensed consolidated financial statements.

Condensed consolidated statements of cash flows
(unaudited)

	Three Months Ended
	March 31,
	2007	2006

	(in thousands)

Cash flows from operating activities:
Net loss	$(2,939)	$(3,141)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Change in allowance for doubtful accounts	(2)	(258)
Inventory impairments	—	336
Depreciation and amortization	542	656
Accretion on note payable — related party	33	33
Stock-based compensation	1,928	341
Changes in operating assets and liabilities:
Accounts receivable	142	(2,982)
Inventories	1,400	(505)
Advances to contract manufacturer	27	276
Prepaid expenses and other current assets	(514)	(186)
Accounts payable and accrued liabilities	105	(1,918)
Deferred revenue	13	679

Net cash provided by (used in) operating activities	735	(6,669)

Cash flows from investing activities:
Capital expenditures	(3,007)	(754)
Purchases of marketable securities	(19,050)	—
Sales of marketable securities	6,800	—

Net cash used in investing activities	(15,257)	(754)

Cash flows from financing activities:
Payment of offering costs in connection with initial public offering	(599)	—
Proceeds from issuance of Series B preferred stock, net of issuance costs of $113	—	1,465
Payment of Series A preferred stock dividends	—	(8,027)

Net cash used in financing activities	(599)	(6,562)

Effect of exchange rate changes on cash and cash equivalents	(6)	(26)

Net decrease in cash and cash equivalents	(15,127)	(14,011)
Cash and cash equivalents:
Beginning of period	62,139	68,663

End of period	$47,012	$54,652

Supplemental cash flow disclosures:
Non cash financing activities — Preferred stock dividends accrued	$—	$2,179

See notes to condensed consolidated financial statements.

Notes to condensed consolidated financial statements (unaudited)
(in thousands, except share and per share amounts)

1.  Business

ORBCOMM Inc. (“ORBCOMM” or the “Company”), a Delaware corporation, is a satellite-based data communications company that operates a two-way global wireless data messaging system optimized for narrowband data communication. The Company provides these services through a constellation of 29 owned and operated low-Earth orbit satellites and accompanying ground infrastructure through which small, low power, fixed or mobile subscriber communicators (“Communicators”) can be connected to other public or private networks, including the Internet (collectively, the “ORBCOMM System”). The ORBCOMM System is designed to enable businesses and government agencies to track, monitor, control and communicate with fixed and mobile assets located nearly anywhere in the world.

2.	Basis of Presentation

The accompanying unaudited condensed consolidated financial statements (the “financial statements”) have been prepared pursuant to the rules of the Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to SEC rules. These financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2006 included elsewhere in this prospectus.

In the opinion of management, the financial statements as of March 31, 2007 and for the three month periods ended March 31, 2007 and 2006 include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the consolidated financial position, results of operations and cash flows for the periods presented. The results of operations for the three months ended March 31, 2007 and 2006 are not necessarily indicative of the results to be expected for the full year.

The financial statements include the accounts of the Company, its wholly-owned and majority-owned subsidiaries, and investments in variable interest entities in which the Company is determined to be the primary beneficiary. All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in entities over which the Company has the ability to exercise significant influence but does not have a controlling interest are accounted for under the equity method of accounting. The Company considers several factors in determining whether it has the ability to exercise significant influence with respect to investments, including, but not limited to, direct and indirect ownership level in the voting securities, active participation on the board of directors, approval of operating and budgeting decisions and other participatory and protective rights. Under the equity method, the Company’s proportionate share of the net income or loss of such investee is reflected in the Company’s consolidated results of operations. Although the Company owns interests in companies that it accounts for pursuant to the equity method, the investments in those entities had no carrying value as of March 31, 2007 and December 31, 2006. The Company had no equity in the earnings or losses of those investees for the three months ended March 31, 2007 and 2006. Non-controlling interests in companies are accounted for by the cost method where the Company does not exercise significant influence over the investee. The Company’s cost basis investments had no carrying value as of March 31, 2007 and December 31, 2006.

The Company has incurred losses from inception including a net loss of $2,939 for the three months ended March 31, 2007 and as of March 31, 2007, the Company has an accumulated deficit of $62,786. As of March 31, 2007, the Company’s primary source of liquidity consisted of cash and cash

Notes to condensed consolidated financial statements (unaudited)
(in thousands, except share and per share amounts)

equivalents and marketable securities, which the Company believes will be sufficient to provide working capital and fund capital expenditures, which primarily include additional satellites which will be comprised of the quick-launch and next-generation satellites, for the next twelve months.

Marketable securities

Marketable securities consist of investment grade floating rate redeemable municipal debt securities which have stated maturities ranging from twenty to forty years. The Company classifies these securities as available-for-sale. Management determines the appropriate classification of its investments at the time of purchase and at each balance sheet date. Available-for-sale securities are carried at fair value with unrealized gains and losses, if any, reported in accumulated other comprehensive income. Interest received on these securities is included in interest income. Realized gains or losses upon disposition of available-for-sale securities are included in other income. As of March 31, 2007, the fair value of these securities approximates cost.

Concentration of credit risk

Long-term receivables represent amounts due from the sale of products and services to related parties that are collateralized by assets whose estimated fair market value exceeds the carrying value of the receivables.

During the three months ended March 31, 2007 and 2006, one customer comprised 39.7% and 62.7% of revenues, respectively. As of March 31, 2007 and December 31, 2006, this customer accounted for 61.2% and 60.3% of accounts receivable, respectively.

Inventories

Inventories are stated at the lower of cost or market, determined on a first-in, first-out basis. Inventory represents finished goods available for sale to customers. The Company regularly evaluates the realizability of inventories and adjusts the carrying value as necessary. During the three months ended March 31, 2006, the Company recorded an inventory impairment of $336 due to reduced demand for older model Communicators.

Income taxes

Effective January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”) an interpretation of FASB Statement No. 109, Accounting for Income Taxes. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109 and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As of January 1, 2007, the Company had no significant unrecognized tax benefits. During the three months ended March 31, 2007, the Company recognized no adjustments for uncertain tax benefits. The Company is subject to U.S. federal and state examinations by tax authorities for all years since its inception. The Company does not expect any significant changes to its unrecognized tax positions during the next twelve months.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. No interest and penalties related to uncertain tax positions were accrued at March 31, 2007.

The Company maintains a full valuation allowance on its deferred tax assets. Accordingly, the Company has not recorded a benefit for income taxes.

Notes to condensed consolidated financial statements (unaudited)
(in thousands, except share and per share amounts)

Proposed underwritten sale of shares of the Company’s common stock.

During the quarter ended March 31, 2007, the Company began preparation of a registration statement for a proposed underwritten sale of shares of the Company’s common stock to be sold in a secondary offering registered under the Securities Act of 1933, as amended. On April 25, 2007, the Board of Directors formally authorized management to pursue the offering. In connection with the proposed offering and sale, the Company has incurred costs totaling $156, which have been deferred at March 31, 2007. In the event the proposed offering and sale is not consummated the deferred offering costs will be expensed.

Recent accounting pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), to define fair value, establish a framework for measuring fair value in accordance with generally accepted accounting principles (“GAAP”) and expand disclosures about fair value measurements. SFAS 157 requires quantitative disclosures using a tabular format in all periods (interim and annual) and qualitative disclosures about the valuation techniques used to measure fair value in all annual periods. SFAS 157 will be effective for the Company beginning January 1, 2008. The Company is currently evaluating the impact of adopting SFAS 157 on its financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 will be effective for the Company beginning January 1, 2008. The Company is currently evaluating the impact of adopting SFAS 159 on its financial statements.

3.  Comprehensive Loss

The components of comprehensive loss are as follows:

	Three months ended
	March 31,
	2007	2006

Net loss	$(2,939)	$(3,141)
Foreign currency translation adjustment	(24)	(60)

Comprehensive loss	$(2,963)	$(3,201)

4.  Stock-based Compensation

The Company’s share-based compensation plans consist of its 2006 Long-Term Incentives Plan ( the “2006 LTIP”) and its 2004 Stock Option Plan. As of March 31, 2007, there were 3,600,539 shares available for grant under the 2006 LTIP and no shares available for grant under the 2004 stock option plan.

Notes to condensed consolidated financial statements (unaudited)
(in thousands, except share and per share amounts)

The components of the Company’s stock-based compensation expense are presented below:

	Three months ended
	March 31,
	2007	2006

Stock options	$57	$341
Restricted stock units	1,520	—
Stock appreciation rights	351	—

Total	$1,928	$341

As of March 31, 2007, the Company had an aggregate of $6,396 of unrecognized compensation costs for share-based payment arrangements.

RSUs

Performance-based RSUs

During the three months ended March 31, 2007, 128,949 performance-based RSUs were granted when the Compensation Committee established performance targets for fiscal 2007. These RSUs will vest through May 2008 and the Company estimates that 100% of the performance targets will be achieved. The Company expects that 142,015 performance-based RSUs will vest in the second quarter of 2007.

A summary of the Company’s performance-based RSUs for the three months ended March 31, 2007 is as follows:

		Weighted-average
		grant date fair
	RSUs	value

Balance at January 1, 2007	257,484	$11.00
Granted	128,949	13.00
Vested	(8,403)	11.00
Forfeited or expired	(37,099)	11.00

Balance at March 31, 2007	340,931	$11.76

For the three months ended March 31, 2007, the Company recorded stock-based compensation expense of $1,025 related to the performance-based RSUs. As of March 31, 2007, $1,704 of total unrecognized compensation cost related to the performance-based RSUs granted is expected to be recognized through May 2008.

Time-based RSUs

In February 2007, the Company granted 11,000 time-based RSUs to certain executive officers of the Company. These RSUs vest on January 1, 2008.

Notes to condensed consolidated financial statements (unaudited)
(in thousands, except share and per share amounts)

A summary of the Company’s time-based RSUs for the three months ended March 31, 2007 is as follows:

		Weighted-average
		grant date fair
	RSUs	value

Balance at January 1, 2007	528,087	$11.00
Granted	11,000	13.00
Vested	(120,129)	11.00
Forfeited or expired	—	—

Balance at March 31, 2007	418,958	$11.05

For the three months ended March 31, 2007, the Company recorded stock-based compensation expense of $495 related to the time-based RSUs. As of March 31, 2007, $3,530 of total unrecognized compensation cost related to the time-based RSUs granted is expected to be recognized through January 2009.

The fair value of the performance- and time-based RSU awards granted in 2007 is based upon the closing stock price of the Company’s common share on the date of grant.

SARs

Performance-based SARs

During the three months ended March 31, 2007, 115,556 performance-based SARs were granted when the Compensation Committee established performance targets for fiscal 2007. These SARs will vest through March 2008 and the Company estimates that 100% of the performance targets will be achieved. The Company expects that 101,731 performance based SARs will vest in the second quarter of 2007.

A summary of the Company’s performance-based SARs for the three months ended March 31, 2007 is as follows:

	Number of	Weighted-average	Contractual	Intrinsic value
	shares	exercise price	term (years)	(in thousands)

Outstanding at January 1, 2007	115,556	$11.00
Granted	115,556	11.00
Forfeited or expired	—	—

Outstanding at March 31, 2007	231,112	$11.00	9.71	$404

Exercisable at March 31, 2007	—			$—

Vested and expected to vest at March 31, 2007	217,287			$380

The weighted-average grant date fair value of the performance-based SARs granted during the three months ended March 31, 2007 was $6.19 per share.

For the three months ended March 31, 2007, the Company recorded stock-based compensation expense of $321 relating to the performance-based SARs. As of March 31, 2007, $647 of total unrecognized compensation cost related to the performance-based SARs is expected to be recognized through the first quarter of 2008.

Notes to condensed consolidated financial statements (unaudited)
(in thousands, except share and per share amounts)

Time-based SARs

A summary of the Company’s time-based SARs for the three months ended March 31, 2007 is as follows:

			Weighted-average
			remaining	Aggregate
	Number of	Weighted-average	contractural	intrinsic value
	shares	exercise price	term (years)	(in thousands)

Outstanding at January 1, 2007	66,667	$11.00
Granted	—	—
Forfeited or expired	—	—

Outstanding at March 31, 2007	66,667	$11.00	9.50	$117

Exercisable at March 31, 2007	22,222			$38

Vested and expected to vest at March 31, 2007	66,667			$117

For the three months ended March 31, 2007, the Company recorded stock-based compensation expense of $30 relating to the time-based SARs. As of March 31, 2007, $211 of total unrecognized compensation cost related to the time-based SARs is expected to be recognized ratably through January 1, 2009.

The fair value of each SAR award is estimated on the date of grant using the Black-Scholes option pricing model with the assumptions described below for the periods indicated. Expected volatility was based on the stock volatility for comparable publicly traded companies. The Company uses the “simplified” method based on the average of the vesting term and the contractual term to calculate the expected life of each SAR award. Estimated forfeitures were based on voluntary and involuntary termination behavior as well as analysis of actual SAR forfeitures. The risk-free interest rate was based on the U.S. Treasury yield curve at the time of the grant over the expected term of the SAR grants.

	Three months ended
	March 31,
	2007	2006(1)

Risk-free interest rate	4.93%	—
Expected life (years)	5.50	—
Estimated volatility factor	43.93%	—
Expected dividends	None	—

(1)	There were no SARs granted during the three months ended March 31, 2006.

2004 Stock Option Plan

The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option pricing model with the assumptions described below for the periods indicated. Expected volatility was based on the stock volatility for comparable publicly traded companies. The Company uses historical activity to estimate the expected life of stock options, giving consideration to the contractual terms and vesting schedules. Estimated forfeitures were based on voluntary and involuntary termination behavior as well as analysis of actual option forfeitures. The risk-free interest rate was based on the U.S. Treasury yield curve at the time of the grant over the expected term of the stock option grants.

Notes to condensed consolidated financial statements (unaudited)
(in thousands, except share and per share amounts)

	Three months ended
	March 31,
	2007(1)	2006

Risk-free interest rate	—	4.64%
Expected life (years)	—	4.00
Estimated volatility factor	—	44.50%
Expected dividends	—	None

(1)	There were no options granted during the three months ended March 31, 2007.

A summary of the status of the Company’s stock options as of March 31, 2007 is as follows:

			Weighted-average
			remaining	Aggregate
	Number of	Weighted-average	contractual	intrinsic value
	shares	exercise price	term (years)	(in thousands)

Outstanding at January 1, 2007	1,464,420	$3.09
Granted	—	—
Exercised	—	—
Forfeited or expired	—	—

Outstanding at March 31, 2007	1,464,420	$3.09	6.52	$14,143

Exercisable at March 31, 2007	1,389,084	$3.02	6.58	$13,514

Vested and expected to vest at March 31, 2007	1,461,951	$3.09	6.62	$14,123

A summary of the Company’s non-vested stock options as of March 31, 2007 and changes during the three months ended March 31, 2007 is as follows:

		Weighted-average
	Shares	grant date fair value

Balance at January 1, 2007	92,805	$4.03
Granted	—	—
Vested	(17,469)	3.24
Forfeited	—	—

Balance at March 31, 2007	75,336	$4.22

The Company applied a forfeiture rate of 3% calculating the amount of options expected to vest as of March 31, 2007. As of March 31, 2007, $304 of total unrecognized compensation cost related to stock options issued to employees is expected to be recognized over a weighted-average term of 1.6 years.

5.	Net Loss per Common Share

Basic net loss per common share is calculated by dividing net loss applicable to common stockholders (net loss adjusted for dividends required on preferred stock and accretion in preferred stock carrying value) by the weighted-average number of common shares outstanding for the year. Diluted net loss per common share is the same as basic net loss per common share, because potentially dilutive securities such as RSUs,

Notes to condensed consolidated financial statements (unaudited)
(in thousands, except share and per share amounts)

SARs, stock options, stock warrants and convertible preferred stock would have an antidilutive effect as the Company incurred a net loss for the three months ended March 31, 2007 and 2006.

The potentially dilutive securities excluded from the determination of basic and diluted loss per share, as their effect is antidilutive, are as follows:

	Three months ended
	March 31,
	2007	2006

Common stock warrants	1,443,985	1,917,998
Stock options	1,464,420	1,481,207
RSUs	759,889	—
SARs	297,779	—
Series A convertible preferred stock	—	9,369,074
Series B convertible preferred stock	—	12,014,227
Preferred stock warrants	—	318,928

	3,966,073	25,101,434

For the three months ended March 31, 2007 and 2006, the reconciliation between net loss and net loss applicable to common shares is as follows:

	Three months ended
	March 31,
	2007	2006

Net loss	$(2,939)	$(3,141)
Add: Preferred stock dividends and accretion of preferred stock carrying value	—	(2,307)

Net loss applicable to common shares	$(2,939)	$(5,448)

6.	Satellite Network and Other Equipment

Satellite network and other equipment consisted of the following:

	Useful life	March 31,	December 31,
	(years)	2007	2006

Land		$381	$379
Satellite network	5-7	9,319	7,373
Capitalized software	3-5	636	516
Computer hardware	5	914	867
Other	5-7	411	411
Assets under construction		33,427	26,905

		45,088	36,451
Less: accumulated depreciation and amortization		(7,490)	(7,320)

		$37,598	$29,131

During the three months ended March 31, 2007 and 2006, the Company capitalized costs attributable to the design and development of internal-use software in the amount of $139 and $12, respectively. Depreciation and amortization expense for the three months ended March 31, 2007 and 2006 was $170 and $410, respectively. This includes amortization of internal-use software of $44 and $19 for the three months ended March 31, 2007 and 2006, respectively.

Notes to condensed consolidated financial statements (unaudited)
(in thousands, except share and per share amounts)

Assets under construction primarily consist of costs relating to the design, development and launch of a single demonstration satellite pursuant to a contract with the United States Coast Guard (“USCG”) (see Notes 9 and 13) and milestone payments and other costs pursuant to the Company’s satellite payload and launch procurement agreements with Orbital Sciences Corporation and OHB-System AG for its quick-launch satellites (see Note 13) and upgrades to its infrastructure and ground segment.

7.	Intangible Assets

The Company’s intangible assets consisted of the following:

		March 31, 2007			December 31, 2006
	Useful life		Accumulated			Accumulated
	(years)	Cost	amortization	Net	Cost	amortization	Net

Acquired licenses	6	$8,115	$(1,429)	$6,686	$8,115	$(1,057)	$7,058

Amortization expense was $372 and $246 for the three months ended March 31, 2007 and 2006, respectively.

Estimated amortization expense for intangible assets subsequent to March 31, 2007 is as follows:

Years ending December 31,
Remainder of 2007	$1,114
2008	1,486
2009	1,486
2010	1,486
2011	1,114

$6,686

8.  Accrued Liabilities

The Company’s accrued liabilities consisted of the following:

	March 31,	December 31,
	2007	2006

Gateway settlement obligation (see Note 13)	$644	$945
Accrued compensation and benefits	1,966	2,094
Accrued milestone obligations in connection with quick-launch satellites (see Note 13)	5,000	—
Accrued warranty obligations	15	45
Accrued interest	666	622
Accrued professional services	591	361
Other accrued expenses	1,569	848

	$10,451	$4,915

The Company accrues an estimate of its exposure to warranty claims based on current product sales data and actual customer claims. The majority of the Company’s products carry a one-year warranty. The Company assesses the adequacy of its recorded accrued warranty costs periodically and adjusts the amount as necessary. The Company’s current contract manufacturer is responsible for warranty obligations related to the Company’s newer Communicator models which were introduced in the third quarter of 2005. During the three months ended March 31, 2007, substantially all of the Communicators sold by the Company were these newer models. As of March 31, 2007, the Company’s accrued warranty obligation is not significant.

Notes to condensed consolidated financial statements (unaudited)
(in thousands, except share and per share amounts)

9.  Deferred Revenues

Deferred revenues consisted of the following:

	March 31,	December 31,
	2007	2006

Professional services	$7,228	$7,236
Service activation fees	1,366	1,326
Manufacturing license fees	86	89
Prepaid services	1,482	1,498

	10,162	10,149
Less current portion	(2,223)	(2,083)

Long-term portion	$7,939	$8,066

During 2004, the Company entered into a contract with the USCG to design, develop, launch and operate a single satellite equipped with the capability to receive, process and forward Automatic Identification System (“AIS”) data (the “Concept Validation Project”). Under the terms of the agreement, title to the Concept Validation Project demonstration satellite remains with the Company; however the USCG will be granted a non-exclusive, royalty free license to use the designs, processes and procedures developed under the contract in connection with any future Company satellites that are AIS enabled. The Company is permitted to use the Concept Validation Project satellite to provide services to other customers, subject to receipt of a modification of the Company’s current license or special temporary authority from the Federal Communication Commission. The agreement also provides for post-launch maintenance and AIS data transmission services to be provided by the Company to the USCG for an initial term of 14 months. At its option, the USCG may elect under the agreement to receive maintenance and AIS data transmission services for up to an additional 18 months subsequent to the initial term. The deliverables under the arrangement do not qualify as separate units of accounting and, as a result, revenues from the contract will be recognized ratably commencing upon the launch of the Concept Validation Project demonstration satellite (expected during 2007) over the expected life of the customer relationship (see Note 13).

Deferred professional services revenues at March 31, 2007 and December 31, 2006 represent amounts received from the USCG under the contract.

10.  Note Payable

In connection with the acquisition of a majority interest in Satcom in 2005, the Company has recorded an indebtedness to OHB Technology A.G. (formerly known as OHB Teledata A.G.) (“OHB”), a stockholder of the Company. At March 31, 2007, the principal balance of the note payable was €1,138 ($1,521) and it had a carrying value of $930. At December 31, 2006, the principal balance of the note payable was €1,138 ($1,502) and it had a carrying value of $879. The carrying value was based on the note’s estimated fair value at the time of acquisition. The difference between the carrying value and principal balance is being amortized to interest expense over the estimated life of the note of six years. Interest expense related to the note for each of the three months ended March 31, 2007 and 2006 was $33. This note does not bear interest and has no fixed repayment term. Repayment will be made from the distribution profits (as defined in the note agreement) of ORBCOMM Europe LLC. The note has been classified as long-term and the Company does not expect any repayments to be required prior to March 31, 2008.

Notes to condensed consolidated financial statements (unaudited)
(in thousands, except share and per share amounts)

11.  Stockholders’ Equity

Warrants to purchase common stock outstanding at March 31, 2007 were as follows:

Shares subject
Exercise price	to warrants

$2.33	937,137
$3.38	120,275
$4.26	386,573

1,443,985

During the three months ended March 31, 2007, the Company issued 134,887 shares of common stock upon the cashless exercise of warrants to purchase 173,311 common shares with per share exercise prices of $2.33 to $4.26.

At March 31, 2007, the Company has reserved the following shares of common stock for future issuance:

Shares

Employee stock compensation plans	6,122,627
Warrants to purchase common stock	1,443,985

7,566,612

12.  Geographic Information

The Company operates in one reportable segment, satellite data communications. Other than satellites in orbit, long-lived assets outside of the United States are not significant. The following table summarizes revenues on a percentage basis by geographic region, based on the country in which the customer is located:

	Three months ended
	March 31,
	2007	2006

United States	89%	92%
Other(1)	11%	8%

	100%	100%

(1)	No other single geographic areas are more than 10% of revenues for the three months ended March 31, 2007.

13.  Commitments and Contingencies

Procurement agreements in connection with quick-launch satellites

On April 21, 2006, the Company entered into an agreement with Orbital Sciences whereby Orbital Sciences will design, manufacture, test and deliver to the Company, one payload engineering development unit and six AIS-equipped satellite payloads for the Company. The cost of the payloads is $17,000, subject to adjustment under certain circumstances. The Company had options to require Orbital Sciences to manufacture, test and deliver up to two additional satellite payloads at a cost of

Notes to condensed consolidated financial statements (unaudited)
(in thousands, except share and per share amounts)

$2,200 per payload which have expired unexercised. Payments under the agreement are due upon the achievement of specified milestones by Orbital Sciences. As of March 31, 2007, the Company has made milestone payments of $10,500 under this agreement. The Company anticipates making payments under the contract of $5,800 during the remainder of 2007 and $700 in 2008.

On June 5, 2006, the Company entered into an agreement with OHB-System AG, an affiliate of OHB, to design, develop and manufacture six satellite buses, integrate such buses with the payloads to be provided by Orbital Sciences, and launch the six integrated satellites. The price for the six satellite buses and launch services is $20,000 and payments under the agreement are due upon specific milestones achieved by OHB-System AG. In addition, if OHB-System AG meets specific on-time delivery milestones, the Company would be obligated to pay up to an additional $1,000. The Company anticipates making payments under the agreement of $11,600 during the remainder of 2007 and $400 in 2008, for the initial order of six satellite buses and the related integration and launch services, inclusive of the on-time delivery payments. As of March 31, 2007, the Company has made milestone payments of $8,000 under this agreement. In addition, OHB-System AG will provide services relating to the development, demonstration and launch of the Company’s next-generation satellites at a total cost of $1,350. The Company has the option on or before June 5, 2007, to require OHB-System AG to design, develop and manufacture up to two additional satellite buses and integrate two satellite payloads at a cost of $2,100 per satellite.

Procurement agreements in connection with U.S. Coast Guard contract

In May 2004, the Company entered into an agreement to construct and deploy a satellite for use by the USCG (see Note 9). In connection with this agreement, the Company entered into procurement agreements with Orbital Sciences and OHB-System AG. All expenditures relating to this project are being capitalized as assets under construction. The satellite is expected to be launched during 2007. At March 31, 2007 and December 31, 2006, the Company has incurred $6,749 and $6,622 of costs related to this project, respectively. At March 31, 2007, the Company’s remaining obligation under these procurement agreements were $512.

Due to the fact that the launch of the original shared vehicle has not yet taken place principally as a result of the cancellation of the primary launch vehicle payload, the launch services provider, with the Company’s participation, has been seeking an alternative launch vehicle for the Coast Guard demonstration satellite. As a result of these delays, in February 2007, the USCG issued a unilateral modification to the contract setting a definitive launch date of July 2, 2007. Although the Company has not agreed to this modification, the Company and the launch services contractor have advised the USCG that the Company intends to work with the USCG to establish within the next several months a new definitive launch date. By letter dated April 20, 2007, the USCG has advised the Company that they intend to seek consideration, or other contractual or statutory remedies, for any launch delay beyond July 2, 2007. The Company has certain indemnity rights against the launch services provider in the event of a default under the launch services contract. The Company continues to be in discussions with the USCG and the launch services providers to secure an acceptable launch date and a successful resolution of this matter.

Gateway settlement obligation

In 1996, a predecessor to the Company entered into a contract to purchase gateway earth stations (“GESs”) from ViaSAT Inc. (the “GESs Contract”). As of September 15, 2000, the date the predecessor company filed for bankruptcy, approximately $11,000 had been paid to ViaSAT, leaving approximately $3,700 owing under the GESs Contract for 8.5 GESs manufactured and stored by ViaSAT. In December 2004, the Company and ViaSAT entered into a settlement agreement whereby the Company was

Notes to condensed consolidated financial statements (unaudited)
(in thousands, except share and per share amounts)

granted title to 4 completed GESs in return for a commitment to pay an aggregate of $1,000 by December 2007. ViaSAT maintains a security interest and lien in the 4 GESs and has the right to possession of each GESs until the lien associated with the GESs has been satisfied. The Company has options, expiring in December 2007, to purchase any or all of the remaining 4.5 GESs for aggregate consideration of $2,700. However, the Company must purchase one of the remaining 4.5 GESs for $1,000 prior to the sale or disposition of the last of the 4 GESs for which title has been transferred. The Company recorded the 4 GESs in inventory at an aggregate value of $1,644 upon execution of the settlement agreement. As of March 31, 2007 and December 31, 2006, the accrued liability for the settlement agreement was $644 and $945, respectively.

Airtime credits

In 2001, in connection with the organization of ORBCOMM Europe LLC and the reorganization of the ORBCOMM business in Europe, the Company agreed to grant certain country representatives in Europe approximately $3,736 in airtime credits. The Company has not recorded the airtime credits as a liability for the following reasons: (i) the Company has no obligation to pay the unused airtime credits if they are not utilized; and (ii) the airtime credits are earned by the country representatives only when the Company generates revenue from the country representatives. The airtime credits have no expiration date. Accordingly, the Company is recording airtime credits as services are rendered and these airtime credits are recorded net of revenues from the country representatives. For the three months ended March 31, 2007 and 2006, airtime credits used totaled approximately $43 and $46, respectively. As of March 31, 2007 and December 31, 2006, unused credits granted by the Company were approximately $2,626 and $2,669, respectively.

Litigation

Quake.

On May 11, 2007, ORBCOMM LLC, Stellar Satellite Communications, Ltd. (“New Stellar”) and Quake Global, Inc. (“Quake”) entered into a global settlement agreement dismissing or discontinuing the legal proceedings with Quake discussed below.

On February 24, 2005, Quake filed a four count action for damages and injunctive relief against the Company, New Stellar and Delphi Corporation, in the U.S. District Court for the Central District of California, Western Division (the “Complaint”). The Complaint alleges antitrust violations, breach of contract, tortious interference and improper exclusive dealing arrangements. Quake claims damages in excess of $15,000 and seeks treble damages, costs and reasonable attorneys’ fees, unspecified compensatory damages, punitive damages, injunctive relief and that the Company be required to divest itself of the assets it acquired from Stellar Satellite Communications, Ltd. (“Old Stellar”) and reconstitute a new and effective competitor. On April 21, 2005, the Company filed a motion to dismiss or to compel arbitration and dismiss or stay the proceedings, which the District Court denied. On July 19, 2005, the Company and New Stellar took an interlocutory appeal as of right to the Court of Appeals for the Ninth Circuit from the denial of the Company’s motion to dismiss. The appeal has been fully briefed and the parties are awaiting and oral argument to be scheduled by the Ninth Circuit. On December 6, 2005, the Company filed its answer and counterclaims to Quake’s complaint.

On December 21, 2006, The Company served a Notice of Default on Quake for its failure to pay past-due royalty fees. Under the Subscriber Communicator Manufacturing Agreement, Quake had 30 days to cure that default, but failed to do so. In addition, the Company has demanded in this Notice of Default that Quake post security as required by the Subscriber Communicator Manufacturing Agreement, which Quake also failed to do. Accordingly, on January 30, 2007, the Company terminated its Subscriber Communicator Manufacturing Agreement with Quake. On February 12, 2007, Quake

Notes to condensed consolidated financial statements (unaudited)
(in thousands, except share and per share amounts)

sought leave to file and serve a proposed supplemental complaint in the U.S. District Court for the Central District of California, alleging that the recent termination was a monopolizing and tortious act by the Company. On March 9, 2007, the Company filed an opposition to Quake’s motion to file a supplemental complaint, asserting that any dispute over the legality of the January 30 termination is subject to arbitration. By order dated April 23, 2007, the court granted Quake’s motion to amend the complaint, but deferred ruling on whether Quake’s new claims must be arbitrated. The court held that the issue of arbitrability may be raised by ORBCOMM LLC in a subsequent motion. In March 2007, the Company entered into an interim agreement with Quake for a term of two months for Quake to continue to supply Communicators to the Company’s customers.

Separately, ORBCOMM served notices of default upon Quake in July and September 2005 and in June, August and December 2006 under the parties’ Subscriber Communicators Manufacturing Agreement. On September 23, 2005, the Company commenced an arbitration with the American Arbitration Association seeking: (1) a declaration that the Company has the right to terminate the Subscriber Communicator Manufacturing Agreement; (2) an injunction against Quake’s improperly using the fruits of contractually-prohibited non-segregated modem design and development efforts in products intended for use with the systems of the Company’s competitors; and (3) damages. Quake has filed an answer with counterclaims to the Company’s claims in the arbitration. As part of Quake’s counter claims, it claims damages of at least $50,000 and seeks attorney fees and expenses incurred in connection with the arbitration. On August 28, 2006, the Company amended its statement of claims in the arbitration to add the claims identified in the June and August 2006 notices of default. On December 15, 2006 the Company amended its statement of claims in the arbitration to add the claims identified in the December 14, 2006 notice of default. On February 7, 2007, the Company sought leave to amend its statement of claims in the arbitration seeking a declaration that its exercise of its contractual termination right under the Subscriber Communicator Manufacturing Agreement was lawful and proper in all respects, including but not limited to under the terms of the Subscriber Communicator Manufacturing Agreement and the laws of the United States. On February 23, 2007, Quake filed its reply papers opposing such amended statement of claims. On March 10, 2007, the arbitration panel determined to allow the Company to amend its statement of claims in the arbitration seeking a declaration that its exercise of its contractual termination right under the Subscriber Communicator Manufacturing Agreement was proper as a contractual matter but declined jurisdiction as to antitrust issues related to such termination.

No provision for losses, if any, that might have resulted from this matter was recorded in the Company’s financial statements as this action was in its preliminary stages and the Company was unable to predict the outcome and therefore it was not probable that a liability had been incurred and the amount of loss if any, was not reasonably estimable.

Separately, in connection with a pending legal action between Quake and Mobile Applitech, Inc, or MobiApps, relating to an RF application specific integrated circuit, or ASIC, developed pursuant to a Joint Development Agreement between Quake and MobiApps, Quake sent the Company a letter dated July 19, 2006 notifying the Company that it should not permit or facilitate MobiApps to market or sell Communicators for use on the ORBCOMM system or allow MobiApps’ Communicators to be activated on ORBCOMM’s system and that failure to cease and desist from the foregoing actions may subject the Company to legal liability and allow Quake to seek equitable and monetary relief.

On August 4, 2006, ORBCOMM LLC filed a motion to intervene in the pending action between Quake and MobiApps in the U.S. District Court for the District of Maryland (Greenbelt Division) seeking a declaration as to (1) whether MobiApps has the right to use the ASIC product in Communicators it manufactures for use on the ORBCOMM system, and (2) whether the Company can permit or facilitate MobiApps to market or sell Communicators using the ASIC product for

Notes to condensed consolidated financial statements (unaudited)
(in thousands, except share and per share amounts)

ORBCOMM’s system and/or allow such Communicators to be activated on ORBCOMM’s system. On August 7, 2006, the Maryland District Court transferred that action to the U.S. District Court for the Southern District of California. On October 20, 2006, ORBCOMM moved to intervene in the Southern District of California action and filed a Complaint-In-Intervention therein, seeking the relief it had requested in the Maryland District Court. ORBCOMM’s Motion to Intervene was granted on January 4, 2007. Under the terms of the agreement with MobiApps, the Company will be indemnified for its expenses incurred in connection with this action related to the alleged violations of Quake’s proprietary rights. On February 15, 2007, Quake filed its answer to the Complaint-In-Intervention and counterclaims against intervenor ORBCOMM, alleging that ORBCOMM interfered with Quake’s contractual relations and conspired with MobiApps to misappropriate Quake’s proprietary information. ORBCOMM LLC has sent notice to Quake’s counsel that ORBCOMM LLC believes the assertion of these counterclaims violates Rule 11 of the Federal Rules of Civil Procedure. No provision for losses, if any, that might have resulted from this matter was recorded in the Company’s financial statements as this action was in its preliminary stages and the Company was unable to predict the outcome and therefore it was not probable that a liability had been incurred and the amount of loss if any, was not reasonably estimable.

On May 11, 2007, the Company entered into a global settlement agreement with Quake. Pursuant to the terms of the settlement agreement, the parties have agreed to (1) dismiss with prejudice and without cost the Complaint and any counterclaims; (2) discontinue in its entirety the arbitration relating to the Subscriber Communicator Manufacturing Agreement with prejudice and without cost; and (3) dismiss with prejudice and without cost Quake’s counterclaims against ORBCOMM LLC in the pending action between Quake and MobiApps. Each party will bear its own legal expenses with respect to each of these legal proceedings. Under the terms of the settlement, the Company agreed to separate and segregate its officers and employees from those of New Stellar within 60 days and to maintain separate office, testing and laboratory facilities for New Stellar by February 2008. In addition, as part of the settlement, the Company and Quake have entered into a new subscriber communicator manufacturing agreement for a ten-year term with respect to the manufacture of subscriber communicators for use on the Company’s communications system.

The Company is subject to various other claims and assessments in the normal course of its business. While it is not possible at this time to predict the outcome of the litigation discussed above with certainty and some lawsuits, claims or proceedings may be disposed of unfavorably to the Company, based on its evaluation of matters which are pending or asserted the Company’s management believes the disposition of such matter will not have a material adverse effect on the Company’s business or financial statements.

14.  Subsequent Events

In April 2007, the Company’s Plane F polar satellite, one of the Company’s original prototype first generation satellites launched in 1995, was retired due to intermittent service. This retirement did not have a material impact on the Company’s service.

Schedule II—Valuation and qualifying accounts

	December 31, 2006, 2005 and 2004
Col. A	Col. B	Col. C		Col. D	Col. E
	Balance at	Charged to	Charged to		Balance at
	beginning of	costs and	other		end of the
Description	the period	expenses	accounts	Deductions	period

	(amounts in thousands)

Year ended December 31, 2006
Allowance for doubtful receivables	$671	30	(404)	—	$297
Deferred tax asset valuation allowance	$8,784	5,290	150	—	$14,224

Year ended December 31, 2005
Allowance for doubtful receivables	$564	291	(184)	—	$671
Deferred tax asset valuation allowance	$4,701	4,083	—	—	$8,784

Year ended December 31, 2004
Allowance for doubtful receivables	$137	1,280	(853)	—	$564
Deferred tax asset valuation allowance	$—	4,701	—	—	$4,701

Joint Book-Running Managers

UBS Investment Bank	Cowen and Company

Piper Jaffray	CIBC World Markets	Raymond James